As filed with the Securities and Exchange Commission on June 18, 2020
Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RUMBLEON, INC.
(Exact Name of registrant as specified in its charter)

Nevada	7371	46-3951329

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

901 W Walnut Hill Lane
Irving TX 75038
Telephone: (469) 250-1185
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________

Marshall Chesrown
Chairman and Chief Executive Officer
RumbleOn, Inc.
901 W Walnut Hill Lane
Irving TX 75038
Telephone: (469) 250-1185
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

________________

Please send a copy of all communications to:
Michael Francis, Esq.
Christina C. Russo, Esq.
Akerman LLP
350 East Las Olas Boulevard
Suite 1600
Fort Lauderdale, Florida 33301
Telephone: (954) 463-2700
________________

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act  ☐

________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
6.75% Convertible Senior Notes due 2025	$38,750,000	100%	$-	$5,029.75(2)
Class B Common Stock, par value $0.001 per share underlying the Notes	968,750	(3)	(3)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, as amended.
(2)
Pursuant to Rule 457(p) under the Securities Act, the registrant is carrying forward to this registration statement the amount of $3,636, which is the aggregate dollar amount previously paid that is attributable to $30,000,000 of securities registered for resale under the registrant’s registration statement on Form S-3 (File No. 333-233399) (the "Prior Registration Statement") initially filed on August 22, 2019, which unsold securities are hereby deregistered. Accordingly, the amount of $3,636 is being offset against the total registration fee of $5,029.75 due for this registration statement, with the remaining $1,393.75 paid herewith.
(3)
Includes 968,750 shares of Class B Common Stock issuable upon conversion of the Notes at an initial conversion rate of 25 shares of Class B Common Stock per $1,000 principal amount of the Notes, which is equal to a conversion price of approximately $40.00 per share of Class B Common Stock. As of the date of this prospectus, this represents the maximum number of shares of Class B Common Stock issuable upon conversion of the Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Class B Common Stock registered hereby also includes such indeterminate number of shares of Class B Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of Class B Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
________________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 18, 2020.

PRELIMINARY PROSPECTUS

6.75% Convertible Senior Notes due 2025 and
Shares of Class B Common Stock Issuable Upon Conversion of the Notes

We issued the 6.75% Convertible Senior Notes due 2025 (the “Notes”) in the Note Offering (as defined below) in January 2020. This prospectus will be used by selling securityholders to resell their Notes and the shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), issuable upon conversion of the Notes. We will not receive any proceeds from the resale of the Notes or the sale of the shares of Class B Common Stock issuable upon conversion of the Notes. The Notes mature on January 1, 2025, unless earlier converted, redeemed or repurchased.

The holders of the Notes may convert the Notes into shares of our Class B Common Stock at any time prior to the close of business on the business day immediately preceding the stated maturity date, into shares of our Class B Common Stock, upon satisfaction of one or more of the conditions described in this prospectus, at an initial conversion rate of 25 shares of Class B Common Stock per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $40.00. The conversion rate is subject to adjustment, as described in this prospectus. In particular, holders who convert their Notes in connection with certain fundamental changes may be entitled to a make-whole premium in the form of additional shares of our Class B Common Stock per $1,000 principal amount of Notes.

At the initial conversion rate, if all Notes were converted into shares of our common stock, we would issue 968,750 shares of Class B Common Stock. As of the date of this prospectus, this represents the maximum number of shares of Class B Common Stock issuable upon conversion of the Notes.

The Notes are subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries. For information concerning the selling securityholders and the manner in which they may offer and sell shares of our Class B Common Stock, see “Selling Securityholders” and “Plan of Distribution” in this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the resale of the Notes or the sale of the shares of Class B Common Stock issuable upon conversion of the Notes.

Our Class B Common Stock trades on the NASDAQ Capital Market (“NASDAQ”) under the trading symbol “RMBL”. On June 17, 2020, the last reported sales price of our Class B Common Stock on the NASDAQ was $9.72 per share. The Notes are not listed on any securities exchange or included in any automated quotation system. We do not intend to apply to list the Notes on any securities exchange or any automated dealer quotation system.

Investing in the Notes or the shares of Class B Common Stock involves risks. See “Risk Factors,” beginning on page 11 and in any documents we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Notes or shares of Class B Common Stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2020

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

RumbleOn, Inc., a Nevada corporation, is a technology driven, motor vehicle dealer and e-commerce platform provider disrupting the vehicle supply chain using innovative technology that aggregates, processes and distributes inventory in a faster and more cost-efficient manner.

We operate an infrastructure-light platform that facilitates the ability of all participants in the supply chain, including RumbleOn, other dealers and consumers to Buy-Sell-Trade-Finance-Transport pre-owned vehicles. Our goal is to transform the way VIN-specific pre-owned vehicles are bought and sold by providing users with the most comprehensive, efficient, timely and transparent transaction experiences. While our initial customer facing emphasis through most of 2018 was on motorcycles and other powersports, in 2019 we enhanced our platform to accommodate nearly any VIN-specific vehicle, and via our October 2018 acquisition of Wholesale, Inc., we made a concerted effort to grow our cars and light truck categories.

Recent Developments

Public Offering

On January 10, 2020, the Company entered into the Underwriting Agreement with the Underwriters relating to the Company's 2020 Public Offering of the 900,000 Firm Shares and the 135,000 Additional Shares.

The Underwriters agreed to purchase the Firm Shares at a price of $11.40 per share. The Firm Shares were offered, issued, and sold pursuant to a prospectus supplement and accompanying prospectus filed with the SEC pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (Registration No. 333-234340) under the Securities Act.

On January 14, 2020, the Company issued the Firm Shares and closed the 2020 Public Offering at a public price of $11.40 per share. On January 16, 2020, the Company received notice of the Underwriters' intent to complete the Over-allotment Exercise. On January 17, 2020, the Company issued the Additional Shares and closed the Over-allotment Exercise. The Over-allotment Exercise increased the aggregate number of shares sold in the 2020 Public Offering to 1,035,000. Including the Over-allotment Exercise, proceeds from the 2020 Public Offering, after deducting the 7.0% underwriter’s commission and $75,000 for underwriter expenses, were $10,898,070. Certain of the Company's officers and directors participated in the 2020 Public Offering.

The Company intends to use the net proceeds of the 2020 Public Offering for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising and capital expenditures necessary to grow the business. Pending these uses, the Company may invest the net proceeds in short-term interest-bearing investment grade instruments.

Convertible Note Exchange and Offer

Also on January 10, 2020, the Company entered into a Note Exchange and Subscription Agreement, as amended by the Joinder Agreement, with the investors in the 2019 Note Offering, pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30,000,000 of the Old Notes would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. On January 14, 2020, the Company closed the 2020 Note Offering. The proceeds for the 2020 Note Offering, after deducting for payment of accrued interest on the Old Notes and offering-related expenses were approximately $8,272,375.

The New Notes were issued on January 14, 2020 pursuant to an Indenture (the "New Indenture"), by and between the Company and Wilmington Trust, National Association, as trustee (the "Trustee"). The Note Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. The New Notes bear interest at 6.75% per annum, payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Notes may bear additional interest under specified circumstances relating to the Company's failure to comply with its reporting obligations under the New Indenture or if the New Notes are not freely tradeable as required by the New Indenture. The New Notes will mature on January 1, 2025, unless earlier converted, redeemed or repurchased pursuant to their terms.

Nasdaq Notices

On January 17, 2020, the Company received a notice from the Listing Qualifications department of the Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 per share set forth in Nasdaq Listing Rule 5450(a)(1) based upon the closing bid price for the 30 consecutive business days ended January 16, 2020. The Nasdaq notice does not impact the Company's listing at this time and the Company's stock will continue to trade on Nasdaq while the Company works to regain compliance with the Nasdaq.

As a result of the Reverse Stock Split, as defined below, the Company believes it has regained compliance with Rule 5450(a)(1).

Nashville Tornado

In the early morning hours of March 3, 2020, a severe tornado struck the greater Nashville area causing significant damage to our facilities in Nashville. We maintain insurance coverage for damage to our facilities and inventory, as well as business interruption insurance. We continue in the process of reviewing damages and coverages with our insurance carriers. The loss comprises three components: (1) inventory loss, currently assessed by the insurance carrier at approximately $13,000,000; (2) building and personal property loss, primarily impacting our leased facilities, currently assessed by the insurance carrier at $3,369,087; and (3) loss of business income, for which we have coverage in the amount of $6,000,000.

All three components of our loss claim have been submitted to its insurers. Our inventory claim is subject to a dispute with the carrier as to the policy limits applicable to the loss. The building insurer has agreed to pay $3,369,087 on the building and personal property loss, reflecting a complete recovery, net of $5,000 reflecting our deductible. The insurer has made an interim payment on the building and personal property loss of $2,269,507 and has an outstanding balance of $1,094,580 which is expected to be paid during the second quarter of 2020. The loss of business income claim is ongoing and remains in the process of negotiation, however, the insurer has advanced $250,000 against the final settlement. We believe there will be a full recovery of all three loss components, however no assurance can be given regarding the amounts, if any, that will be ultimately recovered.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public healthcrisis. We have experienced significant disruption to our business, both in terms of disruption of our operations and the adverse effect on overall economic conditions. These conditions will significantly negatively impact all aspects of our business. Ourbusiness is also dependent on the continued health and productivity of our associates throughout this crisis. Individually and collectively, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

The COVID-19 situation has created an unprecedented and challenging time. Our current focus is on positioning the Company for a strong recovery when this crisis is over. We have taken steps to reduce our inventory and align our operating expenses to the state of the business. We plan to continue to operate as permitted to support our customers’ needs for reliable vehicles and to provide as many jobs as possible for our associates. Effective April 9, 2020, 169 associates were temporarily laid-off effective, however our receipt of PPP funds, as discussed below will allow us to gradually recall these associates over time. All ongoing employment determinations are subject to change due to the COVID-19 situation future government mandates, as well as future business conditions. We will continue to monitor the COVID-19 situation and look for ways to preserve cash and reduce our operating expenses as we are able, however, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

On May 14, 2020, the Company filed a Current Report on Form 8-K disclosing that it was delaying the filing of the Quarterly Report for the quarter ended March 31, 2020 (“Quarterly Report”) by up to 45 days in accordance with the SEC March 25, 2020 Order (which extended and superseded a prior order issued on March 4, 2020), pursuant to Section 36 of the Securities Exchange Act of 1934, as amended (Release No 34-88465) (the “Order”), which allows for the delay of certain filings. In reliance upon the Order, the Company expects to file its Quarterly Report no later than June 29, 2020, which is 45 days after the original due date of the Quarterly Report. If the Quarterly Report is filed by June 29, 2020, it will be deemed timely filed by the SEC.

PPP Loan

On May 1, 2020, the Company, and its wholly owned subsidiaries Wholesale, Inc. and Wholesale Express, LLC (together, the "Subsidiaries," and with the Company, the "Borrowers"), each entered into loan agreements and related promissory notes (the "SBA Loan Documents") to receive U.S. Small Business Administration Loans (the "SBA Loans") pursuant to the Paycheck Protection Program (the "PPP") established under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), in the aggregate amount of $5,176,845 (the "Loan Proceeds"). The Borrowers received the Loan Proceeds on May 1,2020. Under the SBA Loan Documents, the SBA Loans have a fixed interest rate of 1.0%, repayment begins six months from the date of disbursement of each SBA Loan, and the SBA Loans mature two years from the date of first disbursement. There is no prepayment penalty.

Pursuant to the terms of the SBA Loan Documents, the Borrowers may apply for forgiveness of the amount due on the SBA Loans in an amount equal to the sum of the following costs incurred by the Borrowers during the eight-week period (or any other period that may be authorized by the U.S. Small Business Administration) beginning on the date of first disbursement of the SBA Loans: payroll costs, any payment of interest on a covered mortgage obligation, payment on a covered rent obligation, and anycovered utility payment. The amount of SBA Loan forgiveness shall be calculated in accordance with the requirements of the PPP, including the provisions of Section 1106 of the CARES Act, although no more than 25% of the amount forgiven can be attributable to non-payroll costs. No assurance is provided that forgiveness for any portion of the SBA Loans will be obtained.

The promissory notes evidencing the SBA Loans contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory notes. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Borrowers, and/or filing suit and obtaining judgment against the Borrowers.

Reverse Stock Split

On May 18, 2020, the Company filed a Certificate of Change to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada to effect a one-for-twenty reverse stock split of its issued and outstanding Class A Common Stock and Class B Common Stock (the "Reverse Stock Split"). The Reverse Stock Split was effective at 12:01 a.m., Eastern Time, on May 20, 2020. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the nearest whole share. The authorized preferred stock of the Company was not impacted by the Reverse Stock Split. Following the Reverse Stock Split, the Company has outstanding 50,000 shares of Class A Common Stock and approximately 2,162,696 shares of Class B Common Stock. On May 20, 2020, the Company’s Class B Common Stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis. The Company has retrospectively adjusted the 2018 and 2019 financial statements for loss per share and share amounts as a result of the reverse stock split.

Risks Related to Our Business

Investing in the Notes and our Class B Common Stock involves substantial risk. You should carefully consider all of the information in this prospectus before investing in the Notes and our Class B Common Stock, including the risks related to the Notes and our Class B Common Stock, our business and industry, our intellectual property, our financial results, and our need for financing, each as described under the section titled “Risk Factors” on page 11 of this prospectus. You should read these risks before you invest in the Notes and our Class B Common Stock.

Corporate History

RumbleOn, Inc. was originally incorporated in the State of Nevada in October 2013 as a development stage company under the name Smart Server, Inc. In July 2016, Berrard Holdings Limited Partnership ("Berrard Holdings") acquired 273,750 shares of common stock of the Company from the prior owner of such shares pursuant to an Amended and Restated Stock Purchase Agreement, dated July 13, 2016. The shares acquired by Berrard Holdings represented 99.5% of the Company's then issued and outstanding shares of common stock. Steven Berrard, a director and our Chief Financial Officer, has voting and dispositive control over Berrard Holdings.

In October 2016, Berrard Holdings sold an aggregate of 165,625 shares of the Company's common stock to Marshall Chesrown, our Chairman of the Board and Chief Executive Officer, and certain other purchasers. The 120,625 shares acquired by Mr. Chesrown represented 43.9% of the Company's then issued and outstanding shares of common stock. The remaining shares owned by Berrard Holdings after giving effect to the transaction represented 39.3% of the Company's then issued and outstanding shares of common stock.

On January 8, 2017, the Company entered into an Asset Purchase Agreement (the "NextGen Agreement") with NextGen Dealer Solutions, LLC ("NextGen"), Halcyon Consulting, LLC ("Halcyon"), and members of Halcyon signatory thereto ("Halcyon Members," and together with Halcyon, the "Halcyon Parties") pursuant to which NextGen agreed to sell to the Company substantially all of the assets of NextGen in exchange for a payment of approximately $750,000 in cash, the issuance to NextGen of 76,191 unregistered shares of Company common stock (the "Purchaser Shares"), the issuance of a subordinated secured promissory note issued by the Company in favor of NextGen in the amount of $1,333,333 (the "Acquisition Note") and the assumption by the Company of certain specified post-closing liabilities of NextGen under the contracts being assigned to the Company as part of the transaction (the "NextGen Acquisition").

On January 9, 2017, the Company's Board of Directors (the "Board") and stockholders holding 318,750 of the Company's issued and outstanding shares of common stock approved an amendment to the Company's Articles of Incorporation (the "Certificate of Amendment") to change the name Smart Server, Inc. to RumbleOn, Inc. and to create an additional class of Company common stock. The Certificate of Amendment became effective on February 13, 2017, after the notice and accompanying Information Statement describing the amendment was furnished to non-consenting stockholders of the Company in accordance with Nevada and Federal securities law.

Immediately before approving the Certificate of Amendment, the Company had authorized 5,000,000 shares of common stock, $0.001 par value (the "Authorized Common Stock"), including 320,000 issued and outstanding shares of common stock (the "Outstanding Common Stock," and together with the Authorized Common Stock, the "Common Stock"). Pursuant to the Certificate of Amendment, the Company designated 50,000 shares of Authorized Common Stock as Class A Common Stock (the "Class A Common Stock"), which Class A Common Stock ranks pari passu with all of the rights and privileges of the Common Stock, except that holders of Class A Common Stock are entitled to 10 votes per share of Class A Common Stock issued and outstanding and (ii) all other shares of Common Stock, including all shares of Outstanding Common Stock were deemed Class B Common Stock (the "Class B Common Stock"), which Class B Common Stock are identical to the Class A Common Stock in all respects, except that holders of Class B Common Stock will be entitled to one vote per share of Class B Common Stock issued and outstanding.

On January 9, 2017, the Company's Board and stockholders holding 318,750 of the Company's issued and outstanding shares of common stock approved the issuance to (i) Mr. Chesrown of 43,750 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown and (ii) Mr. Berrard of 6,250 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard.

On February 8, 2017 (the "Closing Date"), RumbleOn and its wholly owned subsidiary NextGen Pro, LLC ("NextGen Pro") completed the NextGen Acquisition in exchange for approximately $750,000 in cash, the Purchaser Shares, the Acquisition Note, and the other consideration described above. The Acquisition Note was originally set to mature on the third anniversary of the Closing Date (the "Maturity Date"). Interest accrues and is paid semi-annually originally (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date. In January 2020, the Acquisition Note was amended to extend the Maturity Date to January 31, 2021, modify the interest rate to 10% annually and also provide the holder the option to convert the Acquisition Note at any time at a price of $3.00 per share of Class B Common Stock. The Company's obligations under the Acquisition Note are secured by substantially all the assets of the NextGen Pro pursuant to an Unconditional Guaranty Agreement (the "Guaranty Agreement"), by and among Halcyon and NextGen Pro, and a related Security Agreement between the parties, each dated as of the Closing Date, as amended in January 2020. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all of the Company's obligations under the Acquisition Note.

On October 26, 2018, we entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") by and among the Company, the Company's newly-formed acquisition subsidiary RMBL Tennessee, LLC, a Delaware limited liability company ("Merger Sub"), Wholesale Holdings, Inc., a Tennessee corporation ("Holdings"), Wholesale, LLC, a Tennessee limited liability company ("Wholesale"), Steven Brewster and Janelle Brewster (each a "Stockholder," and together the "Stockholders"), Steven Brewster, a Tennessee resident, as the representative of each Stockholder (the "Representative"), and Marshall Chesrown and Steven Berrard, providing for the merger (the "Wholesale Merger") of Holdings with and into Merger Sub, with Merger Sub surviving the Wholesale Merger as a wholly-owned subsidiary of the Company. On October 29, 2018, we entered into an Amendment to the Merger Agreement making a technical correction to the definition of "Parent Consideration Shares" contained in the Merger Agreement.

Also, on October 26, 2018, we entered into a Membership Interest Purchase Agreement (the "Purchase Agreement"), by and among the Company, Steven Brewster and Justin Becker (together the "Express Sellers"), and Steven Brewster as representative of the Express Sellers, pursuant to which we acquired all of the membership interests (the "Express Acquisition") in Wholesale Express, LLC, a Tennessee limited liability company ("Wholesale Express").

Wholesale Inc. is one of the largest independent distributors of pre-owned vehicles in the United States and Wholesale Express, LLC is a related logistics company. The Wholesale Merger and the Express Acquisition were both completed on October 30, 2018 (the "Wholesale Closing Date"). As consideration for the Wholesale Merger, we (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments and (ii) issued to the Stockholders 1,317,329 shares (the "Stock Consideration") of our previously designated Series B Non-Voting Convertible Preferred Stock, par value $0.001 (the "Series B Preferred"). As consideration for the Express Acquisition, we paid cash considerationof $4,000,000, subject to certain customary post-closing adjustments. Net proceeds from a private placement completed in October 2018 and $5,000,000 funded under our credit facility were used to partially fund the cash consideration of the Wholesale Merger and the Express Acquisition. Each share of Series B Preferred automatically converted on a one-for-one basis into shares of the Company's Class B Common Stock on March 4, 2019.

On February 3, 2019, the Company completed the acquisition of all of the equity interests of Autosport USA, Inc. ("Autosport"), an independent pre-owned vehicle distributor, pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the "Stock Purchase Agreement"), by and among RMBL Express, LLC, a wholly owned subsidiary of Company, Scott Bennie (the "Seller") and Autosport. Aggregate consideration for the Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) a fifteen-month $500,000 promissory note in favor of the Seller, plus (iii) a three-year $1,536,000 convertible promissory note in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company's Class B Common Stock for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Acquisition, the Company also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to a promissory note payable to Seller. The fair value of the contingent earn-out payment was considered immaterial at the date of acquisition and was excluded from the purchase price allocation. As of December 31, 2019, there have been no payments earned under the performance thresholds.

Corporate Information

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. Our principal executive offices are located at 901 W. Walnut Hill Lane, Irving, Texas 75038 and our telephone number is (469) 250-1185. Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website, however, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our securities. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

THE OFFERING

Issuer:	RumbleOn, Inc., a Nevada corporation

Securities Offered by Selling Securityholders:
Up to $38,750,000 aggregate principal amount of 6.75% Convertible Senior Notes due 2025 and 968,750 shares of our Class B Common Stock issuable upon conversion of the Notes. The total dollar value of the shares of our Class B Common Stock issuable upon conversion of the Notes is $9,416,250 (based on $9.72 (on a post split basis) per share, the last reported sales price of our Class B Common Stock on NASDAQ on June 17, 2020).

Maturity:	January 1, 2025, unless earlier converted, redeemed, or repurchased.

Interest:
6.75% per year. Interest will accrue from, and including January 14, 2020 and will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning on July 1, 2020. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default” and under the circumstances described under “Description of Notes—Registration Rights; Additional Interest.”

Conversion Rights:
Holders of the Notes may, subject to the blocker provision, convert their Notes at their option at any time prior to the close of business on the business day immediately preceding July 1, 2024, but only under the following circumstances:

● during any calendar quarter commencing after the calendar quarter ending on March 31, 2020 (and only during such calendar quarter), if the last reported sale price of our Class B Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

● during the five consecutive business day period immediately following any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate for the Notes on each such trading day;

● if we call any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

● on the occurrence of specified corporate events.

On or after July 1, 2024, to the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their Notes at the applicable conversion rate at any time, in multiples of $1,000 principal amount, at the option of the holder regardless of such conditions.

The conversion rate for the Notes will initially be 25 shares of Class B Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $40.00 per share of Class B Common Stock), subject to adjustment as described in this prospectus.

On conversion, subject to the blocker provision to the extent applicable, we will pay or deliver, as the case may be, cash, shares of our Class B Common Stock, or a combination of cash and shares of our Class B Common Stock, at our election. If we satisfy our conversion obligation solely in cash or through a combination of cash and shares of our Class B Common Stock, the amount of cash and shares of Class B Common Stock, if any, due on conversion will be based on a daily conversion value (as described in this prospectus) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described in this prospectus). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”
In addition, following certain corporate events that occur prior to the maturity date or if we issue a notice of redemption, we will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or notice of redemption in certain circumstances as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate on Conversion on a Make-Whole Fundamental Change or Notice of Redemption.”

Except as set forth under ‘‘Description of Notes—Conversion Rights—Interest Make-Whole Payment upon Certain Conversions,’’ you will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, on conversion of a Note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our Class B Common Stock, or a combination of cash and shares of our Class B Common Stock paid or delivered, as the case may be, to you on conversion of a Note.

Interest Make-Whole Payment:
On or after the date that is one year after the last date of original issuance of the Notes offered hereby or after the occurrence of any 30 trading day period during which the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), we will make an interest make-whole payment (an ‘‘interest make-whole payment’’) to a converting holder (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) equal to the sum of the present values of the scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the conversion date through the earlier of (i) the date that is two years after the conversion date and (ii) February 15, 2023 if the Notes had not been so converted. The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%.

We may pay any interest make-whole payment either in cash or in shares of our Class B Common Stock, at our election. If we elect to pay any interest make-whole payment in cash, we will pay cash in an amount equal to the interest make-whole payment. If we do not make such election, the payment of any interest make-whole payment shall be in shares of our Class B Common Stock. If we elect, or are deemed to have elected, topay any interest make-whole payment by delivering shares of our Class B Common Stock, the number of shares of our Class B Common Stock a converting holder of Notes will receive will be equal to the amount of the interest make-whole payment due divided by the greater of (A) the product of (x) 95.0% and (y) the simple average of the daily VWAP of our Class B Common Stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date and (B) the conversion price on the applicable conversion date. We will pay cash in lieu of delivering any fractional share as described under ‘‘Description of Notes — Conversion Right — Settlement upon Conversion’’ and under ‘‘Description of Notes — Conversion Rights — Interest Make-Whole Payment upon Certain Conversions.’’ If we elect to pay any interest make-whole payment in cash we will pay cash in an amount equal to the interest make-whole payment. See ‘‘Description of Notes — Conversion Rights — Interest Make-Whole Payment upon Certain Conversions.’’

Notwithstanding the foregoing, (x) if we elect or are deemed to have elected to pay any interest make-whole payment in shares of our Class B Common Stock, the number of shares of our Class B Common Stock we may deliver in connection with a conversion of the Notes, including those delivered in connection with an interest make-whole payment, will not exceed 61.6523 shares of Class B Common Stock per $1,000 principal amount of Notes, subject to adjustment at the same time and in the same manner as the conversion rate as set forth under ‘‘— Conversion Rate Adjustments’’ and (y) if we elect to pay any interest make-whole payment in cash, the amount of cash we may deliver in connection with an interest make-whole payment will not exceed 61.6523 per $1,000 principal amount of Notes.

Beneficial Ownership “Blocker Provision”:
The Indenture governing the Notes contains a “blocker provision” which provides that no holder (other than the depositary with respect to the Notes) or beneficial owner of a Note shall have the right to receive shares of our Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner (together with such holder’s affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder, including any “group” of which such holder is a member) would be the beneficial owner of more than 4.99% of the outstanding shares of our Class B Common Stock.

If any holder or beneficial owner is so prevented from receiving any shares to which it would otherwise be entitled, our obligation to deliver such shares shall not be extinguished, and we shall deliver such shares (or any designated portion thereof) within two business days following written notice from the converting holder or beneficial owner that receipt of such shares (or any designated portion thereof) would not be prohibited by the blocker provision.

Redemption at Our Option:
We may not redeem the Notes prior to January 14, 2023. We may redeem for cash all or any portion of the Notes, at our option, on or after January 14, 2023 if the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

No sinking fund is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically.

We will give notice of any redemption not less than 50 nor more than 65 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of Notes. See “Description of Notes— Optional Redemption on or after January 14, 2023.”

Fundamental Change:
If we undergo a “fundamental change” (as defined under the heading “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes” in this prospectus), subject to certain conditions, holders may require us to repurchase for cash all or part of their Notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes —Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking:
The Notes will be our general unsecured obligations and will rank:

● senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Notes;

● equal in right of payment to all of our liabilities that are not so subordinated;

● effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

● structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of December 31, 2019, excluding operating lease liabilities and the derivative liability, our total consolidated net indebtedness was approximately $82,585,522, of which an aggregate of $60,494,304 was secured indebtedness, and approximately $59,160,970 of such secured indebtedness is directly attributable to the Company's vehicles ininventory or held for sale, and the security of those lenders includes all of the vehicles financed by such lenders as well as all of the assets of our subsidiaries Wholesale Inc. and AutoSport USA, Inc. As of December 31, 2019, approximately $80,092,280 of our total consolidated indebtedness was senior indebtedness.

The Indenture governing the Notes includes certain limitations on the amount of secured debt that we or our current or future subsidiaries may incur, but will not limit the amount of unsecured debt or other liabilities that we may incur.

Registration Rights; Additional Interest:
Under certain circumstances described in this prospectus, we have agreed to file a shelf registration statement with the SEC relating to the resale of the Notes and any Class B Common Stock issuable upon conversion of the Notes and use commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act within 120 days of the date of the related Note Exchange & Subscription Agreement. If such registration statement is not filed or has not become effective within the time periods set forth in related registration rights agreement, we will be required to pay additional interest to holders of the Notes. See ‘‘Description of Notes—Registration Rights; Additional Interest.’’

If, at any time during the six-month period beginning on, and including, the date that is six months after January 14, 2020, we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable (after giving effect to all applicable grace periods under the Exchange Act and other than reports on Form 8-K), or such Notes are not otherwise freely tradable pursuant to Rule 144 by holders other than our affiliates (or holders that were our affiliates at any time during the three months immediately preceding) as a result of restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes, we will pay additional interest on such Notes at a rate equal to 0.50% per annum of the principal amount of Notes outstanding for each day during such period for which our failure to file has occurred and is continuing or such Notes are not otherwise freely tradable as described above by holders other than our affiliates (or holders that were our affiliates at any time during the three months immediately preceding).

Use of Proceeds:
We estimate that the net proceeds to us from the Note Offering were approximately $8.6 million. We will not receive any proceeds from the resale of the Notes or the sale of the shares of Class B Common Stock issuable upon conversion of the Notes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Notes and our Class B Common Stock.

NASDAQ Stock Symbol:	Our Class B Common Stock is listed on the NASDAQ Capital Market under the symbol “RMBL.”

RISK FACTORS

Investing in our Notes or the shares of Class B Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this Registration Statement on Form S-1, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Notes or the shares of Class B Common Stock. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Notes or the shares of Class B Common Stock could decline, and investors could lose all or part of their investment.

Risks Related to Our Business

We have a limited operating history and we cannot assure you we will achieve or maintain profitability.

Our business model is unproven, and we have a limited operating history. We are only in the initial development stage of our business. We expect to make significant investments in the further development and expansion of our business and these investments may not result in the successful development, operation, or growth of our business on a timely basis or at all. We may not generate sufficient revenue and we may incur significant losses in the future for a number of reasons, including a lack of demand for our products and services, increasing competition, weakness in the automotive, powersports and recreational vehicle industries generally, as well as other risks described in these Risk Factors, and we may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors relating to the development and operation of our business. Accordingly, we may not be able to successfully develop and operate our business, generate revenue, or achieve or maintain profitability.

Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to annual and quarterly fluctuations, and they will be affected by numerous factors, including:

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a change in consumer discretionary spending;

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a shift in the mix and type of vehicles we sell which could result in lower sales price and lower gross profit;

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weather, which may impact the ability or desire for potential end customers to consider whether they wish to own a powersports and recreational vehicle;

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the timing and cost of, and level of investment in, development activities relating to our software development and services, which may change from time to time;

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our ability to attract, hire and retain qualified personnel;

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expenditures that we will or may incur to acquire or develop additional product and service offerings;

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future accounting pronouncements or changes in our accounting policies; and

●
the changing and volatile U.S., European and global economic environments.

If our annual or quarterly operating results fall below the expectations of investors or securities analysts, the price of our Class B Common Stock could decline substantially. Furthermore, any annual or quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that annual and quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

The initial development and progress of our business to date may not be indicative of our future growth prospects and, if we continue to grow rapidly, we may not be able to manage our growth effectively.

We expect that, in the future, as our revenue increases, our rate of growth will decline. In addition, we will not be able to grow as fast or at all if we do not accomplish the following:

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maintain and grow our regional partner network;

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increase the number of users of our products and services, and in particular the number of unique visitors to our website and our branded mobile applications;

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increase the number of transactions between our users and both RumbleOn and our regional partners;

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introduce third party ancillary products and services;

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acquire sufficient number of pre-owned vehicles at attractive cost; and

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sell sufficient number of pre-owned vehicles at acceptable prices.

We may not successfully accomplish any of these objectives. We plan to continue our investment in future growth. We expect to continue to expend substantial financial and other resources on:

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marketing and advertising;

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product and service development; including investments in our website, business processes, infrastructure, inventory, product and service development team and the development of new products and services and new features for existing products; and

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general administration, including legal, accounting and other compliance expenses related to being a public company.

In addition, our anticipated growth may place and may continue to place significant demands on our management and our operational and financial resources. As we grow, we expect to hire additional personnel. Also, our organizational structure will become more complex as we add additional staff, and we will need to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures.

There is substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the year ended December 31, 2019 were prepared under the assumption that we would continue our operations as a going concern, which assumes the continuity of operations, the realization of assets and the satisfaction of liabilities as they come due in the normal course of business. Our independent registered public accounting firm for the year ended December 31, 2019 included a “going concern” paragraph in its report on our financial statements as of, and for the year ended December 31, 2019, indicating that the Company has incurred recurring losses from operations and negative cash flows from operations, and these conditions, along with the uncertainty arising from the impact of COVID-19 and other matters set forth in Note 1 to our audited financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to generate sufficient liquidity from the actions taken in respect of the COVID-19 pandemic, current working capital, results of operations, and expected continued inventory financing, there is no assurance that sufficient financing will be available to us when needed to allow us to continue as a going concern.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available on terms acceptable to us or at all, we may not be able to develop and grow our business as anticipated and our business, operating results and financial condition may be harmed.

We intend to continue to make investments to support the development and growth of our business and, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. Also, the incurrence of leverage, the debt service requirements resulting therefrom, and the possibility of a need for financing or any additional financing could have important and negative consequences, including the following: (a) the Company's ability to obtain additional financing for working capital, capital expenditures, or general corporate or other purposes may be impaired in the future; (b) certain future borrowings may be at variable rates of interest, which will expose the Company to the risk of increased interest rates; (c) the Company may need to use a portion of the money it earns to pay principal and interest on their credit facilities, which will reduce the amount of money available to finance operations and other business activities, repay other indebtedness, and pay distributions; and (d) substantial leverage may limit the Company's flexibility to adjust to changing economic or market conditions, reduce their ability to withstand competitive pressures and make them more vulnerable to a downturn in general economic conditions.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

We may fail to maintain our listing on The Nasdaq Stock Market.

Our Class B Common Stock is listed for trading on NASDAQ under the trading symbol "RMBL" For our Class B Common Stock to continue to be listed on NASDAQ, we must meet NASDAQ's continued listing standards. A failure to meet these standards, including our failure to meet the minimum bid price requirement, could result in our Class B Common Stock being delisted, which could adversely affect the market liquidity of our Class B Common Stock, impair the value of your investment, and harm our business. We can provide no assurance that we will continue to satisfy NASDAQ's continued listing standards and maintain our listing on NASDAQ.

The success of our business relies heavily on our marketing and branding efforts, especially with respect to the RumbleOn website and our branded mobile applications, and these efforts may not be successful.

We believe that an important component of our development and growth will be the business derived from the RumbleOn website and our branded mobile applications. Because RumbleOn is a consumer brand, we rely heavily on marketing and advertising to increase the visibility of this brand with potential users of our products and services.

Our business model relies on our ability to scale rapidly and to decrease incremental user acquisition costs as we grow. Some of our methods of marketing and advertising may not be profitable because they may not result in the acquisition of sufficient users visiting our website and mobile applications such that we may recover these costs by attaining corresponding revenue growth. If we are unable to recover our marketing and advertising costs through increases in user traffic and in the number of transactions by users of our platform, it could have a material adverse effect on our growth, results of operations and financial condition.

The failure to develop and maintain our brand could harm our ability to grow unique visitor traffic and to expand our regional partner network.

Developing and maintaining the RumbleOn brand will depend largely on the success of our efforts to maintain the trust of our users and dealers and to deliver value to each of our users and dealers. If our potential users perceive that we are not focused primarily on providing them with a better pre-owned vehicle buying experience, our reputation and the strength of our brand will be adversely affected.

Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to users, data privacy and security issues, and other aspects of our business, irrespective of their validity, could diminish users' and dealers' confidence in and the use of our products and services and adversely affect our brand. There can be no assurance that we will be able to develop, maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

We rely on Internet search engines to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline, and our business would be adversely affected.

We depend in part on Internet search engines and social media such as Google™, Bing™, and Facebook™ to drive traffic to our website. For example, when a user searches the internet for a particular type of powersports or recreational vehicle, we will rely on a high organic search ranking of our webpages in these search results to refer the user to our website. However, our ability to maintain high, non-paid search result rankings is not within our control. Our competitors' Internet search engine and social media efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines or social media companies modify their search algorithms or display technologies in ways that are detrimental to us, or if our competitors' efforts are more successful than ours, overall growth in our user base could slow or our user base could decline. Internet search engine providers could provide recreation vehicle dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Any reduction in the number of users directed to our website through Internet search engines could harm our business and operating results.

A significant disruption in service on our website or of our mobile applications could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results, and financial condition.

Our brand, reputation and ability to attract consumers, affinity groups and advertisers depend on the reliable performance of our technology infrastructure and content delivery. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, computer viruses, or physical or electronic break-ins, could affect the security or availability of our products on our website and mobile application, and prevent or inhibit the ability of consumers to access our products. Problems with the reliability or security of our systems could harm our reputation, result in a loss of consumers, dealers and affinity group marketing partners, and result in additional costs.

We intend to locate our communications, network, and computer hardware used to operate our website and mobile applications at facilities in various parts of the country to minimize the risk and create an environment where we can remain online if one of the facilities in which our equipment is housed goes offline. Nevertheless, we will not own or control the operation of these facilities, and our systems and operations will be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes, and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail.

Problems faced by any third-party web hosting providers we may utilize could adversely affect the experience of our consumers. Any third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by any third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our network operations could cause interruptions in access to our products as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results, and financial condition.

We may be unable to maintain or grow relationships with information data providers or may experience interruptions in the data feeds they provide, which may limit the information that we are able to provide to our users and regional partners as well as adversely affect the timeliness of such information and may impair our ability to attract or retain consumers and our regional partners and to timely invoice all parties.

We expect to receive data from third-party data providers, including our partner network, dealer management system data feed providers, data aggregators and integrators, survey companies, purveyors of registration data and possibly others. There may be some instances in which we use this information to collect a transaction fee from those dealers and recognize revenue from the related transactions.

From time to time, we may experience interruptions in one or more data feeds that we receive from third-party data providers, in a manner that affects our ability to operate our business. These interruptions may occur for a number of reasons, including changes to the software used by these data feed providers and difficulties in renewing our agreements with third-party data feed providers. Additionally, when an interruption ceases, we may not always be able to collect the appropriate fees and any such shortfall in revenue could be material to our operating results.

If we are unable to provide a compelling vehicle buying experience to our users, the number of transactions between our users, RumbleOn and dealers will decline, and our revenue and results of operations will suffer harm.

We cannot assure you that we are able to provide a compelling vehicle buying experience to our users, and our failure to do so will mean that the number of transactions between our users, RumbleOn and dealers will decline, and we will be unable to effectively monetize our user traffic. We believe that our ability to provide a compelling powersport and recreation vehicle buying experience is subject to a number of factors, including:

●
our ability to launch new products that are effective and have a high degree of consumer engagement; and

●
compliance of our network partners with applicable laws, regulations and the rules of our platform.

If key industry participants, including powersports and recreation vehicle dealers and regional auctions, perceive us in a negative light or our relationships with them suffer harm, our ability to operate and grow our business and our financial performance may be damaged.

We anticipate that we will derive a significant portion of our revenue from by existing vehicle dealers for dealer services we may provide them. In addition, we utilize a select set of regional partners to perform services for our benefit, including, among other things, vehicle reconditioning, vehicle storage and vehicle photography. If our relationships with our network of regional partners suffer harm in a manner that leads to the departure of these regional partners from our network, then our ability to operate our business, grow revenue, and lower our costs will be adversely affected.

We cannot assure you that we will maintain strong relationships with the regional partners in our network or that we will not suffer partner attrition in the future. We may also have disputes with regional partners from time to time, including relating to the collection of fees from them and other matters. We may need to modify our products, change pricing or take other actions to address regional partner concerns in the future. If we are unable to create and maintain a compelling value proposition for regional partners to become and remain in our network, our network will not grow and may begin to decline. If a significant number of these regional partners decided to leave our network or change their financial or business relationship with us, then our business, growth, operating results, financial condition and prospects could suffer. Additionally, if we are unable to attract regional partners to our network, our growth could be impaired.

The growth of our business relies significantly on our ability to increase the number of regional partners in our network such that we are able to increase the number of transactions between our users and regional partners. Failure to do so would limit our growth.

Our ability to grow the number of regional partners in our network is an important factor in growing our business. We may be viewed in a negative light by vehicle dealers, and there can be no assurance that we will be able to maintain or grow the number of regional partners in our network.

Our ability to grow our complementary product offerings may be limited, which could negatively impact our development, growth, revenue and financial performance.

As we introduce or expand additional offerings for our platform, such as recreation vehicle trade-ins, lead management, transaction processing, financing, maintenance and insurance, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets may place us in competitive and regulatory environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, if at all. In attempting to establish such new product offerings, we may incur significant expenses and face various other challenges, such as expanding our sales force and management personnel to cover these markets and complying with complicated regulations that apply to these markets. In addition, we may not successfully demonstrate the value of these ancillary products to consumers or dealers, and failure to do so would compromise our ability to successfully expand into these additional revenue streams.

We rely on third-party financing providers to finance a portion of our customers' vehicle purchases.

We rely on third-party financing providers to finance a portion of our customers' vehicle purchases. Accordingly, our revenue and results of operations are partially dependent on the actions of these third parties. We provide financing to qualified customers through a number of third-party financing providers. If one or more of these third-party providers cease to provide financing to our customers, provide financing to fewer customers or no longer provide financing on competitive terms, it could have a material adverse effect on our business, sales and results of operations. Additionally, if we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, sales and results of operations. We rely on third-party providers to supply EPP products to our customers. Accordingly, our revenue and results of operations will be partially dependent on the actions of these third-parties. If one or more of these third-party providers cease to provide EPP products, make changes to their products or no longer provide their products on competitive terms, it could have a material adverse effect on our business, revenue and results of operations. Additionally, if we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, revenue and results of operations.

Our sales of powersports/recreation vehicles may be adversely impacted by increased supply of and/or declining prices for pre-owned vehicles and excess supply of new vehicles.

We believe when prices for pre-owned vehicles have declined, it can have the effect of reducing demand among retail purchasers for new vehicles (at or near manufacturer's suggested retail prices). Further, vehicle manufacturers can and do take actions that influence the markets for new and pre-owned vehicles. For example, introduction of new models with significantly different functionality, technology or other customer satisfiers can result in increased supply of pre-owned vehicles, and a corresponding decrease in price of pre-owned vehicles. Also, while historically manufacturers have taken steps designed to balance production volumes for new vehicles with demand, those steps have not always proven effective. In other instances, manufacturers have chosen to supply new vehicles to the market in excess of demand at reduced prices which has the effect of reducing demand for pre-owned vehicles.

We rely on a number of third parties to perform certain operating and administrative functions for the Company.

We rely on a number of third parties to perform certain operating and administrative functions for us. We may experience problems with outsourced services, such as unfavorable pricing, untimely delivery of services, or poor quality. Also, these third parties may experience adverse economic conditions due to difficulties in the global economy that could lead to difficulties supporting our operations. In light of the amount and types of functions that we will outsource, these service provider risks could have a material adverse effect on our business and results of operations.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

We face significant competition from companies that provide listings, information, lead generation, and vehicle buying services designed to reach consumers and enable dealers to reach these consumers. We will compete for a share of overall vehicle purchases as well as vehicle dealer's marketing and technology spend. To the extent that vehicle dealers view alternative strategies to be superior to RumbleOn, we may not be able to maintain or grow the number of dealers in our network, we may sell fewer vehicles to users of our platform, and our business, operating results and financial condition will be harmed.

We also expect that new competitors will continue to enter the online vehicle retail industry with competing products and services, which could have an adverse effect on our revenue, business and financial results.

Our competitors could significantly impede our ability to expand our network of dealers and regional auctions and to reach consumers. Our competitors may also develop and market new technologies that render our existing or future products and services less competitive, unmarketable or obsolete. In addition, if our competitors develop products or services with similar or superior functionality to our solutions, we may need to decrease the prices for our solutions in order to remain competitive. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue will be reduced, and our operating results will be negatively affected.

Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion, and support of their products and services. Additionally, they may have more extensive recreation vehicle industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be better able to respond more quickly to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our products and services could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future third-party data providers, technology partners, or other parties with whom we may have relationships, thereby limiting our ability to develop, improve, and promote our solutions. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our revenue, business and financial results.

Seasonality or weather trends may cause fluctuations in our unique visitors, revenue and operating results.

Our revenue trends are likely to be a reflection of consumers' vehicle buying patterns. While different types of recreation vehicles are designed for different seasons (motorcycles are typically for non-snow seasons, while snowmobiles are typically designed for winter), our revenue may be cyclical if, for example, powersport and recreation vehicles represent a large percentage of our revenue. Historically, the used vehicle industry has been seasonal with traffic and sales strongest in the spring and summer quarters. Sales and traffic are typically slowest in the fall quarter but increase in February and March, coinciding with tax refund season. Our business will also be impacted by cyclical trends affecting the overall economy, as well as by actual or threatened severe weather events.

We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results.

We collect, process, store, share, disclose and use personal information and other data provided by consumers, dealers and auctions. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by consumers and dealers could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could harm our business and operating results. In addition, from time to time, it is possible that concerns will be expressed about whether our products, services, or processes compromise the privacy of our users. Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy related matters, even if unfounded, could harm our business and operating results.

There are numerous federal, state and local laws around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with and may be inconsistent between countries and jurisdictions or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other user data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause consumers and vehicle dealers to lose trust in us, which could have an adverse effect on our business. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put consumer or dealer information at risk and could in turn harm our reputation, business and operating results.

Failure to adequately protect our intellectual property could harm our business and operating results.

A portion of our success may be dependent on our intellectual property, the protection of which is crucial to the success of our business. We expect to rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. In addition, we will attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software, and functionality or obtain and use information that we consider proprietary.

Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term "RumbleOn" or "RMBL."

We currently hold the "RumbleOn.com" Internet domain name and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name RumbleOn or RMBL.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

We may from time to time face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors or non-practicing entities.

Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering some features, purchase licenses or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

In addition, we use open source software in our products and will use open source software in the future. From time to time, we may face claims against companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our platform or services, any of which would have a negative effect on our business and operating results.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

We are subject to a wide range of federal, state and local laws and regulations. Our sale and purchase of pre-owned vehicles and related activities, including the sale of complementary products and services, are subject to state and local licensing requirements, federal and state laws regulating advertising of vehicles and related products and services, state laws related to title and registration and state laws regulating the sale of vehicles and related products and services. The applicability of these regulatory and legal compliance obligations is dependent on the evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them. The financing we resell customers is subject to federal and state laws regulating the provision of consumer finance. Our facilities and business operations are subject to laws and regulations relating to environmental protection and health and safety. In addition to these laws and regulations that apply specifically to our business, we are also subject to laws and regulations affecting public companies, including securities laws and Nasdaq listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, sales and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

We currently provide transportation services and rely upon third-party logistics and transportation providers to move vehicles between and among customers, our distribution network partners and auction partners; we and these transportation providers are subject to the regulatory jurisdiction of the United States Department of Transportation (the "DOT") and individual states through which our vehicles travel, which have broad administrative powers with respect to our logistics operations. Vehicle dimensions, driver alcohol and drug testing and driver hours of service are also subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, methods of measurement, driver qualifications or driver hours of service would increase our costs, and if we are unable to pass these cost increases on to our customers, our operating expenses may increase and adversely affect our financial condition, operating results and cash flows. If we or our providers fail to comply with the DOT regulations or regulations become more stringent, we could be subject to increased inspections, audits or compliance burdens. Regulatory authorities could take remedial action including imposing fines or shutting down our operations. If any of these events occur, our financial condition, operating results and cash flows would be adversely affected.

Our sale of pre-owned vehicles, related products and services and third-party finance products is subject to the state and local licensing requirements of the jurisdictions in which we operate. Regulators of jurisdictions where our customers reside but in which we do not have a dealer or financing license could require that we obtain a license or otherwise comply with various state regulations. Despite our belief that we are not subject to the licensing requirements of those jurisdictions, regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those jurisdictions, any of which may inhibit our ability to do business in those jurisdictions, increase our operating expenses and adversely affect our financial condition and results of operations.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change.

We provide transportation services and rely on external logistics to transport vehicles. Thus, we are subject to business risks and costs associated with the transportation industry. Many of these risks and costs are out of our control, and any of them could have a material adverse effect on our business, financial condition and results of operations.

We provide transportation services and rely on external logistics to transport vehicles between and among customers or distribution network providers, and auction partners. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, gasoline prices, recalls affecting our vehicle fleet, local and federal regulations, vehicular crashes, insufficient internal capacity, rising prices of external transportation vendors, fuel prices, taxes, license and registration fees, insurance premiums, self-insurance levels, difficulty in recruiting and retaining qualified drivers, disruption of our technology systems, and increasing equipment and operational costs. Our failure to successfully manage our logistics and fulfillment process could cause a disruption in our inventory supply chain and distribution, which may adversely affect our operating results and financial condition.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success will depend on the efforts and talents of our executives and employees, including Marshall Chesrown, our Chairman and Chief Executive Officer, and Steven R. Berrard, our Chief Financial Officer. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

We may acquire other companies or technologies, which could divert our management's attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers, dealers and other constituents within the vehicle industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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coordination of technology, research and development and sales and marketing functions;

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transition of the acquired company's users to our website and mobile applications;

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retention of employees from the acquired company;

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cultural challenges associated with integrating employees from the acquired company into our organization;

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integration of the acquired company's accounting, management information, human resources, and other administrative systems;

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the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked effective controls, procedures, and policies;

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potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results in a given period;

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liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

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litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders, or other third parties.

Our failure to address these risks or other problems encountered in connection with our future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the impairment of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize to the extent we anticipate or at all.

The recent outbreak of COVID-19 will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public health crisis. We have experienced significant disruption to our business, both in terms of disruption of our operations and the adverse effect on overall economic conditions. These conditions will significantly negatively impact all aspects of our business. Our business is also dependent on the continued health and productivity of our associates throughout this crisis. Individually and collectively, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

Additionally, our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels, and meet our financial obligations. Currently capital and credit markets have been disrupted by the crisis and our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors.

The extent to which the COVID-19 outbreak ultimately impacts our business, sales, results of operations, financial condition, and liquidity will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience significant impacts to our business as a result of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Risks Related to the Acquisitions (the "Acquisitions") of Wholesale and Wholesale Express (collectively, the "Wholesale Entities").

We may be unable to realize the anticipated synergies related to the Acquisitions, which could have a material adverse effect on our business, financial condition and results of operations.

We expect to realize significant synergies related to the Acquisitions. We also expect to incur costs to achieve these synergies. While we believe these synergies are achievable, our ability to achieve such estimated synergies in the amounts and timeframe expected is subject to various assumptions by our management based on expectations that are subject to a number of risks, which may or may not be realized, as well as the incurrence of other costs in our operations that may offset all or a portion of such synergies and other factors outside our control.As a consequence, we may not be able to realize all of these synergies within the time frame expected or at all, or the amounts of such synergies could be significantly reduced. In addition, we may incur additional and unexpected costs to realize these synergies. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the Acquisitions and adversely affect our business.

We may be unable to successfully integrate the Wholesale Entities' business and realize the anticipated benefits of the Acquisitions.

As a result of the Acquisitions, we are required to devote significant management attention and resources to integrating the business and operations of Wholesale. Potential difficulties we may encounter in the integration process include the following:

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the inability to successfully combine our business and the businesses of Wholesale in a manner that results in the anticipated benefits and synergies of the Acquisitions not being realized in the time frame currently anticipated or at all;

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the loss of sales, customers or business partners of ours or of the Wholesale Entities' as a result of such parties deciding not to continue business at the same or similar levels with us or the Wholesale Entities after the Acquisitions;

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challenges associated with operating the combined business in markets and geographies in which we do not currently operate;

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difficulty integrating our direct sales and distribution channels with the Wholesale Entities' to effectively sell the vehicles of the combined company;

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the complexities associated with managing our company and integrating personnel from the Wholesale Entities, resulting in a significantly larger combined company, while at the same time providing high quality services to customers;

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unanticipated issues in coordinating accounting, information technology, communications, administration and other systems;

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difficulty addressing possible differences in corporate culture and management philosophies;

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the failure to retain key employees of ours or of the Wholesale Entities;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Acquisitions;

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performance shortfalls as a result of the diversion of management's attention caused by consummating the Acquisitions and integrating the Wholesale Entities' operations; and

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managing the increased debt levels incurred in connection with the Acquisitions.

An inability to realize the anticipated benefits and cost synergies of the Acquisitions, as well as any delays encountered in the integration process, could have a material adverse effect on the operating results of the combined company, which may materially adversely affect the value of our Class B Common Stock.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefit of our plan for integration may not be realized. Actual synergies, if achieved at all, may be lower than what we expect and may take longer to achieve than anticipated. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Acquisitions may be offset by costs incurred or delays in integrating the companies. If we are not able to adequately address these challenges, we may be unable to successfully integrate the Wholesale Entities' operations into our own or, even if we are able to combine the business operations successfully, to realize the anticipated benefits of the integration of the companies.

Our business relationships, those of the Wholesale Entities or the combined company may be subject to disruption due to uncertainty associated with the Acquisitions.

Parties with which we or the Wholesale Entities do business may experience uncertainty associated with the Acquisitions, including with respect to current or future business relationships with us, the Wholesale Entities or the combined company. Our and the Wholesale Entities' business relationships may be subject to disruption, as customers, distributors, suppliers, vendors, and others may seek to receive confirmation that their existing business relations with us or the Wholesale Entities, as the case may be, will not be adversely impacted as a result of the Acquisitions or attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, the Wholesale Entities, or the combined company as a result of the Acquisitions. Any of these other disruptions could have a material adverse effect on our or the Wholesale Entities' businesses, financial condition, or results of operations or on the business, financial condition or results of operations of the combined company, and could also have an adverse effect on our ability to realize the anticipated benefits of the Acquisitions.

If we are unable to maintain effective internal control over financial reporting for the combined companies, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial statements.

We may encounter difficulties and unanticipated issues in combining our respective accounting systems due to the complexity of the financial reporting processes. We may also identify errors or misstatements that could require adjustments. If we are unable to implement and maintain effective internal control over financial reporting, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities may decline.

The Wholesale Entities may have liabilities that are not known, probable or estimable at this time.

As a result of the Acquisitions, the Wholesale Entities are subsidiaries of the Company and remain subject to their past, current and future liabilities. There could be unasserted claims or assessments against or affecting the Wholesale Entities, including the failure to comply with applicable laws, regulations, orders and consent decrees or infringement or misappropriation of third-party intellectual property or other proprietary rights that we failed or were unable to discover or identify in the course of performing our due diligence investigation of the Wholesale Entities. In addition, there are liabilities of the Wholesale Entities that are neither probable nor estimable at this time that may become probable or estimable in the future, including indemnification requests received from customers of the Wholesale Entities relating to claims of infringement or misappropriation of third party intellectual property or other proprietary rights, tax liabilities arising in connection with ongoing or future tax audits and liabilities in connection with other past, current and future legal claims and litigation. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our financial results. We may learn additional information about the Wholesale Entities that adversely affects us, such as unknown, unasserted, or contingent liabilities and issues relating to compliance with applicable laws or infringement or misappropriation of third-party intellectual property or other proprietary rights.

As a result of the Acquisitions, we and the Wholesale Entities may be unable to retain key employees.

Our success after the Acquisitions depends in part upon our ability to retain key employees of ours and the Wholesale Entities. Key employees may depart because of a variety of reasons relating to the Acquisitions. If we and the Wholesale Entities are unable to retain key personnel who are critical to the successful integration and future operations of the combined company, we could face disruptions in our operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Acquisitions.

Risks Related to Ownership of our Common Stock

The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price.

Our Class B Common Stock is listed for trading on The NASDAQ Capital Market under the trading symbol "RMBL," however historically there has been a limited public market for our Class B Common Stock. The liquidity of any market for the shares of our Class B Common Stock will depend on a number of factors, including:

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the number of stockholders;

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our operating performance and financial condition;

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the market for similar securities;

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the extent of coverage of us by securities or industry analysts; and

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the interest of securities dealers in making a market in the shares of our common stock.

The market price for our Class B Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our Class B Common Stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

Other factors may also contribute to volatility of the price of our Class B Common Stock and could subject our Class B Common Stock to wide fluctuations. These include:

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developments in the financial markets and worldwide or regional economies;

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announcements of innovations or new products or services by us or our competitors;

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announcements by the government relating to regulations that govern our industry;

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significant sales of our Class B Common Stock or other securities in the open market;

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variations in interest rates;

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changes in the market valuations of other comparable companies; and

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changes in accounting principles.

Our principal stockholders and management own a significant percentage of our stock and an even greater percentage of the Company's voting power and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers and directors as a group beneficially own shares of our Class A Common Stock and Class B Common Stock representing approximately 32.46% in aggregate of our voting power, including approximately 26.37% in aggregate voting power held by Messrs. Chesrown and Berrard as the only holders of our 50,000 outstanding shares of our Class A Common Stock, which has ten votes for each one share outstanding. As a result, these stockholders have the ability to exert significant control over matters requiring stockholder approval. For example, these stockholders are able to exert significant control over elections of directors, amendments of our organizational documents' approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as a stockholder or to take other action that you may believe are not in your best interest as a stockholder. This may also adversely affect the market price of our Class B Common Stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Class B Common Stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because our Class B Common Stock may be deemed a low-priced "penny" stock, an investment in our Class B Common Stock should be considered high risk and subject to marketability restrictions.

When the trading price of our Class B Common Stock is $5.00 per share or lower, it is deemed a penny stock, as defined in Rule 3a51-1 under the Exchange Act, and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

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deliver to the customer, and obtain a written receipt for, a disclosure document;

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disclose certain price information about the stock;

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disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

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send monthly statements to customers with market and price information about the penny stock; and

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in some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, if our Class B Common Stock is $5.00 per share price or lower, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the Class B Common Stock and may affect the ability of holders to sell their Class B Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earning in the development and expansion of our business. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

We are subject to reduced reporting requirements so long as we are considered a "smaller reporting company" and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are subject to reduced reporting requirements so long as we are considered a "smaller reporting company." We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Nevada law and our charter, bylaws, and other governing documents contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Risks Related to the Company's 6.75% Convertible Senior Notes due 2025 (the "Notes")

Although the Notes are referred to as convertible senior Notes, the Notes are effectively subordinated to any of our future secured debt and structurally subordinated to any liabilities of our subsidiaries.

The Notes rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment with all of our liabilities that is not so subordinated, effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries. In the event of our bankruptcy, liquidation, reorganization, or other winding up, our assets that secure debt ranking senior or equal in right of payment to the Notes will be available to pay obligations on the Notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the Notes only after all claims senior to the Notes have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The indenture governing the Notes (the "Indenture") does not prohibit us from incurring additional senior debt or any future secured debt, nor does it prohibit any of our current or future subsidiaries from incurring additional liabilities.

As of December 31, 2019, excluding operating lease liabilities and the derivative liability, our total consolidated net indebtedness was approximately $82,585,522, of which an aggregate of $60,494,304 was secured indebtedness, and approximately $59,160,970 of such secured indebtedness is directly attributable to the Company's vehicles in inventory or held for sale, and the security of those lenders includes all of the vehicles financed by such lenders as well as all of the assets of our subsidiaries Wholesale Inc. and AutoSport USA, Inc. As of December 31, 2019, approximately $80,092,280 of our total consolidated indebtedness was senior indebtedness.

The Notes are our obligations only and a substantial portion of our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The Notes are our obligations exclusively. A substantial portion of our operations is conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries. Accordingly, our ability to service our debt, including the Notes, depends, in part, on the results of operations of our subsidiaries and on the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans, or otherwise, to pay amounts due on our obligations, including the Notes. However, our subsidiaries are separate and distinct legal entities, are not guaranteeing the Notes, and have no obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose. In addition, dividends, loans, or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. Our right to receive any assets of any of our subsidiaries on such subsidiary's bankruptcy, liquidation, or reorganization, and, therefore, the right of the holders of Notes to participate in those assets, will be subject to prior claims of creditors of the subsidiary, including trade creditors, and such subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise. We advise holders of Notes that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

Operating our business requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay the Notes and any other debt.

Our ability to make payments of the principal of, to pay interest on, or to refinance the Notes or other indebtedness depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt, obtaining additional debt financing, or issuing additional equity securities, any of which may be on terms that are not favorable to us or, in the case of equity securities, highly dilutive. Our ability to refinance the Notes or our other indebtedness will depend on the capital markets, our business, and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. In addition, our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with any such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Notes.

We expect that many investors in, and potential purchasers of, the Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Notes. Investors would typically implement such a strategy by selling short the Class B Common Stock underlying the Notes and dynamically adjusting their short position while continuing to hold the Notes. Investors may also implement this type of strategy by entering into swaps on our Class B Common Stock in lieu of or in addition to short selling the Class B Common Stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our Class B Common Stock) and securities convertible into or exchangeable for equity securities. Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any government or regulatory action that restricts the ability of investors in or potential purchasers of the Notes to effect short sales of our Class B Common Stock, borrow our Class B Common Stock, or enter into swaps on our Class B Common Stock could adversely affect the trading price and the liquidity of the Notes.

The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price which could adversely impact the trading price of the Notes.

Our Class B Common Stock is listed for trading on The NASDAQ Capital Market under the trading symbol "RMBL," however historically there has been a limited public market for our Class B Common Stock. The liquidity of any market for the shares of our Class B Common Stock will depend on a number of factors, including:

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the number of stockholders;

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our operating performance and financial condition;

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the market for similar securities;

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the extent of coverage of us by securities or industry analysts; and

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the interest of securities dealers in making a market in the shares of our common stock.

The market price for our Class B Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our Class B Common Stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

Other factors may also contribute to volatility of the price of our Class B Common Stock and could subject our Class B Common Stock to wide fluctuations. These include:

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developments in the financial markets and worldwide or regional economies;

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announcements of innovations or new products or services by us or our competitors;

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announcements by the government relating to regulations that govern our industry;

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significant sales of our Class B Common Stock or other securities in the open market;

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variations in interest rates;

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changes in the market valuations of other comparable companies; and

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changes in accounting principles.

A decrease in the market price of our Class B Common Stock would likely adversely impact the trading price of the Notes. The market price of our Class B Common Stock could also be affected by possible sales of our Class B Common Stock by investors who view the Notes as a more attractive means of investing in us and by hedging or arbitrage trading activity that we expect to develop involving our Class B Common Stock. This trading activity could adversely affect the trading price of the Notes.

We may incur substantially more debt in the future or take other actions which would intensify the risks discussed in these risk factors.

We and our subsidiaries may be able to incur substantial additional debt in the future (including secured debt), subject to the restrictions contained in our debt instruments. We are not restricted under the terms of the indenture governing the Notes from incurring additional debt, securing existing or future debt, refinancing our debt, repurchasing our stock, pledging our assets, making investments, paying dividends, guaranteeing debt, or taking a number of other actions that are not limited by the terms of the indenture governing the Notes, any of which could have the effect of diminishing our ability to make payments on the Notes when due.

We may not have the ability to raise the funds necessary to settle the Notes in cash on a conversion, to repurchase the Notes on a fundamental change, or to repay the Notes at maturity. In addition, the terms of our future debt may contain limitations on our ability to pay cash on conversion or repurchase of the Notes.

Holders of the Notes have the right to require us to repurchase all or a portion of their Notes on the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding the fundamental change repurchase date, as described in the Indenture. In addition, on conversion of the Notes, unless we elect to deliver only shares of our Class B Common Stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the Notes being converted. Moreover, we are required to repay the Notes in cash at their maturity unless earlier converted or repurchased. Our ability to meet our obligations to holders of the Notes depends on our operating results and cash flow. However, we may not have enough available funds on hand or be able to obtain financing at the time we are required to make payments with respect to Notes at maturity, on surrender for repurchase, or on conversion.

In addition, our ability to repurchase the Notes or to pay cash on conversions of the Notes may be limited by law, regulations, or agreements governing our future indebtedness. Our failure to repurchase Notes at a time when the repurchase is required by the indenture governing the Notes or to pay any cash payable on future conversions of the Notes or at maturity as required by such indenture would constitute a default under such indenture. A default under such indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes or make cash payments on conversions of the Notes, if settled in cash.

Redemption may adversely affect the return on the Notes.

We may not redeem the Notes prior to January 14, 2023. We may redeem for cash all or any portion of the Notes, at our option, on or after January 14, 2023 if the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price of the Notes then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption, at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We may choose to redeem some or all of the Notes, including at times when prevailing interest rates are relatively low. Holders of the Notes may not be able to reinvest the proceeds from the redemption of the Notes in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed.

The conditional conversion feature of the Notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the Notes is triggered, holders of such Notes will be entitled to convert their Notes at any time during specified periods at their option. If any holder elects to convert its Notes, unless we elect to satisfy our conversion obligation by delivering only shares of our Class B Common Stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all ofour conversion obligation in cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Notes as a current liability rather than a long-term liability, which would result in a material reduction of our net working capital and may harm our business.

Conversion of the Notes may dilute the ownership interest of our stockholders or may otherwise depress the market price of our Class B Common Stock.

The conversion of some or all of the Notes may dilute the ownership interests of our stockholders. On conversion of the Notes, we have the option to pay or deliver, as the case may be, cash, shares of our Class B Common Stock, or a combination of cash and shares of our Class B Common Stock. In addition, in certain circumstances, we will make an interest make-whole payment to a converting holder which may be paid in cash or shares of our common stock. If we elect to settle our conversion obligation (or the interest make-whole payment) in shares of our Class B Common Stock or a combination of cash and shares of our Class B Common Stock, any sales in the public market of our Class B Common Stock issuable on such conversion could adversely affect prevailing market prices of our Class B Common Stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could be used to satisfy short positions, or anticipated conversion of the Notes into shares of our Class B Common Stock could depress the market price of our Class B Common Stock.

Future sales of our Class B Common Stock or equity-linked securities in the public market could lower the market price for our Class B Common Stock and adversely impact the trading price of the Notes.

In the future, we may raise funds by selling additional equity, equity-linked securities, or debt securities. In addition, a substantial number of shares of our Class B Common Stock is reserved for issuance on the exercise of stock options, settlement of restricted stock units, and conversion of the Notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the marketprice for our Class B Common Stock. The issuance and sale of substantial amounts of our Class B Common Stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Notes and the market price of our Class B Common Stock, and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of Notes are not entitled to any rights with respect to our Class B Common Stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our Class B Common Stock.

Holders of Notes are not entitled to any rights with respect to our Class B Common Stock (including, without limitation, rights to receive any dividends or other distributions on our Class B Common Stock) prior to the conversion date relating to such Notes (if we have elected to settle the conversion by delivering only shares of our Class B Common Stock, other than payingcash in lieu of delivering any fractional share) or the last trading day of the observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our Class B Common Stock in respect of the conversion). But, holders of Notes will be subject to all changes affecting our Class B Common Stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date with respect to any Notes surrendered for conversion, then the holder surrendering such Notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Class B Common Stock.

The conditional conversion feature of the Notes could result in holders receiving less than the value of our Class B Common Stock into which the Notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding July 1, 2024, holders may convert their Notes only if specified conditions are met. If the specific conditions for conversion are not met, holders will not be able to convert their Notes during that period, and they may not be able to receive the shares of Class B Common Stock (or the value of such shares in cash or a combination of cash and shares of Class B Common Stock) into which the Notes would otherwise be convertible.

On conversion of the Notes, holders may receive less valuable consideration than expected because the value of our Class B Common Stock may decline after holders exercise their conversion rights but before we settle our conversion obligation.

Under the Notes, a converting holder will be exposed to fluctuations in the value of our Class B Common Stock during the period from the date such holder surrenders Notes for conversion until the date we settle our conversion obligation.

On conversion of the Notes, we have the option to pay or deliver, as the case may be, cash, shares of our Class B Common Stock, or a combination of cash and shares of our Class B Common Stock (including, if applicable, any interest make-whole payment we elect, or are deemed to have elected to satisfy by delivering shares of our Class B Common Stock). If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our Class B Common Stock, the amount of consideration that holders will receive on conversion of their Notes will be determined by reference to the volume-weighted average price of our Class B Common Stock for each trading day in a 40-trading day observation period and an interest make-whole payment, if applicable.

Accordingly, if the price of our Class B Common Stock decreases during the applicable period, the amount and value of consideration holders receive will be adversely affected. In addition, if the market price of our Class B Common Stock at the end of such period is below the volume-weighted average price of our Class B Common Stock during such period, the value of any shares of our Class B Common Stock that holders will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that holders will receive.

If we elect to satisfy our conversion obligation only in shares of our Class B Common Stock on conversion of the Notes, we will, subject to the blocker provisions to the extent applicable, be required to deliver the shares of our Class B Common Stock, together with cash for any fractional share, on the second business day following the conversion date (provided that, with respect to any conversion date following the regular record date immediately preceding the maturity date where physical settlement applies to the related conversion, we will settle any such conversion on the maturity date). Accordingly, if the price of our Class B Common Stock decreases during this period, the value of the shares that holders receive will be adversely affected and would be less than the conversion value of the Notes on the conversion date.

The increase in the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate holders for any lost value of their Notes as a result of such transaction or redemption.

If a make-whole fundamental change occurs prior to the maturity date for the Notes or if we deliver a notice of redemption with respect to the Notes, we will, under certain circumstances, increase the conversion rate for the Notes by a number of additional shares of our Class B Common Stock for Notes converted in connection with such make-whole fundamental change or notice of redemption. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective, or the date we deliver the notice of redemption, as the case may be, and the price paid (or deemed to be paid) per share of our Class B Common Stock in the make-whole fundamental change or determined with respect to the notice of redemption, as the case may be. The increase in the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your Notes as a result of such transaction or redemption. In addition, if the "stock price" (as defined in the Indenture) is greater than $1.00 per share or less than the Make-Whole Adjustment Reference Price (as defined in the Indenture”), no additional shares of Class B Common Stock will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of Notes as a result of this adjustment exceed 61.6523 shares of Class B Common Stock, subject to adjustment in the same manner as the conversion rate for the Notes.

Our obligation to increase the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the Notes may not be adjusted for dilutive events.

The conversion rate of the Notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our Class B Common Stock, the issuance of certain rights or warrants, subdivisions or combinations of our Class B Common Stock, distributions of capital stock, indebtedness, or assets, cash dividends, and certain issuer tender or exchange offers as described under the Indenture. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of Class B Common Stock for cash, that may adversely affect the trading price of the Notes or our Class B Common Stock. An event that adversely affects the value of the Notes may occur, and that event may not result in an adjustment to the conversion rate. We have no obligation to consider the specific interests of the holders of the Notes in engaging in any such offering or transaction.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes.

On the occurrence of a fundamental change, you have the right to require us to repurchase all or a portion of your Notes. However, the fundamental change provisions do not afford protection to holders of Notes in the event of other transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes.

Certain provisions in the indenture governing the Notes may delay or make it more expensive for a third party to acquire us.

Certain provisions in the indenture governing the Notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the Notes requires us, at the noteholders' election, to repurchase the Notes for cash on the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its Notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the Notes or increase the conversion rate, which could make it more costly for a third party to acquire us. Furthermore, the indenture for the Notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Notes. These and other provisions in the indenture could deter or prevent a third party from making bids to acquire us even when the acquisition may be favorable to you.

Holders of Notes are not entitled to receive any shares of our Class B Common Stock otherwise deliverable upon conversion of the Notes to the extent that such receipt would cause such holders to become, directly or indirectly, a beneficial owner of shares of our Class B Common Stock in excess of 4.99% of the total number of the shares of our Class B Common Stock then issued and outstanding.

Notwithstanding anything to the contrary herein, holders of Notes are not entitled to receive any shares of our Class B Common Stock otherwise deliverable upon conversion of the Notes to the extent, but only to the extent, that such receipt would cause such holders to become, directly or indirectly, the "beneficial owner" (within the meaning of Section 13(d) under the Exchange Act and the rules promulgated thereunder) of our Class B Common Stock in excess 4.99% of the total number of the shares of our Class B Common Stock then issued and outstanding. Any purported delivery of shares of our Class B Common Stock upon conversion of the Notes shall be void and have no effect to the extent, but only to the extent, that such delivery would result in any person becoming the beneficial owner of shares of our Class B Common Stock outstanding at such time in excess of the beneficial ownership limits then applicable to such person.

As a result of the beneficial ownership limits, shares of Class B Common Stock otherwise deliverable upon conversion of Notes may be delayed, or never delivered at all. These limitations on beneficial ownership may force you to sell shares of our Class B Common Stock or other securities you own in order to receive shares you would otherwise be entitled to receive upon conversion. If holders convert their Notes and do not receive any shares otherwise deliverable upon conversion, we are not be responsible for any lost value due to a delayed delivery, or if they are never delivered as a result of the conversion restrictions described above.

We cannot assure you that an active trading market will develop for the Notes.

Prior to the 2020 Note Offering (as defined below), there has been no trading market for the Notes, and we do not intend to apply to list the Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the initial purchaser that it intended to make a market in the Notes after the 2020 Note Offering. However, the initial purchaser may cease its market-making at any time without notice. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. We cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

Any adverse rating of the Notes may cause their trading price to fall.

We do not intend to seek a rating on the Notes. However, if a rating service were to rate the Notes and if such rating service were to lower its rating on the Notes below the rating initially assigned to such Notes or otherwise announce its intention to put such Notes on credit watch, the trading price of the Notes could decline.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our securities, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this registration statement, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this registration statement or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

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We have a limited operating history and we cannot assure you we will achieve or maintain profitability;

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Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline;

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The initial development and progress of our business to date may not be indicative of our future growth prospects and, if we continue to grow rapidly, we may not be able to manage our growth effectively;

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There is substantial doubt about our ability to continue as a going concern;

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We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available on terms acceptable to us or at all, we may not be able to develop and grow our business as anticipated and our business, operating results and financial condition may be harmed;

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We may fail to maintain our listing on The Nasdaq Stock Market;

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The success of our business relies heavily on our marketing and branding efforts, especially with respect to the RumbleOn website and our branded mobile applications, and these efforts may not be successful;

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The failure to develop and maintain our brand could harm our ability to grow unique visitor traffic and to expand our regional partner network;

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We rely on Internet search engines to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline, and our business would be adversely affected;

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A significant disruption in service on our website or of our mobile applications could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results, and financial condition;

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We may be unable to maintain or grow relationships with information data providers or may experience interruptions in the data feeds they provide, which may limit the information that we are able to provide to our users and regional partners as well as adversely affect the timeliness of such information and may impair our ability to attract or retain consumers and our regional partners and to timely invoice all parties;

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If we are unable to provide a compelling vehicle buying experience to our users, the number of transactions between our users, RumbleOn and dealers will decline, and our revenue and results of operations will suffer harm;

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If key industry participants, including powersports and recreation vehicle dealers and regional auctions, perceive us in a negative light or our relationships with them suffer harm, our ability to operate and grow our business and our financial performance may be damaged;

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The growth of our business relies significantly on our ability to increase the number of regional partners in our network such that we are able to increase the number of transactions between our users and regional partners. Failure to do so would limit our growth;

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Our ability to grow our complementary product offerings may be limited, which could negatively impact our development, growth, revenue and financial performance;

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We rely on third-party financing providers to finance a portion of our customers' vehicle purchases

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Our sales of powersports/recreation vehicles may be adversely impacted by increased supply of and/or declining prices for pre-owned vehicles and excess supply of new vehicles;

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We rely on a number of third parties to perform certain operating and administrative functions for the Company;

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We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results;

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Seasonality or weather trends may cause fluctuations in our unique visitors, revenue and operating results;

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We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results;

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Failure to adequately protect our intellectual property could harm our business and operating results;

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We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results;

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We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, results of operations and financial condition;

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We provide transportation services and rely on external logistics to transport vehicles. Thus, we are subject to business risks and costs associated with the transportation industry. Many of these risks and costs are out of our control, and any of them could have a material adverse effect on our business, financial condition and results of operations;

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We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed;

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We may acquire other companies or technologies, which could divert our management's attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results;

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The recent outbreak of COVID-19 will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity;

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We may be unable to realize the anticipated synergies related to the Acquisitions, which could have a material adverse effect on our business, financial condition and results of operations;

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We may be unable to successfully integrate the Wholesale Entities' business and realize the anticipated benefits of the Acquisitions;

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Our business relationships, those of the Wholesale Entities or the combined company may be subject to disruption due to uncertainty associated with the Acquisitions;

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If we are unable to maintain effective internal control over financial reporting for the combined companies, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial statements;

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The Wholesale Entities may have liabilities that are not known, probable or estimable at this time;

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As a result of the Acquisitions, we and the Wholesale Entities may be unable to retain key employees;

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The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price;

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Our principal stockholders and management own a significant percentage of our stock and an even greater percentage of the Company's voting power and will be able to exert significant control over matters subject to stockholder approval

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If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline;

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Because our Class B Common Stock may be deemed a low-priced "penny" stock, an investment in our Class B Common Stock should be considered high risk and subject to marketability restrictions;

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We do not currently or for the foreseeable future intend to pay dividends on our common stock;

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We are subject to reduced reporting requirements so long as we are considered a "smaller reporting company" and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors;

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock;

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Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline;

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Although the Notes are referred to as convertible senior Notes, the Notes are effectively subordinated to any of our future secured debt and structurally subordinated to any liabilities of our subsidiaries;

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The Notes are our obligations only and a substantial portion of our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries;

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Operating our business requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay the Notes and any other debt;

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Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Notes;

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The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price which could adversely impact the trading price of the Notes;

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We may incur substantially more debt in the future or take other actions which would intensify the risks discussed in these risk factors;

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We may not have the ability to raise the funds necessary to settle the Notes in cash on a conversion, to repurchase the Notes on a fundamental change, or to repay the Notes at maturity. In addition, the terms of our future debt may contain limitations on our ability to pay cash on conversion or repurchase of the Notes;

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Redemption may adversely affect the return on the Notes;

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The conditional conversion feature of the Notes, if triggered, may adversely affect our financial condition and operating results;

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Conversion of the Notes may dilute the ownership interest of our stockholders or may otherwise depress the market price of our Class B Common Stock;

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Future sales of our Class B Common Stock or equity-linked securities in the public market could lower the market price for our Class B Common Stock and adversely impact the trading price of the Notes;

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Holders of Notes are not entitled to any rights with respect to our Class B Common Stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our Class B Common Stock;

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The conditional conversion feature of the Notes could result in holders receiving less than the value of our Class B Common Stock into which the Notes would otherwise be convertible;

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On conversion of the Notes, holders may receive less valuable consideration than expected because the value of our Class B Common Stock may decline after holders exercise their conversion rights but before we settle our conversion obligation

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The increase in the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate holders for any lost value of their Notes as a result of such transaction or redemption;

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The conversion rate of the Notes may not be adjusted for dilutive events;

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Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes;

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Certain provisions in the indenture governing the Notes may delay or make it more expensive for a third party to acquire us;

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Holders of Notes are not entitled to receive any shares of our Class B Common Stock otherwise deliverable upon conversion of the Notes to the extent that such receipt would cause such holders to become, directly or indirectly, a beneficial owner of shares of our Class B Common Stock in excess of 4.99% of the total number of the shares of our Class B Common Stock then issued and outstanding;

●
We cannot assure you that an active trading market will develop for the Notes;

●
Any adverse rating of the Notes may cause their trading price to fall; and

●
Other statements regarding our future operations, financial condition and prospects, and business strategies.

Forward-looking statements may appear throughout this report, including without limitation, the following sections: “Risk Factors,” “Description of Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, those discussed in this Registration Statement on Form S-1, and in particular, the risks discussed under the caption “Risk Factors” and those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the Note Offering were approximately $8.6 million. We will not receive any proceeds from the resale of the Notes or the sale of the shares of Class B Common Stock issuable upon conversion of the Notes. All proceeds from the sale of the Notes and shares of Class B Common Stock will be for the accounts of the selling securityholders.

SELLING SECURITYHOLDERS

The Company issued the Notes in a private placement in January 2020 to the purchasers in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. Selling securityholders may offer and sell the Notes and the underlying shares of Class B Common Stock pursuant to this prospectus. The net proceeds for the Note Offering were approximately $8.6 million, after deducting offering-related expenses. The information concerning beneficial ownership has been provided by the selling securityholders. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts the selling securityholders may offer securities for sale. The selling securityholders may choose not to sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, we cannot accurately report the number of the securities that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the securities covered by this prospectus will be sold by the selling securityholders.

The following table contains information as of June 15, 2020 with respect to the selling securityholders and the principal amount of Notes and the underlying shares of Class B Common Stock beneficially owned by each selling securityholder that may be offered using this prospectus. The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 3,148,157 shares of Class B Common Stock issued and outstanding as of the conclusion of the offering, calculated on the basis of (i)  2,179,407 shares of Class B Common Stock issued and outstanding as of June 15, 2020 prior to the offering and (ii) assuming the conversion and sale by the selling securityholders of the 968,750 shares of Class B Common Stock underlying the Notes. For the purposes of the following table, the number of shares of Class B Common Stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling securityholders have sole or shared voting power or investment power and also any shares which each selling shareholder, respectively, has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Selling Securityholder	Principal Amount at Maturity of Notes Beneficially Owned Prior to Offering	Number of Shares Owned Priorto Offering (1)	Maximum Principal Amount at Maturity of Notes to be Sold Pursuant to this Prospectus	Maximum Number of Shares to be Sold Pursuantto this Prospectus (2)	Principal amount at Maturity of Notes Owned After Offering	Percentage of Notes Owned After Offering	Number of Shares Owned After Offering	Percentage of Shares Owned After Offering
Nineteen77 Global Multi-Strategy Alpha Master Limited (3)	$20,000,000	-	$20,000,000	500,000	-	-	-	-
Silverback Asset Management, LLC (4)	$12,500,000	-	$12,500,000	312,500	-	-	-	-
Geode Capital Management, LLC (5)	$6,250,000	-	$6,250,000	156,250	-	-	-	-

(1)	This column does not include shares of Class B Common Stock issuable upon conversion of the Notes.
(2)	Represents the shares of Class B Common Stock to be issuable upon conversion of the Notes at the Initial Conversion Rate.
(3)
UBS O’Connor LLC (“O’Connor”) is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and, accordingly, has voting control and investment discretion over the securities described herein held by GLEA. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by GLEA. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities described herein held by GLEA.

(4)
Elliot Bossen, the CEO of Silverback Asset Management, LLC, has the power to vote and dispose of the shares held by Silverback Asset Management, LLC and may be deemed to be the beneficial owner of these shares. The address for Silverback Asset Management, LLC, is 1414 Raleigh Road, Suite 250, Chapel Hill, North Carolina 27517.

(5)
Geode Capital Management LP (“Geode”) serves as investment manager of Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd. (the “Fund”), and accordingly has voting control and investment discretion over the securities described herein held by the Fund. Bobe Simon and Ted Blake, portfolio managers of the Fund, may be deemed to exercise ultimate investment power of the securities held by the Fund. Geode and each of Mr. Simon and Mr. Blake disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

As set forth above, none of the selling securityholders or their affiliates hold securities of the Company other than the Notes. Also, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as discussed in the Recent Developments section of this prospectus, the selling stockholders previously held an aggregate of $30.0 million in principal amount of the Company's Old Notes.

DESCRIPTION OF BUSINESS

 Overview

RumbleOn, Inc., a Nevada corporation, is a technology driven, motor vehicle dealer and e-commerce platform provider disrupting the vehicle supply chain using innovative technology that aggregates, processes and distributes inventory in a faster and more cost-efficient manner.

We operate an infrastructure-light platform that facilitates the ability of all participants in the supply chain, including RumbleOn, other dealers and consumers to Buy-Sell-Trade-Finance-Transport pre-owned vehicles. Our goal is to transform the way VIN-specific pre-owned vehicles are bought and sold by providing users with the most comprehensive, efficient, timely and transparent transaction experiences. While our initial customer facing emphasis through most of 2018 was on motorcycles and other powersports, in 2019 we enhanced our platform to accommodate nearly any VIN-specific vehicle, and via our October 2018 acquisition of Wholesale, Inc., we made a concerted effort to grow our cars and light truck categories.

In this Registration Statement on Form S-1 (this "Form S-1"), we refer to RumbleOn, Inc., as RumbleOn," "RMBL," the "Company," "we," "us," and "our," and similar words. All share amounts included in this Form S-1 have been adjusted for the one-for-twenty reverse stock split of our Class A Common Stock and Class B Common Stock, effective May 20, 2020.

Our Model

RumbleOn's goal is to disrupt the inefficient, friction-laden pre-owned vehicle supply chain through the use of innovative technology. We have created a modern, technology-based platform to acquire and distribute inventory transparently and efficiently at value-oriented prices. We intend to leverage this platform to maximize the overall profit and return on vehicles that RumbleOn buys/sells for its own account, as well to provide both dealers and consumers technology-based tools, financing and logistics-based solutions to simplify their business or aid them through the complex process of buying/selling a vehicle.

Our model is anchored on powerful technology that enables RumbleOn to efficiently acquire, process (including reconditioning, photos and inspection), market and distribute vehicles to dealers and consumers. Collectively, this allows us to maximize inventory value and reduce inventory risk as we effect the entire vehicle supply chain in a faster and more cost-efficient manner. There are two critical inputs that are key to understanding how we do this: 1) our innovative technology and 2) our inventory management.

Innovative Technology

Technology underpins everything at RumbleOn. If you want to disrupt an industry, you have to have answer two fundamental questions:

1)            What can we do to eliminate existing customer pain points?

2)            How do we remove friction from a marketplace?

We leverage technology to drive change in an industry that is as old as the automobile or motorcycle itself. At a high-level, we believe there are two main areas where leveraging these innovations provides us a competitive advantage and eliminates existing customer pain points and removes friction from a marketplace – 1) our proprietary supply chain and distribution software and 2) and our mobile-first web application strategy.

We utilize internally developed software and real time API's to look at the overall supply chain and reconfigure inventory for the purpose of acquisition and distribution. Our technology aggregates multiple data sources in real-time, tracking and cataloging inventory across the country.

We analyze real-time market data to inform our acquisition decisions, continually capturing and archiving such data using advanced algorithms, to calibrate pricing and estimate freight and reconditioning expenses. The values are then used in our Cash Offer tool to quickly determine a fair and reasonable, non-negotiable offer.

Lastly, we continue to enhance our website and mobile application to provide not only a compelling user experience, from the front-end user interface and powerful search tools to enabling secure data, document and payment exchanges between parties, but also to help optimize search engine marketing and lower overall cost of customer acquisition. For example, the RumbleOn app has features such as auto-populating details into the Cash Offer tool when a customer scans their VIN, we introduced simplified uploading of vehicle photos by app users, we integrate technologies to try and block inappropriate content on our Classifieds site, and we are creating fun social experiences like our Road Trip Planner and successful blog campaigns.

Inventory Management

We believe our ability to access and acquire inventory efficiently and cost effectively, from both consumers and dealers, is a key differentiator for RumbleOn. Using pre-owned retail and wholesale vehicle market data obtained from a variety of internal and external data sources, we evaluate a significant number of vehicles daily across both online and traditional auction/dealer-based channels to determine their fit with end-buyer demand, internal profitability targets and our existing inventory needs by make, model, condition and price point.

The supply of pre-owned vehicles is influenced by a variety of factors, including: the total number of vehicles in operation; the rate of new vehicle sales, which in turn generate pre-owned vehicles; the number of pre-owned vehicles sold or remarketed through our consumer and dealer channels; model-year changes; fleet turnover; seasonality; natural disasters; and economic downturns.

As such, we are very focused on nimbly managing our overall inventory, and strive to maintain our current average days to sale under 30 days. We believe this not only minimizes potential impacts on profits from the items described above but also provides us significant competitive benefits; namely: i) we have flexibility to adjust our inventory in response to unforeseen market dynamics – such as adverse weather conditions, including tornadoes and hurricanes, or other events or conditions that impact purchasing decisions, including disruptions in the domestic and global economy due to the COVID-19 pandemic (discussed below); and ii) we can make swift decisions to capitalize on market anomalies or leverage arbitrage opportunities that may benefit our volume and margins in a more consistent fashion.

To support our emphasis on inventory management and reduction of capital investment needs, we leverage a robust partner network that manages the reconditioning, inspections and distribution of our inventory. Our current regional partners are located in the cities below:

Cincinnati, OH; Dallas, TX; Las Vegas, NV;
Atlanta, GA; Statesville, NC; Philadelphia, PA; Nashville, TN;
Orlando, FL; San Diego, CA; San Francisco, CA;
West Palm Beach, FL

Every unit of inventory we acquire is posted immediately to both our website and Dealer Direct virtual inventory tool, as well as sent to one of our regional partners who then uploads photos, prepares detailed inspection reports, reconditions the vehicle to a dealer's expectation and sets the vehicle for live auction sale in the near future. If the vehicle is sold to a consumer, it is reconditioned to the appropriate level for the buyer, which reduces unnecessary reconditioning costs and enables us to protect our margin when selling directly to a dealer who might prefer to manage or perform much of the reconditioning to their standards. More importantly, we are able to quickly establish new regional partners as needed to reduce our cost of sales and freight expense while creating more capacity for over-all sales growth. Currently, there are hundreds of potential expansion locations that welcome the opportunity for their business. These are owned by the likes of Cox Automotive (Manheim); Copart (National Powersports Auctions); KARS (Adesa auctions) just to name a few.

Competitive Positioning

We believe we are disrupting a massive opportunity in the market and unlike others, we are using this data-powered technology to serve consumers, dealers and service providers across the entire supply chain. Our comprehensive offering includes the following:

Dealers	Consumers	Other
Dealer to Consumer Sales	Consumer to Consumer Sales	Lender Listing Site
Dealer to Dealer Sales	Online Cash Offers from RumbleOn	Dealer Listing Site
Online Cash Offers from RumbleOn	Classifieds (including transaction support)	Data Aggregation
Inventory Management	Finance a Purchase	Auction Locations
Dealer Branded Cash Offers	Warranty Products	Transport Providers
Dealer Listing Site	Inspection Services	Inspection Services
Logistics Support	Logistics Support	Peer-to-Peer Payment

Presently we are buying and selling our entire inventory and delivering the same customer experience across our websites – rumbleon.com, RumbleOn Dealer Direct and other URL's also represented as powered by RumbleOn - providing us with a strategic advantage of having vertical brands. These solutions exist as separate websites and each fills a gap in the legacy buying and selling experience while taking advantage of vertical search of the same inventory across multiple consumer and dealer channels.

RumbleOn.com is our primary national online consumer facing platform. Consumers can currently get a real Cash Offer for their vehicle as well as purchase vehicles through this website. Customers can pay for their vehicle using cash or they may select from a range of finance options from unrelated third parties such as banks or credit unions, as well as RumbleOn Finance, our own financing platform. Additionally, customers have the option to protect their vehicle with Extended Protection Plans ("EPPs") and vehicle appearance protection products as part of our online checkout process. EPPs include extended service plans which are designed to cover unexpected expenses associated with mechanical breakdowns and guaranteed asset protection, which is intended to cover the unpaid balance on a vehicle loan in the event of a total loss of the vehicle or unrecovered theft as well as other traditional protection products.

RumbleOn Dealer Direct is currently being used by multiple dealers which allows them to leverage the RumbleOn inventory as a virtual inventory of their own at wholesale prices without having to wait for auction day.

Wholesale Inc. and AutoSport, Powered by RumbleOn (as well as any other sub-brands we may utilize) – The significant local brand awareness these parallel sites provide allows us to take advantage of existing organic search benefits and customer goodwill by creating a locally branded website with most of the same functionality as RumbleOn.com.

RumbleOn Classifieds was launched in December 2018 and is a one-stop free listing site for consumers who wish to pursue peer-to-peer transactions, similar to Craigslist. Consumers list the vehicle at the price they wish. RumbleOn then offers both buyers and sellers a suite of option tools to facilitate the transaction process, including assistance with titles, documentation, third-party inspection, financing, funds-transfer, and logistics. Classifieds allows us to not only buy more inventory from unsuccessful listings, but more importantly provide consumers who were unwilling to accept the RumbleOn Cash Offer price an opportunity to stay in the RumbleOn network.

RumbleOn Finance is our wholly owned consumer finance entity that provides vehicle buyers competitive borrowing alternatives fully underwritten internally. During the second half of 2019, RumbleOn Finance began originating finance transactions on powersports.

Our Market / Competition

We participate in both the automotive and powersports markets.

Automotive

The U.S. used car marketplace is highly fragmented, and we face competition from franchised dealers, who sell both new and used vehicles; independent used car dealers; online and mobile sales platforms; and private parties. There are approximately 18,000 franchised automotive dealerships, which sell both new and used vehicles, as well as approximately 43,000 used car independents in the U.S. according to NADA and Borrell Associates' 2017 Outlook, respectively. Moreover, the top 100 car retailers control approximately 8.6% of the used car market share in 2018 according to AutomotiveNews.

Collectively, there were approximately 273 million registered vehicles in operation in 2018. Additionally, in 2019 automakers sold approximately 17 million new cars and approximately 41 million used cars were sold, many of which were accompanied by trade-ins. Lastly, the National Auto Auction Association and Cox Automotive estimate there are more than 16 million vehicles annual sold through wholesale channels, with approximately 9.6 million sold through auctions , the vast majority of which are run through the two largest auction participants, Manheim and Adesa, 4.9 million dealer-to-dealer and 2.1 direct to consumer or offsite/online.

Based on the large number of new and used vehicles being sold each year, coupled with the relatively small market share of any single used car seller, we believe that both sources of used vehicles, and our ability to sell them, will continue to be sufficient to meet our current and future needs.

Powersports

We currently operate in the powersports and recreational vehicle market with significant scale and breadth of products. The Motorcycle Industry Council estimates that in 2018, 10.1 million U.S. households owned the 12.2 million motorcycles. Of these, 87% of these were on-highway models, our initial targeted segment. According to the Powersports Business 2016 Market Data Book, or the 2020 Market Data book, pre-owned motorcycle registrations were 1.1 million units in 2015 with new unit sales of approximately 281,000. The owner demographic is favorable to the market outlook as millennials and baby boomers are maturing into the median ranges. The owner group is characterized by brand loyal riding enthusiasts. Additionally, the dealer market is fragmented with an estimated 10,000 outlets authorized to sell powersports and recreation vehicles that include new and pre-owned motorcycles, scooter, and all-terrain vehicles.

Our initial focus was on pre-owned Harley-Davidson motorcycles as it provided a targeted, identifiable segment to establish the functionality of the platform and the RumbleOn brand. Harley-Davidson is a highly regarded and dominant brand in the motorcycle market, (representing approximately 50% market share of new 601cc+ on-road motorcycles according to both Harley-Davidson public filings and the Motorcycle Industry Council) and there were approximately 3.1 million Harley Davidson riders in 2019, up approximately 55,00 from the prior year per the IHS Markit Motorcycles in Operations data. As our business has evolved we have expanded into other powersports and recreational vehicle with a strong emphasis on the "metric" brands of motorcycles (Honda, Yamaha, Kawasaki, Suzuki, etc.), which essentially doubled the available market and is a natural extension as these vehicles are often sold or traded for Harley-Davidson vehicles. The metric market and dealer profile closely mirror that of the Harley-Davidson market although it is more highly fragmented and the average pre-owned vehicle selling price is less than a pre-owned Harley Davidson. In addition, many of the metric dealers also retail other powersport vehicles including ATVs, UTVs, snowmobiles and personal watercraft providing RumbleOn an opportunity for product extensions by leveraging existing regional partner relationships.

The ATV, UTV/side-by-side, snowmobile and personal watercraft vehicle, or PWC, markets, are a logical next extension for our platform, as there is significant overlap in the motorcycle dealer base with dealers of these products. According to estimates from Polaris, approximately 770,000 ATV/UTV/side-by-sides and 100,000 snowmobiles sold in North America in 2018, and there are estimated to be approximately 1.2 million snowmobiles registered in the United States with another 600,000 in Canada. Lastly, according the National Marine Manufacturers Association and the Personal Watercraft Industry Association, in 2016 there were more than 59,000 new PWCs sold in the United States and there are currently more than 1.1 million PWCs registered in the United States.

The United States pre-owned powersports and recreational vehicle marketplace is highly fragmented, and we face competition from franchised dealers, who sell both new and pre-owned vehicles; independent dealers; online and mobile sales platforms; and private parties. We believe that the principal competitive factors in our industry are delivering an outstanding consumer experience, competitive sourcing of vehicles, breadth and depth of product selection, and value pricing. Our competitors vary in size and breadth of their product offerings. We believe that our principal competitive advantages in pre-owned vehicle retailing includes our ability to provide a high degree of customer satisfaction with the buying experience by virtue of our low, no-haggle prices and our 100% online marketplace platform including our website and mobile application and our ability to make a cash offer to purchase a vehicle with our customer-friendly sales process and our breadth of selection of the most popular makes and models available on our website. In addition, we believe our willingness to make a cash offer to purchase a customer's vehicle, whether or not the customer is buying a vehicle from us, provides a competitive sourcing advantage for retail vehicles allowing us to offer value-oriented pricing. We believe the principal competitive factors for our ancillary products and services include an ability to offer a full suite of products at competitive prices delivered in an efficient manner to the customer. We compete with a variety of entities in offering these products including banks, finance companies, insurance and warranty providers and extended vehicle service contract providers. We believe our competitive strengths in this category will include our ability to deliver products in an efficient manner to customers utilizing our technology and our ability to partner with key participants in each category to offer a full suite of products at competitive prices. Lastly, additional competitors may enter the businesses in which we will operate.

The supply of pre-owned vehicles, including automobiles, light trucks and powersports, is influenced by a variety of factors, including: the total number of vehicles in operation;the rate of new vehicle sales, which in turn generate pre-owned vehicles; and the number of pre-owned vehicles sold or remarketed through our consumer and dealer channels. Based on the large number of new and used vehicles being sold each year, coupled with the relatively small market share of any single used car seller, we believe that both sources of used vehicles, and our ability to sell them, will continue to be sufficient to meet our current and future needs.

Seasonality

Historically, both the automotive and powersport industries have been seasonal with traffic and sales strongest in the spring and summer quarters. Sales and traffic are typically slowest in the winter quarter but increase typically in February and March, coinciding with tax refunds and improved weather conditions. Given this seasonality, coupled with the fact that we are a growing company, leads us to expect our quarterly results of operations, including our revenue, gross profit, profit/loss, and cash flow to vary significantly in the future, based in part on vehicle buying patterns. Over time, we expect to normalize to seasonal trends in both markets, with the corresponding impact that may result from the overall economic conditions.

Nashville Tornado

In the early morning hours of March 3, 2020, a severe tornado struck the greater Nashville area causing significant damage to our facilities in Nashville. We maintain insurance coverage for damage to our facilities and inventory, as well as business interruption insurance. We continue in the process of reviewing damages and coverages with our insurance carriers. The loss comprises three components: (1) inventory loss, currently assessed by the insurance carrier at approximately $13,000,000; (2) building and personal property loss, primarily impacting our leased facilities, currently assessed by the insurance carrier at $3,369,087; and (3) loss of business income, for which we have coverage in the amount of $6,000,000.

All three components of our loss claim have been submitted to its insurers. Our inventory claim is subject to a dispute with the carrier as to the policy limits applicable to the loss. The building insurer has agreed to pay $3,369,087 on the building and personal property loss, reflecting a complete recovery, net of $5,000 reflecting our deductible. The insurer has made an interim payment on the building and personal property loss of $2,269,507 and has an outstanding balance of $1,094,580 which is expected to be paid during the second quarter of 2020. The loss of business income claim is ongoing and remains in the process of negotiation, however, the insurer has advanced $250,000 against the final settlement. We believe there will be a full recovery of all three loss components, however no assurance can be given regarding the amounts, if any, that will be ultimately recovered.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public health crisis. We have experienced significant disruption to our business, both in terms of disruption of our operations and the adverse effect on overall economic conditions. These conditions will significantly negatively impact all aspects of our business. Our business is also dependent on the continued health and productivity of our associates throughout this crisis.

The COVID-19 situation has created an unprecedented and challenging time. Our current focus is on positioning the Company for a strong recovery when this crisis is over. We have taken steps to reduce our inventory and align our operating expenses to the state of the business. We plan to continue to operate as permitted to support our customers’ needs for reliable vehicles and to provide as many jobs as possible for our associates. Effective April 9, 2020, 169 associates were temporarily laid-off effective, however our receipt of PPP funds, as discussed below will allow us to gradually recall these associates over time. All ongoing employment determinations are subject to change due to the COVID-19 situation future government mandates, as well as future business conditions. We will continue to monitor the COVID-19 situation and look for ways to preserve cash and reduce our operating expenses as we are able, however, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

Intellectual Property and Proprietary Rights

Our brand image and intellectual property are an important element of our business strategy.  As of December 31, 2019, we have a trademark registration for "RumbleOn", a patent covering near field communications to store and retrieve vehicle information, and various applications pending with the U.S. Patent and Trademark Office.

Government Regulation

Various aspects of our business are or may be subject, directly or indirectly, to U.S. federal and state laws and regulations. Failure to comply with such laws or regulations may result in the suspension or termination of our ability to do business in affected jurisdictions or the imposition of significant civil and criminal penalties, including fines or the award of significant damages against us and our dealers in class action or other civil litigation.

State Motor Vehicle Sales, Advertising and Brokering Laws

The advertising and sale of new or pre-owned motor vehicles is highly regulated by the states in which we do business. Although we do not anticipate selling new vehicles, state regulatory authorities or third parties could take the position that some of the regulations applicable to new vehicle dealers or to the manner in which automobiles, powersports and recreational vehicles are advertised and sold generally are directly applicable to our business. If our products and services are determined to not comply with relevant regulatory requirements, we could be subject to significant civil and criminal penalties, including fines, or the award of significant damages in class action or other civil litigation as well as orders interfering with our ability to continue providing our products and services in certain states. In addition, even absent such a determination, to the extent dealers are uncertain about the applicability of such laws and regulations to our business, we may lose, or have difficulty increasing the number of dealers in our network, which would affect our future growth.

Several states have laws and regulations that strictly regulate or prohibit the brokering of motor vehicles or the making of so-called "bird-dog" payments by dealers to third parties in connection with the sale of motor vehicles through persons other than licensed salespersons. If our products or services are determined to fall within the scope of such laws or regulations, we may be forced to implement new measures, which could be costly, to reduce our exposure to those obligations, including the discontinuation of certain products or services in affected jurisdictions. Additionally, such a determination could subject us to significant civil or criminal penalties, including fines, or the award of significant damages in class action or other civil litigation.

In addition to generally applicable consumer protection laws, many states in which we may do business either have or may implement laws and regulations that specifically regulate the advertising for sale of new or pre-owned automobiles, powersports and recreational vehicles. These state advertising laws and regulations may not be uniform from state to state, sometimes imposing inconsistent requirements on the advertiser. If the content displayed on the websites we operate is determined or alleged to be inaccurate or misleading, we could be subject to significant civil and criminal penalties, including fines, or the award of significant damages in class action or other civil litigation. Moreover, such allegations, even if unfounded or decided in our favor, could be extremely costly to defend, could require us to pay significant sums in settlements, and could interfere with our ability to continue providing our products and services in certain states.

 Federal Advertising Regulations

The Federal Trade Commission ("FTC") has authority to take actions to remedy or prevent advertising practices that it considers to be unfair or deceptive and that affect commerce in the United States. If the FTC takes the position in the future that any aspect of our business constitutes an unfair or deceptive advertising practice, responding to such allegations could require us to pay significant damages, settlements, and civil penalties, or could require us to make adjustments to our products and services, any or all of which could result in substantial adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability.

Federal Antitrust Laws

The antitrust laws prohibit, among other things, any joint conduct among competitors that would lessen competition in the marketplace. Some of the information that we may obtain from dealers may be sensitive and, if disclosed inappropriately, could potentially be pre-owned by dealers to impede competition or otherwise diminish independent pricing activity. A governmental or private civil action alleging the improper exchange of information, or unlawful participation in price maintenance or other unlawful or anticompetitive activity, even if unfounded, could be costly to defend and adversely impact our ability to maintain and grow our dealer network.

In addition, governmental or private civil actions related to the antitrust laws could result in orders suspending or terminating our ability to do business or otherwise altering or limiting certain of our business practices, including the manner in which we handle or disclose pricing information, or the imposition of significant civil or criminal penalties, including fines or the award of significant damages against us in class action or other civil litigation.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability. Further, investigations by government agencies, including the FTC, into allegedly anticompetitive, unfair, deceptive or other business practices by us, could cause us to incur additional expenses and, if adversely concluded, could result in substantial civil or criminal penalties and significant legal liability.

Employees

As of December 31, 2019, we had approximately 300 full time and 4 part time employees.

Corporate History

RumbleOn, Inc. was originally incorporated in the State of Nevada in October 2013 as a development stage company under the name Smart Server, Inc. In July 2016, Berrard Holdings Limited Partnership ("Berrard Holdings") acquired 273,750 shares of common stock of the Company from the prior owner of such shares pursuant to an Amended and Restated Stock Purchase Agreement, dated July 13, 2016. The shares acquired by Berrard Holdings represented 99.5% of the Company's then issued and outstanding shares of common stock. Steven Berrard, a director and our Chief Financial Officer, has voting and dispositive control over Berrard Holdings.

In October 2016, Berrard Holdings sold an aggregate of 165,625 shares of the Company's common stock to Marshall Chesrown, our Chairman of the Board and Chief Executive Officer, and certain other purchasers. The 120,625 shares acquired by Mr. Chesrown represented 43.9% of the Company's then issued and outstanding shares of common stock. The remaining shares owned by Berrard Holdings after giving effect to the transaction represented 39.3% of the Company's then issued and outstanding shares of common stock.

On January 8, 2017, the Company entered into an Asset Purchase Agreement (the "NextGen Agreement") with NextGen Dealer Solutions, LLC ("NextGen"), Halcyon Consulting, LLC ("Halcyon"), and members of Halcyon signatory thereto ("Halcyon Members," and together with Halcyon, the "Halcyon Parties") pursuant to which NextGen agreed to sell to the Company substantially all of the assets of NextGen in exchange for a payment of approximately $750,000 in cash, the issuance to NextGen of 76,191 unregistered shares of Company common stock (the "Purchaser Shares"), the issuance of a subordinated secured promissory note issued by the Company in favor of NextGen in the amount of $1,333,333 (the "Acquisition Note") and the assumption by the Company of certain specified post-closing liabilities of NextGen under the contracts being assigned to the Company as part of the transaction (the "NextGen Acquisition").

On January 9, 2017, the Company's Board of Directors (the "Board") and stockholders holding 318,750 of the Company's issued and outstanding shares of common stock approved an amendment to the Company's Articles of Incorporation (the "Certificate of Amendment") to change the name Smart Server, Inc. to RumbleOn, Inc. and to create an additional class of Company common stock. The Certificate of Amendment became effective on February 13, 2017, after the notice and accompanying Information Statement describing the amendment was furnished to non-consenting stockholders of the Company in accordance with Nevada and Federal securities law.

Immediately before approving the Certificate of Amendment, the Company had authorized 5,000,000 shares of common stock, $0.001 par value (the "Authorized Common Stock"), including 320,000 issued and outstanding shares of common stock (the "Outstanding Common Stock," and together with the Authorized Common Stock, the "Common Stock"). Pursuant to the Certificate of Amendment, the Company designated 50,000 shares of Authorized Common Stock as Class A Common Stock (the "Class A Common Stock"), which Class A Common Stock ranks pari passu with all of the rights and privileges of the Common Stock, except that holders of Class A Common Stock are entitled to 10 votes per share of Class A Common Stock issued and outstanding and (ii) all other shares of Common Stock, including all shares of Outstanding Common Stock were deemed Class B Common Stock (the "Class B Common Stock"), which Class B Common Stock are identical to the Class A Common Stock in all respects, except that holders of Class B Common Stock will be entitled to one vote per share of Class B Common Stock issued and outstanding.

On January 9, 2017, the Company's Board and stockholders holding 318,750 of the Company's issued and outstanding shares of common stock approved the issuance to (i) Mr. Chesrown of 43,750 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown and (ii) Mr. Berrard of 6,250 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard.

On February 8, 2017 (the "Closing Date"), RumbleOn and its wholly owned subsidiary NextGen Pro, LLC ("NextGen Pro") completed the NextGen Acquisition in exchange for approximately $750,000 in cash, the Purchaser Shares, the Acquisition Note, and the other consideration described above. The Acquisition Note was originally set to mature on the third anniversary of the Closing Date (the "Maturity Date"). Interest accrues and is paid semi-annually originally (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date. In January 2020, the Acquisition Note was amended to extend the Maturity Date to January 31, 2021, modify the interest rate to 10% annually and also provide the holder the option to convert the Acquisition Note at any time at a price of $3.00 per share of Class B Common Stock. The Company's obligations under the Acquisition Note are secured by substantially all the assets of the NextGen Pro pursuant to an Unconditional Guaranty Agreement (the "Guaranty Agreement"), by and among Halcyon and NextGen Pro, and a related Security Agreement between the parties, each dated as of the Closing Date, as amended in January 2020. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all of the Company's obligations under the Acquisition Note.

On October 26, 2018, we entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") by and among the Company, the Company's newly-formed acquisition subsidiary RMBL Tennessee, LLC, a Delaware limited liability company ("Merger Sub"), Wholesale Holdings, Inc., a Tennessee corporation ("Holdings"), Wholesale, LLC, a Tennessee limited liability company ("Wholesale"), Steven Brewster and Janelle Brewster (each a "Stockholder," and together the "Stockholders"), Steven Brewster, a Tennessee resident, as the representative of each Stockholder (the "Representative"), and Marshall Chesrown and Steven Berrard, providing for the merger (the "Wholesale Merger") of Holdings with and into Merger Sub, with Merger Sub surviving the Wholesale Merger as a wholly-owned subsidiary of the Company. On October 29, 2018, we entered into an Amendment to the Merger Agreement making a technical correction to the definition of "Parent Consideration Shares" contained in the Merger Agreement.

Also, on October 26, 2018, we entered into a Membership Interest Purchase Agreement (the "Purchase Agreement"), by and among the Company, Steven Brewster and Justin Becker (together the "Express Sellers"), and Steven Brewster as representative of the Express Sellers, pursuant to which we acquired all of the membership interests (the "Express Acquisition") in Wholesale Express, LLC, a Tennessee limited liability company ("Wholesale Express").

Wholesale Inc. is one of the largest independent distributors of pre-owned vehicles in the United States and Wholesale Express, LLC is a related logistics company. The Wholesale Merger and the Express Acquisition were both completed on October 30, 2018 (the "Wholesale Closing Date"). As consideration for the Wholesale Merger, we (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments and (ii) issued to the Stockholders 1,317,329 shares (the "Stock Consideration") of our previously designated Series B Non-Voting Convertible Preferred Stock, par value $0.001 (the "Series B Preferred"). As consideration for the Express Acquisition, we paid cash consideration of $4,000,000, subject to certain customary post-closing adjustments. Net proceeds from a private placement completed in October 2018 and $5,000,000 funded under our credit facility were used to partially fund the cash consideration of the Wholesale Merger and the Express Acquisition. Each share of Series B Preferred automatically converted on a one-for-one basis into shares of the Company's Class B Common Stock on March 4, 2019.

On February 3, 2019, the Company completed the acquisition of all of the equity interests of Autosport USA, Inc. ("Autosport"), an independent pre-owned vehicle distributor, pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the "Stock Purchase Agreement"), by and among RMBL Express, LLC, a wholly owned subsidiary of Company, Scott Bennie (the "Seller") and Autosport. Aggregate consideration for the Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) a fifteen-month $500,000 promissory note in favor of the Seller, plus (iii) a three-year $1,536,000 convertible promissory note in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company's Class B Common Stock for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Acquisition, the Company also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to a promissory note payable to Seller. The fair value of the contingent earn-out payment was considered immaterial at the date of acquisition and was excluded from the purchase price allocation. As of December 31, 2019, there have been no payments earned under the performance thresholds.

Available Information

Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, the SEC maintains a website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

DESCRIPTION OF PROPERTY

 We currently maintain our corporate offices at 901 W Walnut Hill Lane, Irving, Texas 75038, that initially comprises 23,337 square feet, which amount shall increase to (i) 30,337 rentable square feet on November 1, 2020 and (ii) 37,337 rentable square feet on November 1, 2021. Base rent is currently $60,287 per month and increases to $78,371 on November 1, 2020 and to $96,454 on November 1, 2021. We also pay our pro rata share of the building's operating expenses. This lease expires on April 30, 2023; however we can elect to extend the term for up to seven years at a rate equal to (i) the lesser of prevailing rental rates at the time of renewal or (ii) 5% of the annual Base Rent for the immediately preceding term. We provided the sublandlord a security deposit of approximately $10,000. In addition, in March 2019 we entered into a short-term sublease expiring in October 2019 in Las Colinas, Texas for approximately 11,000 square feet to support the company's initiatives.

We are a co-leasee on a warehouse space in Missouri from which we operate our licensed dealer operation; total shared monthly rent for the building is $4,250.

We have two main facilities in the greater Nashville, TN metropolitan area that we assumed as part as the acquisitions of Wholesale. One serves as a general office/administrative location as well as a staging and reconditioning property, while the other serves as a retail sales location where we display vehicles and operate a traditional used car sales lot, with minimal vehicle maintenance services provided. Each location has a lease term expiring on October 30, 2021, and for each property we have two (2) renewal option, each of which provides for five (5) additional years with ten percent (10%) increase in the base rent. The collective rent for the two locations is approximately $23,500 per month.

We also lease or sub-lease space to support the operations in (i) West Palm Beach, FL that we assumed as part of the Autosport acquisition and for which we pay approximately $75,000 per year and (ii) Las Vegas, NV to support the development of the RumbleOn Finance business and for which we pay approximately $160,000 per year. Both the FL and NV ancillary location leases currently expire in the second half of 2020.

The Company is establishing fulfillment centers in strategic locations throughout the United States. Initial locations, for which leases have been executed include Arlington, Texas, Ocoee, Florida and North Las Vegas, Nevada.

We moved into the Arlington, Texas center in September 2019. This location is approximately 7,000 square feet. The lease has an initial term of 24.5 months and has one three-year renewal option. We pay approximately $57,000 per year.

The Ocoee, Florida center is approximately 56,012 square feet and is scheduled to open in the first half of 2020. This lease has an initial term of 64 months with one five-year renewal option. Annual rent will be approximately $470,000.

We moved into the North Las Vegas center in October 2019. This location is approximately 43,916 square feet and has an initial term of 36 months. Annual rent is approximately $270,000.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings other than ordinary routine litigation incidental to our business.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of October 29, 2017, our Class B Common Stock has been listed on the Nasdaq Global Select Market ("NASDAQ") under the symbol RMBL. Before October 29, 2017, our common stock traded on the OTCQB Market under the symbol RMBL, and before January 1, 2017, our common stock was not traded, except for 250 shares, which traded on the OTC Markets Pink Sheets on January 22, 2016 at a price of $4.91 per share.

Holders of Common Stock

As of June 15, 2020, we had approximately 52 stockholders of record of 2,179,407 issued and outstanding shares of Class B Common Stock and two holders of record of 50,000 issued and outstanding shares of Class A Common Stock.

Dividends

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earning in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our board of directors, based upon the Board's assessment of:

●
our financial condition;

●
earnings;

●
need for funds;

●
capital requirements;

●
prior claims of preferred stock to the extent issued and outstanding; and

●
other factors, including any applicable law.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

MANAGEMENT'S DISCUSSION AND ANALYSIS FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This Registration Statement on Form S-1 contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions identify some of the forward-looking statements. Forward-looking statements are not guarantees of performance or future results and involve risks, uncertainties and assumptions. The factors discussed elsewhere in this Form S-1 and in our Annual Report on Form 10-K for the year ended December 31, 2019, and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the Company’s forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

Overview

We are a technology driven, motor vehicle dealer and e-commerce platform provider disrupting the vehicle supply chain using innovative technology that aggregates, processes and distributes inventory in a faster and more cost-efficient manner.

We operate an infrastructure-light platform that facilitates the ability of all participants in the supply chain, including RumbleOn, other dealers and consumers to Buy-Sell-Trade-Finance-Transport pre-owned vehicles. Our goal is to transform the way VIN-specific pre-owned vehicles are bought and sold by providing users with the most comprehensive, efficient, timely and transparent transaction experiences. While our initial customer facing emphasis through most of 2018 was on motorcycles and other powersports vehicles, we continue to enhance our platform to accommodate nearly any VIN-specific vehicle including motorcycles, ATVs, boats, RVs, cars and trucks. Since our acquisition of Wholesale, Inc. ("Wholesale") in October 2018, we have significantly increased our sales of cars and light truck categories ("automotive"). Of the 43,143 vehicles we sold in 2019, 29,952 (69.4%) were automotive and 13,191 (30.6%) were powersports vehicles. In 2018 we sold 12,529 vehicles of which 4,005 (32.0%) were automotive and 8,524 (68.0%) were powersports vehicles.

The COVID-19 situation has created an unprecedented and challenging time. Our current focus is on positioning the Company for a strong recovery when this crisis is over. We have taken steps to reduce our inventory and align our operating expenses to the state of the business. We plan to continue to operate as permitted to support our customers’ needs for reliable vehicles and to provide as many jobs as possible for our associates. As noted above, 169 associates were temporarily laid-off effective April 9, 2020, however our receipt of PPP funds, as discussed below will allow us to gradually recall these associates over time. All ongoing employment determinations are subject to change due to the COVID-19 situation future government mandates, as well as future business conditions. We will continue to monitor the COVID-19 situation and look for ways to preserve cash and reduce our operating expenses as we are able, however, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

Acquisition of Wholesale and Wholesale Express

On October 26, 2018, we entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with our newly-formed acquisition subsidiary RMBL Tennessee, LLC, a Delaware limited liability company ("Merger Sub"), Wholesale Holdings, Inc., a Tennessee corporation ("Holdings"), Wholesale, Steven Brewster and Janelle Brewster (each a "Stockholder", and together the "Stockholders"), Steven Brewster, a Tennessee resident, as the representative of each Stockholder, and Marshall Chesrown and Steven R. Berrard, providing for the merger (the "Wholesale Merger") of Holdings with and into Merger Sub, with Merger Sub surviving the Wholesale Merger as our wholly-owned subsidiary. Also on October 26, 2018, we entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with Steven Brewster and Justin Becker (together the "Express Sellers"), and Steven Brewster as representative of the Express Sellers, pursuant to which we acquired all of the membership interests (the "Express Acquisition") in Wholesale Express, LLC ("Wholesale Express"). On October 30, 2018 (the "Wholesale Acquisition Date"), we completed the Wholesale Merger and Express Acquisition. Wholesale is one of the largest independent distributors of pre-owned vehicles in the United States and Wholesale Express is a related logistics company. The results of operations of Wholesale and Wholesale Express from the Wholesale Acquisition Date to December 31, 2018 (the " Wholesale Acquisition Period") are included in the Company's consolidated financial statements for the year ended December 31, 2018. In this Management's Discussion and Analysis of Financial Condition and Results of Operations, no comparable information is discussed with respect to Wholesale and Wholesale Express for periods before the Wholesale Acquisition Date. For additional information, see Note 4 – "Acquisitions" in the accompanying Notes to the Consolidated Financial Statements.

Acquisition of Autosport

On February 3, 2019 (the "Autosport Acquisition Date"), the Company completed the acquisition (the "Autosport Acquisition") of all of the equity interests of Autosport USA, Inc. ("Autosport"), an independent pre-owned vehicle distributor, pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the "Stock Purchase Agreement"), by and among RMBL Express, LLC (the "Buyer"), a wholly owned subsidiary of Company, Scott Bennie (the "Seller") and Autosport. The results of operations of Autosport from the Autosport Acquisition Date to December 31, 2019 (the "Autosport Acquisition Period," and together with the Wholesale Acquisition Period, the "Acquisition Period") are included in the Company's consolidated financial statements for the year ended December 31, 2019. In this Management's Discussion and Analysis of Financial Condition and Results of Operations, no comparable information is discussed with respect to Autosport for periods before the Autosport Acquisition Date. For additional information, see Note 4 – "Acquisitions" in the accompanying Notes to the Consolidated Financial Statements

Reportable Segments

Business segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Our operations are organized by management into operating segments by line of business. We have determined that we have three reportable segments as defined in generally accepted accounting principles for segment reporting: (1) powersports, (2) automotive and (3) vehicle logistics and transportation. Our powersports and automotive segments consist of the distribution of pre-owned vehicles. The powersports segment consists of the distribution of principally motorcycles, while the automotive segment distributes cars and trucks. Our vehicle logistics and transportation service segment provides nationwide automotive transportation services primarily between dealerships and auctions. Our vehicle logistics and transportation service reportable segment has been determined to represent one operating segment and reporting unit. The accounting policies of the segments are the same and are described in Note 1 – "Description of Business and Significant Accounting Policies" in the accompanying Notes to the Consolidated Financial Statements.

For the year ended December 31, 2019, our powersports segment accounted for approximately 12.0% of our total revenue and approximately 24.4% of our total gross profit, our automotive segment accounted for approximately 85.3% of our total revenue and approximately 62.7% of our total gross profit, and our vehicle logistics and transportation service segment accounted for approximately 2.7% of our total revenue and approximately 12.9% of our total gross profit. For the year ended December 31, 2018, our vehicle distribution segment accounted for approximately 97.0% of our total revenue and approximately 91.5% of our total gross profit, and our vehicle logistics and transportation service segment accounted for approximately 3.0% of our total revenue and approximately 8.5% of our total gross profit.

Key Operation Metrics - Powersports and Automotive Segments

We regularly review a number of metrics, to evaluate our vehicle distribution business, measure our progress, and make strategic decisions. Our key operating metrics reflect what we believe will be the key drivers of our growth, including increasing brand awareness, maximizing the opportunity to source the purchase of low cost pre-owned vehicles from consumers and dealers while enhancing the selection of vehicles we make available to our customers. Our key operating metrics also demonstrate our ability to translate these drivers into sales and to monetize these retail sales through a variety of product offerings.

Powersports:	2019	2018
Vehicles sold	13,191	8,524
Regional Partners	7	7
Average days to sale	34	32
Total vehicle revenue	$101,008,976	$61,204,416
Gross Profit	$12,335,460	$6,870,350

Automotive:	2019	2018
Vehicles sold	29,952	4,005
Regional Partners	7	9
Average days to sale	23	26
Total vehicle revenue	$717,042,511	$91,369,996
Gross Profit	$31,728,617	$5,608,491

 Vehicles Sold

We define vehicles sold as the number of pre-owned vehicles sold to consumers and dealers in each period, net of returns under our various return policies. We view vehicles sold as a key measure of our growth for several reasons. First, vehicles sold is the primary driver of our revenue and, indirectly, gross profit, since vehicle sales enable multiple complementary revenue streams, including financing, vehicle service contracts and trade-ins. Second, growth in vehicles sold increases the base of available customers for referrals and repeat sales. Third, growth in vehicles sold is an indicator of our ability to successfully scale our logistics, fulfillment, and customer service operations.

Regional Partners

Our operations are designed to be scalable by working through an infrastructure and capital light model that is achievable by virtue of a synergistic relationship with regional partners. We utilize these regional partners to provide inspection, reconditioning and distribution services. These regional partners earn incremental revenue and enhance profitability through fees from inspection, reconditioning and distribution programs. As regional partners are added throughout the U.S., the cost and time associated with distribution programs will be significantly reduced as the pickup and delivery of pre-owned vehicles will become more localized thus reducing shipping costs and the average days to sale for pre-owned vehicles.

Average Days to Sale

We define average days to sale as the average number of days between vehicle acquisition by us and delivery to a customer for all pre-owned vehicles sold in a period. However, this metric does not include any pre-owned vehicles that remain unsold at period end. We view average days to sale as a useful metric due to its impact on pre-owned vehicle average selling price. We anticipate that average days to sale will increase in future periods until we reach an optimal pooled inventory level and fully scale our acquisition and sales channel processes.

Revenue

Revenue is primarily comprised of pre-owned vehicle sales. We sell pre-owned vehicles through consumer and dealer sales channels. These multiple sales channels provide us the opportunity to maximize profitability through increased sales volume and lower average days to sale by selling to the channel where the opportunity is the greatest at any given time based on customer demand, market conditions or inventory availability. The number of pre-owned vehicles sold to any given channel may vary from period to period based on customer demand, market conditions and available inventory. We expect pre-owned vehicle sales to increase as we begin to utilize a combination of brand building as well as direct response channels to efficiently source and scale our addressable markets while expanding our suite of product offerings to consumers who may wish to trade-in or to sell us their vehicle independent of a retail sale. Factors affecting pre-owned vehicle sales include the number of retail pre-owned vehicles sold and the average selling price of these vehicles.

Gross Profit

Gross profit is generated on pre-owned vehicle sales from the difference between the vehicle selling price and our cost of revenue associated with acquiring the vehicle and preparing it for sale. The aggregate dollar gross profit achieved from the consumer and dealer sales channels are different. Pre-owned vehicles sold to consumers through our website generally have the highest dollar gross profit since the vehicle is sold directly to the consumer. Pre-owned vehicles sold to dealers through our website are sold at a price below the retail price offered to consumers, thus the dealer and RumbleOn are sharing the gross profit. Pre-owned vehicles sold to dealers through auctions are sold at market. Factors affecting gross profit from period to period include the mix of pre-owned vehicles we acquire and hold in inventory, retail market prices, our average days to sale, and our pricing strategy. We may opportunistically choose to shift our inventory mix to higher or lower cost vehicles, or to opportunistically raise or lower our prices relative to market to take advantage of supply or demand imbalances in our sales channels, which could temporarily lead to average selling prices and gross profits increasing or decreasing in any given channel.

Key Operations Metrics – Powersports

	2019	2018
Key Operation Metrics:
Vehicles sold	13,191	8,524

Total Powersports Revenue	$101,008,976	$61,204,416
Gross Profit	$12,335,461	$6,870,350
Gross Profit per vehicle	$935	$806
Gross Margin	12.2%	11.2%
Average selling price	$7,657	$7,180

Consumer:
Vehicles sold	955	733

Total Consumer Revenue	$8,295,615	$6,506,265
Gross Profit	$2,058,743	$1,272,135
Gross Profit per vehicle	$2,156	$1,736
Gross Margin	24.8%	19.6%
Average selling price	$8,687	$8,876

Dealer:
Vehicles sold	12,236	7,791

Total Dealer Revenue	$92,713,361	$54,698,150
Gross Profit	$10,276,718	$5,598,215
Gross Profit per vehicle	840	719
Gross Margin	11.1%	10.2%
Average selling price	$7,577	$7,021

Key Operations Metrics – Automotive

	2019 (1)	2018 (2)
Key Operation Metrics:
Total vehicles sold	29,952	4,005

Total Automotive Revenue	$717,042,511	$91,369,996
Gross Profit	$31,728,617	$5,608,490
Gross Profit per vehicle	$1,059	$1,400
Gross Margin	4.4%	6.1%
Average selling price	$23,940	$22,814

Consumer:
Vehicles sold	2,792	512

Total Consumer Revenue	$75,950,236	$12,532,850
Gross Profit	$9,939,683	$2,091,978
Gross Profit per vehicle	$3,560	$4,086
Gross Margin	13.1%	16.7%
Average selling price	$27,203	$24,478

Dealer:
Vehicles sold	27,160	3,493

Total Dealer Revenue	$641,092,275	$78,837,146
Gross Profit	$21,788,934	$3,516,512
Gross Profit per vehicle	$802	$1,007
Gross Margin	3.4%	4.5%
Average selling price	$23,604	$22,570

(1)
Inclusive only of the Autosport Acquisition Period.

(2)
Inclusive only of the Wholesale Acquisition Period.

Key Operation Metrics - Vehicle Logistics and Transportation Services Segment

We regularly review a number of metrics, to evaluate our vehicle logistics and transportation business, measure our progress, and make strategic decisions. Our key operating metrics reflect what we believe will be the key drivers of our growth, including increasing brand awareness, and maximizing the opportunity to drive increased transportation and logistics unit volume. Our key operating metrics also demonstrate our ability to translate these drivers into revenue and increased profitability.

	2019	2018 (1)
Revenue	$31,931,488	$4,931,558

Vehicles Delivered	77,449	11,571

Gross Profit	$6,553,899	$1,067,963

Gross Profit Per Vehicle Delivered	$85	$92

(1)
Inclusive only of the Wholesale Acquisition Period.

Revenue

Revenue is derived from freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The transaction price is based on the consideration specified in the customer's contract. The freight brokerage agreements are fulfilled by independent third-party transporters who are obligated to meet our performance obligations and standards. Generally, customers are billed either upon shipment of the vehicle or on a monthly basis, and remit payment according to approved payment terms. Revenue is recognized as risks and rewards of transportation of the vehicle is transferred to the owner during delivery. Wholesale Express is considered the principal in the delivery transactions since it is primarily responsible for fulfilling the service. As a result, revenue is recorded gross. In the normal course of operations, Wholesale Express provides transportation services to Wholesale. Revenue and cost of revenue for these services for the year ended December 31, 2019 and the Wholesale Acquisition Period was $9,353,628 and $1,107,739, respectively, and was eliminated in the consolidated financial statements for the years ended December 31, 2019 and 2018, respectively.

Vehicles Delivered

We define vehicles delivered as the number of vehicles delivered from a point of origin to a designated destination under freight brokerage agreements with dealers, distributors, or private party individuals. Vehicles delivered is the primary driver of revenue growth and in turn profitability in the vehicle logistics and transportation services segment.

Gross Profit

Gross profit is generated on the difference between the price received from a customer under a freight brokerage agreement for the transport of a vehicle from a point of origin to a designated destination minus our cost to contract an independent third-party transporter to fulfill our obligation under the freight brokerage agreement with the customer. We define gross profit per vehicle delivered as the aggregate gross profit in a given period divided by the number of pre-owned vehicles delivered in that period.

COMPONENTS OF RESULTS OF OPERATIONS

Revenue

Revenue for our powersports and automotive segments is derived from our online marketplace and auctions and primarily includes the sale of pre-owned vehicles to consumer and dealers.

Revenue from our vehicle logistics and transportation service segment is derived by providing automotive transportation services between dealerships and auctions throughout the United States.

The Company recognizes revenue using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which we historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of our revenue recognition, and we recognized no cumulative effect adjustment upon adoption. See Item 8 of Part II, Financial Statements and Supplementary Data—Note 1— "Description of Business and Significant Accounting Policies – Revenue Recognition" for a further description of the Company's revenue recognition.

Pre-owned Vehicle Sales

Pre-owned vehicle sales are primarily comprised of revenue of pre-owned vehicle sales.

We sell pre-owned vehicles through consumer and dealer sales channels. These multiple sales channels provide us the opportunity to maximize profitability through increased sales volume and lower average days to sale by selling to the channel where the opportunity is the greatest at any given time based on customer demand, market conditions or inventory availability. The number of pre-owned vehicles sold to any given channel may vary from period to period based on customer demand, market conditions and available inventory.

Pre-owned vehicle sales represent the aggregate sales of pre-owned vehicles to consumers and dealers through our website or at auctions.  We expect pre-owned vehicle sales to increase as we begin to utilize a combination of brand building as well as direct response channels to efficiently source and scale our addressable markets while expanding our suite of product offerings to consumers who may wish to trade-in or to sell us their vehicle independent of a retail sale. Factors affecting pre-owned vehicle sales include the number of retail pre-owned vehicles sold and the average selling price of these vehicles.

The number of pre-owned vehicles we sell depends on our volume of website traffic, volume of cash offers made, our inventory levels and selection, the effectiveness of our branding and marketing efforts, the quality of our customer sales experience, our volume of referrals and repeat customers, the competitiveness of our pricing, competition and general economic conditions. On a quarterly basis, the number of pre-owned vehicles we sell is also affected by seasonality, with demand for pre-owned vehicles reaching the high point in the first half of each year, commensurate with the timing of tax refunds, and diminishing through the rest of the year, with the lowest relative level of pre-owned vehicle sales expected to occur in the fourth calendar quarter.

Our average retail selling price depends on the mix of pre-owned vehicles we acquire and hold in inventory, retail market prices in our markets, our average days to sale, and our pricing strategy. We may choose to shift our inventory mix to higher or lower cost pre-owned vehicles, or to opportunistically raise or lower our prices relative to market to take advantage of supply or demand imbalances, which could temporarily lead to average selling prices increasing or decreasing.

The number of pre-owned vehicles sold to dealers at auctions is determined based on a number of factors including: (i) filling auction sales channel market demand opportunities to maximize sales and gross margin; (ii) a need to balance the Company's overall inventory mix and quantity levels against days to sales targets; and (iii) a need to liquidate those pre-owned vehicles that do not meet the Company's quality standards to be sold through Rumbleon.com.

Vehicle Logistics and Transportation Services

Vehicle logistics and transportation services revenue is generated primarily by entering into freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The transaction price is based on the consideration specified in the customer's contract. A performance obligation is created when the customer under a transportation contract submits a bill of lading for the transport of goods from origin to destination. These performance obligations are satisfied as the shipments move from origin to destination. The freight brokerage agreements are fulfilled by independent third-party transporters. While the Company is primarily responsible for fulfilling to customers, these transporters are obligated to meet our performance obligations and standards. Performance obligations are short-term, with transit days less than one week. Generally, customers are billed either upon shipment of the vehicle or on a monthly basis, and remit payment according to approved payment terms, generally not to exceed 30 days. Revenue is recognized as all risks and rewards of transportation of the vehicle are transferred to the owner during delivery.

Cost of Revenue – Pre-owned Vehicles Sales

Cost of revenue is primarily comprised of cost of pre-owned vehicle sales.

Cost of pre-owned vehicle sales to consumers and dealers includes the cost to acquire pre-owned vehicles and the reconditioning and transportation costs associated with preparing these vehicles for resale. Vehicle acquisition costs are driven by the mix of vehicles we acquire, the source of those vehicles and supply and demand dynamics in the vehicle market. Reconditioning costs are billed by third-party providers and include parts, labor, and other repair expenses directly attributable to specific pre-owned vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition. Cost of pre-owned vehicle sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Cost of Revenue – Vehicle Logistics and Transportation Services

Cost of vehicle transportation and logistics services primarily include the costs of independent third-party transporters to deliver a vehicle from a point of origin to a designated destination.

Selling, General and Administrative Expense

Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising and marketing, development and operating our product procurement and distribution system, managing our logistics system, establishing our dealer partner arrangements, and other corporate overhead expenses, including expenses associated with technology development, legal, accounting, finance, and business development. Selling, general and administrative expenses also include the transportation cost associated with selling vehicles but excludes the cost of reconditioning, inspecting, and auction fees which are included in Cost of revenue. Selling, general and administrative expenses will continue to increase substantially in future periods as we execute and aggressively expand our business through increased marketing spending and the addition of management and support personnel to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures, but we anticipate they will decline as a percentage of sales revenue.

Depreciation and Amortization

Depreciation and amortization is comprised of the: (i) amortization of capitalized and acquired technology development; and (ii) depreciation of vehicles, leasehold improvements, furniture and equipment. Depreciation and amortization will continue to increase as continued investments are made in connection with the expansion and growth of the business.

Interest Expense

Interest expense includes interest incurred on notes payable and other long-term debt, which was used to fund startup costs and expenses, technology development, inventory, our transportation fleet, property and equipment and the acquisition of NextGen.

 Seasonality

The volume of vehicles sold will generally fluctuate from quarter-to-quarter. This seasonality is caused by several factors including weather, the timing of pre-owned vehicles available for sale from selling consumers, the availability and quality of vehicles, holidays, and the seasonality of the retail market for pre-owned vehicles. As a result, revenue and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower used vehicle auction accessibility as well as additional costs associated with the holidays and winter weather.

RESULTS OF OPERATIONS

The following table provides our results of operations for the year ended December 31, 2019 and 2018, including key financial information relating to our business and operations. This financial information should be read in conjunction with our audited Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8 of Part II. The results of operations of Wholesale and Wholesale Express are included in the Company's consolidated financial statements for the year ended December 31, 2018 for the Wholesale Acquisition Period. The results of operations of Autosport are included in the Company's Consolidated Financial Statements for the year ended December 31, 2019 for the Autosport Acquisition Period. In this Management's Discussion and Analysis of Financial Condition and Results of Operations, no comparable information is discussed with respect to Wholesale or Wholesale Express for periods before the Wholesale Acquisition Date and Autosport for the periods before the Autosport Acquisition Date.

	For the Year ended December 31, 2019 (1)
	Powersports	Automotive	Vehicle Logistics and Transportation Services	Elimination(3)	Total	2018(2)
Revenue:
Pre-owned Vehicle Sales:
Powersports	$101,008,976	$-	$-	$-	$101,008,976	$61,204,416
Automotive (2)	-	717,042,511	-	-	717,042,511	91,369,996
Transportation and Vehicle Logistics (2)	-	-	31,931,488	(9,353,628)	22,577,860	3,823,819
Total Revenue	101,008,976	717,042,511	31,931,488	(9,353,628)	840,629,347	156,398,231

Cost of Revenue:
Powersports	88,673,515	-	-	-	88,673,515	54,334,066
Automotive (2)	-	685,313,894	-	-	685,313,894	85,761,505
Transportation (2)	-	-	25,377,590	(9,353,628)	16,023,962	2,755,856
Total Cost of Revenue	88,673,515	685,313,894	25,377,590	(9,353,628)	790,011,371	142,851,427

Gross Profit	$12,335,461	$31,728,617	$6,553,898	$-	$50,617,976	$13,546,804

(1)           Inclusive only of the Autosport Acquisition Period.

(2)           Inclusive only of the Wholesale Acquisition Period.

(3)           Intercompany freight services from Wholesale Express are eliminated in the consolidated financial statements.

Powersports and Automotive Segments

The following table provides our results of operations for the years ended December 31, 2019 and 2018 for the powersports and automotive segments, including key financial information relating to these segments. Our powersports and automotive segments consists of the distribution of powersports and automotive vehicles, as further described below. This financial information should be read in conjunction with our audited Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8 of Part II. The results of operations of Wholesale are included in the Company's Consolidated Financial Statements for the year ended December 31, 2018 for the Wholesale Acquisition Period. The results of operations of Autosport are included in the Company's Consolidated Financial Statements for the year ended December 31, 2019 for the Autosport Acquisition Period. In this Management's Discussion and Analysis of Financial Condition and Results of Operations, no comparable information is discussed with respect to Wholesale for periods before Wholesale Acquisition Date and Autosport for the periods before the Autosport Acquisition Date.

	2019	2018
Revenue:
Pre-owned Vehicle Sales:
Powersports	$101,008,976	$61,204,416
Automotive (1)	717,042,511	91,369,996
Total vehicle revenue	818,051,487	152,574,412

Cost of Revenue:
Powersports	88,673,515	54,334,066
Automotive (1)	685,313,894	85,761,505
Total cost of revenue	773,987,409	140,095,571

Gross Profit	44,064,078	12,478,841

Selling, General and Administrative	82,006,330	34,934,997

Depreciation and Amortization	1,779,021	982,772

Operating loss	(39,721,273)	(23,438,928)

Interest expense	(7,186,418)	(1,780,685)
Decrease in derivative liability	1,302,500	-
Loss on early extinguishment of debt	(1,499,250)	-
Net loss before provision for income taxes	(47,104,441)	(25,219,613)

Benefit for income taxes	-	-

Net loss	$(47,104,441)	$(25,219,613)

(1)
Inclusive only of the Acquisition Period.

Total revenue increased by $665,477,075 to $818,051,487 for the year ended December 31, 2019 compared to $152,574,412 for the same period of 2018. The increase was primarily due to an increase in the number of pre-owned vehicles sold to 43,143 for the year ended December 31, 2019 as compared to 12,529 for the same period of 2018. The increase in vehicles sold was a result of the continued expansion of our powersports business and the acquisition of Wholesale. Powersport vehicle sales revenue increased by $39,804,560 to $101,008,976 for the year ended December 31, 2019 as compared to $61,204,416 for the same period in 2018. Automotive sales revenue increased by $625,672,515 to $717,042,511 for the year ended December 31, 2019 as compared to $91,369,996 for the Wholesale Acquisition Period.

Total cost of revenue increased $633,891,838 to $773,987,409 for the year ended December 31, 2019 compared to $140,095,571 for the same period of 2018. The increase was primarily due to an increase in the number of pre-owned vehicles sold for the year ended December 31, 2019 as compared to the same period of 2018 and the acquisition of Wholesale. Powersport total cost of revenue increased by $34,339,449 to $88,673,515 for the year ended December 31, 2019 as compared to the same period of 2018. Automotive total cost of revenue increased by $599,552,389 to $685,313,894 for the year ended December 31, 2019 as compared to $85,761,505 for the Wholesale Acquisition Period.

Powersports

The following table provides the results of operations for the year ended December 31, 2019 and 2018 for our powersports segment, including key financial information relating to the powersports business. This financial information should be read in conjunction with our audited Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8 of Part II.

	2019	2018
Powersports
Vehicle revenue:
Consumer	$8,295,615	$6,506,266
Dealer	92,713,361	54,698,150
Total vehicle revenue	$101,008,976	$61,204,416

Vehicle gross Profit:
Consumer	$2,058,743	$1,272,135
Dealer	10,276,718	5,598,215
Total vehicle gross profit	$12,335,461	$6,870,350

Vehicles sold:
Consumer	955	733
Dealer	12,236	7,791
Total vehicles Sold	13,191	8,524

Gross profit per vehicle:
Consumer	$2,156	$1,736
Dealer	$840	$719
Total	$935	$806

Gross margin per vehicle:
Consumer	24.8%	19.6%
Dealer	11.1%	10.2%
Total	12.2%	11.2%

Average vehicle selling price:
Consumer	$8,687	$8,876
Dealer	$7,577	$7,021
Total	$7,657	$7,180

Powersports Vehicle Revenue

Total powersports vehicle revenue increased by $39,804,560 to $101,008,976 for the year ended December 31, 2019 compared to $61,204,416 for the same period of 2018. The growth in powersports revenue was primarily due to an increase in the number of pre-owned vehicles sold to 13,191 for the year ended December 31, 2019 as compared to 8,524 for the same period of 2018, and an increase in the average selling price per vehicle to $7,657 for the year ended December 31, 2019 from $7,180 for the same period of 2018. The increase in units sold was driven by a significant growth in visits to the RumbleOn website, an increase in requests for cash offers by consumers and dealers, expanded levels of inventory available for sale, an enhanced digital and social media advertising campaign, increased awareness of the RumbleOn brand and customer referrals and the launch of our Dealer Direct online acquisition platform which allows dealers to use our web or mobile application to view, bid and buy inventory when and where they want. The increase in the average selling price of pre-owned vehicles for the year ended December 31, 2019 as compared to the same period of 2018 was due to a shift in inventory mix available for sale and higher sales prices.  We anticipate that pre-owned vehicle sales will continue to grow as we further increase selection and availability of our online pre-owned vehicle inventory and enhance our website with additional functionality while continuing to efficiently source and scale our addressable markets of consumers and dealers through brand building, direct response marketing and event marketing and the expansion of our consumer classified listing site.

Powersports Cost of Revenue

Powersport cost of vehicle revenue increased by $34,339,449 to $88,673,515 for the year ended December 31, 2019 and consisted of: (i) the acquisition cost of vehicles sold to consumers and dealers of $85,143,181 from the sale of 13,191 pre-owned vehicles at an average acquisition cost of $6,455 and (ii) aggregate reconditioning and transportation costs of $3,530,334. For the year ended December 31, 2018, the $54,334,066 cost of vehicle revenue consisted of: (i) the acquisition cost of vehicles sold to consumers and dealers of $52,061,289 from the sale of 8,524 pre-owned vehicles at an average acquisition cost of $6,108 and (ii) aggregate reconditioning and transportation costs of $2,272,777.

Powersports Gross Profit

Powersport vehicle gross profit increased $5,465,111 to $12,335,461 for the year ended December 31, 2019 as compared to $6,870,350 for the same period of 2018. The increase was primarily due to an increase in the number of pre-owned vehicles sold at an average higher gross profit for the year ended December 31, 2019 as compared to the same period of 2018. The increase in powersport gross profit was driven primarily by an increase in gross profit per vehicle to $935 or a 12.2% gross margin for the year ended December 31, 2019 as compared to $806 or 11.2 % gross margin for the same period of 2018. The increase was primarily a result of: (i) a shift in inventory mix available for sale and higher sales prices and (ii) an increase in transportation and dealer fees.

Automotive

The following table provides the results of operations for the year ended December 31, 2019 and 2018 for the automotive segment including key financial information relating to the automotive business. Our automotive distribution business was added on the Wholesale Acquisition Date in connection with the Wholesale acquisition. The results of operations of Autosport are included in the Company's Consolidated Financial Statements for the year ended December 31, 2019 for the Autosport Acquisition Period. This financial information should be read in conjunction with our audited Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8 of Part II.  In this Management's Discussion and Analysis of Financial Condition and Results of Operations, no comparable information is discussed with respect to Wholesale for periods before the Wholesale Acquisition Date and Autosport for the periods before the Autosport Acquisition Date.

	2019(1)	2018(2)
Automotive

Vehicle revenue:
Consumer	$75,950,236	$12,532,850
Dealer	641,092,275	78,837,146
Total vehicle revenue	717,042,511	91,369,996

Gross Profit:
Consumer	$9,939,683	$2,091,978
Dealer	21,788,934	3,516,512
Total vehicle gross profit	$31,728,617	$5,608,490

Vehicles sold:
Consumer	2,792	512
Dealer	27,160	3,493
Total vehicles sold	29,952	4,005

Gross profit per vehicle
Consumer	$3,560	$4,086
Dealer	$802	$1,007
Total	$1,059	$1,400

Gross margin per vehicle
Consumer	13.1%	16.7%
Dealer	3.4%	4.5%
Total	4.4%	6.1%

Average selling price:
Consumer	$27,203	$24,478
Dealer	$23,604	$22,570
Total	$23,940	$22,814

(1)
Inclusive only of the Autosport Acquisition Period.

(2)
Inclusive only of the Wholesale Acquisition Period.

Automotive Revenue

Total revenue increased by $625,672,515 to $717,042,511 for the year ended December 31, 2019 compared to $91,369,996 for the Wholesale Acquisition Period. For the year ended December 31, 2019, 29,952 pre-owned vehicles were sold at an average selling price of $23,940. During the Wholesale Acquisition Period, 4,005 preowned vehicles were sold at an average selling price of $22,814. The average selling price of pre-owned vehicles sold will fluctuate from period to period as a result of changes in the sales mix to consumers and dealers in any given period.

Total revenue from the sale to consumers for the year ended December 31, 2019 was $75,950,236 comprised of the sale of 2,792 preowned vehicles at an average selling price of $27,203. Total revenue from the sale to consumers for the Wholesale Acquisition Period was $12,532,850 comprised of the sale of 512 preowned vehicles at an average selling price of $24,478.

Total revenue from the sale to dealers for the year ended December 31, 2019 was $641,092,275 comprised of the sale of 27,160 preowned vehicles at an average selling price of $23,604. Total revenue from the sale to dealers for the Wholesale Acquisition Period was $78,837,146 comprised of the sale of 3,493 preowned vehicles at an average selling price of $22,570. Substantially all sales to dealers were conducted through third-party auctions.

Automotive Cost of Revenue

Total cost of revenue for the year ended December 31, 2019 was $685,313,894, which included $66,010,553 from the sales to consumers and $619,303,341 from sales to dealers. During the year ended December 31, 2019, we sold 29,952 preowned vehicles that had (i) an acquisition cost of $673,039,189 and (ii) aggregate reconditioning and transportation costs of $12,274,705. Total cost of revenue for the Wholesale Acquisition Period was $85,761,505, which included $10,440,871 from the sales to consumers, $75,320,634 from sales to dealers. During the Wholesale Acquisition Period, we sold 4,005 preowned vehicles that had (i) an acquisition cost of $84,009,915 and (ii) aggregate reconditioning and transportation costs of $1,751,590.

Total cost of revenue from the sale to consumers for the year ended December 31, 2019 was $66,010,553 comprised of the sale of 2,792 vehicles that had: (i) a per vehicle acquisition cost of $23,069 and (ii) aggregate reconditioning and transportation costs of $1,600,597. Total cost of revenue from the sale to dealers for the year ended December 31, 2019 was $619,303,341 comprised of the sale of 27,160 preowned vehicles that had: (i) a per vehicle acquisition cost of $22,409 and (ii) aggregate reconditioning and transportation costs of $10,674,108.

Total cost of revenue from the sale to consumers for the Wholesale Acquisition Period was $10,440,872 comprised of the sale of 512 vehicles that had: (i) a per vehicle acquisition cost of $19,847 and (ii) aggregate reconditioning and transportation costs of $278,961. Total cost of revenue from the sale to dealers for the Wholesale Acquisition Period was $75,320,634 comprised of the sale of 3,493 preowned vehicles that had: (i) a per vehicle acquisition cost of $21,142 and (ii) aggregate reconditioning and transportation costs of $1,472,629. The average cost of pre-owned vehicles sold will fluctuate from period to period as a result of changes in the sales mix to consumers and dealers in any given period.

Automotive Gross Profit

Total gross profit for the year ended December 31, 2019 was $31,728,617 from sales to consumers and dealers. Gross profit per vehicle sold to consumers and dealers was $1,059 or a 4.4% gross margin. Total gross profit for the Wholesale Acquisition Period was $5,608,490, which included $2,091,978 from the sales to consumers and $3,516,512 from sales to dealers. Gross profit per vehicle sold to consumers and dealers was $1,400 or a 6.1% gross margin.

Total gross profit per vehicle sold to consumers for the year ended December 31, 2019 was $3,560 or a 13.1% gross margin. Total gross profit per vehicle sold to dealers for the year ended December 31, 2019 was $802 or a 3.4% gross margin. Total gross profit per vehicle sold to consumers for the Wholesale Acquisition Period was $4,086 or a 16.7% gross margin. Total gross profit per vehicle sold to dealers for the Wholesale Acquisition Period was $1,007 or a 4.5% gross margin. The gross profit of pre-owned vehicles sold will fluctuate from period to period as a result of changes in the sales mix to consumers and dealers in any given period.

Vehicle Logistics and Transportation Services Segment

The following table provides our results of operations for the year ended December 31, 2019 and 2018 for our vehicle logistics and transportation services segment, including key financial information relating to this segment. Our vehicle logistics and transportation services were added on the Wholesale Acquisition Date in connection with the Express Acquisition. The results of operations of Wholesale Express are included in the Company's Consolidated Financial Statements for the year ended December 31, 2018 for the Wholesale Acquisition Period. This financial information should be read in conjunction with our audited Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8 of Part II. In this Management's Discussion and Analysis of Financial Condition and Results of Operations, no comparable information is discussed with respect to Wholesale Express for periods before the Wholesale Acquisition Date.

	2019	2018
Vehicle Logistics and Transportation Services

Total revenue	$31,931,488	$4,931,558

Cost of revenue	25,377,590	3,863,595

Gross profit	6,553,898	1,067,963

Selling, general and administrative	4,617,920	1,028,933

Depreciation and Amortization	7,405	1,234

Operating income	1,928,573	37,796

Interest Expense	1,186	-

Net Income before income tax	$1,927,387	$37,796

Vehicles delivered	77,449	11,571

Revenue per delivery	$412	$426

Gross profit per delivery	$85	$92

Gross margin per delivery	20.5%	21.7%

Vehicle Logistics and Transportation Services Revenue

Total revenue for the year ended December 31, 2019 was $31,931,488 resulting from the transport of 77,449 preowned vehicles at an average price per vehicle transported of $412. Total revenue for the Acquisition Period was $4,931,558 resulting from the transport of 11,571 preowned vehicles at an average price per vehicle transported of $426. In the normal course of operations, the Company utilizes transportation services of Wholesale Express. For the year ended December 31, 2019 and the Wholesale Acquisition Period, intercompany freight services provided by Wholesale Express was $9,353,628 and $1,107,739, respectively and was eliminated in the consolidated financial statements.

Vehicle Logistics and Transportation Services Cost of Revenue

Total cost of revenue for the year ended December 31, 2019 was $25,377,590 and was comprised of the delivery of 77,449 units at a delivery cost per unit of $328. Total cost of revenue for the Wholesale Acquisition Period was $3,863,595 and was comprised of the delivery of 11,571 units at a delivery cost per unit of $334. Included in cost of revenue for the year ended December 31, 2019 and the Wholesale Acquisition Period, was freight services purchases from Wholesale Express of $9,353,628 and $1,107,739, respectively and was eliminated in the consolidated financial statements.

Vehicle Logistics and Transport Services Gross Profit

Total gross profit for the year ended December 31, 2019 was $6,553,898 or $85 per unit transported as compared to $1,067,963 or $92 per unit for the Wholesale Acquisition Period.

Selling, general and administrative

	2019	2018
Selling general and administrative:
Compensation and related costs	$33,502,020	$10,656,107
Advertising and marketing	18,228,262	11,457,572
Professional fees	2,542,357	1,788,425
Technology development	2,408,338	1,152,108
General and administrative	29,943,272	10,909,718
	$86,624,249	$35,963,930

Selling, general and administrative expenses increased by $50,660,319 to $86,624,249 for the year ended December 31, 2019 compared to $35,963,930 for the same period of 2018. The increase was a result of a $29,750,886 increase for Wholesale and Express in 2019 as compared to the Wholesale Acquisition Period, and the recognition of an impairment loss on goodwill of $1,850,000. The remainder of the $19,059,433 increase was from the continued rapid growth and expansion of our business which resulted in: (i) an increase in expenses associated with advertising and marketing; (ii) increase headcount associated with the development and operating our product procurement, distribution and logistics systems, human resources, marketing and business development; (iii) continued investment in technology development; (iv) increases in transportation costs and auction fees associated with selling vehicles; and (v) an increase in other corporate overhead costs and expenses, including accounting and finance.

Compensation and related costs increased by $22,845,913 to $33,502,020 for the year ended December 31, 2019 compared to $10,656,107 for the same period of 2018. The increase was primarily a result of a $15,859,146 increase for Wholesale and Express in 2019 as compared to the Wholesale Acquisition Period. The remainder of the increase of $6,986,767 was driven by the rapid expansion of our business which resulted in increased headcount to support this growth. The Company had approximately 297 employees at the end of 2019 versus 288 employees at the end of 2018. As our business grows, we will continue to add headcount in all areas of the Company, which will result in an increase in compensation and related expenses in absolute dollar terms but significantly decrease as a percentage of total revenue.

Advertising and marketing increased by $6,770,690 to $18,228,262 for the year ended December 31, 2019 compared to $11,457,572 for the same period of 2018. The increase was primarily a result of a $2,451,098 increase for Wholesale and Express in 2019 as compared to the Wholesale Acquisition Period. . The remainder of the increase of $4,319,592 is a result of a significant increase in our marketing spend among our digital, social and search marketing campaigns.

We are continuing to successfully develop our omnichannel marketing strategy, targeting both consumers and dealers, by combining brand building, lead generation, and content marketing to efficiently source and scale our addressable markets. In addition to a strong social media marketing strategy, our digital paid advertising efforts also include programmatic, display advertisements, IP and Geo-Targeting, cascading data retargeting, organic search and content creation, video marketing, personalized automation, and aggressive event and experiential marketing. Our traditional mediums have expanded further into localized radio, OOH advertising and the production of future television and connected TV brand awareness advertising for 2020. We believe our lifestyle focus of nurturing the buyer/seller personas of both consumers and dealers ensures loyalty which will drive both high participation in the buying and selling process, while increasing referrals and third-party partnerships. This nurturing will scale tremendously as we prepare to launch personalized video experiences, unique to each user looking to acquire a cash offer through the end of 2020 and the appendage and unification of our current user data, to provide a more targeted message for each stage of the customers' journey. In addition to our paid channels, in future periods we intend to attract new customers through increased media spending and public relations efforts while continuing to invest in our proprietary technology platforms and the overall user experience. As we continue to gain share in our addressable market, we expect advertising and marketing spending will continue to increase in absolute dollar terms but will decrease as a percentage of total revenue.

Professional fees increased by $753,932 to $2,542,357 for the year ended December 31, 2019 compared to $1,788,425 for the same period of 2018. The increase was primarily a result of a $243,151 increase for Wholesale and Express in 2019 as compared to the Wholesale Acquisition Period. The remainder of the increase of $510,781 was primarily a result of legal, accounting and other professional fees and expenses incurred in connection with the activities associated with the rapid growth and expansion of the business. Fees and expenses were incurred for: (i) equity financings; (ii) debt financings; (iii) acquisition activities; (iv) general corporate matters; (v) the preparation of quarterly and annual financial statements; and (vi) the preparation and filing of regulatory reports required of the Company for public reporting purposes. For additional information, see Note 4 – "Acquisitions" and Note 8 - "Notes Payable and Lines of Credit" and Note 9 - "Stockholders' Equity," in the accompanying Notes to the Consolidated Financial Statements.

Technology development expenses increased $1,256,230 to $2,408,338 for the year ended December 31, 2019 compared to $1,152,108 for the same period of 2018. The increase was a result of a significant increase in headcount and third-party contractors to meet an increase level of technology development projects and initiatives. Included in these new technology development projects and initiatives were modules or significant upgrades to existing platforms for: (i) Retail online auction; (ii) Native App in IOS and Android; (iii) new architecture on website design and functionality; (iv) RumbleOn Marketplace; (v) redesigned cash offer tool; (vi) deal-jacket tracking tool; (vii) inventory tracking tool; (viii) CRM and multiple third-party integrations; (ix) new analytics and machine learning initiatives; and (x) IT monitoring infrastructure. Total technology costs and expenses incurred for the year ended December 31, 2019 were $5,494,081 of which $3,085,743 was capitalized. For the year ended December 31, 2018, total technology costs and expenses incurred were $3,314,815 of which $2,162,707 was capitalized. For the year ended December 31, 2019, a third-party contractor billed $1,028,884 of the total technology development costs as compared to $2,117,739 for the same period of 2018. The amortization of capitalized technology development costs for the year ended December 31, 2019 was $1,436,088 as compared to $825,782 for the same period of 2018. We expect our technology development expenses to increase as we continue to upgrade and enhance our technology infrastructure, invest in our products, expand the functionality of our platform and provide new product offerings. We also expect technology development expenses to continue to be affected by variations in the amount of capitalized internally developed technology.

General and administrative expenses increased by $19,033,554 to $29,943,272 for the year ended December 31, 2019 compared to $10,909,718 for the same period of 2018. The increase was primarily a result of a $11,197,491 increase for Wholesale and Express in 2019 as compared to the Wholesale Acquisition Period. The remainder of the increase of $7,836,063 is a result of the recognition of an impairment loss on goodwill of $1,850,000 and the cost and expenses associated with the continued progress made and growth experienced in the development of our business, expansion of our Dallas and Nashville operation centers and meeting the requirements of being a public company. The increase in general and administrative costs and expenses consists primarily of: (i) insurance of $926,385; (ii) travel of $595,710; (iii) office supplies and process application software of $236,191; (iv) rent of $1,247,411; (v) transportation cost and auction fees associated with selling vehicles of $8,457,250. As our business grows, we will continue to add cost and expenses in all areas of the Company, which will result in an increase in selling and administrative costs in absolute dollar terms but significantly decrease as a percentage of total revenue.

Depreciation and Amortization

Depreciation and amortization increased by $802,420 to $1,786,426 for the year ended December 31, 2019 compared to $984,006 for the same period of 2018. The increase in depreciation and amortization is a result of the cumulative investments made in connection with the expansion and growth of the business which for the year ended December 31, 2019 included capitalized technology acquisition and development costs of $3,085,743. For the year ended December 31, 2019, amortization of capitalized technology development was $1,436,088 as compared to $825,782 for the same period of 2018. Depreciation and amortization on vehicle, furniture, equipment and leasehold improvements was $350,338 as compared to $158,224 for the same period of 2018.

Interest Expense

Interest expense increased by $5,406,919 to $7,187,604 for the year ended December 31, 2019 compared to $1,780,685 for the same period of 2018. Interest expense consists of interest on the: (i) Hercules Loan; (ii) Private Placement Notes; (iii) the subordinated secured promissory note issued to NextGen (the "NextGen Note"); (iv) the Credit Facility and the NextGear Credit Line (each as defined below) (together, the "Line of Credit-Floor Plans"); (v) Notes; and (vi) the notes issued in connection with the Autosport Acquisition (the "Convertible Notes-Autosport"). The increase resulted from: (i) interest on a higher level of debt outstanding; (ii) the amortization of the beneficial conversion feature on the Private Placement Notes; (iii) the amortization of the debt issuance costs on the Hercules Loan, Notes and Convertible Notes-Autosport; and (iv) amortization of transaction costs on the Notes. Interest expense for the year ended December 31, 2019 for the: (i) Hercules Loan was $758,466 and included $342,841 of debt issuance cost amortization; (ii) Private Placement Notes was $316,091; (iii) Line of Credit-Floor Plans was $3,239,293; (iv) Convertible Notes-Autosport was $228,002 and included $103,005 of debt discount amortization; (v) Notes was $2,523,064 and included $1,218,064 of debt discount and transaction fee amortization; (vi) NextGen Note was $110,484. Interest expense for the year ended December 31, 2018 for the: (i) Hercules Loan was $770,810 and included $304,213, of debt issuance cost amortization; (ii) Private Placement Notes was $259,177 which included $205,926 of debt discount amortization; (iii) NextGen Note was $87,617; and (iv) Line of Credit – Floor Plans was $663,081. Included in interest expense is $513,305 for Wholesale for the Wholesale Acquisition Period. See Part II, Financial Statements and Supplementary Data—Note 8—"Notes Payable and Lines of Credit " for additional discussion.

On May 14, 2019, the Company made a payment to Hercules Capital Inc. ("Hercules") of $11,134,696, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under its Loan and Security Agreement (the "Loan Agreement") with Hercules dated April 30, 2018 (the "Hercules Indebtedness"). Upon the payment, all outstanding indebtedness and obligations of the Company owed to Hercules under the Loan Agreement were paid in full, and the Loan Agreement was terminated. The Company used a portion of the net proceeds from the Note Offering (described below) to pay the Hercules Indebtedness. In accordance with the guidance in ASC 470-50, Debt, the Company accounted for the extinguishment of the Hercules Loan Agreement as an extinguishment and recognized a loss on early extinguishment of debt of $1,499,250 for the year ended December 31, 2019 the Consolidated Statements of Operations. The loss on early extinguishment consisted primarily of the prepayment penalty paid to Hercules and unamortized debt discounts including the remaining portion of warrant values and debt issuance costs.

Derivative Liability

In connection with the Notes, a derivative liability was recorded at issuance with an interest make-whole provision of $1,330,000 based on a Monte-Carlo Simulation using a volatility of 85.0% and a risk-free rate of 2.3%. This amount was recorded as a debt discount and is amortized to interest expense over the term of the Notes using the effective interest rate. The derivative liability is remeasured at each reporting date with the change in value of $1,302,500 being recorded in the Statements of Operations for the year ended December 31, 2019. The value of the derivative liability as of December 31, 2019 is $27,500.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net loss adjusted to add back interest expense including debt extinguishment and depreciation and amortization, and certain charges and expenses, such as non-cash compensation costs, acquisition related costs, derivative income, financing activities, litigation expenses, severance, new business development costs, technology implementation costs and expenses, and facility closure and lease termination costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

The following tables reconcile Adjusted EBITDA to net loss for the periods presented:

	2019	2018
Net loss	$(45,177,053)	$(25,181,817)
Add back:
Interest expense (including debt extinguishment)	8,686,854	1,780,685
Depreciation and amortization	1,786,426	984,006
EBITDA	(34,703,773)	(22,417,126)
Adjustments
Goodwill impairment	1,850,000	-
Non-cash-stock-based compensation	3,836,518	1,657,680
Derivative income	(1,302,500)	-
Severance	1,079,438	-
New business development	1,224,523	-
Technology implementation costs and expenses	1,639,666	-
Adjusted EBITDA	$(26,376,128)	$(20,759,446)

Liquidity and Capital Resources

We generate cash from the sale of used retail vehicles, the sale of wholesale vehicles, and providing vehicle logistics and transportation services for used vehicles. We generate additional cash flows through our financing activities including our short-term revolving inventory floor plan facilities, the issuance of long-term notes, and new issuances of equity. Historically, cash generated from financing activities has funded growth and expansion and strategic initiatives and we expect this to continue in the future.

Our ability to service our debt and fund working capital, capital expenditures, and business development efforts will depend on our ability to generate cash from operating and financing activities, which is subject to our future operating performance, as well as to general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. Our future capital requirements will depend on many factors, including our rate of revenue growth, our expansion of our various lines of business and the timing and extent of our spending to support our technology and software development efforts.

We had the following liquidity resources available as of December 31, 2019 and December 31, 2018:

	2019	2018
Cash and cash equivalents	$49,660	$9,134,902
Restricted cash (1)	6,676,622	6,650,000
Total cash, cash equivalents, and restricted cash	6,726,282	15,784,902
Availability under short-term revolving facilities	35,839,030	16,133,106
Committed liquidity resources available	$42,565,652	$31,918,008

(1)
Amounts included in restricted cash represent the deposits required under the Company's short-term revolving facilities.

On January 14, 2020, the Company closed a public offering at a public price of $11.40 per share (the "2020 Public Offering"). On January 16, 2020, the Company received notice of the Underwriters' intent to exercise the over-allotment option in full (the "Over-allotment Exercise"). On January 17, 2020, the Company closed the Over-allotment Exercise. The Over-allotment Exercise increased the aggregate number of shares sold in the 2020 Public Offering to 1,035,000. Including the Over-allotment Exercise, proceeds from the 2020 Public Offering, after deducting the 7.0% underwriter’s commission and $75,000 for underwriter expenses, were $10,898,070.

Also on January 10, 2020, the Company entered into a Note Exchange and Subscription Agreement, as amended by the Joinder Agreement, with the investors in the 2019 Note Offering (as defined below), pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30,000,000 of the Old Notes (as defined below) would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 (the "New Notes"), and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. On January 14, 2020, the Company closed the 2020 Note Offering. The proceeds for the 2020 Note Offering, after deducting for the payment of accrued interest and offering-related expenses, but exclusive of company costs were $8,272,375.

As of December 31, 2019, and 2018, excluding operating lease liabilities and the derivative liability, the outstanding principal amount of indebtedness was $82,585,522 and $67,347,925, respectively, summarized in the table below. See Note 8 — Notes Payable and Lines of Credit and Note 19 – Subsequent Events to our consolidated financial statements included in this Registration Statement on Form S-1 for further information on our debt.

	December 31,
Asset-Based Financing:	2019	2018
Inventory	$59,160,970	$56,372,501
Total asset-based financing	59,160,970	56,372,501
Convertible senior notes	31,333,334	12,190,834
Senior unsecured notes	2,568,843	667,000
Total debt	93,063,147	69,230,335
Less: unamortized discount and debt issuance costs	(10,477,625)	(1,882,410)
Total debt, net	$82,585,522	$67,347,925

The following table sets forth a summary of our cash flows for the year ended December 31, 2019 and 2018:

	2019	2018
Net cash used in operating activities	$(39,747,330)	$(23,452,753)
Net cash used in investing activities	(3,871,223)	(17,564,367)
Net cash provided by financing activities	34,559,933	47,631,370
Net (decrease) increase in cash	$(9,058,620)	$6,614,250

Operating Activities

Net cash used in operating activities increased $16,294,577 to $39,747,330 for the year ended December 31, 2019, as compared to the year ended December 31, 2018. The increase in net cash used is primarily due to a $19,995,236 increase in our net loss offset by a $3,700,659 increase in non-cash expense items. The increase in the net loss for the year ended December 31, 2019 was a result of the continued expansion and progress made on our business plan, including a significant increase in compensation, marketing and advertising spend, costs and expenses associated with the sale of inventory, continued development of the Company's business and for working capital purposes.

Investing Activities

Net cash used in investing activities decreased $13,693,144 to $3,871,223 for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease in cash used for investment activities was primarily due to a decrease of $14,560,251for acquisitions, offset by an increase in costs incurred for technology development of $923,036. In 2019 the Company used $835,000 to acquire Autosport, while in 2018 the Company used cash of $15,395,251 to acquire Wholesale, Inc and Wholesale Express, LLC.

On February 3, 2019, the Company completed the Autosport Acquisition pursuant to the Stock Purchase Agreement, by and among the Buyer, the Seller and Autosport. Aggregate consideration for the Autosport Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) the Promissory Note in favor of the Seller, plus (iii) the Convertible Note in favor of the Seller, plus (iv) contingent Earn-Out Shares for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Autosport Acquisition, the Buyer also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to the Second Convertible Note. The fair value of the contingent earn-out payment was considered immaterial at the date of acquisition and was excluded from the purchase price allocation. As of December 31, 2019, there have been no payments earned under the performance thresholds.

On October 26, 2018, we entered into the Merger Agreement with the Merger Sub, Holdings, Wholesale, the Stockholders, the Representative, and, for the limited purposes of Section 5.8, Marshall Chesrown and Steven R. Berrard, providing for the Wholesale Merger. Also, on October 26, 2018, we entered into the Purchase Agreement with the Express Sellers, and Steven Brewster as representative of the Express Sellers, pursuant to which the Company completed the Express Acquisition. On October 30, 2018, the Company completed the Wholesale Merger and Express Acquisition. As consideration for the Wholesale Merger, we (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments, and (ii) issued to the Stockholders the Stock Consideration. As consideration for the Express Acquisition, we paid cash consideration of $4,000,000, subject to certain customary post-closing adjustments.

Financing Activities

Year Ended December 31, 2019

Net cash provided by financing activities decreased $13,071,437 to $34,559,933 for the year ended December 31, 2019 as compared to the same period in 2018. This decrease is primarily a result of a reduction in the finance offerings in 2019 compared to 2018, as discussed below. The proceeds from these transactions were used to: (i) acquire vehicle inventory; (ii) accelerate technology development; and (iii) continue development of the Company's business and for working capital purposes.

On February 11, 2019, the Company completed an underwritten public offering of 63,825 shares of its Class B Common Stock at a price of $111.00 per share for net proceeds to the Company of $6,543,655 (the "February 2019 Public Offering"). The completed offering included 8,325 shares of Class B Common Stock issued upon the underwriter's exercise in full of its over-allotment option. The Company used the net proceeds from the offering for working capital and general corporate purposes, which included purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

On May 9, 2019, the Company entered into a purchase agreement (the "Note Purchase Agreement") with JMP Securities LLC ("JMP Securities") to issue and sell $30,000,000 in aggregate principal amount of the Company's 6.75% Convertible Senior Notes due 2024 (the "Notes" or "Old Notes") in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act (the "2019 Note Offering"). Proceeds from the 2019 Note Offering, after deducting the initial purchaser's discounts, advisory fees, and related offering expenses, were $27,385,500.

The Notes were issued on May 14, 2019 pursuant to an Indenture (the "Indenture"), by and between the Company and Wilmington Trust, National Association, as trustee. The Notes bore interest at 6.75% per annum, payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2019. The Notes could bear additional interest under specified circumstances relating to the Company's failure to comply with its reporting obligations under the Indenture or if the Notes were not freely tradeable as required by the Indenture. The Notes would have matured on May 1, 2024, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the Notes was 8.6956 shares of Class B Common Stock per $1,000 principal amount of the Notes, subject to adjustment (which is equivalent to an initial conversion price of approximately $115.00 per share, subject to adjustment). The conversion rate was subject to adjustment in some events but would not have be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company would, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Before the close of business on October 31, 2023, the Notes were convertible only under certain circumstances specified in the Indenture. On or after November 1, 2023, to the close of business on the business day immediately preceding the maturity date, holders could have converted all or any portion of their notes at the applicable conversion rate at any time, in multiples of $1,000 principal amount, at the option of the holder regardless of such conditions. Upon conversion, the Company would pay or deliver cash, shares of Class B Common Stock, or a combination of cash and shares of Class B Common Stock, at the Company's election.

The Notes were not redeemable by the Company prior to the May 6, 2022. The Company could have redeemed for cash all or any portion of the Notes, at its option, on or after May 6, 2022 if the last reported sale price of the Class B Common Stock had been at least 150.0% of the conversion price then in effect for at least 20 trading days (whether or not consecutive). No sinking fund was provided for the Notes.

The Notes were the Company's senior unsecured obligations and rank senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company's unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company's secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The Notes were subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the Trustee or the holders of at least 25.0% in principal amount of the outstanding Notes, could have declared 100.0% of the principal of and accrued and unpaid interest on the Notes immediately due and payable.

On May 9, 2019, the Company also entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with certain accredited investors (the "Investors") pursuant to which the Company agreed to sell in a private placement (the "2019 Private Placement") an aggregate of 95,000 shares of the Class B Common Stock (the "Private Placement Shares"), at a purchase price of $100.00 per share. JMP Securities served as the placement agent for the 2019 Private Placement. The Company paid JMP Securities a commission of 7.0% of the gross proceeds in the 2019 Private Placement. Upon closing, the proceeds for the 2019 Private Placement, after deducting commissions and related offering expenses, were $8,665,000.

On May 14, 2019, the Company used a portion of net proceeds from the 2019 Note Offering to pay Hercules (as defined below) $11,134,695, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Loan Agreement (as defined below). Upon the payment, all outstanding indebtedness and obligations of the Company owed to Hercules under the Loan Agreement were paid in full, and the Loan Agreement was terminated.

Year Ended December 31, 2018

Net cash provided by financing activities increased $28,308,507 to $47,631,370 for the year ended December 31, 2018 as compared to the same period in 2017. This increase is primarily a result of the: (i) 2018 public offering of 116,438 shares of Class B Common Stock with net proceeds of $13,015,825; (ii) the private placement of an aggregate of 151,500 shares of our Class B Common Stock (the "2018 Private Placement") with net proceeds of $20,086,155; (iii) proceeds of $9,227,035 from Hercules loans; and (iv) Net advances of $5,302,355 under floor plan lines of credit. The proceeds from these transactions were used to: (i) acquire vehicle inventory; (ii) accelerate technology development; (iii) fund the acquisition of Wholesale and Express; and (iv) continue development of the Company's business and for working capital purposes.

On February 16, 2018, the Company, through RMBL Missouri, entered into an Inventory Financing and Security Agreement (the "Credit Facility") with Ally Bank, a Utah chartered state bank ("Ally Bank") and Ally Financial, Inc., a Delaware corporation (together with Ally Bank "Ally"), pursuant to which Ally may provide up to $25,000,000 in financing, or such lesser sum which may be advanced to or on behalf of RMBL Missouri from time to time, as part of its floorplan vehicle financing program. Advances under the Credit Facility require RMBL Missouri to maintain 10.0% of the advanced amount as restricted cash. Advances under the Credit Facility will bear interest at a per annum rate designated from time to time by Ally and will be determined using a 365/360 simple interest method of calculation, unless expressly prohibited by law. Advances under the Credit Facility, if not demanded earlier, are due and payable for each vehicle financed under the Credit Facility as and when such vehicle is sold, leased, consigned, gifted, exchanged, transferred, or otherwise disposed of. Interest under the Credit Facility is due and payable upon demand, but, in general, in no event later than 60 days from the date of request for payment. Upon any event of default (including, without limitation, the Borrower's obligation to pay upon demand any outstanding liabilities of the Credit Facility), Ally may, at its option and without notice to RMBL Missouri, exercise its right to demand immediate payment of all liabilities and other indebtedness and amounts owed to Ally and its affiliates by RMBL Missouri and its affiliates. The Credit Facility is secured by a grant of a security interest in the vehicle inventory and other assets of RMBL Missouri and payment is guaranteed by the Company pursuant to a guaranty in favor of Ally and secured by the Company pursuant to a General Security Agreement.

On April 30, 2018 (the "Closing Date"), the Company, and it wholly owned subsidiaries, (collectively the "Initial Borrowers"), entered into a Loan and Security Agreement (the "Loan Agreement") with Hercules Capital, Inc. a Maryland Corporation ("Hercules") pursuant to which Hercules may provide one or more term loans in an aggregate principal amount of up to $15,000,000 (the "Hercules Loan"). Under the terms of the Loan Agreement, $5,000,000 was funded at closing with the balance available in two additional tranches over the term of the Loan Agreement, subject to certain operating targets and otherwise as set forth in the Loan Agreement. The Hercules Loan has an initial 36-month maturity and initial 10.5% interest rate. The Hercules Loan is subject to various covenants, including gross profit and EBITDA. As of December 31, 2018, the Company was in compliance with such covenants.

Under the Loan Agreement, on the Closing Date, the Company issued Hercules a warrant to purchase 4.091 (increasing to 5,455 if a fourth tranche in the principal amount of up to $5,000,000 is advanced at the party's agreement) shares of the Company's Class B Common Stock (the "Warrant') at an exercise price of $110.00 per share (the "Warrant Price"). The Warrant is immediately exercisable and expires on April 30, 2023.

Advances under the Hercules Loan ("Advances") will bear interest at a per annum rate equal to the greater of either (i) the prime rate plus 5.75%, or (ii) 10.25%, based on a year consisting of 360 days. Advances under the Loan Agreement are due and payable on May 1, 2021, unless the Initial Borrowers achieve certain performance milestones, in which case Advances will be due and payable on November 1, 2021.

Upon any event of default, Hercules may, at its option, exercise its right to demand immediate payment of all liabilities and other indebtedness and amounts owed to Hercules by the Initial Borrowers.

The Hercules Loan is secured by a grant of a security interest in substantially all assets (the "Collateral") of the Initial Borrowers, except the Collateral does not include (a) certain outstanding equity of the Initial Borrowers' foreign subsidiaries, if any, or (b) nonassignable licenses or contracts of the Initial Borrowers, if any.

On July 20, 2018, the Company completed an underwritten public offering of 116,438 shares of its Class B Common Stock at a price of $121.00 per share for aggregate net proceeds to the Company of $13,015,825. The completed offering included 15,188 shares of Class B Common Stock issued upon the underwriter's exercise in full of its over-allotment option. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

On October 26, 2018, we entered into the Merger Agreement by and among the Company, Merger Sub, Holdings, Wholesale, and the Stockholders), Steven Brewster, a Tennessee resident, as the representative of each Stockholder (the "Representative"), and, for the limited purposes of Section 5.8, Marshall Chesrown and Steven R. Berrard, providing for the Wholesale Merger of Holdings with and into Merger Sub, with Merger Sub surviving the Wholesale Merger as a wholly-owned subsidiary of the Company. On October 29, 2018, we entered into an Amendment to the Merger Agreement making a technical correction to the definition of "Parent Consideration Shares" contained in the Merger Agreement.

Also, on October 26, 2018, we entered into the Purchase Agreement, by and among the Company, the Express Sellers, and Steven Brewster as representative of the Express Sellers, pursuant to which we acquired all of the membership interests (the "Express Acquisition") in Wholesale Express.

The Wholesale Merger and the Express Acquisition were both completed on October 30, 2018 (the "Wholesale Closing Date"). As consideration for the Wholesale Merger, we (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments, and (ii) issued to the Stockholders 1,317,329 shares (the "Stock Consideration") of our Series B Non-Voting Convertible Preferred Stock, par value $0.001. As consideration for the Express Acquisition, we paid cash consideration of $4,000,000, subject to certain customary post-closing adjustments.

On October 30, 2018, the Company, NextGen Pro, LLC, ("NextGen Pro"), RMBL Missouri, LLC, ("RMBL Missouri"), RMBL Texas, LLC ("RMBL Texas", and together with the Company, NextGen Pro, and RMBL Missouri, each, an "Existing Borrower", and collectively, the "Existing Borrowers"), Merger Sub, Wholesale, Wholesale Express, RMBL Express, LLC, ("RMBL Express", and together with Merger Sub, Wholesale and Wholesale Express, the "New Borrowers"; together with the Existing Borrowers, the "Borrowers"), Hercules, in its capacity as lender (in such capacity, "Lender"), and Hercules, in its capacity as administrative agent and collateral agent for Lender (in such capacities, "Agent"), entered into the First Amendment and Waiver to Loan and Security Agreement (the "Amendment"), amending the Loan Agreement, (as amended by the Amendment, the "Amended Loan Agreement"), by and among the Existing Borrowers, Lender and Agent. Under the terms of the Amendment, $5,000,000 (less certain fees and expenses) was funded by Lender to the Borrowers in connection with the Wholesale Closing Date (the "Tranche II Advance"). The Tranche II Advance has a maturity date of October 1, 2021 and an initial interest rate of 11.00%. Pursuant to the Amendment, we issued to Hercules a warrant to purchase 1,048 shares of Class B Common Stock at an exercise price of $143.13 per share. In connection with the Company's public offering in February 2019, the exercise price of the warrant was adjusted to $110.94 and the number of shares of Class B Common Stock underlying the warrant was adjusted to 1,352. The warrant is immediately exercisable and expires on October 30, 2023.

Also, on October 30, 2018, Wholesale, as borrower, entered into a floorplan vehicle financing credit line (the "NextGear Credit Line") with NextGear Capital, Inc. ("NextGear"). The available credit under the NextGear Credit Line is initially $63,000,000, it was increased to $70,000,000 after February 28, 2019. The NextGear Credit Line is due and payable on demand. Advances under the NextGear Credit Line will bear interest at an initial per annum rate of 5.25%, based upon a 360-day year, and compounded daily, and the per annum interest rate will vary based on a base rate, plus the contract rate, which is currently negative 2.00%, until the outstanding liabilities to NextGear are paid in full. See Note 8 – Notes Payable and Lines of Credit to our consolidated financial statements included in this Registration Statement on Form S-1 for further information on this loan.

On October 30, 2018, we completed the 2018 Private Placement at a price of $142.00 per share for non-affiliates of the Company, and, with respect to directors participating in the 2018 Private Placement, at a price of $162.00 per share. The gross proceeds for the 2018 Private Placement were $21,553,000. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation, and Craig-Hallum Capital Group (together the "Placement Agents") served as the placement agents for the 2018 Private Placement. We paid the Placement Agents a fee of 6.5% of the gross proceeds in the 2018 Private Placement. Net proceeds from the 2018 Private Placement and $5,000,000 funded under the Tranche II Advance were used to partially fund the cash consideration of the Wholesale Merger and the Express Acquisition and the balance will be used for working capital purposes.

Liquidity

We have incurred losses and negative cash flow from operations since inception through December 31, 2019 and expect to incur additional losses and negative cash flow in the future. As we continue to expand our business, build our brand name and awareness, and continue technology and software development efforts, we may need access to additional capital. Historically, we have raised additional capital to fund our expansion through equity issuances or debt instruments; refer to Note 8 — Notes Payable and Lines of Credit and Note 9 — Stockholders Equity. Also, we have historically funded vehicle inventory purchases through our Line of Credit-Floor Plans.  As of May 28, 2020, we had approximately $15,000,000 available under our NextGear Credit Line that we may draw against through December 31, 2020 to fund future vehicle inventory purchases, as described further in Note 8 — Notes Payable and Lines of Credit.

Due to the impact of COVID-19 on the economy, we have a strong focus on preserving liquidity. Our primary liquidity sources are available cash and cash equivalents, amounts available under the NextGear Credit Line, proceeds from the Paycheck Protection Program loan, monetization of our retail loan portfolio and through rationalizing costs and expenses, including temporarily laying off 169 employees. Although we have experienced a decrease in revenue as a result of the impact of the COVID-19 pandemic, as of May 28, 2020, the Company has $9,000,000 of unrestricted cash and has approximately $15,000,000 of remaining availability under the NextGear Credit.

The Company’s consolidated financial statements have been prepared assuming that will continue as a going concern, which assumes the continuity of operations, the realization of assets and the satisfaction of liabilities as they come due in the normal course of business. Although the Company believes that we will be able to generate sufficient liquidity from the measures described above, our current circumstances including uncertainties due to Covid-19 pandemic raise substantial doubt about our ability to operate as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

As of December 31, 2019, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Subsequent Events

Public Offering

On January 10, 2020, the Company entered into the Underwriting Agreement with the Underwriters relating to the Company's 2020 Public Offering of the 900,000 Firm Shares and the 135,000 Additional Shares.

The Underwriters agreed to purchase the Firm Shares at a price of $11.40 per share. The Firm Shares were offered, issued, and sold pursuant to a prospectus supplement and accompanying prospectus filed with the SEC pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (Registration No. 333-234340) under the Securities Act.

On January 14, 2020, the Company issued the Firm Shares and closed the 2020 Public Offering at a public price of $11.40 per share. On January 16, 2020, the Company received notice of the Underwriters' intent to complete the Over-allotment Exercise. On January 17, 2020, the Company issued the Additional Shares and closed the Over-allotment Exercise. The Over-allotment Exercise increased the aggregate number of shares sold in the 2020 Public Offering to 1,035,000. Including the Over-allotment Exercise, proceeds from the 2020 Public Offering, after deducting the 7.0% underwriter’s commission and $75,000 for underwriter expenses, were $10,898,070. Certain of the Company's officers and directors participated in the 2020 Public Offering.

The Company intends to use the net proceeds of the 2020 Public Offering for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising and capital expenditures necessary to grow the business. Pending these uses, the Company may invest the net proceeds in short-term interest-bearing investment grade instruments.

Convertible Note Exchange and Offer

Also on January 10, 2020, the Company entered into a Note Exchange and Subscription Agreement, as amended by the Joinder Agreement, with the investors in the 2019 Note Offering, pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30,000,000 of the Old Notes would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. On January 14, 2020, the Company closed the 2020 Note Offering. The proceeds for the 2020 Note Offering, after deducting for payment of accrued interest on the Old Notes and offering-related expenses were approximately $8,272,375.

The New Notes were issued on January 14, 2020 pursuant to an Indenture (the "New Indenture"), by and between the Company and Wilmington Trust, National Association, as trustee (the "Trustee"). The Note Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. The New Notes bear interest at 6.75% per annum, payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Notes may bear additional interest under specified circumstances relating to the Company's failure to comply with its reporting obligations under the New Indenture or if the New Notes are not freely tradeable as required by the New Indenture. The New Notes will mature on January 1, 2025, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the New Notes is 25 shares of Class B Common Stock per $1,000 principal amount of New Notes, which is equal to an initial conversion price of $40.00 per share. The conversion rate is subject to adjustment in certain events as set forth in the New Indenture but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a "make-whole fundamental change" (as defined in the New Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its New Notes in connection with such make-whole fundamental change. Before July 1, 2024, the New Notes will be convertible only under circumstances as described in the New Indenture. No adjustment to the conversion rate as a result of conversion or a make-whole fundamental change adjustment will result in a conversion rate greater than 61.6523 shares per $1,000 in principal amount.

The New Indenture contains a "blocker provision" which provides that no holder (other than the depositary with respect to the notes) or beneficial owner of a New Note shall have the right to receive shares of the Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner would be the beneficial owner of more than 4.99% of the outstanding shares of the Class B Common Stock.

The New Notes are not redeemable by the Company before the January 14, 2023. The Company may redeem for cash all or any portion of the New Notes, at its option, on or after January 14, 2023 if the last reported sale price of the Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100.0% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

The New Notes rank senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment to any of the Company's unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company's secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The New Notes are subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25.0% in principal amount of the outstanding New Notes by notice to the Company and the Trustee, may declare 100.0% of the principal of and accrued and unpaid interest, if any, on all the New Notes then outstanding to be due and payable.

In connection with the 2020 Note Offering, on January 14, 2020, the Company entered into a registration rights agreement with the Note Investors, pursuant to which the Company has agreed to file with the SEC a shelf registration statement registering the sale, on a continuous or delayed basis, of all of the New Notes and to use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act no later than the day that is 120 days after January 14, 2020.

Investor Note Exchange

Also, in connection with the closing of the 2020 Public Offering and the 2020 Note Offering, the Company repaid $500,000 plus accrued interest related to the note payable to Halcyon, and certain of the Company's investors extended the maturity of currently outstanding promissory notes, and exchanged such notes for the New Investor Notes, pursuant to the Investor Note Exchange Agreement, by and between the Company and each Investor, including Halcyon, an entity affiliated with Kartik Kakarala, a director of the Company, such New Investor Note for an aggregate principal amount of $833,333, Blue Flame, an entity affiliated with Denmar Dixon, a director of the Company, such New Investor Note for an aggregate principal amount of $99,114 and Mr. Dixon, individually, such New Investor Note for an aggregate principal amount of $272,563. The New Investor Notes, having an aggregate principal amount of approximately $1,502,352, will mature on January 31, 2021, and will be convertible at any time at the Investor's option at a price of $60.00 per share. In connection with the issuance of the New Investor Notes, the Company also entered into a Security Agreement, dated as of January 14, 2020 with the Investors, pursuant to which the Company granted to the Investors a security interest in certain collateral to secure, on a pro rata basis based on the percentage equal to the amount of principal outstanding on each New Investor Note divided by the amount of principal outstanding on all of the New Investor Notes to each Investor.

The New Investor Notes and the New Notes were sold to the investors pursuant to the Investor Note Exchange Agreement and the Note Agreement, respectively, in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. To the extent that any shares of Class B Common Stock are issued upon conversion of the New Investor Notes and the New Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the New Investor Notes and the New Notes, and any resulting issuance of shares of Class B Common Stock.

Nasdaq Notices

On January 17, 2020, the Company received a notice from the Listing Qualifications department of the Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 per share set forth in Nasdaq Listing Rule 5450(a)(1) based upon the closing bid price for the 30 consecutive business days ended January 16, 2020. The Nasdaq notice does not impact the Company's listing at this time and the Company's stock will continue to trade on Nasdaq while the Company works to regain compliance with the Nasdaq.

As a result of the Reverse Stock Split, as defined below, the Company believes it has regained compliance with Rule 5450(a)(1).

Nashville Tornado

In the early morning hours of March 3, 2020, a severe tornado struck the greater Nashville area causing significant damage to our facilities in Nashville. We maintain insurance coverage for damage to our facilities and inventory, as well as business interruption insurance. We continue in the process of reviewing damages and coverages with our insurance carriers. The loss comprises three components: (1) inventory loss, currently assessed by the insurance carrier at approximately $13,000,000; (2) building and personal property loss, primarily impacting our leased facilities, currently assessed by the insurance carrier at $3,369,087; and (3) loss of business income, for which we have coverage in the amount of $6,000,000.

All three components of our loss claim have been submitted to its insurers. Our inventory claim is subject to a dispute with the carrier as to the policy limits applicable to the loss. The building insurer has agreed to pay $3,369,087 on the building and personal property loss, reflecting a complete recovery, net of $5,000 reflecting our deductible. The insurer has made an interim payment on the building and personal property loss of $2,269,507 and has an outstanding balance of $1,094,580 which is expected to be paid during the second quarter of 2020. The loss of business income claim is ongoing and remains in the process of negotiation, however, the insurer has advanced $250,000 against the final settlement. We believe there will be a full recovery of all three loss components, however no assurance can be given regarding the amounts, if any, that will be ultimately recovered.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public health crisis. We have experienced significant disruption to our business, both in terms of disruption of our operations and the adverse effect on overall economic conditions. These conditions will significantly negatively impact all aspects of our business. Our business is also dependent on the continued health and productivity of our associates throughout this crisis. Individually and collectively, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

The COVID-19 situation has created an unprecedented and challenging time. Our current focus is on positioning the Company for a strong recovery when this crisis is over. We have taken steps to reduce our inventory and align our operating expenses to the state of the business. We plan to continue to operate as permitted to support our customers’ needs for reliable vehicles and to provide as many jobs as possible for our associates. Effective April 9, 2020, 169 associates were temporarily laid-off effective, however our receipt of PPP funds, as discussed below will allow us to gradually recall these associates over time. All ongoing employment determinations are subject to change due to the COVID-19 situation future government mandates, as well as future business conditions. We will continue to monitor the COVID-19 situation and look for ways to preserve cash and reduce our operating expenses as we are able, however, we expect the consequences of the COVID-19 outbreak will likely have a significant negative impact on our business, sales, results of operations, financial condition, and liquidity.

On May 14, 2020, the Company filed a Current Report on Form 8-K disclosing that it was delaying the filing of the Quarterly Report for the quarter ended March 31, 2020 (“Quarterly Report”) by up to 45 days in accordance with the SEC March 25, 2020 Order (which extended and superseded a prior order issued on March 4, 2020), pursuant to Section 36 of the Securities Exchange Act of 1934, as amended (Release No 34-88465) (the “Order”), which allows for the delay of certain filings. In reliance upon the Order, the Company expects to file its Quarterly Report no later than June 29, 2020, which is 45 days after the original due date of the Quarterly Report. If the Quarterly Report is filed by June 29, 2020, it will be deemed timely filed by the SEC.

PPP Loan

On May 1, 2020, the Company, and its wholly owned subsidiaries Wholesale, Inc. and Wholesale Express, LLC (together, the "Subsidiaries," and with the Company, the "Borrowers"), each entered into loan agreements and related promissory notes (the "SBA Loan Documents") to receive U.S. Small Business Administration Loans (the "SBA Loans") pursuant to the Paycheck Protection Program (the "PPP") established under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), in the aggregate amount of $5,176,845 (the "Loan Proceeds"). The Borrowers received the Loan Proceeds on May 1, 2020. Under the SBA Loan Documents, the SBA Loans have a fixed interest rate of 1.0%, repayment begins six months from the date of disbursement of each SBA Loan, and the SBA Loans mature two years from the date of first disbursement. There is no prepayment penalty.

Pursuant to the terms of the SBA Loan Documents, the Borrowers may apply for forgiveness of the amount due on the SBA Loans in an amount equal to the sum of the following costs incurred by the Borrowers during the eight-week period (or any other period that may be authorized by the U.S. Small Business Administration) beginning on the date of first disbursement of the SBA Loans: payroll costs, any payment of interest on a covered mortgage obligation, payment on a covered rent obligation, and any covered utility payment. The amount of SBA Loan forgiveness shall be calculated in accordance with the requirements of the PPP, including the provisions of Section 1106 of the CARES Act, although no more than 25% of the amount forgiven can be attributable to non-payroll costs. No assurance is provided that forgiveness for any portion of the SBA Loans will be obtained.

The promissory notes evidencing the SBA Loans contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory notes. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Borrowers, and/or filing suit and obtaining judgment against the Borrowers.

Reverse Stock Split

On May 18, 2020, the Company filed a Certificate of Change to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada to effect a one-for-twenty reverse stock split of its issued and outstanding Class A Common Stock and Class B Common Stock (the "Reverse Stock Split"). The Reverse Stock Split was effective at 12:01 a.m., Eastern Time, on May 20, 2020. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the nearest whole share. The authorized preferred stock of the Company was not impacted by the Reverse Stock Split. Following the Reverse Stock Split, the Company has outstanding 50,000 shares of Class A Common Stock and approximately 2,162,696 shares of Class B Common Stock. On May 20, 2020, the Company’s Class B Common Stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis. The Company has retrospectively adjusted the 2018 and 2019 financial statements for loss per share and share amounts as a result of the reverse stock split.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States ("GAAP") requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Securities and Exchange Commission (the "SEC") has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. For additional information, see Item 8 of Part II, Financial Statements and Supplementary Data Note 1 — "Description of Business and Significant Accounting Policies. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Revenue Recognition

We adopted ASC 606, Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which we historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of our revenue recognition, and we recognized no cumulative effect adjustment upon adoption.

For vehicles sold at wholesale to dealers we satisfy our performance obligation for vehicles sales when the wholesale purchaser obtains control of the underlying vehicle, which is upon delivery when the transfer of title, risks and rewards of ownership and control pass to the dealer. We recognize revenue at the amount we expect to receive for the pre-owned vehicle, which is the fixed price determined at the auction. The purchase price of the wholesale vehicle is typically due and collected within 30 days of delivery of the wholesale vehicle.

For vehicles sold to consumers the purchase price is set forth in the customer contracts at a stand-alone selling price which is agreed upon prior to delivery. We satisfy our performance obligation for pre-owned vehicle sales upon delivery when the transfer of title, risks and rewards of ownership and control pass to the customer. We recognize revenue at the agreed upon purchase price stated in the contract, including any delivery charges, less an estimate for returns. Our return policy allows customers to initiate a return during the first three days after delivery. Estimates for returns are based on an analysis of historical experience, trends and sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. The amount of consideration received for pre-owned vehicle sales to consumers includes noncash consideration representing the value of trade-in vehicles, if applicable, as stated in the contract. Prior to the delivery of the vehicle, the payment is received, or financing has been arranged. Payments from customers that finance their purchases with third parties are typically due and collected within 30 days of delivery of the pre-owned vehicle. In future periods additional provisions may be necessary due to a variety of factors, including changing customer return patterns due to the maturation of the online vehicle buying market, macro- and micro-economic factors that could influence customer return behavior and future pricing environments. If these factors result in adjustments to sales returns, they could significantly impact our future operating results. Revenue exclude any sales taxes, title and registration fees, and other government fees that are collected from customers.

Vehicle logistics and transportation services revenue is generated primarily by entering into freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The transaction price is based on the consideration specified in the customer's contract. A performance obligation is created when the customer under a transportation contract submits a bill of lading for the transport of goods from origin to destination. These performance obligations are satisfied as the shipments move from origin to destination. The freight brokerage agreements are fulfilled by independent third-party transporters. While the Company is primarily responsible for fulfilling to customers, these transporters are obligated to meet our performance obligations and standards. Performance obligations are short-term, with transit days less than one week. Generally, customers are billed either upon shipment of the vehicle or on a monthly basis, and remit payment according to approved payment terms, generally not to exceed 30 days. Revenue is recognized as risks and rewards of transportation of the vehicle is transferred to the owner during delivery. Wholesale Express is considered the principal in the delivery transactions since it is primarily responsible for fulfilling the service. As a result, revenue is recorded gross.

Valuation of Inventory

Pre-owned vehicle inventory is accounted for pursuant to ASC 330, Inventory and consists of pre-owned vehicles primarily acquired from consumers and includes the cost to acquire and recondition a pre-owned vehicle. Reconditioning costs are billed by third-party providers and includes parts, labor, and other repair expenses directly attributable to a specific vehicle. Transportation costs are expensed as incurred. Pre-owned inventory is stated at the lower of cost or net realizable value. Vehicle inventory cost is determined by specific identification. Net realizable value is based on the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn data of similar vehicles, as well as independent market resources. Each reporting period, the Company recognizes any necessary adjustments to reflect pre-owned vehicle inventory at the lower of cost or net realizable value, which is recognized in cost of revenue in our Consolidated Statements of Operations.

Purchase Accounting for Business Combinations

On February 3, 2019, the Company completed the Autosport Acquisition pursuant to the Stock Purchase Agreement, by and among the Buyer, the Seller and Autosport. Aggregate consideration for the Autosport Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) the Promissory Note in favor of the Seller, plus (iii) the Convertible Note in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company's Class B Common Stock for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Autosport Acquisition, the Buyer also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to the Second Convertible Note.

On October 26, 2018, we entered into the Merger Agreement with the Merger Sub, Holdings, Wholesale, the Stockholders, the Representative, and, for the limited purposes of Section 5.8, Marshall Chesrown and Steven R. Berrard, providing for the Wholesale Merger. On October 29, 2018, we entered into an Amendment to the Merger Agreement making a technical correction to the definition of "Parent Consideration Shares" contained in the Merger Agreement.

Also, on October 26, 2018, we entered into the Purchase Agreement with the Express Sellers, and Steven Brewster as representative of the Express Sellers, pursuant to which the Company completed the Express Acquisition. On October 30, 2018, the Company completed the Wholesale Merger and Express Acquisition. As consideration for the Wholesale Merger, we (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments, and (ii) issued to the Stockholders the Stock Consideration. As consideration for the Express Acquisition, we paid cash consideration of $4,000,000, subject to certain customary post-closing adjustments.

The Wholesale, Express and Autosport acquisitions were accounted under the acquisition method of accounting for business combinations. Under the acquisition method of accounting, the cost, including transaction costs was preliminarily allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. Consistent with accounting principles generally accepted in the U.S. at the time the acquisition was consummated, the Company valued the purchase price to acquire Wholesale, Wholesale Express and Autosport based upon the fair value of the consideration paid.

The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income (loss). For example, different classes of assets will have useful lives that differ. Consequently, to the extent a longer-lived asset is ascribed greater value under the acquisition method than a shorter-lived asset there may be less amortization recorded in a given period.

Determining the fair value of certain assets and liabilities acquired requires significant judgment and often involves the use of significant estimates and assumptions. As provided by the accounting rules, the Company used the one-year period following the consummation of the acquisition to finalize the estimates of the fair value of assets and liabilities acquired. One of the areas that requires more judgment in determining fair values and useful lives is intangible assets. To assist in this process, the Company obtained an appraisal from an independent valuation firm for certain intangible assets. While there are a number of different methods used in estimating the value of the intangibles acquired, there are two approaches primarily used: discounted cash flow and market multiple approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; perpetual growth rate; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to comparables.

See Item 8 of Part II, Financial Statements and Supplementary Data, Note 1 – Description of Business and Significant Accounting Policies and Note 4 — "Acquisitions" for additional discussion.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired which is not allocable to separately identifiable intangible assets. Other identifiable intangible assets, such as domain names, customer relationships, and trade names are separately recognized if the intangible asset is obtained through contractual or other legal right or if the intangible asset can be sold, transferred, licensed or exchanged.

Goodwill is not amortized but tested for impairment at the reporting unit level annually on December 31 and upon the occurrence of an indicator of impairment. We have the option to qualitatively or quantitatively assess goodwill for impairment and we evaluated our goodwill using a quantitative assessment process. Our operations are organized by management into operating segments by line of business. We have determined that we have three reportable segments as defined in generally accepted accounting principles for segment reporting: (1) powersports, (2) automotive and (3) vehicle logistics and transportation. Our powersports and automotive segments consist of the distribution of pre-owned vehicles. The powersports segment consists of the distribution of principally motorcycles, while the automotive segment distributes cars and trucks. Each of these segments are considered separate reporting units for purposes of goodwill testing. Our vehicle logistics and transportation service segment provides nationwide automotive transportation services between dealerships and auctions. Our vehicle logistics and transportation service reportable segment has been determined to represent one operating segment and reporting unit.

We have the option to qualitatively or quantitatively assess goodwill for impairment and we evaluated our goodwill using a quantitative assessment process. During 2019, for the three reporting units we performed quantitative impairment testing of the fair value of our reporting units using an income and market valuation approach. The income valuation approach estimates our enterprise value using a net present value model, which discounts projected free cash flows of our business using the weighted average cost of capital as the discount rate. We also validated the fair value for each reporting unit using the income approach by calculating a cash earnings multiple and determining whether the multiple was reasonable compared to recent market transactions completed in the industry. As part of that assessment, we also reconcile the estimated aggregate fair values of our reporting units to our market capitalization. We believe this reconciliation process is consistent with a market participant perspective. This consideration would also include a control premium that represents the estimated amount an investor would pay for our equity securities to obtain a controlling interest, and other significant assumptions including revenue and profitability growth, profit margins, residual values and the cost of capital.

For the year ended December 31, 2019, we recognized an impairment loss on goodwill of $1,850,000 related to powersports, which is recorded in selling, general and administrative expenses in the Consolidated Statement of Operations. No goodwill impairment resulted from the quantitative impairments tests of the remaining reporting units as of December 31, 2019 and 2018. The remaining reporting units had sufficient excess fair value over the respective carrying values. No other impairment charges related to intangible assets were recognized in 2018.

Stock-Based Compensation

The Company is required to make estimates and assumptions related to our valuation and recording of stock-based compensation expense under current accounting standards. These standards require all stock-based compensation to employees to be recognized in the statement of operations based on their respective grant date fair values over the requisite service periods and also requires an estimation of forfeitures when calculating compensation expense.

On June 30, 2017 the Company's shareholders approved a Stock Incentive Plan (the "Plan") reserving for issuance under the Plan in the form of restricted stock units ("RSUs"), stock options ("Options"), Performance Units, and other equity awards (collectively "Awards") for our employees, consultants, directors, independent contractors and certain prospective employees who have committed to become an employee (each an "Eligible Individual") of up to 12.0% of the shares of Class B Common Stock outstanding from time to time. On June 25, 2018, the Company's shareholders approved an amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 12.0% of the Company's issued and outstanding shares of Class B Common Stock from time to time to 100,000 shares of Class B Common Stock (the "First Plan Amendment"). On May 20, 2019, the Company's stockholders approved another amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 100,000 shares of Class B Common Stock to 200,000 shares of Class B Common Stock (the "Second Plan Amendment"). To date, the vesting of RSU and Option awards for most employees is service / time based, however some senior level employees have been granted awards that include a mix of service based, performance based and market condition-based vesting. Substantially all service/time based RSU and Option awards issued typically vest over a three-year period approximating the following vesting schedule: (i) 20.0% vesting anywhere from eight-months to thirteen month after grant date, (ii) an additional 30.0% during the subsequent twelve months of the initial vesting, and (iii) the final 50.0% during the following twelve months. All currently outstanding performance-based awards and market condition-based awards granted to date have vesting schedules dependent on achieving a particular objective within sixteen (16) months. More specifically, the Company granted to certain members of management an aggregate of (i) 12,213 performance-based awards that vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue of $900,000,000 at any time through September 30, 2020, and (ii) 36,938 market-based awards. The Company estimates the fair value of awards granted under the Plan on the date of grant. Fair value of all awards is based on the share price of the Class B Common Stock on the date of the award, and in the case of options, calculated using the Black-Scholes option valuation model. See Item 8 of Part II, Financial Statements and Supplementary Data Note 1 "Description of Business and Significant Accounting Policies—Stock-Based Compensation."

Newly Issued Accounting Pronouncements

In February 2016, the FASB issued an accounting pronouncement (FASB ASU 2016-02) related to the accounting for leases. This pronouncement requires lessees to record most leases on their balance sheet while also disclosing key information about those lease arrangements. Under the new guidance, lease classification as either a finance lease or an operating lease will affect the pattern and classification of expense recognition in the income statement. The classification criteria to distinguish between finance and operating leases are generally consistent with the classification criteria to distinguish between capital and operating leases under existing lease accounting guidance. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018. We adopted the new standard for our fiscal year beginning January 1, 2019.

In May 2014, the Financial Accounting Standards Board ("FASB") issued a new accounting standard (ASC Topic 606) that amends the accounting guidance on revenue recognition. The new accounting standard is intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of nonfinancialassets that are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard's guidance on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

The new accounting standard update must be applied using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which requires additional footnote disclosures). The Company adopted ASC 606, Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective method. Based on the manner in which the Company historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.

  DIRECTORS AND EXECUTIVE OFFICERS

Below are the names of and certain information regarding our executive officers and directors:

Name	Age	Position
Marshall Chesrown	62	Chief Executive Officer and Chairman
Steven R. Berrard	65	Chief Financial Officer and Director
Denmar Dixon	58	Director
Richard A. Gray, Jr.	72	Director
Kartik Kakarala	42	Director
Peter Levy	50	Chief Operating Officer
Michael Marchlik	47	Director
Kevin Westfall	64	Director

Marshall Chesrown has served as our Chief Executive Officer and Chairman since October 24, 2016. Mr. Chesrown has over 35 years of leadership experience in the automotive retail sector. From December 2014 to September 2016, Mr. Chesrown served as Chief Operating Officer and as a director of Vroom.com, an online direct car retailer ("Vroom"). Mr. Chesrown served as Chief Operating Officer of AutoAmerica, an automotive retail company, from May 2013 to November 2014. Previously, Mr. Chesrown served as the President of Chesrown Automotive Group from January 1985 to May 2013, which was acquired by AutoNation, Inc., a leading automotive retail company, in 1997. Mr. Chesrown served as Senior Vice President of Retail Operations for AutoNation from 1997 to 1999. From 1999 to 2013, Mr. Chesrown served as the Chairman and Chief Executive Officer of Blackrock Development, a real estate development company widely known for development of the nationally recognized Golf Club at Black Rock. Mr. Chesrown filed for personal bankruptcy in May 2013, which petition was discharged in January 2017.

We believe that Mr. Chesrown possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the automotive retail sector.

Steven R. Berrard has served as our Chief Financial Officer since January 9, 2017 and served as Interim Chief Financial Officer from July 13, 2016 through January 9, 2017 and as Chief Executive Officer from July 13, 2016 through October 24, 2016. Mr. Berrard served as Secretary from July 13, 2016 through June 30, 2017 and has served on our Board since July 13, 2016. Mr. Berrard served as a director of Walter Investment Management Corp. ("Walter Investment") from 2010 until May 2017. Mr. Berrard served on the Board of Directors of Swisher Hygiene Inc., a publicly traded industry leader in hygiene solutions and products, from 2004 until May 2014. Mr. Berrard is the Managing Partner of New River Capital Partners, a private equity fund he co-founded in 1997. Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation from 1996 to 1999. Prior to joining AutoNation, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, at the time the world's largest video store operator. Mr. Berrard served as President of Huizenga Holdings, Inc., a real estate management and development company, and served in various positions with subsidiaries of Huizenga Holdings, Inc. from 1981 to 1987. Mr. Berrard was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP ("PwC")) from 1976 to 1981. Mr. Berrard currently serves on the Board of Directors of Pivotal Fitness, Inc., a chain of fitness centers operating in a number of markets in the United States. He has previously served on the Boards of Directors of Jamba, Inc., (2005 – 2009), Viacom, Inc., (1987 – 1996), Birmingham Steel (1999 – 2002), HealthSouth (2004 – 2006), and Boca Resorts, Inc. (1996 – 2004). Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University.

We believe that Mr. Berrard's management experience and financial expertise is beneficial in guiding our strategic direction. He has served in senior management and on the Board of several prominent, publicly traded companies. In several instances, he has led significant growth of the businesses he has managed. In addition, Mr. Berrard has served as the Chairman of the audit committee of several boards of directors.

Denmar Dixon has served on our Board since January 9, 2017. Mr. Dixon served as a director of Walter Investment from April 2009 (and for its predecessor since December 2008) until June 2016. Effective October 2015, Mr. Dixon was appointed Chief Executive Officer and President of Walter Investment and served until his resignation effective June 2016. Mr. Dixon previously served as Vice Chairman of the Board of Directors and Executive Vice President of Walter Investment since January 2010 and Chief Investment Officer of Walter Investment since August 2013. Before becoming an executive officer of Walter Investment, Mr. Dixon also served as a member of Walter Investment's Audit Committee and Nominating and Corporate Governance Committee and as Chairman of the Compensation and Human Resources Committee. Before serving on the Board of Walter Investment, Mr. Dixon was elected to the board of managers of JWH Holding Company, LLC, a wholly-owned subsidiary of Walter Industries, Inc., in anticipation of the spin-off of Walter Investment Management, LLC from Walter Industries, Inc. (now known as Walter Energy, Inc.). In 2008, Mr. Dixon founded Blue Flame Capital, LLC, a consulting, financial advisory and investment firm. Before forming Blue Flame, Mr. Dixon spent 23 years with Banc of America Securities, LLC and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries Group of Banc of America Securities.

We believe that Mr. Dixon possesses attributes that qualify him to serve as a member of our Board, including his extensive business development, mergers and acquisitions and capital markets/investment banking experience within the financial services industry. As a director, he provides significant input into, and is actively involved in, leading our business activities and strategic planning efforts. Mr. Dixon has significant experience in the general industrial, consumer and business services industries.

Richard A. Gray, Jr., has served on our Board since October 1, 2017. Mr. Gray has served as President of Gray & Co. Realtors, Inc., a licensed real estate service provider he founded, since 1987. Gray & Co. Realtors has been involved in the development, liquidation, the joint venture, and management of commercial real estate, representing both U.S. investors and foreign investors, and since 1998, has also been involved in raising venture capital for startup and additional round funding for public companies in the technology sector. Before Gray & Co. Realtors, he served as a broker at Wiggins Gray Interests, a company focused on development of retail and office properties in Dallas Fort Worth Metroplex, as well as office, industrial, land and retail brokerage from 1985 to 1987. Before Wiggins Gray Interests, he served at Hudson & Hudson Realtors from 1973 to 1985, Murray Investment Company from 1971 to 1973, and Borden Chemical Company from 1969 to 1971. Mr. Gray has also served as a director of the Cystic Fibrosis Foundation, Migra Tech, and Equitable Bank. Mr. Gray received his BBA from Texas Tech University.

We believe that Mr. Gray possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in funding technology sector public companies.

Kartik Kakarala was appointed to our Board immediately following the completion of the Company's acquisition of substantially all of the assets of the NextGen Dealer Solutions, LLC ("NextGen") in February 2017. Mr. Kakarala is the Chief Executive Officer of Halcyon Technologies, a global software solutions company. He is responsible for sales, business development and innovation, as well as the creation of technology assets. He has been responsible for the growth of a number of strategic, horizontal competencies, and vertical business units like automotive, utilities, finance and healthcare practices. Mr. Kakarala served as the Chief Executive Officer and President of NextGen from January 2016 to February 2017, which was acquired by us in February 2017, providing inventory management solutions to the power sports, recreational vehicle and marine sectors in North America. He served as Chief Executive Officer and President of NextGenAuto from July 2013 to December 2015. Mr. Kakarala served as Co-Founder and Managing Partner of Red Bumper from July 2010 to August 2014, a company which provided pre-owned car inventory management solutions used by thousands of automotive dealers across North America and which was later acquired by ADP in 2014. Mr. Kakarala served as Director/Co-Founder of GridFirst solutions since 2012, a company providing home automation solutions to energy customers. Mr. Kakarala holds a master’s degree in Computer Science from University of Houston.

We believe that Mr. Kakarala possesses attributes that qualify him to serve as a member of our Board, as he is regarded as a pioneer in developing several systems in the automotive industry including CRM, ERP, inventory management and financial applications.

Peter Levy has served as our Chief Operating Officer since May 20, 2019. From November 2017 to present, Mr. Levy served as our Senior Vice President of Operations overseeing the day-to-day inventory logistics, auctions, dealer networks, and managing the teams responsible for driving sales within the Company. Mr. Levy is a seasoned and highly respected operating executive who has been involved in the automotive industry for over 25 years. Mr. Levy previously served as a Business Development Partner of AWG Remarketing Whann Technology/Integrated Auction Solutions, LLC from January 2011 to November 2017. Also, Mr. Levy's distinguished career includes multiple executive and management level positions within the industry at companies such as AutoNation and Automotive Remarketing Services, all focusing on business development and creative uses of technology to gain market share. Mr. Levy graduated from Indiana University with a B.S. in Marketing and Finance.

Michael Marchlik has served on our Board since May 6, 2020. Mr. Marchlik has served as the Chief Executive Officer of the Advisory & Valuations division of Great American Group ("GA") since April 2017, and is responsible for overseeing the operations and client service efforts for lenders, sponsors and borrowers. Prior to that, he served as a Partner and National Sales and Marketing Director of GA from January 2010 to April 2017, as Executive Vice President, Western Region of GA from January 2004 to December 2009, as Senior Vice President of Sales, Western Region of GA from June 2001 to December 2003, and as Director of Operations at GA from July 1996 to May 2001. With nearly two and a half decades of experience in all segments of the asset disposition and valuation industries, he has extensive understanding of corporate transactional services, credit structure and asset-based valuation, lending solutions and business operations. Mr. Marchlik attended Northeastern University in Boston where he received a Bachelor of Science in Finance.

We believe that Mr. Marchlik possesses attributes that qualify him to serve as a member of our Board, including his extensive understanding of corporate transactional services, credit structure and asset-based valuation, lending solutions and business operations.

Kevin Westfall has served on our Board since January 9, 2017. Mr. Westfall was a co-founder and served as Chief Executive Officer of Vroom from January 2012 through November 2015. Previously, from March 1997 through November 2011, Mr. Westfall served as Senior Vice President of Sales and Senior Vice President of Automotive Finance at AutoNation. Mr. Westfall was a founder of BMW Financial Services in 1990 and served as its President until March 1997. Mr. Westfall also served as Retail Lease Manager of Chrysler Credit Corporation from 1987 until 1990 and as President of World Automotive Imports and Leasing from 1980 until 1987.

We believe that Mr. Westfall possesses attributes that qualify him to serve as a member of our Board, including his more than 30 years of executive experience in automotive retail and finance operations.

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board's core principles of corporate governance are set forth in our Corporate Governance Principles. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles are available on our corporate website at www.rumbleon.com. You also may obtain without charge a printed copy of the Code of Ethics and Corporate Governance Principles by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W Walnut Hill Lane, Irving, Texas 75038. Amendments or waivers of the Code of Business Conduct and Ethics will be provided on our website within four business days following the date of the amendment or waiver.

Board of Directors

The business and affairs of our company are managed by or under the direction of the Board. The Board is currently composed of seven members. The Board has not appointed a lead independent director; instead the presiding director for each executive session is rotated among the Chairs of the committees of our Board.

The Board held five meetings and took one action by unanimous written consent during the year ended December 31, 2019. In 2019, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he served.

Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. All of our directors serving at the time of the 2019 Annual Meeting of Stockholders were in attendance.

Board Committees

Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. The charters for our Board committees were adopted by the Board in May 2017. These charters are available at www.rumbleon.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W Walnut Hill Lane, Irving, Texas 75038.

Audit Committee. The current members of the Audit Committee are Messrs. Dixon (chair), Marchlik, Gray, and Westfall. The Board has determined that Mr. Dixon is an "audit committee financial expert," as defined in Item 407 of Regulation S-K and is the Chairman of the Audit Committee.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representatives of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention and oversight of the work of our independent auditor that is engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between us and related parties. For a complete description of the Audit Committee's responsibilities, you should refer to the Audit Committee Charter. The Audit Committees held seven meetings and took two actions by unanimous written consent during the year ended December 31, 2019.

Compensation Committee. The current members of the Compensation Committee are Messrs. Westfall (chair), Marchlik, and Dixon. The Compensation Committee was established to, among other things, administer and approve all elements of compensation and awards for our executive officers. The Compensation Committee has the responsibility to review and approve the business goals and objectives relevant to each executive officer's compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive's compensation based on this evaluation. For a complete description of the Compensation Committee's responsibilities, you should refer to the Compensation Committee Charter. The Compensation Committee held three meetings and took one actions by unanimous written consent during the year ended December 31, 2019.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Dixon (chair) and Gray. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof; recommending nominees for election as directors at each annual stockholder meeting; recommending candidates to fill any vacancies on the Board or any committee thereof; and overseeing the evaluation of the Board. For a complete description of the Nominating and Corporate Governance Committee's responsibilities, you should refer to the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committees took one action by unanimous written consent during the year ended December 31, 2019.

The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors. While we do not havea formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

Board Leadership

The Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. The positions of Chairman of the Board and Chief Executive Officer are currently held by Marshall Chesrown. The Board believes the Chief Executive Officer is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its stockholders. As a result, the Company does not have a lead independent director. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and Chief Executive Officer.

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” Nevertheless, our board of directors has determined that all of our directors, other than Messrs. Chesrown, Berrard, and Kakarala, qualify as “independent” directors in accordance with the listing requirements of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with the Company that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the compensation paid to our principal executive officer and other executive officers whose total compensation exceeded $100,000 for the years ended December 31, 2019 and December 31, 2018.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Total
Marshall Chesrown Chief Executive Officer	2019	$360,000	$200,000	-	560,000
	2018	240,000	150,000(2)	-	$390,000
Steven R. Berrard Chief Financial Officer	2019	$360,000	$200,000	-	560,000
	2018	240,000	150,000(2)	-	$390,000
Peter Levy(3) Chief Operating Officer	2019	$280,273	$50,500	204,000(4)	$534,773

(1)
Does not include the grant date fair value of performance and market based restricted stock units granted to each of Mr. Chesrown and Mr. Berrard in the amount of $838,000 and to Mr. Levy in the amount of $204,250, each as determined pursuant to FASB ASC Topic 718, which restricted stocks unit were terminated as described below under the section titled Executive Employment Arrangement.
(2)
Represents a discretionary bonus approved by the Company's Compensation Committee for service provided to the Company in connection with the acquisitions of Wholesale, Inc. and Wholesale Express, LLC in October 2018.
(3)
On May 20, 2019, Peter Levy was promoted to Chief Operating Officer of the Company. As a result, compensation for only 2019 is presented above.
(4)
Does not reflect compensation paid to Mr. Levy.  Instead, the amount shown reflects the grant date fair value of restricted stock units granted to Mr. Levy determined pursuant to FASB ASC Topic 718.

Executive Employment Arrangement

Marshall Chesrown and Steven Berrard

On May 25, 2019, the Compensation Committee approved an increase in the annual base salary for Marshall Chesrown and Steven Berrard from $240,000 to $360,000, retroactive to January 1, 2019. The Compensation Committee also approved a discretionary bonus of up to $500,000 for each of Messrs. Chesrown and Berrard payable as follows: (i) $100,000 payable immediately in connection with the Company's performance for the quarter ended March 31, 2019 and the launch of the Company's finance business, (ii) $100,000 upon reaching the revenue target approved by the Committee for the year ending December 31, 2019 and payable upon completion of the Company's audited financial statements for the year ending December 31, 2019, (iii) $100,000 payable upon achieving powersports and automotive unit sales with a target average gross margin per unit approved by the Committee at any time through December 31, 2019, and (iv) $100,000 payable in two equal installments upon achieving a certain percentage of revenue and gross margin targets approved by the Committee for the quarters ended June 30, 2019 and September 30, 2019. Messrs. Chesrown and Berrard each achieved and were paid $200,000 under the bonus plan.

The Committee also approved grants of up to 20,000 restricted stock units ("RSUs") for each of Messrs. Chesrown and Berrard, which vest as follows: (i) 5,000 RSUs vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue targets approved by the Committee at any time through September 30, 2020, (ii) 5,000 RSUs vest at such time as the shares of Class B Common Stock trade at a minimum closing price of $200.00 per share for 30 consecutive trading days at any time through September 30, 2020, and (iii) 10,000 RSUs vest at such time as the shares of Class B Common Stock trade at a minimum closing price of $300.00 per share for thirty consecutive trading days at any time through September 30, 2020. Messrs. Chesrown and Berrard received these RSUs on June 3, 2019 (the "CEO and CFO RSUs").

On May 27, 2020, the Committee terminated the CEO and CFO RSUs.

The Company has not entered into employment agreements or arrangements with Messrs. Chesrown or Berrard. Accordingly, Messrs. Chesrown and Berrard are employed as the Company's Chief Executive Officer and Chief Financial Officer, respectively, on an at-will basis.

Peter Levy

We have not entered into an employment agreement or arrangement with Mr. Levy. Accordingly, he is employed as our Chief Operating Officer on an at-will basis. Mr. Levy currently receives an annual salary of $300,000, which is paid weekly, in accordance with our standard payroll practice. Mr. Levy is eligible for equity compensation under our equity compensation plans, as determined from time to time by the Compensation Committee of the Board.

On August 22, 2019, the Compensation Committee approved a grant of 2,500 RSUs to Mr. Levy, which vest (1) 20% on the last day of the ninth month following the grant date, (2) 7.5% every three months on the last day of each three month period beginning on the last day of the twelfth month following the grant date through the last of the twenty-first month following the grant date and (3) 12.5% every three months on the last day of each three month period beginning on the last day of the twenty-fourth month following the grant date through the last day of the thirty-first month following the grant date.

Also, on August 22, 2019, the Committee approved a grant of up to 5,000 RSUs to Mr. Levy, which vest as follows: (i) 1,250 RSUs vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue of $900,000,000 at any time through June 30, 2020, (ii) 1,250 RSUs vest at such time as the shares of Class B Common Stock trade at a minimum closing price of $200.00 per share for 30 consecutive trading days at any time through June 30, 2020, and (iii) 2,500 RSUs vest at such time as the shares of Class B Common Stock trade at a minimum closing price of $300.00 per share for 30 consecutive trading days at any time through June 30, 2020 (the “COO RSUs, collectively with the CEO and CFO RSUs, the "Executive RSUs").

On May 27, 2020, the Committee terminated the COO RSUs.

Non-Employee Director Compensation

We have not yet established a policy for non-employee director compensation. During the year ended December 31, 2019, no compensation was paid to our non-employee directors, except an award of 1,750 RSUs under the Incentive Plan to Messrs. Dixon, Gray, Kakarala, Westfall and Reece for their service to the Board.

The following table summarizes the compensation paid to our non-employee directors for the year ended December 31, 2019.

Name	Stock Awards (1)(2)	Total
Denmar Dixon	$160,300	$160,300
Richard A. Gray, Jr.	$160,300	$160,300
Kartik Kakarala	$160,300	$160,300
Kevin Westfall	$160,300	$160,300
Joseph Reece (3)	$160,300	$160,300

(1)
Represents RSUs granted under the Incentive Plan. Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value, we used $91.60 per share. The RSUs vest one year from the grant date and are subject to pro rata vesting if a director leaves the Board of Directors before the one-year period.
(2)
As of December 31, 2019, each of Messrs. Dixon, Gray, Kakarala, and Westfall held RSUs as follows: Mr. Dixon – 6,025; Mr. Gray – 4,550; Mr. Kakarala – 3,150; and Mr. Westfall – 4,025.
(3)
Mr. Reece resigned from the board on October 21, 2019, and forfeited all vested and unvested RSUs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have been a party to the following transactions since January 1, 2018, in which the amount involved exceeds $120,000 and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

November 2016 Private Placement

On November 28, 2016, we completed a private placement with certain purchasers, with respect to the sale of an aggregate of 45,000 shares of common stock of the Company at a purchase price of $30.00 per share for total consideration of $1,350,000 (the "2016 Private Placement"). In connection with the 2016 Private Placement, the Company also entered into loan agreements with the investors pursuant to which the investors would loan the Company their pro rata share of up to $1,350,000 in the aggregate upon our request any time on or after January 31, 2017 and before November 1, 2020, pursuant to the terms of a convertible promissory note attached to the loan agreements.

In connection with the 2016 Private Placement, Blue Flame, an entity controlled by Denmar Dixon, one of the Company's directors, paid $250,000 for 45,000 shares of the Company's Class B Common Stock.

On March 31, 2017, we completed funding of the second tranche of the 2016 Private Placement, pursuant to which the investors each received their pro rata share of (1) 58,096 shares of common stock and (2) the Private Placement Notes, in the amount of $667,000, and cancellation of loan agreements having an aggregate principal amount committed by the purchasers of $1,350,000. The Private Placement Notes were not convertible. As a result, Blue Flame received 32,276 shares of Class B Common Stock and a promissory note in the principal amount of $370,556.As of December 31, 2019 and 2018, the amount outstanding on the promissory notes due to Blue Flame, including accrued interest was $394,287 and $378,495, respectively. Interest expense on the promissory notes due to Blue Flame for the year ended December 31, 2019 and 2018 was $183,286 and $143,987, respectively, which included debt discount amortization of $144,109 and $114,404, respectively. The interest was charged to interest expense in the Consolidated Statements of Operations.

Test Dealer

In connection with the development of the regional partner program, the Company tested various aspects of the program by utilizing a dealership to which Mr. Chesrown, the Company's Chief Executive Officer has provided financing in the form of a $400,000 convertible promissory note (the "Dealer"). The note, which could be converted into a 25.0% ownership interest in the Dealer at any time, was to mature on May 1, 2019, with interest payable monthly at 5.0% per annum This financing arrangement was terminated in April 2018. Revenue recognized by the Company from the Dealer for the year ended December 31, 2018 was $619,193 or .04% of 2018 total revenue.

In addition, the Company previously subleased warehouse space from the Dealer that is separate and distinct from the location of the dealership, on the same terms as paid by the Dealer. This subleased facility serves as the northwestern regional distribution center for the Company. The lease was terminated on June 30, 2018. For the year ended December 31, 2018, the Company paid $90,000 in rent under the sublease. Included in accounts receivable at December 31, 2018 was $40,176 owed to the Company by the Dealer.

Services Agreement

In connection with the NextGen Acquisition, on February 8, 2017, we entered into a Services Agreement with Halcyon, to provide development and support services to us. Mr. Kakarala currently serves as the Chief Executive Officer of Halcyon. Pursuant to the Services Agreement, we paid Halcyon hourly fees for specific services, set forth in the Services Agreement, and such fees could increase on an annual basis, provided that the rates were not higher than 110.0% of the immediately preceding year's rates. We also reimbursed Halcyon for any reasonable travel and pre-approved out-of-pocket expenses incurred in connection with its services to us. The Services Agreement was terminated on March 31, 2018. During the year ended December 31, 2018, we paid a total of $54,159 under the Services Agreement.

October 2018 PIPE Transaction

On October 25, 2018, the Company entered into a Securities Purchase Agreement with certain accredited investors (the "Investors") pursuant to which the Company agreed to sell in a private placement (the "PIPE Transaction") an aggregate of 151,500 shares of its Class B Common Stock, at a purchase price of $142.00 per share for non-affiliates of the Company.

Mr. Dixon, who invested through Blue Flame, purchased 1,500 shares of Class B Common Stock in the PIPE Transaction at a price of $162.00 per share (the per share price to affiliates of the Company) for an aggregate purchase price of $243,000. Also, Mr. Reece, a Director at the time, individually purchased 500 shares of Class B Common Stock for an aggregate purchase price of $81,000. The Board of Directors approved these purchases in accordance with Rule 16b-3(d)(1) of the Exchange Act. Messrs. Dixon and Reece abstained from the Board of Directors' vote approving the PIPE Transaction.

Nashville Leases

In connection with the acquisition of Wholesale, we entered into leases for two facilities in the greater Nashville area owned by Mr. Brewster, a former 5% or greater holder of our Class B Common Stock. Each location has a lease term expiring on October 30, 2021, and for each property we have two (2) renewal options, each of which provides for five (5) additional years with a ten percent (10.0%) increase in the base rent. The aggregate rent for the two locations is approximately $55,000 per month.

Related Party Transaction Policy

In May 2017, our Board adopted a formal policy that our executive officers, directors, holders of more than 5.0% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of our Board if it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock that may be acquired upon exercise or vesting of equity awards within 60 days of the date of the table below are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of June 15, 2020, 50,000 shares of Class A Common Stock and 2,179,407 shares of Class B Common Stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our common stock as of June 15, 2020, by (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our common stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of our company.

Unless otherwise noted below, the address of each person listed on the table is c/o RumbleOn, Inc., 901 W Walnut Hill Lane, Irving, Texas 75038.

Name and Address of Beneficial Owner	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)(1)	Class B Common Stock Beneficially Owned	Percentage of Class B Common Stock Beneficially Owned (%)(2)
Named Executive Officers and Directors:
Marshall Chesrown(3)	43,750	87.5%	93,750	4.30%
Steven Berrard(4)	6,250	12.5%	108,500	4.98%
Denmar Dixon(5)	-	-	78,980(8)	3.62%
Kevin Westfall	-	-	4,895(9)	*
Kartik Kakarala(6)	-	-	78,816(10)	3.62%
Peter Levy	-	-	5,193(11)	*
Richard Gray	-	-	4,750(12)	*
Michael Marchlik	-	-	-	-
All directors and executive officers as a group (8 persons)(7)	-	-	374,884(13)	17.20%

____________
*
Represents beneficial ownership of less than 1%.

(1)
Based on 50,000 shares of Class A Common Stock issued and outstanding as of June 15, 2020. The Class A Common Stock has ten votes for each share outstanding compared to one vote for each share of Class B Common Stock outstanding

(2)
Based on 2,179,407 shares of Class B Common Stock issued and outstanding as of June 15, 2020.

(3)
As of June 15, 2020, Mr. Chesrown has voting power representing approximately 19.83% of our outstanding common stock.

(4)
Shares are owned directly through Berrard Holdings, a limited partnership controlled by Steven R. Berrard. Mr. Berrard has the sole power to vote and the sole power to dispose of each of the shares of common stock which he may be deemed to beneficially own. As of June 15, 2020, Mr. Berrard has voting power representing approximately 6.38% of our outstanding common stock.

(5)
62,642 shares are owned directly through Blue Flame Capital, LLC, an entity controlled by Mr. Dixon, 638 shares are held by Mr. Dixon's spouse, 75 shares are held by Mr. Dixon's son and 14,350 shares are directly held by Mr. Dixon. Mr. Dixon has the sole power to vote and the sole power to dispose of each of the shares of common stock which he may be deemed to beneficially own. As of June 15, 2020, Mr. Dixon has voting power representing 2.90% of our outstanding common stock.

(6)
Shares are owned indirectly through Halcyon Consulting, LLC, a limited liability company owned by Kartik Kakarala and his brother, Srinivas Kakarala. Kartik Kakarala has shared power to vote and shared power to dispose of such shares of common stock with his brother. As of June 15, 2020, Mr. Kakarala has voting power representing 2.92% of our outstanding common stock.

(7)
As of June 15, 2020, all directors and executive officers as a group have voting power representing approximately 32.52% of our outstanding common stock.

(8)
Includes 1,275 restricted stock units that have vested and are pending delivery or will vest within 60 days.

(9)
Includes 525 restricted stock units that have vested and are pending delivery or will vest within 60 days.

(10)
Includes 525 restricted stock units that have vested and are pending delivery or will vest within 60 days.

(11)
Includes 750 restricted stock units that have vested and are pending delivery or will vest within 60 days.

(12)
Includes 525 restricted stock units that have vested and are pending delivery or will vest within 60 days.

(13)
Includes 3,600 restricted stock units that have vested and are pending delivery or will vest within 60 days.

PLAN OF DISTRIBUTION

We are registering the Notes or the shares of Class B Common Stock to permit the resale of these Notes or the shares of Class B Common Stock by the holders of the Notes or the shares of Class B Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the Notes or the shares of Class B Common Stock. We will bear all fees and expenses incident to our obligation to register the Notes or the shares of Class B Common Stock.

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)
purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)
an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)
ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)
privately negotiated transactions;

(f)
short sales;

(g)
through the writing of options on the securities, whether or not the options are listed on an option exchange;

(h)
through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

(i)
one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)
any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities. The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

DESCRIPTION OF THE NOTES

On January 10, 2020, the Company entered into a note exchange and subscription agreement (the "Note Exchange & Subscription Agreement"), as amended by that certain Joinder and Amendment effective January 13, 2020 (the "Joinder Agreement," and together with the Note Exchange & Subscription Agreement, the "Note Agreement"), with the investors in the Company's May 2019 144A Convertible Note transaction (the "Note Investors"), pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30 million of the Company's 6.75% Convertible Senior Notes due 2024 would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 (the “Notes”) and (ii) the issuance of additional Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering (the "Note Offering"). On January 14, 2020, the Company closed the Note Offering. The net proceeds for the Note Offering were approximately $8.6 million, after deducting offering-related expenses.

The Notes were issued on January 14, 2020 pursuant to an Indenture, by and between the Company and Wilmington Trust, National Association, as trustee (the “trustee”). The terms of the Notes include those expressly set forth in the Indenture and pursuant to “—Registration Rights; Additional Interest,” or qualify the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes and any shares of Class B Common Stock issuable upon conversion of the Notes are entitled to the benefits of the registration rights agreement.

The following description is a summary of the material provisions of the Notes, the Indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the Notes, the Indenture and the registration rights agreement, including the definitions of certain terms used in these documents. We urge holders to read these documents because they, and not this description, define their rights as a holder of the Notes.

General

The Notes are:

●    our general unsecured, senior obligations;

● initially be limited to an aggregate principal amount of $38,750,000;

● bear cash interest from, and including, January 14, 2020 at an annual rate of 6.75% payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020;

● effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

● equal in right of payment to all of our other senior unsecured indebtedness;

● subject to redemption at our option, in whole or in part, on or after January 14, 2023 if the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

● subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

● to mature on January 1, 2025, unless earlier converted, redeemed or repurchased;

● issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

● represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the Notes may be converted at an initial conversion rate of 25 shares of Class B Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $40.00 per share of Class B Common Stock). The conversion rate is subject to adjustment if certain events occur.

In addition, on or after the date that is one year after the last date of original issuance of the Notes offered hereby or after the occurrence of any 30 trading day period during which the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), we will in certain circumstances make an interest make-whole payment (an “interest make-whole payment”) to a converting holder payable in cash or shares of Class B Common Stock, at our election, as described under “—Conversion Rights—Interest Make-Whole Payment upon Certain Conversions.”

We will settle conversions of Notes, subject to the blocker provision (as defined below in “—Ownership Limitation”), by paying or delivering, as the case may be, cash, shares of our Class B Common Stock or a combination of cash and shares of our Class B Common Stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion,” and an interest-make whole payment, if applicable. Holders of Notes will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The Indenture does not limit the amount of unsecured debt that may be issued by us or our subsidiaries under the Indenture or otherwise, though we and our subsidiaries will be limited in the amount of secured debt we or they can incur to the extent described under “Description of Notes—Limitation on Liens Securing Indebtedness.” The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Limitation on Liens Securing Indebtedness,” “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger or Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption,” the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction, recapitalization or similar restructuring involving us that could adversely affect such holders.

We may not reopen the Indenture to issue additional Notes without the consent of the holders.

We intend to make all payments due on the Notes when due, and believe that we will have the financial ability to do so.

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “Notes” in this prospectus to refer to each $1,000 principal amount of Notes. References in this prospectus to a “holder” or “holders” of Notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such Notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the Notes are registered (Cede & Co., in the case of Notes held through DTC) as the owner of such Notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Ownership Limitation

Notwithstanding the foregoing and anything to the contrary in this description of Notes or in the Indenture, no holder (other than the depositary with respect to the Notes) or beneficial owner of a Note shall have the right to receive shares of our Class B Common Stock upon conversion, and any purported delivery of shares of Class B Common Stock to such holder or beneficial owner shall be null and void, to the extent that, following receipt of such shares, such holder or beneficial owner (together with such holder’s affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder, including any “group” of which such holder is a member) would be the beneficial owner (within the meaning of Section 13(d) under the Exchange Act and the rules promulgated thereunder) of more than 4.99% of the outstanding shares of our Class B Common Stock; provided that if such holder or beneficial owner is so prevented from receiving any shares to which it would otherwise be entitled, our obligation to deliver such shares shall not be extinguished, and we shall deliver such shares (or any designated portion thereof) within two business days following written notice from the converting holder or beneficial owner that receipt of such shares (or any designated portion thereof) would not be prohibited by this sentence (this sentence being referred to as the “blocker provision”); provided, however, that such blocker provision shall not apply in connection with and subject to completion of a third party tender offer for the Class B Common Stock issuable thereupon. The provisions of this paragraph may be construed and implemented by us in a manner that is otherwise than in strict conformity with the terms of this paragraph in order to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Notes. The trustee (including in its capacities as security registrar, paying agent and conversion agent) shall have no responsibility for construing or implementing the provisions of this paragraph or for determining whether any holder or beneficial owner of a Note would upon conversion be prevented from receiving any shares as a result of this paragraph.

Purchase and Cancellation

We will cause all Notes surrendered for payment, repurchase (including as described immediately below and in “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation in accordance with its customary procedures. All Notes delivered to the trustee shall be cancelled promptly by the trustee. Except for any Notes surrendered for registration of transfer or exchange, no Notes shall be authenticated in exchange for any Notes cancelled as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), repurchase Notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the Indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

Through our paying agent, we will pay the principal of, and interest on, Notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

Through our paying agent, we will pay the principal of any certificated Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its office in the contiguous United States as a place where Notes may be presented for payment or for registration oftransfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and we may act as paying agent or registrar. Interest on certificated Notes is payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the trustee not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to offer indemnity or security satisfactory to it and to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. Holders of Notes may not sell or otherwise transfer Notes or any Class B Common Stock issuable upon conversion of Notes except in compliance with the provisions set forth below under “Transfer Restrictions.” We are not required to transfer or exchange any Note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a Note will be treated as its owner for all purposes.

Interest

The Notes bear cash interest at a rate of 6.75% per year until maturity. Interest on the Notes accrues from, and including, January 14, 2020 or from, and including, the most recent date on which interest has been paid or duly provided for. Interest is payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2020.

Interest will be paid to the person in whose name a Note is registered at the close of business on December 15 or June 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable as described under “—Registration Rights; Additional Interest” and at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The Notes are our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equal in right of payment with all of our liabilities that are not so subordinated. The Notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. The Notes rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). A significant portion of our operations are conducted through and a significant portion of our assets are held by our subsidiaries. The Notes are not be guaranteed by any of our current or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Our right to receive any assets of any of our subsidiaries upon such subsidiary’s bankruptcy, liquidation or reorganization, and, therefore, the right of the holders of Notes to participate in those assets, will be subject to prior claims of creditors of the subsidiary, including trade creditors, and such subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of December 31, 2019, excluding operating lease liabilities and the derivative liability, our total consolidated net indebtedness was approximately $82,585,522, of which an aggregate of $60,494,304 was secured indebtedness, and approximately $59,160,970 of such secured indebtedness is directly attributable to the Company's vehicles in inventory or held for sale, and the security of those lenders includes all of the vehicles financed by such lenders as well as all of the assets of our subsidiaries Wholesale Inc. and AutoSport USA, Inc. As of December 31, 2019, approximately $80,092,280 of our total consolidated indebtedness was senior indebtedness.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, our future debt instruments, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the Notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase Notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle the Notes in cash on a conversion, to repurchase the Notes on a fundamental change, or to repay the Notes at maturity. In addition, the terms of our future debt may contain limitations on our ability to pay cash on conversion or repurchase of the Notes.”

Limitation on Liens Securing Indebtedness

We will not, nor will we permit any of our subsidiaries to create, assume or suffer to exist any Lien to secure Indebtedness (as defined below) on any asset now owned or hereafter acquired by us or any of our subsidiaries except for Permitted Liens; provided, however, that any Lien on such asset shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under the Indenture and the Notes are secured on an equal and ratable (or senior) basis with the obligations so secured by such Lien until such time as such obligations are no longer secured by a Lien.

The foregoing covenant will immediately terminate, and any then existing default thereof will immediately be deemed cured, upon the earliest to occur of: (i) a fundamental change described in clause (1) or (2) of the definition thereof, (ii) such time as less than $3.0 million aggregate principal amount of Notes are outstanding and (iii) both of (x) the conclusion of any 30 trading day period during which the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) and (y) the initial effectiveness of the shelf registration statement described under “—Registration Rights; Additional Interest”.

Any Lien created for the benefit of the holders pursuant to the foregoing covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the earlier of (x) the termination of such Indebtedness and (y) the termination of the foregoing covenant.

As used in this section, the following terms have the following meanings:

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with U.S. GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Consumer Warehouse Facilities” means a revolving credit or repurchase facility intended to finance the loans made by us or any of our subsidiaries to consumers acquiring vehicles of any nature from any of our subsidiaries which facility may include Liens on the accounts, documents and other property of the entity making or acquiring or otherwise involved with such consumer loans.

“Credit Facilities” means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit, (ii) debt securities, Indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other Indebtedness, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1)
interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)
other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)
other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified person, any indebtedness of such person (excluding accrued expenses and trade payables), whether or not contingent:

(1)
in respect of borrowed money;

(2)
evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)
in respect of banker’s acceptances;

(4)
representing Capital Lease Obligations;

(5)
representing the balance deferred and unpaid of the purchase price of any property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such person’s business); or

(6)
representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with U.S. GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the Guarantee by the specified person of any Indebtedness of any other person, to the extent, as applicable, of the amount of Indebtedness covered by such Guarantee, or the lesser of the fair market value (as determined in good faith by us) of the asset or assets subject to such Lien or the principal (or accreted) amount of the Indebtedness secured by such Lien; provided that Indebtedness shall not include post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification 815 — Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture governing the Notes as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)
the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)
the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)
in the case of the Guarantee by the specified person of any Indebtedness of any other person where the amount of the Guarantee is less than the principal amount of such Indebtedness, such lesser amount; and

(4)
in respect of Indebtedness of another person secured by a Lien on the assets of the specified person, the lesser of:

(a)
the fair market value of such assets at the date of determination, as determined in good faith by us; and

(b)
the amount of the Indebtedness of the other person so secured.

“Inventory Financing Agreement” means that certain Inventory Financing and Security Agreement, by and among Inventory Financing Lenders and RMBL Missouri, dated February 16, 2018, as it may be amended, and any similar agreements entered into with any Inventory Financing Lender.

“Inventory Financing Lenders” means Ally Bank and Ally Financial Inc., collectively and each of their assigns or successors in interest, and any additional or replacement lenders providing inventory financing to us or any of our subsidiaries, provided that such lender shall be domiciled in the United States and shall be in the business of extending credit of such type in the ordinary course of business.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in the nature of a security interest in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof. For the avoidance of doubt, a license shall not constitute a “Lien” for purposes of this section.

“Permitted Liens” means:

(1)
Liens on any or all of our and our subsidiaries’ assets securing one or more Credit Facilities (and borrowings thereunder) other than Inventory Financing Agreements and Credit Facilities for Consumer Warehouse Facilities; provided that the aggregate secured borrowings under such Credit Facilities shall not at any one time exceed $5.0 million in the aggregate;

(2)
Liens on property (including equity interests) existing at the time of acquisition of the property and/or person by us or any of our subsidiaries (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(3)
Liens arising under the Indenture governing the Notes, including those that are for the benefit of the trustee;

(4)
Liens securing Hedging Obligations entered into by us and/or any of our subsidiaries in the ordinary course of business and entered into for bona fide hedging purposes (and not for speculative purposes) as determined in good faith by us;

(5)
Liens securing Indebtedness pursuant to a Qualified Inventory Financing;

(6)
Liens securing Indebtedness constituting Consumer Warehouse Facilities;

(7)
Liens securing Capital Lease Obligations in an amount not in excess of $1,000,000; and

(8)
Liens securing letters of credit (or reimbursement agreements in respect thereof) in an amount not to exceed $500,000 at any time outstanding, and Liens securing reimbursement obligations in connection with letters of credit serving as a lease deposit.

“Qualified Inventory Financing” means Indebtedness owing to Inventory Financing Lenders pursuant to an Inventory Financing Agreement, provided that, the aggregate outstanding amount of the aggregate amount of such Indebtedness at any time outstanding shall not exceed the aggregate book value of all inventory of us and our subsidiaries, on a consolidated basis.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect on the date of the Indenture, without giving effect to ASU 2016-02, Leases (Topic 842).

Optional Redemption on or after January 14, 2023

No “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically. Prior to January 14, 2023, the Notes are not redeemable. On or after January 14, 2023, we may redeem for cash all or any portion of the Notes, at our option, if the last reported sale price (as defined under “—Conversion Rights—Settlement upon Conversion”) of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 50 nor more than 65 scheduled trading days’ notice before the redemption date to the trustee, the paying agent and each holder of Notes, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed). The redemption date must be a business day, and we may not specify a redemption date that falls on or after July 1, 2024.

If we decide to redeem fewer than all of the outstanding Notes, the Notes to be redeemed will be selected according to DTC’s applicable procedures, in the case of Notes represented by a global note, or, in the case of Notes in certificated form, the trustee shall select, pro rata or by lot or in such other manner as it shall deem appropriate and fair, Notes to be redeemed in whole or in part.

If the trustee selects a portion of a holder’s Note for partial redemption and such holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange for other Notes any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

No Notes may be redeemed if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such Notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding July 1, 2024, the Notes are convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption” and “—Conversion upon Specified Corporate Events.” On or after July 1, 2024 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their Notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate for the Notes is initially 25 shares of Class B Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $40.00 per share of Class B Common Stock). Upon conversion of a note, subject to the blocker provision to the extent applicable, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our Class B Common Stock or a combination of cash and shares of our Class B Common Stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Class B Common Stock, the amount of cash and shares of Class B Common Stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”) and an interest make-whole payment, if applicable. The trustee initially acts as the conversion agent.

A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

If we call Notes for redemption, a holder of Notes may convert all or any portion of its Notes only until the close of business on the scheduled trading day immediately preceding the redemption date, unless we fail to pay the redemption price (in which case a holder of Notes may convert such Notes until the close of business on the business day immediately preceding the date on which the redemption price has been paid or duly provided for).

Upon conversion, holders will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below and under “Interest Make-Whole Payment upon Certain Conversions.” We will not issue fractional shares of our Class B Common Stock upon conversion of Notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion” and under “Interest Make-Whole Payment upon Certain Conversions.” Our payment and delivery, as the case may be, to holders of the cash, shares of our Class B Common Stock or a combination thereof, as the case may be, into which a Note is convertible will be deemed to satisfy in full our obligation to pay:

●
the principal amount of the note; and

●
accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and shares of our Class B Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if Notes are converted after the close of business on a regular record date for the payment of interest and prior to the open of business on the corresponding interest payment date, holders of such Notes at the close of business on such regular record date will receive the full amount of interest payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the Notes so converted;provided that no such payment need be made:

●
for conversions following the regular record date immediately preceding the maturity date;

●
if we have specified a redemption date that is after a regular record date and on or prior to the second business day immediately following the corresponding interest payment date (or, if such interest payment date is not a business day, the third business day immediately following such interest payment);

●
if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date (or, if such interest payment date is not a business day, the second business day immediately following such interest payment);

●
for Notes in respect of which an interest make-whole payment is payable upon conversion; or

●
to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders after the close of business on the regular record date immediately preceding the maturity date, a redemption date or fundamental change repurchase date described in the second and third bullets in the preceding paragraph and any record holders entitled to receive an interest make-whole payment upon conversion described in the fourth bullet in the preceding paragraph will receive the full interest payment due on the maturity date or other applicable interest payment date regardless of whether their Notes have been converted following such regular record date.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our Class B Common Stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Neither the trustee nor the conversion agent (if other than the trustee) will have any duty to determine or verify our determination of whether any of the conditions to conversion have been satisfied.

Holders may surrender their Notes to the conversion agent for conversion only under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding July 1, 2024, a holder may surrender all or any portion of its Notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on March 31, 2020 (and only during such calendar quarter), if the last reported sale price of the Class B Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify in writing the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our Class B Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Class B Common Stock is traded. If our Class B Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our Class B Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our Class B Common Stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our Class B Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

Except for purposes of determining amounts due upon conversion and the number of shares, if any, deliverable in respect of an interest make-whole payment, “trading day” means a day on which (i) trading in our Class B Common Stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Capital Market or, if our Class B Common Stock (or such other security) is not then listed on The NASDAQ Capital Market, on the principal other U.S. national or regional securities exchange on which our Class B Common Stock (or such other security) is then listed or, if our Class B Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class B Common Stock (or such other security) is then traded, and (ii) a last reported sale price for our Class B Common Stock (or closing sale price for such other security) is available on such securities exchange or market. If our Class B Common Stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding July 1, 2024, a holder of Notes may surrender all or any portion of its Notes for conversion at any time during the five consecutive business day period immediately following any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate on each such trading day.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose;provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of Notes unless we have requested such determination in writing; and we shall have no obligation to make such request unless a holder of a Note provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate, and we shall instruct the three independent nationally recognized securities dealers to deliver bids to the bid solicitation agent. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the last reported sale price of our Class B Common Stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

We are initially acting as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call any or all of the Notes for redemption, holders may convert all or any portion of their Notes at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the Notes are not otherwise convertible at such time. After that time, the right to convert such Notes on account of our delivery of the notice of redemption will expire, unless we default in the payment of the redemption price, in which case a holder of Notes may convert all or any portion of its Notes until the business day immediately preceding the date on which the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding July 1, 2024, we elect to:

●
issue to all or substantially all holders of our Class B Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan in respect of which the stockholder rights have not separated from the shares of Class B Common Stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our Class B Common Stock at a price per share that is less than the average of the last reported sale prices of our Class B Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

●
distribute to all or substantially all holders of our Class B Common Stock our assets, securities or rights to purchase our securities (other than pursuant to a stockholder rights plan in respect of which the stockholder rights have not separated from the shares of Class B Common Stock), which distribution has a per share value, as reasonably determined by our Board of Directors (the "Board") or a committee thereof, exceeding 10% of the last reported sale price of our Class B Common Stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Notes, the trustee and the conversion agent (if other than the trustee) in writing at least 50 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their Notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the Notes are not otherwise convertible at such time.

Certain Corporate Events

If (i) a transaction or event that constitutes (x) a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or (y) a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) occurs prior to the close of business on the business day immediately preceding July 1, 2024, regardless of whether a holder has the right to require us to repurchase the Notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or (ii) we are a party to a share exchange event (as defined under “—Recapitalizations, Reclassifications and Changes of Our Class B Common Stock”) that occurs prior to the close of business on the business day immediately preceding July 1, 2024 (each such fundamental change, make-whole fundamental change or share exchange event, a “corporate event”), then, in each case, all or any portion of a holder’s Notes may be surrendered for conversion at any time on or after the effective date of the corporate event until 35 trading days after the effective date of such corporate event or, if such corporate event also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing no later than the effective date of such corporate event.

Conversions on or after July 1, 2024

On or after July 1, 2024, a holder may convert all or any portion of its Notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If any holder holds a beneficial interest in a global Note, to convert such holder must comply with DTC’s procedures for converting a beneficial interest in a global Note and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled. As such, if any holder is a beneficial owner of the Notes, such holder must allow for sufficient time to comply with DTC’s procedures if such holder wishes to exercise its conversion rights.

If a holder holds a certificated note, to convert such holder must:

●
complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

●
deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

●
if required, furnish appropriate endorsements and transfer documents; and

●
if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our Class B Common Stock upon conversion of the Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date any holder complies with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that Note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the Indenture. If a holder submits its Notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the Notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our Class B Common Stock (“physical settlement”) or a combination of cash and shares of our Class B Common Stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after July 1, 2024, and all conversions for which the relevant conversion date occurs on or after our issuance of a notice of redemption as described under “—Optional Redemption on or after January 14, 2023” but prior to the related redemption date (a “redemption period”), will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after July 1, 2024, and any conversions for which the relevant conversion date occurs during a redemption period, we will use the same settlement method for all conversions with the same conversion date, but we do not have any obligation to use the same settlement method with respect to conversions with different conversion dates.That is, prior to July 1, 2024 and other than during a redemption period, we may choose for Notes converted on one conversion date to settle conversions in physical settlement, and choose for Notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform in writing holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method we have selected no later than the close of business on the scheduled trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) during a redemption period, in the related notice of redemption or (ii) on or after July 1, 2024, nolater than July 1, 2024). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement for such conversion or during such period and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of Notes will be equal to $1,000. If we timely elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of Notes to be converted, such specified dollar amount will be deemed to be $1,000. It is our current intent to settle conversions of the Notes through combination settlement with a specified dollar amount per $1,000 principal amount of Notes of $1,000.

Settlement amounts will be computed as follows:

●
if we elect physical settlement, subject to the blocker provision to the extent applicable, we will deliver to the converting holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Class B Common Stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional shares, and the interest make-whole payment, if applicable;

●
if we elect cash settlement, subject to the blocker provision to the extent applicable, we will pay to the converting holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period, together with a cash payment in lieu of delivering any fractional shares, and the interest make-whole payment, if applicable; and

●
if we elect (or are deemed to have elected) combination settlement, subject to the blocker provision to the extent applicable, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period, together with a cash payment in lieu of delivering any fractional shares, and the interest make-whole payment, if applicable.

●
The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

●
cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the notice specifying our chosen settlement method (or deemed specified as set forth above) (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

●
if the daily conversion value exceeds the daily measurement value, a number of shares of our Class B Common Stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one-fortieth (1/40th) of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RMBL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class B Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any Note surrendered for conversion means:

●
subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to July 1, 2024, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

●
if the relevant conversion date occurs during a redemption period with respect to the Notes as described under “—Optional Redemption on or after January 14, 2023,” the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

●
if the relevant conversion date occurs on or after July 1, 2024, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion and the number of shares, if any, deliverable in respect of an interest make-whole payment only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our Class B Common Stock generally occurs on The NASDAQ Capital Market or, if our Class B Common Stock is not then listed on The NASDAQ Capital Market, on the principal other U.S. national or regional securities exchange on which our Class B Common Stock is then listed or, if our Class B Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class B Common Stock is then listed or admitted for trading. If our Class B Common Stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Class B Common Stock is listed or admitted for trading. If our Class B Common Stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion and the number of shares, if any, deliverable in respect of an interest make-whole payment, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our Class B Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Class B Common Stock for morethan one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our Class B Common Stock or in any options contracts or futures contracts relating to our Class B Common Stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Class B Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of Class B Common Stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any Notes surrendered for conversion on the conversion date;provided, however, that the person in whose name any shares of our Class B Common Stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our Class B Common Stock and solely as a result of holding the Notes, in any of the transactions described below without having to convert their Notes as if they held a number of shares of Class B Common Stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holder. Neither the trustee nor the conversion agent shall have any responsibility to monitor the accuracy of any calculation of any adjustment to the conversion rate and the same shall be conclusive and binding on the holders, absent manifest error. Notice of such adjustment to the conversion rate will be given by us promptly in writing to the holders, the trustee and the conversion agent and shall be conclusive and binding on the holders, absent manifest error.

(1)
If we exclusively issue shares of our Class B Common Stock as a dividend or distribution on shares of our Class B Common Stock, or if we effect a share split or share combination in respect of our Class B Common Stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =
the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =
the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =
the number of shares of our Class B Common Stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =
the number of shares of our Class B Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our Board or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)
If we issue to all or substantially all holders of our Class B Common Stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our Class B Common Stock at a price per share that is less than the average of the last reported sale prices of our Class B Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =
the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =
the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =
the number of shares of our Class B Common Stock outstanding immediately prior to the open of business on such ex-dividend date;

X =
the total number of shares of our Class B Common Stock issuable pursuant to such rights, options or warrants; and

Y =
the number of shares of our Class B Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our Class B Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of Class B Common Stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased tothe conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class B Common Stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders of our Class B Common Stock to subscribe for or purchase shares of Class B Common Stock at less than such average of the last reported sale prices of our Class B Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Class B Common Stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our Board or a committee thereof.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Class B Common Stock, excluding:

●
dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

●
dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

●
except as otherwise described below, rights issued under a stockholder rights plan of ours;

●
distributions of reference property in exchange for or upon conversion of our Class B Common Stock in a transaction described under “—Recapitalizations, Reclassifications and Changes of Our Class B Common Stock;” and

●
spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 − FMV
where,

CR0 =
the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =
the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =
the average of the last reported sale prices of our Class B Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =
the fair market value (as determined by our Board or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our Class B Common Stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our Class B Common Stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of Class B Common Stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class B Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or other business units, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0
where,

CR0 =
the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =
the conversion rate in effect immediately after the end of the valuation period;

FMV0 =
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Class B Common Stock applicable to one share of our Class B Common Stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our Class B Common Stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =
the average of the last reported sale prices of our Class B Common Stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period;provided that (x) in respect of any conversion of Notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day.

(4)
If any cash dividend or distribution is made to all or substantially all holders of our Class B Common Stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 − C
where,

CR0 =
the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =
the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =
the last reported sale price of our Class B Common Stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =
the amount in cash per share we distribute to all or substantially all holders of our Class B Common Stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our Board or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Note shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of shares of our Class B Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of our Class B Common Stock equal to the conversion rate in effect on the ex-dividend date for such cash dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our Class B Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Class B Common Stock exceeds the average of thelast reported sale prices of our Class B Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1
where,

CR0 =
the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =
the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =
the aggregate value of all cash and any other consideration (as determined by our Board or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =
the number of shares of our Class B Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =
the number of shares of our Class B Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =
the average of the last reported sale prices of our Class B Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;provided that (x) in respect of any conversion of Notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its Notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our Class B Common Stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our Class B Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Class B Common Stock or any securities convertible into or exchangeable for shares of our Class B Common Stock or the right to purchase shares of our Class B Common Stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our Class B Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Class B Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our Class B Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our Class B Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which our Class B Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class B Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our Board or a duly authorized committee thereof, statute, contract or otherwise).

Subject to the applicable listing standards of The NASDAQ Capital Market, we are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 business days if our Board or a committee thereof determines that such increase would be in our best interest. Subject to the applicable listing standards of The NASDAQ Capital Market, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Class B Common Stock or rights to purchase shares of our Class B Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of Class B Common Stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the Notes into Class B Common Stock, holders will receive, in addition to any shares of Class B Common Stock received in connection with such conversion, the rights under the rights plan. We will not adjust the conversion rate upon the adoption of a rights plan, so long as the rights are not currently exercisable and have not separated from the shares of Class B Common Stock in accordance with the provisions of such rights plan. However, if, prior to any conversion, the rights have separated from the shares of Class B Common Stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our Class B Common Stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

upon the issuance of any shares of our Class B Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Class B Common Stock under any plan;

upon the issuance of any shares of our Class B Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries (other than a rights plan as described above);

upon the issuance of any shares of our Class B Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

solely for a change in the par value of the Class B Common Stock; or

for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

 Recapitalizations, Reclassifications and Changes of Our Class B Common Stock

In the case of:

●
any recapitalization, reclassification or change of our Class B Common Stock (other than changes resulting from a subdivision or combination or a change of par value or to no par value),

●
any consolidation, merger or combination involving us,

●
any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

●
any statutory share exchange,

in each case, as a result of which our Class B Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then, at the effective time of the share exchange event, we or the successor or acquiring corporation, as the case may be, will execute with the trustee a supplemental indenture, without the consent of holders, providing that at and after the effective time of the share exchange event, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class B Common Stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the Notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our Class B Common Stock that we would have been required to deliver upon conversion of the Notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Class B Common Stock would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our Class B Common Stock would have received in such share exchange event. If the share exchange event causes our Class B Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class B Common Stock. If the holders of our Class B Common Stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”), multiplied by the price paid per share of Class B Common Stock in such share exchange event, and, if applicable, an interest make-whole payment, which we will pay in cash, and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average of the types and amounts of consideration received by the holders of our Class B Common Stock as soon as practicable after such determination is made.

The supplemental indenture providing that the Notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than us or the successor or acquiring corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their Notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the Board reasonably considers necessary by reason of the foregoing. We will agree in the Indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the Indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including, without limitation, an observation period and the period, if any, for determining “stock price” for purposes of a make-whole fundamental change or redemption), our Board or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption

If (i) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the Notes or (ii) we give a notice of redemption with respect to any or all of the Notes as provided for under “—Optional Redemption on or after January 14, 2023” and, in each case, a holder elects to convert its Notes in connection with such make-whole fundamental change or redemption notice, as applicable, we will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of Class B Common Stock (the “additional shares”), as described below. A conversion of Notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”). A conversion of Notes will be deemed for these purposes to be “in connection with” a redemption notice if the notice of conversion of the Notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the scheduled trading day immediately preceding the redemption date.

Upon surrender of Notes for conversion in connection with a make-whole fundamental change or redemption notice, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our Class B Common Stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify holders, the trustee and the conversion agent (of other than the trustee) in writing of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the date of the redemption notice, as the case may be (in each case, the “effective date”), and the price paid (or deemed to be paid) per share of our Class B Common Stock in the make-whole fundamental change or with respect to the redemption, as the case may be (the “stock price”). If the holders of our Class B Common Stock receive in exchange for their Class B Common Stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our Class B Common Stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date of the redemption notice, as the case may be. In the event that a conversion in connection with a redemption notice would also be deemed to be in connection with a make-whole fundamental change, a holder of the Notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the date of the applicable redemption notice or the effective date of the applicable make-whole fundamental change, and the later event will be deemed not to have occurred for purposes of this section.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate for the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following sets forth the number of Additional Shares by which the Conversion Rate shall be increased:

(i)           If the Stock Price is greater than $1.00 (subject to adjustment in the same manner as the Stock Prices pursuant to subsection (d) above) (as so adjusted, the “Make-Whole Adjustment Reference Price”), a number of Additional Shares shall be added to the Conversion Rate equal to the following (rounded to the nearest ten-thousandth):

AS =	1000 + (600 x (SP-MWRP))	- CR0
SP

where,

AS          =     the number of Additional Shares calculated pursuant to the Indenture;

CR0        =     the Conversion Rate in effect immediately prior to adjustment pursuant to the Indenture;

MWRP   =    the Make-Whole Adjustment Reference Price in effect as of the calculation of the number of Additional Shares pursuant to the Indenture; and

SP           =    the Stock Price; and

(ii)           if the Stock Price is less than or equal to the Make-Whole Adjustment Reference Price, no Additional Shares shall be added to the Conversion Rate; provided, however, that, notwithstanding anything in the Indenture to the contrary, the Company’s Conversion Obligation in connection with such conversion shall be, and the Company shall settle such Conversion Obligation solely by, the payment or delivery to the converting Holder in respect of each $1,000 principal amount of Notes being converted of either (A) $1,000 in cash or (B) subject to the Ownership Limitation, a number of shares of Common Stock equal to $1,000 divided by the Make-Whole Fundamental Change VWAP, in either case together with the amount of cash payable in lieu of delivering any fractional share of Common Stock, and an Interest Make-Whole Payment, if applicable; provided, further, that if the number of shares of Common Stock deliverable pursuant to the Indenture is reduced as a result of the immediately following sentence, then the Company shall settle such Conversion Obligation through clause (A) above.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes, or the number of shares of Common Stock per $1,000 principal amount of Notes delivered by the Company in settlement of the Conversion Obligation pursuant to the Indenture, exceed 61.6523 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant the Indenture.

Our obligation to increase the conversion rate for Notes converted in connection with a make-whole fundamental change or during a redemption period could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies. Neither the trustee nor any of the agents shall have any duty to monitor the accuracy of any of the calculations made by us which will be conclusive and binding on the holders, absent manifest error.

Interest Make-Whole Payment upon Certain Conversions

On or after the date that is one year after the last date of original issuance of the Notes offered hereby or after the occurrence of any 30 trading day period during which the last reported sale price of our Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), we will make an interest make-whole payment to a converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the conversion date through the earlier of (i) the date that is two years after the conversion date and (ii) February 15, 2023 if the Notes had not been so converted. The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%. Such present value shall be computed by us in good faith.

If a conversion date occurs after the close of business on a regular record date but prior to the open of business on the interest payment date corresponding to such regular record date, we will not pay accrued interest to any converting holder and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date. In such case, the interest make-whole payment to such converting holder will equal the present value of all remaining interest payments, starting with the next interest payment date for which interest has not been provided for until the earlier of (i) the date that is two years after the conversion date and (ii) February 15, 2023 if the Notes had not been so converted, computed in the manner described above using a discount rate equal to 2.0%.

We may pay any interest make-whole payment either in cash or in shares of our Class B Common Stock, at our election. In order to make an election to pay any interest make-whole payment in cash or in shares of our Class B Common Stock, we will be required to send notice of our election to the holders of the Notes, the trustee, the paying agent and the conversion agent no later than 15 scheduled trading days prior to the date that is one year after the last date of original issuance of the Notes offered hereby. Thereafter, we will be permitted to make an election no earlier than 30 scheduled trading days prior to, but no later than 15 scheduled trading days before, the first scheduled trading day of each calendar quarter that begins on or after July 1, 2020, which election will be effective from the period that begins at the open of businesson the first scheduled trading day of such calendar quarter and ends immediately prior to the open of business on the first scheduled trading day of the immediately succeeding calendar quarter. If we do not make such election, the payment of any interest make-whole payment shall be in shares of our Class B Common Stock. Our election with respect to any interest make-whole payment required to be paid prior to the date that is one year after the last date of original issuance of the Notes offered hereby is to pay in shares of our Class B Common Stock. If we elect, or are deemed to have elected, to pay any interest make-whole payment by delivering shares of our Class B Common Stock, the number of shares of Class B Common Stock a converting holder of Notes willreceive will be equal to the amount of the interest make-whole payment due divided by the greater of (A) the product of (x) 95.0% and (y) the simple average of the daily VWAP of our Class B Common Stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date and (B) the conversion price (rounded to the nearest ten-thousandth) on the applicable conversion date. We will pay cash in lieu of delivering any fractional share as described under ‘‘— Settlement upon Conversion.’’ If we elect to pay any interest make-whole payment in cash we will pay cash in an amount equal to the interest make-whole payment.

Notwithstanding the foregoing, (x) if we elect or are deemed to have elected to pay any interest make-whole payment in shares of our Class B Common Stock, the number of shares of our Class B Common Stock we may deliver in connection with a conversion of the Notes, including those delivered in connection with an interest make-whole payment, will not exceed 1233.0456 shares of Class B Common Stock per $1,000 principal amount of Notes, subject to adjustment at the same time and in the same manner as the conversion rate as set forth under ‘‘— Conversion Rate Adjustments’’ and (y) if we elect to pay any interest make-whole payment in cash, the amount of cash we may deliver in connection with an interest make-whole payment will not exceed 1233.0456 shares per $1,000 principal amount of Notes. We will not be required to make any cash payments in lieu of any fractional shares or have any further obligation to deliver any shares of our Class B Common Stock or pay any cash in excess of the threshold described above. In addition, if in connection with any conversion the conversion rate is adjusted as described under ‘‘—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption,’’ then such holder will not receive the interest make-whole payment with respect to such note. None of the trustee, paying agent or conversion agent shall be responsible for determining or calculating or verifying our calculations of the interest make-whole payment.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(1)
a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of (i) our Class B Common Stock representing more than 50% of the voting power of our Class B Common Stock or (ii) our common equity representing more than 50% of the voting power of our common equity on an aggregate basis; provided that, for purposes of both clauses (i) and (ii), the voting power of our Class A Common Stock and our Class B Common Stock directly or indirectly “beneficially owned,” as defined in Rule 13d-3 under the Exchange Act, by a Permitted Holder (as defined below) or a “group” (composed solely of Permitted Holders) will exclude (A) any shares of our Class A Common Stock and our Class B Common Stock directly or indirectly beneficially owned by such Permitted Holder on the date of the Indenture for so long as such shares of our Class A Common Stock or Class B Common Stock, as the case maybe, are directly or indirectly beneficially owned by such Permitted Holder and (B) any shares of our Class B Common Stock directly or indirectly beneficially owned by such Permitted Holder that are acquired after the date of the Indenture by such Permitted Holder pursuant to equity grants (or the exercise, vesting, settlement or conversion thereof by such Permitted Holder outstanding on the date of the Indenture or subsequently granted under one or more of our equity incentive plans;

(2)
the consummation of (A) any recapitalization, reclassification or change of our Class B Common Stock (other than changes resulting from a subdivision or combination) as a result of which our Class B Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our Class B Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)
our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)
our Class B Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our Class B Common Stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our Class B Common Stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

 ‘‘Permitted Holder’’ means any of (1) Marshall Chesrown, our Chief Executive Officer as of the date of this prospectus, (2) Steven Berrard, our Chief Financial Officer as of the date of this prospectus and (3) each of the Affiliated Holders (as defined below) of either of the natural persons referred to in clauses (1) and (2) of this definition.

“Affiliated Holders’’ means, (1) with respect to any specified natural person, any company, partnership, trust, foundation or other entity or investment vehicle for which such specified natural person (or such specified person’s estate) retains sole dispositive and exclusive voting power with respect to the Class A Common Stock and/or the Class B Common Stock, as the case may be, held by such company, partnership, trust, foundation or other entity or investment vehicle, and the trustees, legal representatives, beneficiaries and/or beneficial owners, but solely in such capacity, of such company, partnership, trust, foundation or other entity or investment vehicle and (2) the estates of such specified natural person (it being understood, for the avoidance of doubt, that this clause (2) will not cover any person to whom any securities are transferred from any such estate).”

For purposes of the definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clause (1) and clause (2) of such definition (without giving effect to the proviso to clause (2)) shall be deemed a fundamental change solely under clause (2) of such definition (subject to the proviso to clause (2)).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the Notes, the trustee, the paying agent and the conversion agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

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the events causing a fundamental change;

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the date of the fundamental change;

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the last date on which a holder may exercise the repurchase right;

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the fundamental change repurchase price;

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the fundamental change repurchase date;

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the name and address of the paying agent and the conversion agent, if applicable;

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if applicable, the conversion rate and any adjustments to the conversion rate;

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that the Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the Indenture; and

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the procedures that holders must follow to require us to repurchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the Notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

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if certificated, the certificate numbers of such holder’s Notes to be delivered for repurchase;

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the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

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that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

If the Notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

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the principal amount of the withdrawn Notes, which must be $1,000 or an integral multiple thereof;

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if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

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the principal amount, if any, which remains subject to the repurchase notice, which must be a minimum of $1,000 or an integral multiple thereof.

If the Notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the Notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Notes on the fundamental change repurchase date, then, with respect to the Notes that have been properly surrendered for repurchase to the paying agent and have not been validly withdrawn:

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the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

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all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

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comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

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file a Schedule TO or any other required schedule under the Exchange Act; and

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otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the Notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the Indenture.

No Notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their Notes or be entitled to an increase in the conversion rate upon conversion as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” in circumstances involving a significant change in the composition of our board unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle the Notes in cash on a conversion, to repurchase the Notes on a fundamental change, or to repay the Notes at maturity. In addition, the terms of our future debt may contain limitations on our ability to pay cash on conversion or repurchase of the Notes.” If we fail to repurchase the Notes when required following a fundamental change, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger or Sale of Assets

The Indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of us and our subsidiaries, taken as a whole, to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes (A) by supplemental indenture all of our obligations under the Notes and the Indenture and, (B) to the extent the registration rights agreement is then still operative, all of our obligations under the registration rightsagreement; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the Indenture, and we shall be discharged from our obligations under the Notes and the Indenture except in the case of any such lease.

Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the Notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the Notes:

(1)
default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)
default in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)
our failure to comply with our obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, including the payment of any interest make-whole payment;

(4)
our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” notice of a make-whole fundamental change as described under “Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” or notice of a specified distribution or specified corporate event as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case when due;

(5)
our failure to comply with our obligations under “—Consolidation, Merger or Sale of Assets”;

(6)
our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or Indenture;

(7)
default by us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(8)
certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; or

(9)
a final judgment or judgments for the payment of $5,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

The trustee shall not be deemed to have knowledge of an event of default unless and until an officer within the corporate trust department of the trustee responsible for the administration of the Indenture (a "responsible officer of the trustee") receives written notification of such event of default describing the circumstances of such, and identifying the circumstances constituting such events of default.

If an event of default occurs and is continuing (other than an event of default described in clause (8) above), the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the trustee may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us or asignificant subsidiary, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the Indenture provides that, to the extent we elect, the sole remedy for an event of default relating to: (i) our failure to deliver to the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(D) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the 60-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs (in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration Rights; Additional Interest”).

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is not cured or waived prior to such 61st day), the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraphdo not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the Notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the two immediately preceding paragraphs, we must notify all holders of Notes, the trustee and the paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

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the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

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accrued and unpaid interest, if any, on; and

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the consideration due upon conversion of,

its Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)
such holder has previously given the trustee notice that an event of default is continuing;

(2)
holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

(3)
such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)
the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5)
the holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or if it is not provided with security and/or indemnity to its satisfaction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. In addition, the trustee will not be required to expend its own funds under any circumstances.

The Indenture provides that in the event an event of default has occurred and is continuing and a responsible officer has written notice or actual knowledge of such event, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the Indenture, the trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against any loss, liability or expense caused by taking or not taking such action.

The Indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must deliver to each holder notice of the default within 90 days after the responsible officer has written notice or actual knowledge. Except in the case of a default in the payment of principal of or interest on any Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a default under the Indenture, its status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)               reduce the amount of Notes whose holders must consent to an amendment;

(2)               reduce the rate of or extend the stated time for payment of interest on any note;

(3)               reduce the principal of or extend the stated maturity of any note;

(4)               make any change that adversely affects the conversion rights of any Notes;

(5)               reduce the redemption price or the fundamental change repurchase price of any Note or amend or modify in any manner adverse to the holders of Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)               make any Note payable in money, or at a place of payment, other than that stated in the note;

(7)               change the ranking of the Notes;

(8)               impair the right of any holder to receive payment of principal and interest (including any interest make-whole payment, if applicable) on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; or

(9)               make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the Indenture to:

(1)               cure any ambiguity, omission, defect or inconsistency;

(2)               provide for the assumption by a successor corporation of our obligations under the Indenture;

(3)               add guarantees with respect to the Notes;

(4)               secure the Notes;

(5)               add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)               make any change that does not adversely affect the rights of any holder;

(7)               in connection with any share exchange event described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Class B Common Stock” above, provide that the Notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the Notes to the extent expressly required by the Indenture;

(8)               irrevocably elect a settlement method or a specified dollar amount, or eliminate our right to elect a settlement method; or

(9)               comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, to the extent that the Indenture is required to comply with the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to deliver to the holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash and/or shares of Class B Common Stock (which shall be delivered directly to the holders and not to the trustee), solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our Class B Common Stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the Notes, any interest make-whole payment and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee, the paying agent and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any registered holder of Notes upon the request of that holder.

Reports

The Indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be delivered by us to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall not be responsible for determining whether such filings have been made.

Rule 144A Information

At any time we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the Notes or any shares of our Class B Common Stock issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the trustee and will, upon written request, provide to any holder, beneficial owner or prospective purchaser of such Notes or any shares of our Class B Common Stock issuable upon conversion of such Notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of our Class B Common Stock pursuant to Rule 144A under the Securities Act. We will take such further action as any holder or beneficial owner of such Notes may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell such Notes or shares of our Class B Common Stock in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

Trustee

Wilmington Trust, National Association, is the trustee, security registrar, paying agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The Indenture provides that it and the Notes, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, is governed by and construed in accordance with the laws of the State of New York.

Registration Rights; Additional Interest

The following summary of the registration rights to be provided in the registration rights agreement, the Indenture and the Notes is not complete. You should refer to the registration rights agreement, the Indenture and the Notes for a full description of the registration rights that apply to the Notes.

We have agree to file, and use our commercially reasonable efforts to have declared effective, within 120 days after January 14, 2020, a shelf registration statement under the Securities Act to register resales of the registrable securities, and use our commercially reasonable efforts to keep such shelf registration statement effective until the earlier of:

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the date by which all registrable securities have been sold pursuant to such shelf registration statement; and

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the date on which none of the securities available for sale under such shelf registration statement constitute registrable securities.

We are permitted to suspend the use of the prospectus that is a part of such shelf registration statement for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events.

A holder of registrable securities that sells registrable securities pursuant to this shelf registration statement is required to provide information about itself and the specifics of the sale, be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder.

If after the day that is 120 days after January 14, 2020, registrable securities are held by any holder of Notes and a shelf registration statement has either not been filed with and declared effective by the SEC or ceases to be effective, or the prospectus contained therein ceases to be usable (subject to certain exceptions) in connection with resales of Notes and any Class B Common Stock issuable upon the conversion of the Notes in accordance with, and during, the periods specified in the registration rights agreementand (A) unless we declare a suspension period to be in effect, we do not cure such registration default within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be (we refer to each event described above in this sentence as a registration default), interest (over and above the interest set forth in the title of the Notes) at the rate of 0.50% per year will accrue on the principal amount of any outstanding Notes that are registrable securities from, and including, the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured. We will have no other liabilities for monetary damages with respect to our registration obligations. Additional interest will not be payable with respect to any shares of Class B Common Stock issued upon conversion of the Notes.

We have agreed to pay all registration expenses of any shelf registration, provide each holder that is selling registrable securities pursuant to any shelf registration statement copies of the related prospectus and take other commercially reasonable actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

For purposes of the discussion above, “registrable securities” refers to the Notes and any shares of Class B Common Stock into which the Notes are convertible and shares of our Class B Common stock, if any, issued as an interest make-whole payment, but excluding any such securities that have been resold in accordance withan effective registration statement or that have otherwise been transferred in a transaction in which we have delivered a new security that (1) is not subject to transfer restrictions under the Securities Act, (2) does not include a restrictive legend and (3) is assigned an unrestricted CUSIP.

Under Rule 144 under the Securities Act (“Rule 144”) as currently in effect, a person who acquired Notes from us or our affiliate and who has beneficially owned Notes or shares of our Class B Common Stock issued upon conversion of the Notes for at least six months is entitled to sell such Notes or shares of our Class B Common Stock without registration, so long as (i) such person is not deemed to have been our affiliate at the time of, or at any time during three months immediately preceding, the sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such sale (other than current reports on Form 8-K). If we are not current in filing our Exchange Act reports, a person who owns Notes or shares of our Class B Common Stock issued upon conversion of the Notes could be required to hold such Notes or shares of our Class B Common Stock indefinitely.

If, at any time during the six-month period beginning on, and including, the date that is six months after January 14, 2020, we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Notes offered hereby are not otherwise freely tradable pursuant to Rule 144 by holders other than our affiliates or holders that were our affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes), we will pay additional interest on such Notes. Additional interest will accrue on such Notes at the rate of 0.50% per annum of the principal amount of such Notes outstanding for each day during such period for which our failure to file has occurred and is continuing or such Notes are not otherwise freely tradable as described above by holders other than our affiliates (or holders that were our affiliates at any time during the three months immediately preceding).

Any Note or Class B Common Stock issued upon the conversion or exchange of a Note that is repurchased or owned by any affiliate of us may not be resold by such affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Class B Common Stock, as the case may be, no longer being a “restricted security” (as defined in Rule 144). We will cause any Note that is repurchased or owned by us to be surrendered to the trustee for cancellation as described under “—Purchase and Cancellation” above.

The Notes were issued with a restricted CUSIP number.

Additional interest pursuant to the foregoing provisions will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes and will be in addition to any additional interest that may accrue at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Book-Entry, Settlement and Clearance

The Global Notes

The Notes were initially issued in the form of one or more registered Notes in global form, without interest coupons (the “global Notes”). Upon issuance, each of the global Notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

●
upon deposit of a global Note with DTC’s custodian, DTC will credit portions of the principal amount of the global Note to the accounts of the DTC participants designated by the initial purchaser; and

●
ownership of beneficial interests in a global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

The global Notes and beneficial interests in the global Notes are subject to restrictions on transfer as described under “Transfer Restrictions.”

Book-Entry Procedures for the Global Notes

All interests in the global Notes are subject to the operations and procedures of DTC and, therefore, holders of Notes must allow for sufficient time in order to comply with these procedures if they wish to exercise any of their rights with respect to the Notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the agents nor the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is:

●
a limited purpose trust company organized under the laws of the State of New York;

●
a “banking organization” within the meaning of the New York State Banking Law;

●
a member of the Federal Reserve System;

●
a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●
a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global Note:

●
will not be entitled to have Notes represented by the global Note registered in their names;

●
will not receive or be entitled to receive physical, certificated Notes; and

●
will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the Notes represented by a global Note will be made by the paying agent (to the extent funded by us) to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee (in any of its capacities) will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form were issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

●
DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global Notes and a successor depositary is not appointed within 90 days;

●
DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

●
an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our Articles of Incorporation authorize the issuance of 5,000,000 shares of common stock, $0.001 par value per share, of which 50,000 shares are designated as Class A Common Stock and all other shares of common stock are designated as Class B Common Stock. The Class A Common Stock ranks pari passu with all of the rights and privileges of the Class B Common Stock, except that holders of the Class A Common Stock are entitled to ten votes per share of Class A Common Stock issued and outstanding. The Class B Common Stock are identical to the Class A Common Stock in all material respects, except that holders of the Class B Common Stock will be entitled to one vote per share of Class B Common Stock issued and outstanding. Our Class B Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The number of shares of Class B Common Stock, $0.001 par value, outstanding on May 26, 2020 was 2,162,716 shares. In addition, 50,000 shares of Class A Common Stock, $0.001 par value, were outstanding on May 26, 2020.

Holders of shares of Class A Common Stock and Class B Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our Board, in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of our company, the holders of shares of Class A Common Stock and Class B Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to purchase our Class A Common Stock and Class B Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Class A Common Stock or Class B Common Stock.

Preferred Stock

             Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more classes or series. The rights, preferences, privileges and restrictions of the preferred stock of each series or class will be determined by our Board and set forth in a certificate of designations relating to such series or class that will amend our Articles of Incorporation. As of May 26, 2020, no shares of preferred stock were issued and outstanding.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

●
20% to 33%;
●
33% to 50%; and
●
more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and bylaws do exempt our Class A Common Stock and Class B Common Stock from the control share acquisition act.

Exclusive Forum

Our Articles of Incorporation and bylaws do not contain an exclusive forum provision.

Market Information

Our Class B Common Stock is Traded on the Nasdaq Capital Market under the symbol “RMBL.”

Holders

As of June 15, 2020, we had approximately 52 stockholders of record of 2,179,407 issued and outstanding shares of Class B Common Stock and two holders of record of 50,000 issued and outstanding shares of Class A Common Stock.

Transfer Agent and Registrar

 The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is West Coast Stock Transfer, Inc.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in this registration statement as having prepared or certified any part hereof, nor any counsel for the registrant or selling stockholders named in this prospectus as having given an opinion upon the validity of the securities being registered hereunder or other legal matters in connection with the registration or offering of suchsecurities, who was employed for such purpose on a contingent basis, or at the time of preparation, certification or opinion or at any time thereafter, through the state of effectiveness of the registration statement or that part of the registration statement to which such preparation, certification or opinion relates, had, or is to receive in connection hereunder, a substantial interest, direct or indirect, in the registrant or was connected with the registrant as a promoter, managing underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

The validity of the securities offered through this prospectus has been passed on by Akerman LLP, Fort Lauderdale, Florida and Snell & Wilmer L.L.P., Las Vegas, Nevada.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RumbleOn, Inc. as of December 31, 2018 and for the year ended December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Scharf Pera & Co., PLLC, incorporated herein by reference, given the authority of said firm as experts in accounting and auditing.

HOW TO GET MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

RumbleOn, Inc.
901 W Walnut Hill Lane
Irving, Texas 75038
Attn: Secretary

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

  INDEX TO FINANCIAL STATEMENTS

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
RumbleOn, Inc. Consolidated Balance Sheets as of December 31, 2019 and 2018	F-4
RumbleOn, Inc. Consolidated Statements of Operations For the Two Years Ended December 31, 2019 and 2018	F-5
RumbleOn, Inc. Consolidated Statement of Stockholders' Equity (Deficit) For the Two Years Ended December 31, 2019 and 2018	F-6
RumbleOn, Inc. Consolidated Statements of Cash Flows For the Two Years Ended December 31, 2019 and 2018	F-7
RumbleOn, Inc. Notes to Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
RumbleOn, Inc.

Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of RumbleOn, Inc. (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in accounting principle
As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases on January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02: Leases (Topic 842).

Going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and negative cash flows from operations. These conditions, along with the uncertainty arising from the impact of COVID-19 and other matters as set forth in Note 1, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

Dallas, Texas
May 29, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of RumbleOn, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RumbleOn, Inc. (the “Company”)as of December, 31 2018, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Scharf Pera & Co., PLLC
We have served as the Company’s auditor since 2016
Charlotte, North Carolina

April 1, 2019

RumbleOn, Inc.

Consolidated Balance Sheets
December 31, 2019 and 2018

	2019	2018
ASSETS
Current assets:
Cash	$49,660	$9,134,902
Restricted cash	6,676,622	6,650,000
Accounts receivable, net	8,482,707	8,465,810
Inventory	57,381,281	52,191,523
Prepaid expense and other current assets	1,210,474	1,096,945
Total current assets	73,800,744	77,539,180

Property and equipment, net	6,427,674	5,177,877
Right-of-use assets	6,040,287	-
Goodwill	26,886,563	26,107,146
Other assets	237,823	102,178
Total assets	$113,393,091	$108,926,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,421,094	$10,554,913
Accrued interest payable	749,305	206,037
Current portion of convertible debt, net	1,363,590	-
Current portion of long-term debt	59,160,970	58,555,006
Total current liabilities	73,694,959	69,315,956

Long -term liabilities:
Notes payable	1,924,733	8,792,919
Convertible debt, net	20,136,229	-
Derivative liabilities	27,500	-
Operating lease liability, long-term portion	4,722,101	-
Total long-term liabilities	26,810,563	8,792,919
Total liabilities	100,505,522	78,108,875

Commitments and contingencies (Notes 4, 7, 8, 9, 13, 16)

Stockholders' equity:
Class B Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 and 1,317,329 shares issued and outstanding as of December 31, 2019 and 2018, respectively	-	1,317
Common A stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	50	50
Common B stock, $0.001 par value, 4,950,000 shares authorized, 1,111,681 and 874,315 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1,112	874
Additional paid in capital	92,268,213	65,016,379
Accumulated deficit	(79,381,806)	(34,201,114)
Total stockholders' equity	12,887,569	30,817,506

Total liabilities and stockholders' equity	$113,393,091	$108,926,381

See Accompanying Notes to Financial Statements.

RumbleOn, Inc.

Consolidated Statements of Operations
For the Two Years Ended December 31, 2019 and 2018

	2019	2018
Revenue:
Pre-owned Vehicle Sales:
Powersports	$101,008,976	$61,204,416
Automotive	717,042,511	91,369,996
Transportation and Vehicle Logistics	22,577,860	3,823,819
Total revenue	840,629,347	156,398,231

Cost of revenue:
Powersports	88,673,515	54,334,066
Automotive	685,313,894	85,761,505
Transportation	16,023,962	2,755,856
Total cost of revenue	790,011,371	142,851,427

Gross profit	50,617,976	13,546,804

Selling, general and administrative	86,624,249	35,963,930

Depreciation and amortization	1,786,426	984,006

Operating loss	(37,792,699)	(23,401,132)

Interest expense	(7,187,604)	(1,780,685)
Decrease in derivative liability	1,302,500	-
Loss on early extinguishment of debt	(1,499,250)	-
Net loss before provision for income taxes	(45,177,053)	(25,181,817)

Benefit for income taxes	-	-

Net loss	$(45,177,053)	$(25,181,817)

Weighted average number of common shares outstanding - basic and fully diluted	1,114,714	741,659

Net loss per share - basic and fully diluted	$(40.53)	$(33.95)

See Accompanying Notes to Financial Statements.

RumbleOn, Inc.

Consolidated Statement of Stockholders' Equity
For the Two Years Ended December 31, 2019 and 2018

	Preferred Shares		Common A Shares		Common B Shares		Additional Paid in	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2017	-	-	50,000	50	596,427	596	23,384,643	(9,019,297)	14,365,992

Issuance of common stock	-	-	-	-	267,938	268	33,101,711	-	33,101,979

Issuance of common stock for restricted stock units exercise	-	-	-	-	9,950	10	(10)	-	-

Stock-based compensation	-	-	-	-	-	-	1,657,680	-	1,657,680

Issuance of warrants in connection with loan agreement	-	-	-	-	-	-	221,160	-	221,160

Issuance of preferred stock in connection with acquisition	1,317,329	1,317	-	-	-	-	6,651,195	-	6,652,512

Net loss	-	-	-	-	-	-	-	(25,181,817)	(25,181,817)

Balance, December 31, 2018	1,317,329	$1,317	50,000	$50	874,315	$874	$65,016,379	$(34,201,114)	$30,817,506

Cumulative effect of accounting change (see Note 1)	-	-	-	-	-	-	-	(3,639)	(3,639)

Equity component of convertible senior notes, net of issuance costs	-	-	-	-	-	-	7,745,625	-	7,745,625

Issuance of common stock for restricted stock units	-	-	-	-	12,675	13	(13)	-	-

Beneficial conversion feature on convertible notes	-	-	-	-	-	-	495,185	-	495,185

Conversion of preferred shares to common stock	(1,317,329)	(1,317)	-	-	65,866	66	1,251	-	-

Issuance of common stock	-	-	-	-	158,825	159	15,173,268	-	15,173,427

Stock-based compensation	-	-	-	-	-	-	3,836,518	-	3,836,518

Net loss	-	-	-	-	-	-	-	(45,177,053)	(45,177,053)

Balance, December 31, 2019	-	$-	50,000	$50	1,111,681	$1,112	$92,268,213	$(79,381,806)	$12,887,569

See Accompanying Notes to Financial Statements.

RumbleOn, Inc.

Consolidated Statements of Cash Flows
For the Two Years Ended December 31, 2019 and 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(45,177,053)	$(25,181,817)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,786,426	984,006
Amortization of debt discount	1,664,000	510,139
Bad debt expense	1,123,739	33,326
Stock based compensation expense	3,836,518	1,657,680
Loss from extinguishment of debt	1,499,250	-
Goodwill impairment	1,850,000	-
Gain from change in value of derivatives	(1,302,500)	-
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,037,023	(319,335)
(Increase) in inventory	(2,327,754)	(1,717,504)
(Increase) Decrease in prepaid expenses and other current assets	(113,529)	340,483
(Increase) in other assets	(135,645)	(51,485)
(Decrease) increase in accounts payable and accrued liabilities	(5,031,073)	152,336
Increase in accrued interest payable	543,268	172,083
Decrease in other liabilities	-	(32,665)
Net cash used in operating activities	(39,747,330)	(23,452,753)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used for acquisitions	(835,000)	(15,395,251)
Proceeds from sales of property and equipment	169,268	-
Technology development	(3,085,743)	(2,162,707)
Purchase of property and equipment	(119,748)	(6,409)
Net cash used in investing activities	(3,871,223)	(17,564,367)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable and convertible debt	27,455,537	9,227,035
Repayments for notes payable	(10,857,500)	-
Net proceeds from lines of credit	2,788,469	5,302,355
Proceeds from sale of common stock	15,173,427	33,101,980
Net cash provided by financing activities	34,559,933	47,631,370

NET CHANGE IN CASH	(9,058,620)	6,614,250

CASH AND RESTRICTED CASH AT BEGINNING OF PERIOD	15,784,902	9,170,652

CASH AND RESTRICTED CASH AT END OF PERIOD	$6,726,282	$15,784,902

See Accompanying Notes to Financial Statements.

Notes to Financial Statements

NOTE 1 –DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

RumbleOn, Inc. (the "Company") was incorporated in October 2013 under the laws of the State of Nevada, as Smart Server, Inc. ("Smart Server"). On February 13, 2017, the Company changed its name from Smart Server, Inc. to RumbleOn, Inc.

Description of Business

In July 2016, Berrard Holdings Limited Partnership ("Berrard Holdings") acquired 99.5% of the common stock of the Company from the principal stockholder. Shortly after the Berrard Holdings common stock purchase, the Company began exploring the development of a capital light e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location and in April 2017, the Company launched its platform. The Company's goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. While the Company's initial customer facing emphasis through most of 2018 was on motorcycles and other powersports, the Company continues to enhance its platform to accommodate nearly any VIN-specific vehicle including motorcycles, ATVs, boats, RVs, cars and trucks, and via its acquisition of Wholesale, Inc. in October 2018, the Company is making a concerted effort to grow its cars and light truck categories.

On October 26, 2018, the Company entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with the Company's newly-formed acquisition subsidiary RMBL Tennessee, LLC, a Delaware limited liability company ("Merger Sub"), Wholesale Holdings, Inc., a Tennessee corporation ("Holdings"), Wholesale, LLC, a Tennessee limited liability company ("Wholesale"), Steven Brewster and Janelle Brewster (each a "Stockholder," and together the "Stockholders"), Steven Brewster, a Tennessee resident, as the representative of each Stockholder (the "Representative"), and Marshall Chesrown and Steven R. Berrard, providing for the merger of Holdings with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company (the "Wholesale Transaction").  On October 29, 2018, the Company entered into an Amendment to the Merger Agreement making a technical correction to the definition of "Parent Consideration Shares" contained in the Merger Agreement.

Also, on October 26, 2018, the Company entered into a Membership Interest Purchase Agreement (the "Purchase Agreement"), by and among the Company, Steven Brewster and Justin Becker (together the "Express Sellers"), and Steven Brewster as representative of the Express Sellers, pursuant to which the Company acquired all of the membership interests (the "Express Transaction," and together with the Wholesale Transaction, the "Transactions") in Wholesale Express, LLC, a Tennessee limited liability company ("Wholesale Express"). The Transactions were both completed on October 30, 2018 (the "Acquisition Date"). As consideration for the Wholesale Transaction, the Company (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments, and (ii) issued to the Stockholders 1,317,329 shares (the "Stock Consideration") of the Company's Series B Non-Voting Convertible Preferred Stock, par value $0.001 (the "Series B Preferred"). As consideration for the Express Transaction, the Company paid cash consideration of $4,000,000, subject to certain customary post-closing adjustments. Wholesale Inc. is one of the largest independent distributors of pre-owned vehicles in the United States and Wholesale Express, LLC is a related logistics company.

On February 3, 2019, the Company completed the acquisition (the "Autosport Acquisition") of all of the equity interests of Autosport USA, Inc. ("Autosport"), an independent pre-owned vehicle distributor, pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the "Stock Purchase Agreement"), by and among RMBL Express, LLC (the "Buyer"), a wholly owned subsidiary of Company, Scott Bennie (the "Seller") and Autosport. Aggregate consideration for the Autosport Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) a fifteen-month $500,000 promissory note (the "Promissory Note") in favor of the Seller, plus (iii) a three-year $1,536,000 convertible promissory note (the "Convertible Note") in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company's Class B Common Stock (the "Earn-Out Shares") for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Autosport Acquisition, the Buyer also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to a promissory note payable to Seller (the "Second Convertible Note").

Serving both consumers and dealers, through its online marketplace platform, the Company makes cash offers for the purchase of pre-owned vehicles. In addition, the Company offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products. The Company's operations are designed to be scalable by working through an infrastructure and capital light model that is achievable by virtue of a synergistic relationship with its regional partners, which are primarily auctions. The Company utilizes regional partners in the acquisition of pre-owned vehicles to provide inspection, reconditioning and distribution services. These regional partners earn incremental revenue and enhance profitability through fees from inspection, reconditioning and distribution programs.

Our business model is driven by our proprietary technology platform. Our initial platform was acquired in February 2017, through our acquisition of substantially all of the assets of NextGen Dealer Solutions, LLC ("NextGen"). Since that time, we have expanded the functionality of that platform through a significant number of high-quality technology development projects and initiatives. Included in these new technology development projects and initiatives were modules or significant upgrades to the existing platforms for: (i) Retail online auction; (ii) native IOS and Android apps; (iii) new architecture on website design and functionality; (iv) RumbleOn Marketplace; (v) redesigned cash offer tool; (vi) deal-jacket tracking tool; (vii) inventory tracking tool; (viii) CRM and multiple third-party integrations; (ix) new analytics and machine learning initiatives; and (x) IT monitoring infrastructure.

The COVID-19 situation has created an unprecedented and challenging time. The Company’s current focus is on positioning the Company for a strong recovery when this crisis is over. The Company has taken steps to reduce its inventory and align its operating expenses to the state of the business. The Company plans to continue to operate as permitted to support its customers’ needs for reliable vehicles and to provide as many jobs as possible for its associates. Effective April 9, 2020, 169 associates were temporarily laid-off, however the Company’s receipt of PPP funds, as discussed in Note 19 - Subsequent Events will allow the Company to gradually recall these associates over time. All ongoing employment determinations are subject to change due to the COVID-19 situation, future government mandates, as well as future business conditions. The Company will continue to monitor the COVID-19 situation and look for ways to preserve cash and reduce its operating expenses as the Company is able. However, the Company expects that the consequences of the COVID-19 outbreak will likely have a significant negative impact on its business, revenue, results of operations, financial condition, and liquidity.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All of the Company’s subsidiaries are wholly owned. The consolidated financial statements include the accounts of RumbleOn Inc. and its wholly owned subsidiaries (the Company). All intercompany accounts and material intercompany transactions have been eliminated.

Liquidity

We have incurred losses and negative cash flow from operations since inception through December 31, 2019 and expect to incur additional losses and negative cash flow in the future. As we continue to expand our business, build our brand name and awareness, and continue technology and software development efforts, we may need access to additional capital. Historically, we have raised additional capital to fund our expansion through equity issuances or debt instruments; refer to Note 8 — Notes Payable and Lines of Credit and Note 9 — Stockholders Equity. Also, we have historically funded vehicle inventory purchases through our Line of Credit-Floor Plans.  As of May 28, 2020, we had approximately $15,000,000 available under our NextGear Credit Line that we may draw against through December 31, 2020 to fund future vehicle inventory purchases, as described further in Note 8 — Notes Payable and Lines of Credit.

Due to the impact of COVID-19 on the economy, we have a strong focus on preserving liquidity. Our primary liquidity sources are available cash and cash equivalents, amounts available under the NextGear Credit Line, proceeds from the Paycheck Protection Program loan, monetization of our retail loan portfolio and through rationalizing costs and expenses, including temporarily laying off 169 employees. Although we have experienced a decrease in revenue as a result of the impact of the COVID-19 pandemic, as of May 28, 2020, the Company has $9,000,000 of unrestricted cash and has approximately $15,000,000 of remaining availability under the NextGear Credit.

The Company’s consolidated financial statements have been prepared assuming that will continue as a going concern, which assumes the continuity of operations, the realization of assets and the satisfaction of liabilities as they come due in the normal course of business. Although the Company believes that we will be able to generate sufficient liquidity from the measures described above, our current circumstances including uncertainties due to Covid-19 pandemic raise substantial doubt about our ability to operate as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Certain accounting estimates involve significant judgments, assumptions and estimates by management that have a material impact on the carrying value of certain assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period, which management considers to be critical accounting estimates. The judgments, assumptions and estimates used by management are based on historical experience, management's experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ materially from these judgments and estimates. In particular, the novel COVID-19 pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to inventory valuations, fair value measurements, asset impairment charges and discount rate assumptions.

Earnings (Loss) Per Share

The Company follows the FASB Accounting Standards Codification ("ASC") Topic 260-Earnings per share. Basic earnings per common share ("EPS") calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. Common share and dilutive common share equivalents include: (i) Class A common: (ii) Class B common; (iii) Class B participating preferred shares; (iv) restrictive stock units; (v) stock options; (vi) warrants to acquire Class B common stock; and (vii) shares issued in connection with convertible debt.

Revenue Recognition

Revenue for our powersports and automotive segments is derived from our online marketplace and auctions and primarily includes the sale of pre-owned vehicles to consumer and dealers.

Revenue from our vehicle logistics and transportation service segment is derived by providing automotive transportation services between dealerships and auctions throughout the United States.

We adopted ASC 606, Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which we historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of our revenue recognition, and we recognized no cumulative effect adjustment upon adoption.

For vehicles sold at wholesale to dealers we satisfy our performance obligation when the wholesale purchaser obtains control of the underlying vehicle, which is upon delivery when the transfer of title, risks and rewards of ownership and control pass to the dealer. We recognize revenue at the amount we expect to receive for the used vehicle, which is the fixed price determined at the auction. The purchase price of the wholesale vehicle is typically due and collected within 30 days of delivery of the wholesale vehicle.

For vehicles sold to consumers the purchase price is set forth in the customer contracts at a stand-alone selling price which is agreed upon prior to delivery. We satisfy our performance obligation for used vehicle sales upon delivery when the transfer of title, risks and rewards of ownership and control pass to the customer. We recognize revenue at the agreed upon purchase price stated in the contract, including any delivery charges, less an estimate for returns. Our return policy allows customers to initiate a return during the first three days after delivery. Estimates for returns are based on an analysis of historical experience, trends and sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. The amount of consideration received for used vehicle sales to consumers includes noncash consideration representing the value of trade-in vehicles, if applicable, as stated in the contract. Prior to the delivery of the vehicle, the payment is received, or financing has been arranged. Payments from customers that finance their purchases with third parties are typically due and collected within 30 days of delivery of the used vehicle. In future periods additional provisions may be necessary due to a variety of factors, including changing customer return patterns due to the maturation of the online vehicle buying market, macro- and micro-economic factors that could influence customer return behavior and future pricing environments. If these factors result in adjustments to sales returns, they could significantly impact our future operating results. Revenue exclude any sales taxes, title and registration fees, and other government fees that are collected from customers.

Vehicle logistics and transportation services revenue is generated primarily by entering into freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The transaction price is based on the consideration specified in the customer's contract. A performance obligation is created when the customer under a transportation contract submits a bill of lading for the transport of goods from origin to destination. These performance obligations are satisfied as the shipments move from origin to destination. The freight brokerage agreements are fulfilled by independent third-party transporters. While the Company is primarily responsible for fulfilling to customers, these transporters are obligated to meet our performance obligations and standards. Performance obligations are short-term, with transit days less than one week. Generally, customers are billed either upon shipment of the vehicle or on a monthly basis, and remit payment according to approved payment terms, generally not to exceed 30 days. Revenue is recognized as risks and rewards of transportation of the vehicle are transferred to the owner during delivery. Wholesale Express is considered the principal in the delivery transactions since it is primarily responsible for fulfilling the service. As a result, revenue is recorded gross.

Purchase Accounting for Business Combinations

The Company accounts for acquisitions by allocating the fair value of the consideration transferred to the fair value of the assets acquired and liabilities assumed on the date of the acquisition and any remaining difference is recorded as goodwill. Adjustments may be made to the preliminary purchase price allocation when facts and circumstances that existed on the date of the acquisition surface during the allocation period subsequent to the preliminary purchase price allocation, not to exceed one year from the date of acquisition. Contingent consideration is recorded at fair value based on the facts and circumstances on the date of the acquisition and any subsequent changes in the fair value are recorded through earnings each reporting period. During the year ended December 31, 2019, the Company finalized the preliminary purchase price allocation recorded at the acquisition date for Wholesale Express and made a measurement period adjustment to the preliminary purchase price allocation which resulted in a decrease in goodwill of $334,861. The Company made this measurement period adjustment to reflect facts and circumstances related to accounts receivable and accounts payable that existed as of the acquisition date and did not result from intervening events subsequent to such date.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired which is not allocable to separately identifiable intangible assets. Other identifiable intangible assets, such as domain names, are separately recognized if the intangible asset is obtained through contractual or other legal right or if the intangible asset can be sold, transferred, licensed or exchanged.

Goodwill is not amortized but tested for impairment at the reporting unit level annually on December 31 and upon the occurrence of an indicator of impairment. We have the option to qualitatively or quantitatively assess goodwill for impairment and we evaluated our goodwill using a quantitative assessment process. Our operations are organized by management into operating segments by line of business. We have determined that we have three reportable segments as defined in generally accepted accounting principles for segment reporting: (1) powersports, (2) automotive and (3) vehicle logistics and transportation. Our powersports and automotive segments consist of the distribution of pre-owned vehicles. The powersports segment consists of the distribution principally of motorcycles, while the automotive segment distributes cars and trucks. Our vehicle logistics and transportation service segment provides nationwide automotive transportation services between dealerships and auctions. Each of these segments are considered separate reporting units for purposes of goodwill testing. Our vehicle logistics and transportation service reportable segment has been determined to represent one operating segment and reporting unit.

During 2019, for the three reporting units we performed quantitative impairment testing of the fair value of our reporting units using an income and market valuation approach. The income valuation approach estimates our enterprise value using a net present value model, which discounts projected free cash flows of our business using the weighted average cost of capital as the discount rate. The market valuation approach estimates our enterprise value by applying a cash earnings multiple and selecting a multiple that is reasonable compared to recent market transactions completed in the industry. As part of that assessment, we also reconcile the estimated aggregate fair values of our reporting units to our market capitalization. We believe this reconciliation process is consistent with a market participant perspective. This consideration would also include a control premium that represents the estimated amount an investor would pay for our equity securities to obtain a controlling interest, and other significant assumptions including revenue and profitability growth, profit margins, residual values and the cost of capital. For the year ended December 31, 2019, we recognized an impairment loss on goodwill of $1,850,000, which is recorded in selling, general and administrative expenses in the Consolidated Statement of Operations. No impairment charges related to intangible assets were recognized in 2018.

Leases

Effective January 1, 2019, the Company adopted ASC 842, Leases. In accordance with ASC 842, the Company first determines if an arrangement contains a lease and the classification of that lease, if applicable, at inception. This standard requires the recognition of right-of-use ("ROU") assets and lease liabilities for the Company's operating leases. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component. The Company has also elected not to recognize a lease liability or ROU asset for leases with a term of 12 months or less and recognize lease payments for those short-term leases on a straight-line basis over the lease term in the Consolidated Statements of Operations. Operating leases are included in Right-of-use assets, Accounts payable and accrued liabilities and Operating lease liabilities, long-term portion in the Consolidated Balance Sheets.

ROU assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the Company's obligation to make lease payments under the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The implicit rate within the Company's leases is generally not determinable and therefore the incremental borrowing rate at the lease commencement date is utilized to determine the present value of lease payments. The determination of the incremental borrowing rate requires judgment. Management determines the incremental borrowing rate for each lease using the Company's estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The ROU asset also includes any lease prepayments, offset by lease incentives. Certain of the Company's leases include options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when the Company is reasonably certain that the option will be exercised. An option to terminate is considered unless the Company is reasonably certain the option will not be exercised.

Other Assets

Included in "Other assets" on the Company's Consolidated Balance Sheets are amounts related to acquired internet domain names which are considered to be an indefinite lived intangible assets. Indefinite lived intangible assets are tested for impairment, at a minimum, on an annual basis using an income approach or sooner whenever events or changes in circumstances indicate that an asset may be impaired. There was no impairment of indefinite lived assets as of December 31, 2019 and 2018.

Long-Lived Assets

Property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used are measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets or asset groups are considered to be impaired, the impairment to be recognized will be measured by the amount by which the carrying amount of the assets or asset groups exceeds the related fair values. The Company also performs a periodic assessment of the useful lives assigned to the long-lived assets. The Company recorded no impairment charges on property and equipment during the years ended December 31, 2019 and 2018. See Note 5 — Property and Equipment, Net for additional information on property and equipment.

Technology Development Costs

Technology development costs are accounted for pursuant to ASC 350, Intangibles — Goodwill and Other. Technology development costs include internally developed software and website applications that are used by the Company for its own internal use and to provide services to its customers, which include consumers, dealer partners and ancillary service providers. Under the terms of these customer arrangements the Company retains the revenue generating technology and hosts the applications on its servers and mobile applications. The customer does not have a contractual right to take possession of the software during the term of the arrangement and are not permitted to run the software itself or contract with another party unrelated to the entity to host the software. Technology development costs consist principally of (i) development activities including payroll and related expenses billed by a third-party contractor involved in application, content, production, maintenance, operation, and platform development for new and existing products and services, (ii) technology infrastructure expenses, and (iii) costs of Company employees devoted to the development and maintenance of software products. Technology and content costs for design, maintenance and post-implementation stages of internal-use software and general website development are expensed as incurred. For costs incurred to develop new website functionality as well as new software products and significant upgrades to existing internally used platforms or modules, capitalization begins during the application development stage and ends when the software is available for general use. Capitalized technology development is amortized on a straight-line basis over periods ranging from 3 to 7 years. The Company will perform periodic assessment of the useful lives assigned to capitalized software applications. Additionally, the Company from time-to-time may abandon additional development activities relating to specific software projects or applications and charge accumulated costs to technology development expense in the period such determination is made.

Vehicle Inventory

Vehicle inventory is accounted for pursuant to ASC 330, Inventory and consists of the cost to acquire and recondition a pre-owned vehicle. Reconditioning costs are billed by third-party providers and includes parts, labor, and other repair expenses directly attributable to a specific vehicle. Pre-owned inventory is stated at the lower of cost or net realizable value. Pre-owned vehicle inventory cost is determined by specific identification. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent market resources. Each reporting period, the Company recognizes any necessary adjustments to reflect pre-owned vehicle inventory at the lower of cost or net realizable value through cost of revenue in the accompanying Consolidated Statements of Operations.

Accounts Receivable, Net

Accounts receivable, net of an allowance for doubtful accounts, includes certain amounts due from customers. The Company estimates the allowance for doubtful accounts for accounts receivable by considering a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. Ultimately, actual results could differ from these assumptions. The allowance for doubtful accounts was approximately $1,034,919 and $176,190 as of December 31, 2019 and 2018, respectively.

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of December 31, 2019, and 2018, the Company did not have any investments with maturities greater than three months. At times, the Company has cash balances in domestic bank accounts that exceed Federal Deposit Insurance Corporation limits. The Company has not experienced any losses related to these cash concentrations.

Restricted Cash

In connection with the execution of the Inventory Financing and Security Agreement (the "Credit Facility") by and among the Company's subsidiary, RMBL Missouri, LLC ("RMBL MO"), Ally Bank ("Ally") and Ally Financial, Inc., dated February 16, 2018 the parties entered into a Credit Balance Agreement, and so long as the Company owes any debt to Ally or until the bank otherwise consents, the Company agrees to maintain a Credit Balance at Ally of 1) at least 10.0% of the amount of the Company's approved and available credit line under the Credit Facility and 2) no greater than 25.0% of the total principal amount owed to Ally for inventory financed under the Credit Facility.

In connection with the inventory financing contract (the "NextGear Facility"), entered into by the Company, its wholly owned subsidiary RMBL Tennessee, Inc, Wholesale, Inc. and NextGear Capital, Inc. ("NextGear"), dated October 30, 2018, Wholesale, Inc and NextGear entered into a Reserve Agreement requiring Wholesale, Inc to pay to NextGear $5,500,000 (the "Reserve") to be collateral and security for Wholesale Inc.'s liability under the NextGear Facility as well as any amounts owed by Wholesale, Inc. to NextGear and its Affiliates, and each of their respective directors, officers, principals, trustees, partners, shareholders or other holders of any ownership interest, as the case may be, employees, representatives, attorneys and agents.  NextGear is not required to pay Wholesale Inc. interest on the Reserve balance.  Upon the satisfaction of all obligations and the termination by NextGear of the NextGear Facility, NextGear will return to Wholesale, Inc., upon its written request to NextGear no earlier than ten (10 business days from the date the obligations were indefeasibly paid and satisfied in full and the NextGear Facility and terminated by Lender.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization and consists of capitalized technology development costs, furniture and equipment. Depreciation and amortization is recorded on a straight-line basis over the estimated useful life of the assets. Costs of significant additions, renewals and betterments, are capitalized and depreciated. Maintenance and repairs are charged to expense when incurred.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019 and December 31, 2018. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

ASC Topic 820-10-30-2-Fair Value Measurement establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company's assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1: The preferred inputs to valuation efforts are "quoted prices in active markets for identical assets or liabilities," with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. Inputs other than quoted market prices included in Level 1, that are observable for the asset or liability, either directly or indirectly, are Level 2 inputs.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as "unobservable," and limits their use by saying they "shall be used to measure fair value to the extent that observable inputs are not available." This category allows "for situations in which there is little, if any, market activity for the asset or liability at the measurement date". Earlier in the standard, FASB explains that "observable inputs" are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815, Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20; Debt with Conversion and Other Options. Under the ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of ASC 470-20 on the accounting for our convertible debt instruments is that the equity component is required to be included in the additional paid-in capital section of stockholders' equity on the consolidated balance sheets and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we are required to record non-cash interest expense as a result of the amortization of the discounted carrying value of the convertible debt to their face amount over the term of the convertible debt.

From time to time, the Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature pursuant to the guidelines established by the ASC Topic 470-20. The Beneficial Conversion Feature ("BCF") of a convertible security is normally characterized as the convertible portion or feature of certain securities that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible security when issued and also records the estimated fair value of any conversion feature issued with those securities. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved. The debt discount is amortized to interest expense over the life of the note using the effective interest method. The Company calculates the fair value of the conversion feature embedded in any convertible security using either a) the Black Scholes valuation model or b) a discount cash flow analysis tested for sensitivity to key Level 3 inputs using Monte Carlo simulation.

Common Stock Warrants

The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in Accounting Standards Codification (ASC) 815, Derivatives and Hedging – Contracts in Entity's Own Equity, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. Any warrants that (i) require physical settlement or net-share settlement or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) provided that such warrants are indexed to the Company's own stock is classified as equity. The Company classifies as assets or liabilities any warrants that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company's control), (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement) or (iii) that contain reset provisions that do not qualify for the scope exception. The Company assesses classification of its common stock warrants at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company's freestanding derivatives financing satisfy the criteria for classification as equity instruments as these warrants do not contain cash settlement features or variable settlement provision that cause them to not be indexed to the Company's own stock. There are 16,530 warrants to purchase common stock outstanding at December 31, 2019 consisting of: (i) 10,913 warrants issued to underwriters in connection with the October 23, 2017 public offering of Class B common stock; (ii) 5,617 warrants issued to Hercules in connection with the 2018 financings.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): Accounting for Certain Financial Instruments with Down Round Features. The amendments of this ASU update the classification analysis of certain equity-linked financial instruments, or embedded features, with down round features, as well as clarify existing disclosure requirements for equity-classified instruments. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity's own stock. The guidance in this ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2017-11 during 2018. The adoption of this standard did not have a material effect on the Company's Consolidated Financial Statements.

Debt Issuance Costs

Debt issuance costs are accounted for pursuant to FASB ASU 2015-03, "Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). ASU 2015-03 requires that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts.

Cost of Revenue

Cost of vehicle sales includes the cost to acquire vehicles and the reconditioning and transportation costs associated with preparing the vehicles for resale. Vehicle acquisition costs are driven by the mix of vehicles the Company acquires, the source of those vehicles, and supply and demand dynamics in the vehicle market. Reconditioning costs are billed by third-party providers and include parts, labor, and other repair expenses directly attributable to specific vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition. Cost of revenue also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising to consumers and dealers, development and operating our product procurement and distribution system, managing our logistics system, transportation cost associated with selling vehicles, establishing our dealer partner arrangements, and other corporate overhead expenses, including expenses associated with technology development, legal, accounting, finance, and business development.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and are included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations. Advertising and marketing expenses was $18,228,262 and $11,457,572 for the years ended December 31, 2019 and 2018, respectively.

Stock-Based Compensation

On June 30, 2017 the Company's shareholders approved a Stock Incentive Plan (the "Plan") reserving for issuance under the Plan in the form of restricted stock units ("RSUs"), stock options ("Options"), Performance Unites, and other equity awards (collectively "Awards") for our employees, consultants, directors, independent contractors and certain prospective employees who have committed to become an employee (each an "Eligible Individual") of up to 12.0% of the shares of Class B Common Stock outstanding from time to time. On June 25, 2018, the Company's shareholders approved an amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 12.0% of the Company's issued and outstanding shares of Class B Common Stock from time to time to 100,000 shares of Class B Common Stock (the "First Plan Amendment"). On May 20, 2019, the Company's stockholders approved another amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 100,000 shares of Class B Common Stock to 200,000 shares of Class B Common Stock (the "Second Plan Amendment"). To date, the vesting of RSU and Option awards for most employees is service / time based, however some senior level employees have been granted awards that include a mix of service based, performance based and market condition-based vesting. Substantially all service/time based RSU and Option awards issued typically vest over a three-year period approximating the following vesting schedule: (i) 20.0% vesting anywhere from eight-months to thirteen month after grant date, (ii) an additional 30.0% during the subsequent twelve months of the initial vesting, and (iii) the final 50.0% during the following twelve months. All performance-based awards and market condition-based awards granted to date have vesting schedules dependent on achieving a particular objective within sixteen (16) months.  The Company estimates the fair value of awards granted under the Plan on the date of grant. Fair value of all awards is based on the share price of the Class B Common Stock on the date of the award, and in the case of options, calculated using the Black-Scholes option valuation model. During the year ended December 31, 2019, the Company granted 80,050 RSUs under the Plan to members of the Board of Directors, officers and employees. More specifically, the Company granted to certain members of management an aggregate of (i) 12,213 performance-based awards that vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue of $900,000,000 at any time through September 30, 2020, and (ii) 36,938 market-based awards. These awards were terminated on May 27, 2020.  Compensation expense for the year ended December 31, 2019 was $3,836,518 and is included in selling, general and administrative expenses in the consolidated statements of operations.  Compensation expense for the year ended December 31, 2018 was $1,657,680 and is included in selling, general and administrative expenses in the consolidated statements of operations. At December 31, 2019, total unrecognized compensation cost related to RSUs was $5,450,009 and the weighted average period over which this cost is expected to be recognized is approximately 0.8 years.

Income Taxes

The Company follows ASC Topic 740, Income Taxes, for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2019, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a fifty percent likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax positions within the next 12 months.

Recent Pronouncements

Adoption of New Accounting Standards.

In January 2017, the FASB issued new guidance, ASU No. 2017-4, Intangibles–Goodwill and Other (Topic 350): Simplifying the test for Goodwill Impairment. This guidance simplifies subsequent goodwill measurement by eliminating Step 2 from the goodwill impairment test. Under this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The new standard is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019 with early adoption permitted for annual goodwill impairment tests performed after January 1, 2017. The standard must be applied prospectively. Upon adoption, the standard will impact how the Company assesses goodwill for impairment. The Company adopted ASU 2017-04 on January 1, 2018 and it did not have a material effect on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) . ASU 2016-02 requires that the rights and obligations created by leases with a duration greater than 12 months be recorded as assets and liabilities on the balance sheet of the lessee. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company has adopted this standard as of January 1, 2019 using the modified retrospective approach for all leases entered into before the effective date. The Company has also elected the option, as permitted in ASU 2018-11, Leases (Topic 842): Targeted Improvements , whereby initial application of the new lease standard would occur at the adoption date and a cumulative-effect adjustment, if any, would be recognized to the opening balance of retained earnings in the period of adoption. For comparability purposes, the Company will continue to comply with previous disclosure requirements in accordance with existing lease guidance for all periods presented in the year of adoption. The Company has elected the practical expedients permitted under the transition guidance which enabled the Company: (1) to carry forward the historical lease classification; (2) not to reassess whether expired or existing contracts are or contain leases; and, (3) not to reassess the treatment of initial direct costs for existing leases. In addition, the Company has made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet. Upon adoption of this standard on January 1, 2019, the Company recognized a total operating lease liability in the amount of $3,118,038, representing the present value of the minimum rental payments remaining as of the adoption date and a right-of-use asset in the amount of $3,114,399. The cumulative effect of this accounting change of $3,639 is included in the accumulated deficit for the year ended December 31, 2019. The standard did not have a material impact on the Company's consolidated statements of operations or statements of cash flows.

In August 2016, the FASB issued an accounting pronouncement (FASB ASU 2016-15) related to the classification of certain cash receipts and cash payments on the statement of cash flows. The pronouncement provides clarification guidance on eight specific cash flow presentation issues that have developed due to diversity in practice. The issues include, but are not limited to, debt prepayment or extinguishment costs, settlement of zero-coupon debt, proceeds from the settlement of insurance claims, and cash receipts from payments on beneficial interests in securitization transactions. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. We adopted this pronouncement for our fiscal year beginning January 1, 2018, and it did not have a material effect on its consolidated financial statements.

In May 2014, the Financial Accounting Standards Board ("FASB") issued a new accounting standard (ASC Topic 606) that amends the accounting guidance on revenue recognition. The new accounting standard is intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard's guidance on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

The new accounting standard update must be applied using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which requires additional footnote disclosures). The Company adopted ASC 606, Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective method. Based on the manner in which the Company historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.

Accounting Standards Issued But Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and earlier adoption is permitted beginning in the first quarter of fiscal 2019. The Company is currently evaluating the impact on its consolidated financial statements and plans to adopt this ASU for its fiscal year beginning January 1, 2020. Finance receivables originated in connection with the Company's vehicle sales are held for sale and are subsequently sold. At December 31, 2019 and 2018, finance receivables were $147,893 and $148,378, respectively.

NOTE 2 –ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following as of December 31:

	2019	2018
Trade	$9,369,733	$8,264,045
Finance	147,893	148,378
Other	-	229,577
	9,517,626	8,642,000
Less: allowance for doubtful accounts	1,034,919	176,190
	$8,482,707	$8,465,810

NOTE 3 – INVENTORY

Inventory consists of the following as of December 31,

	2019	2018
Pre-owned vehicles:
Powersport vehicles	$10,365,050	$9,783,093
Automobiles and trucks	47,599,433	43,081,136
	57,964,483	52,864,229
Less: Reserve	583,202	672,706
	$57,381,281	$52,191,523

NOTE 4 – ACQUISITIONS

On February 3, 2019, the Company completed the Autosport Acquisition pursuant to the Stock Purchase Agreement, by and among the Buyer, the Seller and Autosport. Aggregate consideration for the Autosport Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) the Promissory Note in favor of the Seller, plus (iii) the Convertible Note in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company's Class B Common Stock for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Autosport Acquisition, the Buyer also paid outstanding debt of Autosport of $235,000 and assumed debt of $257,933 pursuant to the Second Convertible Note. The fair value of the contingent earn-out payment was considered immaterial at the date of acquisition and was excluded from the purchase price allocation. As of December 31, 2019, there have been no payments earned under the performance threshold. See Note 1 – Description of Business and Significant Accounting Policies for additional information on the Autosport Acquisition.

The allocation of the purchase price is based on the best information available to management. This allocation is provisional, as the Company is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of February 3, 2019 that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company may adjust the preliminary purchase price allocation after obtaining additional information regarding asset valuation, liabilities assumed and revisions of previous estimates. The following table summarizes the allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities of Autosport as of December 31, 2019:

Purchase price consideration:
Cash	$835,000

$1,536,000 convertible note	1,536,000
$500,000 promissory note	500,000
$257,933 Promissory note	257,933
Total purchase price consideration	$3,128,933

Estimated fair value of assets:
Accounts receivable	3,177,660
Inventory	2,862,004
6,039,664

Estimated fair value of accounts payable and other	5,875,009

Excess of assets over liabilities	164,655

Goodwill	2,964,278

Total net assets acquired	$3,128,933

On October 26, 2018, we entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with the Company's newly-formed acquisition subsidiary RMBL Tennessee, LLC, a Delaware limited liability company ("Merger Sub"), Wholesale Holdings, Inc., a Tennessee corporation ("Holdings"), Wholesale, LLC, a Tennessee limited liability company ("Wholesale"), Steven Brewster and Janelle Brewster (each a "Stockholder", and together the "Stockholders"), Steven Brewster, a Tennessee resident, as the representative of each Stockholder (the "Representative"), and, for the limited purposes of Section 5.8, Marshall Chesrown and Steven R. Berrard, providing for the merger (the "Wholesale Merger") of Holdings with and into Merger Sub, with Merger Sub surviving the Wholesale Merger as a wholly-owned subsidiary of the Company.  Also on October 26, 2018, we entered into a Membership Interest Purchase Agreement (the "Purchase Agreement"), with Steven Brewster and Justin Becker (together the "Express Sellers"), and Steven Brewster as representative of the Express Sellers, pursuant to which the Company acquired all of the membership interests (the "Express Acquisition") in Wholesale Express, LLC, a Tennessee limited liability company ("Wholesale Express").  On October 30, 2018, the Company completed the Wholesale Merger and Express Acquisition. Also, on October 26, 2018, we entered into a Membership Interest Purchase Agreement (the "Purchase Agreement"), by and among the Company, Steven Brewster and Justin Becker (together the "Express Sellers"), and Steven Brewster as representative of the Express Sellers, pursuant to which we acquired all of the membership interests (the "Express Acquisition") in Wholesale Express, LLC, a Tennessee limited liability company ("Wholesale Express. The Wholesale Merger and the Express Acquisition were both completed on October 30, 2018 (the "Wholesale Closing Date"). As consideration for the Wholesale Merger, we (i) paid cash consideration of $12,353,941, subject to certain customary post-closing adjustments, and (ii) issued to the Stockholders 1,317,329 shares (the "Stock Consideration") of our Series B Non-Voting Convertible Preferred Stock, par value $0.001. As consideration for the Express Acquisition, we paid cash consideration of $4,000,000, subject to certain customary post-closing adjustments.

The following tables summarize the consideration paid in cash and equity securities for the acquisitions and the amount of identified assets acquired and liabilities assumed as of the acquisition date:

	Wholesale	Express
Issuance of shares	$6,652,512	$-
Cash paid	12,353,941	4,000,000
Total purchase price	$19,006,453	$4,000,000

Estimated fair value of assets:
Cash	183,846	774,844
Accounts receivable	5,130,788	2,663,077
Inventory	47,639,354	-
Prepaid expenses	186,659	59,377
Property & equipment	617,422	14,702
Due from Related party	-	720,000
Other Assets	1,026,203	-
	54,784,272	4,232,000

Estimated fair value of liabilities assumed:
Accounts payable and other	8,144,040	1,079,509
Floor plan liability	49,988,553	-
Due to related party	720,000	-
	58,852,593	1,079,509

Excess of (liabilities over assets) assets over liabilities	(4,068,321)	3,152,491

Goodwill	23,074,774	847,509
Total net assets acquired	$19,006,453	$4,000,000

The Company finalized the purchase price allocation for Express which resulted in a decrease in goodwill of $334,861 during the year ended December 31, 2019. The Company made this measurement period adjustment to reflect facts and circumstances that related to accounts receivable and accounts payable that existed at the acquisition date and did not result from intervening events subsequent to such date.

Supplemental pro forma unaudited information (unaudited)

The results of operations of Wholesale and Express since the acquisition date are included in the accompanying Consolidated Financial Statements.

The following unaudited supplemental pro forma information presents the financial results as if the acquisitions of Wholesale, Express and Autosport were made as of January 1, 2019 for the year ended December 31, 2019 and as of January 1, 2018 for the year ended December 31, 2018.

Pro forma adjustments for the year ended December 31, 2019 primarily include adjustments to reflect the: (i) amortization of stock compensation expense of $34,859; and (ii) interest expense of $8,906. Pro forma adjustments for the year ended December 31, 2018 primarily include adjustments to reflect the: (i) amortization of stock compensation expense of $833,333; (ii) elimination of intercompany sales and cost of revenue of $3,744,911; (iii) income taxes of $158,742.

	Year Ended December 31,
Unaudited	2019	2018
Pro forma revenue	$846,947,956	$788,428,970
Pro forma net loss	$(45,296,568)	$(24,062,816)
Loss per share - basic and fully diluted	$(40.37)	$(24.42)
Weighted-average common shares and common stock equivalents outstanding basic and fully diluted	1,122,058	985,332

NOTE 5 – PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of December 31, 2019 and 2018:

	2019	2018
Vehicles	$158,327	$417,666
Furniture and equipment	448,074	474,546
Technology development and software	8,863,247	5,777,504
Leasehold improvements	246,135	136,386
Total property and equipment	9,715,783	6,806,102
Less: accumulated depreciation and amortization	3,288,109	1,628,225
Total	$6,427,674	$5,177,877

Amortization and depreciation on Property and Equipment is determined on a straight-line basis over the estimated useful lives ranging from 3 to 5 years.

At December 31, 2019, capitalized technology development costs were $8,655,236 which includes $2,900,000 of software acquired in the NextGen transaction. Total technology development costs incurred was $5,494,081 for the year ended December 31, 2019 of which $3,085,743 was capitalized and $2,408,338 was charged to expense in the accompanying Consolidated statements of operations. Depreciation expense for the year ended December 31, 2019 was $1,786,426, which included the amortization of capitalized technology costs of $1,436,088. Total technology development costs incurred was $3,314,815 for the year ended December 31, 2018 of which $2,162,707 was capitalized and $1,152,108 was charged to expense in the accompanying Consolidated statements of operations. Depreciation expense for the year ended December 31, 2018 was $984,006, which included the amortization of capitalized technology costs of $825,782.

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

Following is a summary of the changes in the carrying amount of goodwill and other indefinite-lived asset during the years ended December 31, 2019, 2018 and 2017, net of a $334,861 measurement period adjustment recorded during the year ended December 31, 2019.

	Goodwill	Indefinite Lived Intangible Assets
Balance at December 31, 2017	$1,850,000	$45,515
Acquisitions	24,257,146	-
Balance at December 31, 2018	26,107,146	45,515
Acquisitions	2,964,278	-
Impairment	(1,850,000)	-
Measurement period adjustment	(334,861)	-
Balance at December 31, 2019	$26,886,563	$45,515

The following is a summary of the changes in the carrying amount of goodwill by reportable segment during the years ended December 31, 2019 and 2018.

	Powersports	Automotive	Vehicle Logistics	Total
Balance at December 31, 2018	$1,850,000	$23,074,775	$1,182,371	$26,107,146
Acquisitions	-	2,964,278	-	2,964,278
Impairment	(1,850,000)	-	-	(1,850,000)
Measurement period adjustment	-	-	(334,861)	(334,861)
Balance at December 31, 2019	$-	$26,039,053	$847,510	$26,886,563

We test for impairment of our intangible assets at least annually. During the year ended December 31, 2019, we recognized an impairment loss on goodwill of $1,850,000 related to powersports, which is recorded in selling, general and administrative expenses in the Consolidated Statement of Operations. There were no impairment charges in 2018. During the quarter ended September 30, 2019, the Company finalized the preliminary purchase price allocation recorded at the acquisition date for Wholesale Express and made a measurement period adjustment to the preliminary purchase price allocation which resulted in a decrease in goodwill of $334,861. The Company made this measurement period adjustment to reflect facts and circumstances related to accounts receivable and accounts payable that existed as of the acquisition date and did not result from intervening events subsequent to such date.

NOTE 7 – ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

The following table summarizes accounts payable and other accrued liabilities as of December 31, 2019 and 2018:

	2019	2018
Accounts payable	$8,730,624	$7,528,003
Operating lease liability-current portion	1,423,610	-
Accrued payroll	715,658	877,180
State and local taxes	912,062	1,073,649
Other accrued expenses	639,140	1,076,081
Total	$12,421,094	$10,554,913

NOTE 8 – NOTES PAYABLE AND LINES OF CREDIT

Notes payable consisted of the following as of December 31, 2019 and 2018:

	2019	2018
Notes payable-NextGen dated February 8, 2017. Interest is payable semi-annually at 6.5% through February 9, 2019 and 8.5% through maturity which is January 31, 2021.	$1,333,334	$1,333,334

Notes payable-private placement dated March 31, 2017. Interest is payable semi-annually at 6.5% through September 30, 2019 and 8.5% through maturity which is January 31, 2021. Unamortized debt discount of $75,601 and $334,998 as of December 31, 2019 and December 31, 2018, respectively.	667,000	667,000

Line of credit-floor plan Ally dated February 16, 2018. Facility provides up to $25,000,000 of available credit secured by vehicle inventory and other assets. Interest rate at December 31, 2019 was 7.05%. Principal and interest are payable on demand.	8,419,897	8,866,894

Loan Agreement with Hercules Capital Inc. dated April 30, 2018 and as amended for tranche II on October 30, 2018. Tranche I- Interest only at 10.5% and is payable monthly through December 1, 2018. Principal and interest payments commence on June 1, 2019 through maturity which is May 1, 2021. Trance II-Interest payable monthly at 11.0%. Principal payable at maturity on October 1, 2021. Unamortized debt issuance costs as of December 31, 2018 of $1,547,412.	-	10,857,500

Line of credit-floor plan NextGear dated October 30, 2018. Secured by vehicle inventory and other assets. Interest rate at December 31, 2019 was 4.25%. Principal and interest is payable on demand.	50,741,073	47,505,607

Less: Debt discount	(75,601)	(1,882,410)
Total notes payable and lines of credit	61,085,703	67,347,925
Less: Current portion	59,160,970	58,555,006

Long-term portion	$1,924,733	$8,792,919

As of December 31, 2019, future principal debt payments are due as follows: 2020 - $59,085,369; 2021 - $2,000,334.

Line of Credit-Floor Plan-NextGear

On October 30, 2018, Wholesale, as borrower, entered into a floorplan vehicle financing credit line (the "NextGear Credit Line") with NextGear. As of the date of this filing, based on on-going discussions with NextGear, we will limit our advances under the NextGear Credit Line for Wholesale and Autosport to $55,000,000. Advances under the NextGear Credit Line will bear interest at an initial per annum rate of 5.25%, based upon a 360-day year, and compounded daily, and the per annum interest rate will vary based on a base rate, plus the contract rate, which is currently negative 2.0%, until the outstanding liabilities to NextGear are paid in full. Interest expense on the line of credit-floor plan for the years ended December 31, 2019 and 2018, was $2,697,591 and $513,306, respectively.

Line of Credit-Floor Plan-Ally

On February 16, 2018, the Company, through its wholly-owned subsidiary RMBL MO entered into an Inventory Financing and Security Agreement (the "Credit Facility") with Ally and Ally Financial, Inc., a Delaware corporation ("Ally" together with Ally Bank, the "Lender"), pursuant to which the Lender may provide up to $25,000,000 in financing, or such lesser sum which may be advanced to or on behalf of RMBL MO from time to time, as part of its floorplan vehicle financing program. Advances under the Credit Facility require that the Company maintain 10.0% of the advance amount as restricted cash. Advances under the Credit Facility will bear interest at a per annum rate designated from time to time by the Lender and will be determined using a 365/360 simple interest method of calculation, unless expressly prohibited by law. Advances under the Credit Facility, if not demanded earlier, are due and payable for each vehicle financed under the Credit Facility as and when such vehicle is sold, leased, consigned, gifted, exchanged, transferred, or otherwise disposed of. Interest under the Credit Facility is due and payable upon demand, but, in general, in no event later than 60 days from the date of request for payment. Upon any event of default (including, without limitation, RMBL MO's obligation to pay upon demand any outstanding liabilities of the Credit Facility), the Lender may, at its option and without notice to the RMBL MO, exercise its right to demand immediate payment of all liabilities and other indebtedness and amounts owed to Lender and its affiliates by RMBL MO and its affiliates. The Credit Facility is secured by a grant of a security interest in the vehicle inventory and other assets of RMBL MO and payment is guaranteed by the Company pursuant to a guaranty in favor of the Lender and secured by the Company pursuant to a General Security Agreement. Interest expense on the Credit Facility for the years ended December 31, 2019 and 2018 was $541,702 and $149,776, respectively. The Ally Line of Credit ended in February 2020.

Loan Agreement-Hercules Capital Inc.

On May 14, 2019, the Company made a payment to Hercules Capital Inc. ("Hercules") of $11,134,695, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under its Loan and Security Agreement (the "Loan Agreement") with Hercules dated April 30, 2018 (the "Hercules Indebtedness"). Upon the payment, all outstanding indebtedness and obligations of the Company owed to Hercules under the Loan Agreement were paid in full, and the Loan Agreement has been terminated. The Company used a portion of the net proceeds from the Note Offering (described below) to pay the Hercules Indebtedness. In accordance with the guidance in ASC 470-50, Debt, the Company accounted for the extinguishment of the Hercules Loan Agreement as an extinguishment and recognized a loss on early extinguishment of debt of $1,499,250 for the year ended December 31, 2019 in the Consolidated Statements of Operations. The loss on early extinguishment consisted primarily of the prepayment penalty paid to Hercules and unamortized debt discounts including the remaining portion of warrant values and debt issuance costs.

Notes Payable

NextGen

On February 8, 2017, in connection with the acquisition of NextGen, the Company issued a subordinated secured promissory note in favor of NextGen (which note was subsequently assigned to Halcyon in February 2018) in the amount of $1,333,334. Interest accrues and will be paid semi-annually (i) at a rate of 6.5% annually from the closing date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the closing date through the Maturity Date. Upon the occurrence of any event of default, the outstanding balance under the NextGen Note shall become immediately due and payable upon election of the holder. The Company's obligations under the NextGen Note are secured by substantially all the assets of NextGen Pro, pursuant to an Unconditional Guaranty Agreement (the "Guaranty Agreement"), by and among NextGen and NextGen Pro, and a related Security Agreement between the parties, each dated as of February 8, 2017. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all the Company's obligations under the NextGen Note. Interest expense on the Credit Facility for the years ended December 31, 2019 and 2018 was $110,484 and $87,617, respectively. For additional information see Note 19 – Subsequent Events – Investor Note Exchange.

Private Placement

On March 31, 2017, the Company completed funding of the second tranche of the 2016 Private Placement (as defined below). The investors were issued 58,096 shares of Class B Common Stock of the Company and promissory notes (the "Private Placement Notes") in the amount of $667,000, in consideration of cancellation of loan agreements having an aggregate principal amount committed by the purchasers of $1,350,000. Under the terms of the Private Placement Notes, interest shall accrue on the outstanding and unpaid principal amounts until paid in full. The Private Placement Notes mature on January 31, 2021. Interest accrues at a rate of 6.5% annually from the closing date through the second anniversary of such date and at a rate of 8.5% annually from the second anniversary of the closing date through the maturity date. Upon the occurrence of any event of default, the outstanding balance under the Private Placement Notes shall become immediately due and payable upon election of the holders. Based on the relative fair values attributed to the Class B Common Stock and promissory notes issued in the 2016 Private Placement, the Company recorded a debt discount on the promissory notes of $667,000 with the corresponding amounts recorded as an addition to paid-in capital. The debt discount is amortized to interest expense until the scheduled maturity of the Private Placement Notes in January 2021 using the effective interest method. The effective interest rate at December 31, 2019 was 26.0%. Interest expense on the Private Placement Notes was $316,091 and $259,177, respectively for the years ended December 31, 2019 and 2018, which included debt discount amortization of $70,565 and $205,926, respectively for the years ended December 31, 2019 and 2018.

Exchange of Notes Payable

Certain of the Company's investors extended the maturity of currently outstanding promissory notes, and exchanged such notes for new notes (the "New Investor Notes"), pursuant to that certain Note Exchange Agreement, dated January 14, 2020 (the "Investor Note Exchange Agreement"), by and between the Company and each investor thereto (the "Investors"), including Halcyon, an entity affiliated with Kartik Kakarala, a director of the Company, such New Investor Note for an aggregate principal amount of $833,333 (after taking account of a $500,000 pay down of the previously outstanding Halcyon note), Blue Flame Capital, LLC ("Blue Flame"), an entity affiliated with Denmar Dixon, a director of the Company, such New Investor Note for an aggregate principal amount of $99,114, and Mr. Dixon, individually, such New Investor Note for an aggregate principal amount of $272,563. The New Investor Notes, having an aggregate principal amount of approximately $1,500,000, will mature on January 31, 2021, and will be convertible at any time at the Investor's option at a price of $60.00 per share. For additional information see Note 19 – Subsequent Events – Investor Note Exchange.

Convertible Notes

As of December 31, 2019, the outstanding convertible promissory notes net of debt discount and issue costs are summarized as follows:

	Face Amount	Debt Discount	Carrying Amount
Convertible senior notes	$30,000,000	$10,402,024	$19,597,976
Convertible notes-Autosport
$1,536,000 unsecured note	1,536,000	379,616	1,156,384
$500,000 unsecured note	500,000	6,092	493,908
$257,933 unsecured note	257,933	6,382	251,551
	32,293,933	10,794,114	21,499,819
Less: Current portion	(1,461,933)	(98,343)	(1,363,590)
Long-term portion	$30,832,000	$10,695,771	$20,136,229

Convertible Senior Notes

On May 9, 2019, the Company entered into a purchase agreement (the "Purchase Agreement") with JMP Securities LLC ("JMP Securities") to issue and sell $30,000,000 in aggregate principal amount of its 6.75% Convertible Senior Notes due 2024 (the "Notes") in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Note Offering").  The Company paid JMP Securities a fee of 7.0% of the gross proceeds in the Note Offering. The proceeds for the Note Offering after deducting the initial purchaser's discounts, advisory fees, and related offering expenses, were $27,385,500.

The Notes were issued on May 14, 2019 pursuant to an Indenture (the "Indenture") by and between the Company and Wilmington Trust, National Association, as trustee. The Purchase Agreement included customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company agreed to indemnify JMP Securities against certain liabilities. The Notes bore interest at 6.75% per annum, payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2019. The Notes could bear additional interest under specified circumstances relating to the Company's failure to comply with its reporting obligations under the Indenture or if the Notes were not freely tradeable as required by the Indenture. The Notes would have matured on May 1, 2024, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the Notes was 8.6956 shares of Class B Common Stock, per $1,000 principal amount of the Notes, subject to adjustment (which is equivalent to an initial conversion price of approximately $115.00 per share, subject to adjustment). The conversion rate was subject to adjustment in some events but would not have been adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company would, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elected to convert its Notes in connection with such make-whole fundamental change.

The Notes were not redeemable by the Company prior to the May 6, 2022. The Company could have redeemed for cash all or any portion of the Notes, at its option, on or after May 6, 2022 if the last reported sale price of the Company's Class B Common Stock had been at least 150.0% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100.0% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund was provided for the Notes. If redeemed, the Company would have made an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the conversion date through the earlier of the date that is two years after the conversion date and June 15, 2022.

In connection with the Note Offering, the Company entered into a registration rights agreement with JMP Securities, pursuant to which the Company has agreed to file with the SEC an automatic shelf registration statement, if the Company is eligible to do so and has not already done so, and, if the Company is not eligible for an automatic shelf registration statement, then in lieu of the foregoing the Company shall file a shelf registration statement for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Notes pursuant to Rule 415 or any similar rule that may be adopted by the Commission, and use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act on the day that is 120 days after May 9, 2019.  The Company filed a Registration Statement on Form S-3, which was declared effective on August 30, 2019.

As of December 31, 2019, the conditions allowing holders of the Notes to convert have not been met and therefore the Notes are not yet convertible.

We account for the Notes in accordance with FASB ASC 470, Debt and ASC 815, Derivatives and Hedging, which required bifurcation of the liability and equity components. We determined the carrying amount of the liability component as the present value of its cash flows using an implied discount rate of 20.5%. The carrying amount of the equity component representing the conversion option was $8,500,000 and was calculated by deducting the carrying value of the liability component from the principal amount of the Notes as a whole. This difference represents a debt discount that is amortized to interest expense over the term of the Notes using the effective interest rate method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification. We further valued a derivative liability in connection with the interest make-whole provision at $1,330,000 at issuance based on a Monte-Carlo Simulation using a volatility of 85.0% and a risk-free rate of 2.3%. This amount was recorded as a debt discount and is amortized to interest expense over the term of the Notes using the effective interest rate. The derivative liability is remeasured at each reporting date with the change in value of $1,302,000 being recorded in other income for the year ended December 31, 2019. The value of the derivative liability as of December 31, 2019 was $27,500.

We allocate transaction costs related to the issuance of the Notes to the liability and equity components using the same proportions as the initial carrying value of the Notes. Transaction costs attributable to the debt component were $1,790,088 and are being amortized to interest expense using the effective interest method over the term of the Notes. Transaction costs attributable to the equity component were $754,375 and are netted with the equity component of the Notes in stockholders' equity. Transactions costs attributable to the derivative liability were $118,038 and were expensed during the year ended December 31, 2019.

The interest expense recognized related to the Notes for the year ended December 31, 2019 was as follows:

2019
Contractual interest expense	$1,305,000
Amortization of debt discounts	1,218,064
Total	$2,523,064

On January 10, 2020, the Company entered into a note exchange and subscription agreement (the "Note Exchange & Subscription Agreement"), as amended by that certain Joinder and Amendment effective January 13, 2020 (the "Joinder Agreement," and together with the Note Exchange & Subscription Agreement, the "Note Agreement"), with the investors in the 2019 Note Offering (the "Note Investors"), pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30,000,000 of the Old Notes would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 (the "New Notes") and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering (the "2020 Note Offering"). On January 14, 2020, the Company closed the 2020 Note Offering. The proceeds for the 2020 Note Offering, after deducting for payment of accrued interest on the Old Notes and offering-related expenses, were $8,272,375. For additional information see Note 19 – Subsequent Events – Convertible Note Exchange and Offer.

Convertible Notes-Autosport USA

On February 3, 2019, in connection with the Autosport Acquisition, the Company issued (i) the Promissory Note, and (ii) the Convertible Note in favor of the Seller. In connection with the Autosport Acquisition, the Buyer also assumed additional debt of $257,933 pursuant to the Second Convertible Note.

The Promissory Note has a term of fifteen months and will accrue interest at a simple rate of 5.0% per annum. Interest under the Promissory Note is payable upon maturity. Any interest and principal due under the Promissory Note is convertible, at the Buyer's option into shares of the Company's Class B Common Stock at a conversion price equal to the weighted average trading price of the Company's Class B Common Stock on the Nasdaq Stock Exchange for the twenty (20) consecutive trading days preceding the conversion date. The number of shares of the Company's Class B Common Stock issuable pursuant to the Promissory Note is indeterminate at this time.

The Convertible Note has a term of three years and will accrue interest at a rate of 6.5% per annum. Interest under the Convertible Note is payable monthly for the first 12 months, and thereafter monthly payments of amortized principal and interest will be due. Any interest and principal due under the Convertible Note is convertible into shares of the Company's Class B Common Stock at a conversion price of $115.00 per share, (i) at the Seller's option, or (ii) at the Buyer's option, on any day that (a) any portion of the principal of the Convertible Note remains unpaid and (b) the weighted average trading price of the Company's Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $140.00 per share. The maximum number of shares issuable pursuant to the Convertible Note is 15,962 shares of the Company's Class B Common Stock.

The Second Convertible Note has a term of one year and will accrue interest at a simple rate of 5.0% per annum. Monthly payments of amortized principal and interest will be due under the Second Convertible Note. Any interest and principal due under the Second Convertible Note is convertible into shares of the Company's Class B Common Stock at a conversion price of $115.00 per share, (i) at the Seller's option, or (ii) at the Buyer's option, on any day that (a) any portion of the principal of the Second Convertible Note remains unpaid and (b) the weighted average trading price of the Company's Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $140.00 per share. The maximum number of shares issuable pursuant to the Second Convertible Note is 2,336 shares of the Company's Class B Common Stock.

NOTE 9 – STOCKHOLDERS' EQUITY

Share-Based Compensation

On June 30, 2017 the Company's shareholders approved a Stock Incentive Plan (the "Plan") reserving for issuance under the Plan in the form of restricted stock units ("RSUs"), stock options ("Options"), Performance Units, and other equity awards (collectively "Awards") for our employees, consultants, directors, independent contractors and certain prospective employees who have committed to become an employee (each an "Eligible Individual") of up to 12.0% of the shares of Class B Common Stock outstanding from time to time. On June 25, 2018, the Company's shareholders approved an amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 12.0% of the Company's issued and outstanding shares of Class B Common Stock from time to time to 100,000 shares of Class B Common Stock (the "First Plan Amendment"). On May 20, 2019, the Company's stockholders approved another amendment to the Plan to increase the number of shares authorized for issuance under the Plan from 100,000 shares of Class B Common Stock to 200,000 shares of Class B Common Stock (the "Second Plan Amendment"). To date, the vesting of RSU and Option awards for most employees is service / time based, however some senior level employees have been granted awards that include a mix of service based, performance based and market condition-based vesting. Substantially all service/time based RSU and Option awards issued typically vest over a three-year period approximating the following vesting schedule: (i) 20.0% vesting anywhere from eight-months to thirteen month after grant date, (ii) an additional 30.0% during the subsequent twelve months of the initial vesting, and (iii) the final 50.0% during the following twelve months. More specifically, the Company granted to certain members of management an aggregate of (i) 12,213 performance-based awards that vest after two consecutive quarters of $1.00 or greater operating income and trailing four quarter revenue of $900,000,000 at any time through September 30, 2020, and (ii) 36,938 market-based awards. These awards were terminated on May 27, 2020. The Company estimates the fair value of awards granted under the Plan on the date of grant. Stock-based compensation expense is recognized as an expense on a straight-line basis over the vesting periods described above. The total expense recognized in Selling, General and Administrative expense was $3,836,518 and $1,657,680, respectively, for the years ended December 31, 2019 and 2018, with 2019.

	For the Years Ended December 31,
	2019	2018

Restricted Stock Units	$3,812,993	$1,657,680

Options	23,525	-

Total stock-based compensation	$3,836,518	$1,657,680

As of December 31, 2019, unrecognized stock-based compensation related to outstanding RSU and stock awards and the related weighted-average period over which it is expected to be recognized subsequent to December 31, 2019 is presented in the table below. Total unrecognized equity will be adjusted for actual forfeitures.

	Unrecognized Stock Based Compensations Related to Outstanding Awards	Remaining Weighted-Average Amortization Period (in years)

Restricted Stock Units	$5,300,737	0.8

Options	149,272	1.2

Total Unrecognized stock-based Compensation	$5,450,009	0.8

Restricted Stock Units

RSU activity during the years ending December 31, 2019 and December 31, 2018 was as follows:

	Number of RSUs	Weighted -Average Grant Date Fair Value
Outstanding at December 31, 2017	35,800	$82.82
Granted	51,414	116.63
Vested	(9,950)	81.20
Forfeited	(1,875)	124.05
Outstanding at December 31, 2018	75,389	104.63
Granted	80,050	60.81
Vested	(9,000)	86.54
Forfeited	(16,501)	61.45
Outstanding at December 31, 2019	129,938	$99.00

Non-qualified Stock Options

Non-qualified stock options allow recipients to purchase shares of Class B common stock at a fixed exercise price. The fixed exercise price is equal to the price of a share of Class B common stock at the time of grant. The options expire ten years after the grant date and typically vest 20.0% between nine-months and one-year after the grant date and thereafter in quarterly installments of 7.5% and 12.5% during the 2nd and 3rd vesting years, respectively.

	Number of Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	-	n/a		n/a
Options Granted	-	n/a		n/a
Options exercised	-	n/a		n/a
Options forfeited or expires	-	n/a		n/a
Outstanding at December 31, 2018	-	n/a	n/a	n/a

Options Granted	5,608	$34.20		$-
Options exercised	-	n/a		n/a
Options forfeited or expires	(521)	34.20		$-
Outstanding at December 31, 2019	5,087	$34.20	9.6	$-

Vested / exercisable at December 31, 2019	-	-	n/a	$-
Expected to vest as of December 31, 2019	3,944	$34.20	9.6	$-

Fair value of all awards is based on the share price of the Class B Common Stock on the date of the award, and in the case of options, which were only issued in 2019, is calculated using the Black-Scholes option valuation model using the assumptions in the following table:

	2019	2018
Risk-free rate	1.5%	-%
Expected volatility	85.0%	-%
Expected life (in years)	5.75	-
Expected dividend yield	-	-
Weighted average grant date fair value per option	$34.20	-

Security Offerings

On July 20, 2018, the Company completed an underwritten public offering of 116,438 shares of its Class B Common Stock at a price of $121.00 per share for net proceeds to the Company of $13,015,825. The completed offering included 15,188 shares of Class B Common Stock issued upon the underwriter's exercise in full of its over-allotment option. The Company will use the net proceeds from the offering for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

On October 25, 2018, the Company filed the Certificate of Designation, Preferences, and Rights of Series B Non-Voting Convertible Preferred Stock ("Certificate of Designation") with the Secretary of State for the State of Nevada, designating 2,500,000 shares of the Company's preferred stock, par value $0.001 per share, as Series B Preferred. Shares of Series B Preferred rank pari passu with the Company's Class B Common Stock, except that holders of Series B Preferred shall not be entitled to vote on any matters presented to the stockholders of the Company. The Certificate of Designation became effective on October 25, 2018. Each share of Series B Preferred is convertible on a one-for-one basis into shares of the Company's Class B Common Stock. The Series B Preferred will automatically convert into Class B Common Stock 21 days after the mailing of a definitive information statement of the type contemplated by and in accordance with Regulation 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the Company's stockholders, without any further action on the part of the Company or any holder.

On October 30, 2018, the Company completed the private placement of an aggregate of 151,500 shares of its Class B Common Stock (the "Private Placement"), at a price of $142.00 per share for non-affiliates of the Company, and, with respect to directors participating in the Private Placement, at a price of $162.00 per share. The gross proceeds for the Private Placement were $21,553,000. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation, and Craig-Hallum Capital Group (together the "Placement Agents") served as the placement agents for the Private Placement. The Company paid the Placement Agents a fee of 6.5% of the gross proceeds in the Private Placement. Net proceeds from the Private Placement and $5,000,000 funded under the Tranche II Advance were used to partially fund the cash consideration of the Wholesale Merger and the Express Acquisition and the balance will be used for working capital purposes.

Denmar Dixon, a member of the Company's Board of Directors, invested through Blue Flame Capital, LLC (an entity controlled by Mr. Dixon) $243,000 in the Private Placement for 1,500 shares of Class B Common Stock.  Also, Joseph Reece, a member of the Company's Board of Directors at the time, individually invested $81,000 in the Private Placement for 500 shares of Class B Common Stock. These purchases were approved by the Company's Board of Directors in accordance with Rule 16b-3(d)(1) of the Exchange Act. Messrs. Dixon and Reece abstained from the Company's Board of Directors' vote in favor of the Private Placement.

On February 11, 2019, the Company completed an underwritten public offering of 63,825 shares of its Class B Common Stock at a price of $111.00 per share for net proceeds to the Company of $6,543,655. The completed offering included 8,325 shares of Class B Common Stock issued upon the underwriter's exercise in full of its over-allotment option.

On May 9, 2019, the Company entered into a Securities Purchase Agreement with certain accredited investors (the "Investors") pursuant to which the Company agreed to sell in a private placement (the "Private Placement") an aggregate of 95,000 shares of its Class B Common Stock, at a purchase price of $100.00 per share. JMP Securities served as the placement agent for the Private Placement. The Company paid JMP Securities a fee of 7.0% of the gross proceeds in the Private Placement. The Private Placement closed on May 17, 2019. The proceeds for the Private Placement, after deducting commissions and related offering expenses, were $8,665,000.

2020 Public Offering

On January 10, 2020, the Company entered into an underwriting agreement (the "Underwriting Agreement") with National Securities Corporation, as representative to the several underwriters named on Schedule 1-A to the Underwriting Agreement (the "Underwriters"), relating to the Company's public offering (the "2020 Public Offering") of 900,000 shares of Class B Common Stock (the "Firm Shares") and an additional 135,000 shares of Class B Common Stock (the "Additional Shares"). The Underwriters agreed to purchase the Firm Shares at a price of $11.40 per share. The issuance and closing of the Firm Shares took place on January 14, 2020, and of the Additional Shares on January 17, 2020. For additional information see Note 19 – Subsequent Events – Public Offering.

NOTE 10 – COMMON STOCK WARRANTS

In connection with the October 23, 2017 public offering of 145,500 shares of Class B common stock the Company issued to underwriters warrants to purchase 10,913 shares of Class B common stock, which was equal to 7.5% of the aggregate number of shares of Class B common stock sold in the Offering. The Warrants are exercisable at a per share price of $126.50, which was equal to 115.0% of the Offering price per share of the shares sold in the Offering and mature on April 20, 2023. In April, 2018, pursuant to the Loan Agreement by and among Hercules Capital, the Company, and its wholly owned subsidiaries, the Company issued Hercules a warrant to purchase 4,091 (increasing to 5,455 if a fourth tranche in the principal amount of up to $5,000,000 is advanced at the parties agreement) shares of the Company's Class B Common Stock (the "Hercules April Warrant") at an exercise price of $110.00 per share (the "Hercules April Warrant Price"). The Hercules April Warrant is immediately exercisable and expires on April 30, 2023. In October, 2018, under an amendment to the Loan Agreement, the company issued Hercules a warrant to purchase 1,048 shares of the Company's Class B Common Stock (the "Hercules October Warrant") at an exercise price of $143.13 per share (the "Hercules October Warrant Price"). The Hercules October Warrant is immediately exercisable and expires on October 30, 2023. The Hercules warrants contain anti-dilutive provisions that increase the number of shares covered by the warrants in the event the Company makes a New Issuance (as defined in the Loan Agreement) for no consideration or consideration that is less than the Warrant Prices. The following table summarizes the warrants outstanding as of December 31, 2019 and 2018:

	2019	2018
Warrants outstanding at the beginning of the year	16,051	10,913
New warrant issuances to Hercules	-	5,138
Adjustment to the Hercules warrants due to the anti-dilutive provisions	479	-
Warrants outstanding at the end of the year	16,530	16,051

The Company has classified the warrants as equity in accordance with ASC 815. The fair value of the warrants were valued at issuance using the Black-Scholes option pricing model with the following assumptions:

	Underwriter Warrants	Hercules April Warrants	Hercules October Warrants
Warrants exercise price	$126.50	$110.00	$143.20
Fair value price per share of common stock	$110.00	$101.40	$114.60
Volatility	62.0%	70.0%	70.0%
Expected term remaining (years)	5.0	5.0	5.0
Risk-free interest rate	1.31%	2.79%	2.94%
Discount for Lack of Marketability	20.0%	20.0%	20.0%
Dividend yield	-	-	-
Fair value at initial valuation date	$505,273	$208,369	$59,292

NOTE 11 – SELLING, GENERAL AND ADMINISTRATIVE

The following table summarizes the detail of selling, general and administrative expense for the years ended December 31, 2019 and 2018:

	2019	2018
Compensation and related costs	$33,502,020	$10,656,107
Advertising and marketing	18,228,262	11,457,572
Professional fees	2,542,357	1,788,425
Technology development	2,408,338	1,152,108
General and administrative	29,943,272	10,909,718
	$86,624,249	$35,963,930

NOTE 12 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the years ended December 31, 2019 and 2018:

	2019	2018
Cash paid for interest	$4,888,070	$1,226,292

Convertible notes payable issued in acquisition	$2,293,933	$-

Issuance of shares for acquisition	$-	$6,652,512

The following table provides a reconciliation of cash and restricted cash reported within the accompanying consolidated balance sheets that sum to the total of the same amounts shown in the accompanying consolidated statements of cash flows as of December 31:

	December 31,
	2019	2018
Cash and cash equivalents	$49,660	$9,134,902
Restricted cash (1)	6,676,622	6,650,000
Total cash, cash equivalents, and restricted cash	$6,726,282	$15,784,902

(1)
Amounts included in restricted cash represent the deposits required under the Company's short-term revolving facilities.

NOTE 13 – INCOME TAXES

U.S. Tax Reform

On December 22, 2017, legislation commonly known as the Tax Cuts and Jobs Act, or the Act, was signed in to law. The Tax Act, among other changes, reduces the U.S. federal corporate tax rate from 35.0% to 21.0%, requires taxpayers to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. On December 31, 2019, the Company did not have any foreign subsidiaries and the international aspects of the Tax Act are not applicable.

In connection with the initial analysis of the impact of the Tax Act, the Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 26.1% including state income taxes. The remeasurement of the Company's deferred tax balance was primarily offset by application of its valuation allowance. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted in response to the novel coronavirus (COVID-19) pandemic. The CARES Act includes numerous provisions relating to, among other things, refundable payroll tax credits, deferment of employer portion of certain payroll taxes, net operating loss amounts and carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Due to the recent enactment of the CARES Act, the Company is currently analyzing the potential impacts of this legislation on its financial position and results of operations.

Deferred income taxes reflect the net tax effect of temporary difference between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities are as follows:

	2019	2018
Deferred tax assets:
Net operating loss and interest limitation carryforward	$18,025,898	$8,091,718
Stock-based compensation	1,287,424	564,700
Accounts receivable allowance	269,403	-
Operating lease liabilities	1,599,651	-
Goodwill	385,570	-
Inventory reserve	151,815	-
Property and equipment	191,259	-
Total deferred income taxes	21,911,020	8,656,418

Deferred tax liabilities:
Property and equipment	-	15,045
Right-of-use assets	1,572,368	-
Goodwill	-	64,423
Debt discounts	28,818	464,324
Total deferred tax liabilities	1,601,186	543,792

Net deferred tax asset	20,309,834	8,112,626

Valuation allowance	(20,309,834)	(8,112,626)
Net deferred taxes	$-	$-

A reconciliation of the statutory U.S. Federal income tax rate to the Company's effective income tax rate on income tax rate on continuing operations for the years ended December 31, 2019 and 2018.

	2019	2018
U.S. Federal statutory rate	21.0%	21.0%
State and local, net of Federal benefit	5.0%	5.1%
Permanent difference	(1.1)%	(0.2)%
Valuation allowance	(24.9)%	(25.9)%
Effective tax rate	-%	-%

No current provision for Federal income taxes was recorded for the years ended December 31, 2019 and 2018 due to the Company's operating losses. At December 31, 2019 and 2018, the Company has operating loss carryforwards of $66,717,013 and $30,961,231, respectively, a portion of which begin to expire in 2033. We have provided a valuation allowance on the deferred tax assets of $20,309,834 and $8,112,626 for the periods ended December 31, 2019 and 2018, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.

NOTE 14 – LOSS PER SHARE

The Company computes basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighed-average number of shares of common stock outstanding during the period. The diluted net loss per share attributable to common stockholders is computed giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, 129,938 of RSUs, 5,087 of stock options, 16,530 of warrants to purchase shares of Class B Common Stock and 279,182 shares of Class B Common Stock issuable in connection with convertible debt are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as the effect is antidilutive.

In connection with the Company's acquisition of Wholesale, the Company issued 1,317,329 shares of Series B Non-Voting Convertible Preferred Stock. The rights of the holder of the Series B Preferred and Class A and Class B Common Stock are identical, except with respect to voting. The Series B Preferred automatically converts to Class B Common Stock 21 days after the mailing of a definitive information statement prepared in accordance with Regulation 14C of the Exchange Act, without further action on the part of the Company, to the holders of Series B Preferred and has no expiration date. The conversion of Series B Preferred to Class B Common was effected on March 4, 2019. The Company applies the two-class method of calculating earnings per share, but as the rights of the Series B Non-Voting Convertible Preferred Stock and Class A and Class B Common Stock are identical, except in respect of voting, basic and diluted earnings per share are the same for all classes. Weighted average number of shares outstanding of Class A Common Stock, Class B Common Stock, and Series B Preferred Stock at December 31, 2019 were 50,000, 1,114,714, and 0, respectively.

NOTE 15 – RELATED PARTY TRANSACTIONS

A key component of the Company's business model is to use regional partners in the acquisition of pre-owned vehicles as well as utilize these regional partners to provide inspection, reconditioning and distribution services. Correspondingly, the Company will earn fees and transaction income, and the regional partner may earn incremental revenue and enhance profitability through fees from inspection, reconditioning and distribution programs. In connection with the development of the regional partner program, the Company tested various aspects of the program by utilizing a dealership to which Mr. Chesrown, the Company's Chief Executive Officer has provided financing in the form of a $400,000 convertible promissory note. The note, which could be converted into a 25.0% ownership interest in the Dealer at any time, was to mature on May 1, 2019, with interest payable monthly at 5.0% per annum. This financing arrangement was terminated in April 2018. Revenue recognized by the Company from the Dealer for the year ended December 31, 2018 was $619,193 or .04% of total revenue. Cost of revenue for the Company at December 31, 2018 includes $549,813 or .04% of total cost of revenue. Included in accounts receivable at December 31, 2018 was $40,176 owed to the Company by the Dealer.

In addition, the Company previously subleased warehouse space from the Dealer that is separate and distinct from the location of the dealership, on the same terms as paid by the Dealer. This subleased facility serves as the northwestern regional distribution center for the Company.  The lease was terminated on June 30, 2018. For the year ended December 31, 2018, the Company paid $90,000 in rent under the sublease.

In connection with the NextGen acquisition, the Company entered into a Services Agreement (the "Services Agreement") with Halcyon Consulting, LLC ("Halcyon"), to provide development and support services to the Company. Mr. Kakarala currently serves as the Chief Executive Officer of Halcyon. Pursuant to the Services Agreement, the Company paid Halcyon hourly fees for specific services, set forth in the Services Agreement, and such fees may increase on an annual basis, provided that the rates were not higher than 110.0% of the immediately preceding year's rates. The Company reimbursed Halcyon for any reasonable travel and pre-approved out-of-pocket expenses in connection with its services to the Company. The Services Agreement was terminated on March 31, 2018. For the year ended December 31, 2018 the Company paid $54,159 under the Services Agreement.

As of December 31, 2019 and 2018, the Company had promissory notes of $370,556 and accrued interest of $23,731 and $7,939, respectively, due to Blue Flame, an entity controlled by a Denmar Dixon, a director of the Company. The promissory notes were issued in connection with the completion of the 2016 Private Placement on March 31, 2017. Interest expense on the promissory notes due to Blue Flame, for the years ended December 31, 2019 and 2018 was $183,286 and $143,987, respectively, which included debt discount amortization of $144,409 and $114,404, respectively. The interest was charged to interest expense in the Consolidated Statements of Operations. On October 30, 2018, an entity controlled by Mr. Dixon invested $243,000 in the Private Placement for 1,500 shares of Class B Common Stock. Joseph Reece, a member of the Company's Board of Directors at the time, individually invested $81,000 in the Private Placement for 500 shares of Class B Common Stock. These purchases were approved by the Company's Board of Directors in accordance with Rule 16b-3(d)(1) of the Exchange Act. Messrs. Dixon and Reece abstained from the Company's Board of Directors' vote in favor of the Private Placement.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

We determine whether an arrangement is a lease at inception and whether such leases are operating or financing leases. For each lease agreement, the Company determines its lease term as the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. We use these options in determining our right-of-use assets and lease liabilities. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. As our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determine the present value of the lease payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Total operating lease expenses for the year ended December 31, 2019 and 2018 was $1,661,649 and $414,238, respectively. The current portion of our operating lease liabilities as of December 31, 2019 is $1,423,610 and is included in accounts payable and accrued liabilities. The long-term portion of our operating lease liabilities as of December 31, 2019 is $4,722,101.

The weighted-average remaining lease term and discount rate for our operating leases are as follows:

2019
Weighted-average remaining lease term	4 Years
Weighted-average discount rate	7.0%

Supplemental cash flow information related to operating leases for the year ended December 31, 2019 was as follows:

2019
Cash payments for operating leases	$1,019,027

New operating lease assets obtained in exchange for operating lease liabilities	$6,040,287

The following table summarizes the future minimum payments for operating leases at December 31, 2019 due in each year ending December 31,

2020	$1,805,899
2021	1,785,519
2022	1,920,543
2023	744,370
2024	310,200
thereafter	568,700
Total lease payments	7,135,231
Less imputed interest	(989,520)
Present value of lease liabilities	$6,145,711

Legal Matters

From time to time, the Company is involved in various claims and legal actions that arise in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, as of December 31, 2019 and 2018, the Company does not believe that the ultimate resolution of any legal actions, either individually or in the aggregate, will have a material adverse effect on its financial position, results of operations, liquidity, and capital resources.

Future litigation may be necessary to defend the Company by determining the scope, enforceability and validity of third-party proprietary rights or to establish its own proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

NOTE 17 – CONCENTRATIONS

The Company is dependent on third-party providers of wholesale vehicle auctions. The Company is dependent on their ability to provide services on a timely basis and at favorable pricing terms. The loss of these principal providers or a significant reduction in service availability could have a material adverse effect on the Company. The Company believes that its relationships with these providers are satisfactory.

NOTE 18 - SEGMENT REPORTING

Business segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Our operations are organized by management into operating segments by line of business. We have determined that we have three reportable segments as defined in generally accepted accounting principles for segment reporting: (1) powersports, (2) automotive and (3) vehicle logistics and transportation. Our powersports and automotive segments consist of the distribution of pre-owned vehicles. The powersports segment consists of the distribution principally of motorcycles, while the automotive segment distributes cars and trucks. Our vehicle logistics and transportation service segment provides nationwide automotive transportation services between dealerships and auctions. Our vehicle logistics and transportation service reportable segment has been determined to represent one operating segment and reporting unit. The accounting policies of the segments are the same and are described in Note 1.

The following table summarizes revenue, operating income (loss), Depreciation and Amortization and interest expense which are the measure by which management allocates resources to its segments to each of our reportable segments.

	Powersports	Automotive	Vehicle Logistics and Transportation	Eliminations(1)	Total
Year Ended December 31, 2019
Total assets	$55,992,165	$77,033,326	$7,921,578	$(27,553,978)	$113,393,091
Revenue	$101,008,976	$717,042,511	31,931,488	$(9,353,628)	$840,629,347
Operating income (loss)	$(34,402,724)	$(5,318,549)	$1,928,574	$-	$(37,792,699)
Depreciation and amortization	$1,543,023	$235,998	$7,405	$-	$1,786,426
Interest expense	$4,453,549	$2,732,869	$1,186	$-	$7,187,604
Loss on early extinguishment of debt	$(1,499,250)	$-	$-	$-	$(1,499,250)

Year Ended December 31, 2018
Total assets	$55,825,600	$73,642,034	$5,555,397	$(26,096,650)	$108,926,381
Revenue	$61,204,416	$91,369,996	$4,931,558	$(1,107,739)	$156,398,231
Operating income (loss)	$(22,546,622)	$(892,306)	$37,796	$-	$(23,401,132)
Depreciation and amortization	$958,282	$24,490	$1,234	$-	$984,006
Interest expense	$1,267,379	$513,306	$-	$-	$1,780,685

(1)
Intercompany investment balances related to the acquisitions of Wholesale, Inc. and Wholesale Express, and receivables and other balances related intercompany freight services of Wholesale Express are eliminated in the Consolidated Balance Sheets. Revenue and costs for these intercompany freight services have been eliminated in the Consolidated Statements of Operations.

NOTE 19 – SUBSEQUENT EVENTS

Public Offering

On January 10, 2020, the Company entered into the Underwriting Agreement with the Underwriters relating to the Company's 2020 Public Offering of the 900,000 Firm Shares and the 135,000 Additional Shares.

The Underwriters agreed to purchase the Firm Shares at a price of $11.40 per share. The Firm Shares were offered, issued, and sold pursuant to a prospectus supplement and accompanying prospectus filed with the SEC pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (Registration No. 333-234340) under the Securities Act.

On January 14, 2020, the Company issued the Firm Shares and closed the 2020 Public Offering at a public price of $11.40 per share. On January 16, 2020, the Company received notice of the Underwriters' intent to exercise the over-allotment option in full (the "Over-allotment Exercise"). On January 17, 2020, the Company issued the Additional Shares and closed the Over-allotment Exercise. The Over-allotment Exercise increased the aggregate number of shares sold in the 2020 Public Offering to 1,035,000. Including the Over-allotment Exercise, net proceeds from the 2020 Public Offering, after deducting the 7.0% underwriter’s commission and $75,000 for underwriter expenses, were $10,898,070. Certain of the Company's officers and directors participated in the 2020 Public Offering.

The Company intends to use the net proceeds of the 2020 Public Offering for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising and capital expenditures necessary to grow the business. Pending these uses, the Company may invest the net proceeds in short-term interest-bearing investment grade instruments.

Convertible Note Exchange and Offer

Also on January 10, 2020, the Company entered into a Note Exchange and Subscription Agreement, as amended by the Joinder Agreement, with the investors in the 2019 Note Offering, pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30,000,000 of the Old Notes would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. On January 14, 2020, the Company closed the 2020 Note Offering. The proceeds for the 2020 Note Offering after deducting for payment of accrued interest on the Old Notes and offering-related expenses were approximately $8,272,375.

The New Notes were issued on January 14, 2020 pursuant to an Indenture (the "New Indenture"), by and between the Company and Wilmington Trust, National Association, as trustee (the "Trustee"). The Note Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. The New Notes bear interest at 6.75% per annum, payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Notes may bear additional interest under specified circumstances relating to the Company's failure to comply with its reporting obligations under the New Indenture or if the New Notes are not freely tradeable as required by the New Indenture. The New Notes will mature on January 1, 2025, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the New Notes is 25 shares of Class B Common Stock per $1,000 principal amount of New Notes, which is equal to an initial conversion price of $40.00 per share. The conversion rate is subject to adjustment in certain events as set forth in the New Indenture but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a "make-whole fundamental change" (as defined in the New Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its New Notes in connection with such make-whole fundamental change. Before July 1, 2024, the New Notes will be convertible only under circumstances as described in the New Indenture. No adjustment to the conversion rate as a result of conversion or a make-whole fundamental change adjustment will result in a conversion rate greater than 62.0 shares per $1,000 in principal amount.

The New Indenture contains a "blocker provision" which provides that no holder (other than the depositary with respect to the notes) or beneficial owner of a New Note shall have the right to receive shares of the Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner would be the beneficial owner of more than 4.99% of the outstanding shares of the Class B Common Stock.

The New Notes are not redeemable by the Company before the January 14, 2023. The Company may redeem for cash all or any portion of the New Notes, at its option, on or after January 14, 2023 if the last reported sale price of the Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100.0% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

The New Notes rank senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment to any of the Company's unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company's secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The New Notes are subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding New Notes by notice to the Company and the Trustee, may declare 100.0% of the principal of and accrued and unpaid interest, if any, on all the New Notes then outstanding to be due and payable.

In connection with the 2020 Note Offering, on January 14, 2020, the Company entered into a registration rights agreement with the Note Investors, pursuant to which the Company has agreed to file with the SEC a shelf registration statement registering the sale, on a continuous or delayed basis, of all of the New Notes and to use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act no later than the day that is 120 days after January 14, 2020.

Investor Note Exchange

Also, in connection with the closing of the 2020 Public Offering and the 2020 Note Offering, the Company repaid $500,000 plus accrued interest related to the note payable to Halcyon, and certain of the Company's investors extended the maturity of currently outstanding promissory notes, and exchanged such notes for the New Investor Notes, pursuant to the Investor Note Exchange Agreement, by and between the Company and each Investor, including Halcyon, an entity affiliated with Kartik Kakarala, a director of the Company, such New Investor Note for an aggregate principal amount of $833,333, Blue Flame, an entity affiliated with Denmar Dixon, a director of the Company, such New Investor Note for an aggregate principal amount of $99,114 and Mr. Dixon, individually, such New Investor Note for an aggregate principal amount of $272,563. The New Investor Notes, having an aggregate principal amount of approximately $1,502,352, will mature on January 31, 2021, and will be convertible at any time at the Investor's option at a price of $60.00 per share. In connection with the issuance of the New Investor Notes, the Company also entered into a Security Agreement, dated as of January 14, 2020 with the Investors, pursuant to which the Company granted to the Investors a security interest in certain collateral to secure, on a pro rata basis based on the percentage equal to the amount of principal outstanding on each New Investor Note divided by the amount of principal outstanding on all of the New Investor Notes to each Investor.

The New Investor Notes and the New Notes were sold to the investors pursuant to the Investor Note Exchange Agreement and the Note Agreement, respectively, in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. To the extent that any shares of Class B Common Stock are issued upon conversion of the New Investor Notes and the New Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the New Investor Notes and the New Notes, and any resulting issuance of shares of Class B Common Stock.

Nasdaq Notices

On January 17, 2020, the Company received a notice from the Listing Qualifications department of the Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 per share set forth in Nasdaq Listing Rule 5450(a)(1) based upon the closing bid price for the 30 consecutive business days ended January 16, 2020. The Nasdaq notice does not impact the Company's listing at this time and the Company's stock will continue to trade on Nasdaq while the Company works to regain compliance with the Nasdaq.

As a result of the Reverse Stock Split, as defined below, the Company believes it has regained compliance with Rule 5450(a)(1).

Nashville Tornado

In the early morning hours of March 3, 2020, a severe tornado struck the greater Nashville area causing significant damage to the Company's facilities in Nashville. The Company maintains insurance coverage for damage to its facilities and inventory, as well as business interruption insurance. The Company continues in the process of reviewing damages and coverages with its insurance carriers. The loss comprises three components: (1) inventory loss, currently assessed by the insurance carrier at approximately $13,000,000; (2) building and personal property loss, primarily impacting our leased facilities, currently assessed by the insurance carrier at $3,369,087; and (3) loss of business income, for which the company has coverage in the amount of $6,000,000.

All three components of the Company's loss claim have been submitted to its insurers. The Company's inventory claim is subject to a dispute with the carrier as to the policy limits applicable to the loss. The building insurer has agreed to pay $3,369,087 on the building and personal property loss, reflecting a complete recovery, net of $5,000 reflecting the Company's deductible. The insurer has made an interim payment on the building and personal property loss of $2,269,507 and has an outstanding balance of $1,094,580 which is expected to be paid during the second quarter of 2020. The loss of business income claim is ongoing and remains in the process of negotiation, however, the insurer has advanced $250,000 against the final settlement. The Company believes there will be a full recovery of all three loss components, however no assurance can be given regarding the amounts, if any, that will be ultimately recovered.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The global outbreak of COVID-19 has led to severe disruptions in general economic activities, particularly retail operations, as businesses and federal, state, and local governments take increasingly broad actions to mitigate this public health crisis. The Company has experienced significant disruption to its business, both in terms of disruption of its operations and the adverse effect on overall economic conditions. These conditions will significantly negatively impact all aspects of the Company’s business. The Company’s business is also dependent on the continued health and productivity of its associates throughout this crisis. Individually and collectively, the Company expects the consequences of the COVID-19 outbreak will likely have a significant negative impact on its business, sales, results of operations, financial condition, and liquidity.

The COVID-19 situation has created an unprecedented and challenging time. The Company’s current focus is on positioning the Company for a strong recovery when this crisis is over. The Company has taken steps to reduce its inventory and align its operating expenses to the state of the business. The Company plans to continue to operate as permitted to support its customers’ needs for reliable vehicles and to provide as many jobs as possible for its associates. Effective April 9, 2020, 169 associates were temporarily laid-off, however the Company’s receipt of PPP funds, as discussed below will allow it to gradually recall these associates over time. All ongoing employment determinations are subject to change due to the COVID-19 situation future government mandates, as well as future business conditions. The Company will continue to monitor the COVID-19 situation and look for ways to preserve cash and reduce its operating expenses as the Company is able, however, the Company expects the consequences of the COVID-19 outbreak will likely have a significant negative impact on its business, sales, results of operations, financial condition, and liquidity.

PPP Loan

On May 1, 2020, the Company, and its wholly-owned subsidiaries Wholesale, Inc. and Wholesale Express, LLC (together, the “Subsidiaries,” and with the Company, the “Borrowers”), each entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), in the aggregate amount of $5,176,845 (the “Loan Proceeds”). The Borrowers received the Loan Proceeds on May 1, 2020. Under the SBA Loan Documents, the SBA Loans have a fixed interest rate of 1%, repayment begins six months from the date of disbursement of each SBA Loan, and the SBA Loans mature two years from the date of first disbursement. There is no prepayment penalty.

Pursuant to the terms of the SBA Loan Documents, the Borrowers may apply for forgiveness of the amount due on the SBA Loans in an amount equal to the sum of the following costs incurred by the Borrowers during the eight-week period (or any other period that may be authorized by the U.S. Small Business Administration) beginning on the date of first disbursement of the SBA Loans: payroll costs, any payment of interest on a covered mortgage obligation, payment on a covered rent obligation, and any covered utility payment. The amount of SBA Loan forgiveness shall be calculated in accordance with the requirements of the PPP, including the provisions of Section 1106 of the CARES Act, although no more than 25% of the amount forgiven can be attributable to non-payroll costs. No assurance is provided that forgiveness for any portion of the SBA Loans will be obtained.

The promissory notes evidencing the SBA Loans contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory notes. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Borrowers, and/or filing suit and obtaining judgment against the Borrowers.

Reverse Stock Split

On May 18, 2020, the Company filed a Certificate of Change to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada to effect a one-for-twenty reverse stock split of its issued and outstanding Class A Common Stock and Class B Common Stock (the “Reverse Stock Split”). The Reverse Stock Split was effective at 12:01 a.m., Eastern Time, on May 20, 2020. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the nearest whole share. The authorized preferred stock of the Company was not impacted by the Reverse Stock Split. Following the Reverse Stock Split, the Company has outstanding 50,000 shares of Class A Common Stock and approximately 2,162,696 shares of Class B Common Stock. On May 20, 2020, the Company’s Class B Common Stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis. The Company has retrospectively adjusted the 2018 and 2019 financial statements for loss per share and share amounts as a result of the reverse stock split.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.
Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee	$ 5,029.75
Legal fees and expenses	$ 30,000
Accounting fees and expenses	$ 30,000
Miscellaneous expenses	$ 10,000
Total	$ 75,029.75

Item 14.
Indemnification of Officers and Directors

No director of RumbleOn will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

●
any breach of the director’s duty of loyalty to us or our stockholders;
●
acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law;
●
the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes; or
●
for any transaction from which the director derived an improper personal benefit.

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in amanner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Article VI of our amended Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that inthe event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. Our Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting RumbleOn. In the event a stockholder believes the officers or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in RumbleOn in connection with such sale or purchase, including the misapplication by any such officer or director of proceeds from a sale of securities may be able to recover such losses from us.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.
Recent Sales of Unregistered Securities

On April 30, 2018 (the “Hercules Closing Date”), the Company, NextGen Pro, LLC, a Delaware limited liability company (“NextGen Pro”), RMBL Missouri, LLC, a Delaware limited liability company (“RMBL Missouri”) and RMBL Texas, LLC, a Delaware limited liability company (“RMBL Texas," and together with the Company, NextGen Pro, and RMBL Missouri, each, an “Existing Borrower”, and collectively, “Existing Borrowers”), entered into a Loan and Security Agreement (the "Loan Agreement") with Hercules Capital, Inc. a Maryland Corporation ("Hercules") and other financial institutions or entities that may thereafter from time to time become parties thereto (collectively, “Lender”) and Hercules in its capacity as administrative agent and collateral agent for Lender (in such capacity, “Agent”), pursuant to which Lender may provide one or more term loans in an aggregate principal amount of up to $20 million (the "Loan"). Under the terms of the Loan Agreement, $5.0 million was funded at closing with the balance available in three additional tranches over the term of the Loan Agreement, subject to certain operating targets and otherwise as set forth in the Loan Agreement. The Loan had an initial 36-month maturity and initial 10.5% interest rate.

Under the Loan Agreement, on the Hercules Closing Date, the Company issued to the Lender a warrant to purchase 4,091 (increasing to 5,455 if the fourth tranche is advanced) shares of the Company’s Class B common stock at an exercise price of $110 per share (the “April Warrant”). The April Warrant was immediately exercisable and expires on April 30, 2023. The Company agreed to file a registration statement registering the resale of the shares underlying the April Warrant no later than 90 days after issuance. The warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, or Regulation D thereunder, as a sale not involving any public offering.

On October 26, 2018 (the “Effective Date”), the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, the Company’s newly-formed acquisition subsidiary RMBL Tennessee, LLC, a Delaware limited liability company (“Merger Sub”), Wholesale Holdings, Inc., a Tennessee corporation (“Holdings”), Wholesale, LLC, a Tennessee limited liability company (“Wholesale”), Steven Brewster and Janelle Brewster (each a “Stockholder”, and together the “Stockholders”), Steven Brewster, a Tennessee resident, as the representative of each Stockholder (the “Representative”), and, for the limited purposes of Section 5.8, Marshall Chesrown and Steven R. Berrard, providing for the merger (the “Wholesale Merger”) of Holdings with and into Merger Sub, with Merger Sub surviving the Wholesale Merger as a wholly-owned subsidiary of the Company. On October 29, 2018, the Company entered into an Amendment to the Merger Agreement (the “Merger Agreement Amendment”) making a technical correction to the definition of “Parent Consideration Shares” contained in the Merger Agreement.

On October 30, 2018 (the “Wholesale Closing Date”), the Company completed the Wholesale Merger. As consideration for the Wholesale Merger, the Company (i) paid cash consideration of $12,000,000, subject to certain customary post-closing adjustments, and (ii) issued to the Stockholders 1,317,329 shares (the “Stock Consideration”) of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.001 (the “Series B Preferred”), as described below.

In connection with the Wholesale Merger, on the Closing Date, the Company entered into a registration rights agreement, by and among the Company and the Stockholders who received the Stock Consideration (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement (i) the Stockholders were granted certain piggyback registration rights with respect to registration statements filed subsequent to the Closing Date and (ii) the Company agreed to file a resale registration statement for the Class B Common Stock underlying the Series B Preferred (the “Conversion Shares”) as soon as practicable after the issuance of the Conversion Shares and in any event within ten days of such issuance, and to use commercially reasonable efforts to cause it to become effective as promptly as practicable following such filing.

On the Wholesale Closing Date, the Existing Borrowers, Merger Sub, Wholesale, Wholesale Express, RMBL Express, LLC, a Delaware limited liability company (“RMBL Express”, and together with Merger Sub, Wholesale and Wholesale Express, the “New Borrowers”; together with the Existing Borrowers, the “Borrowers”), the Lender, and the Agent, entered into the First Amendment and Waiver to Loan and Security Agreement (the “Amendment”), amending that certain Loan Agreement (as amended by the Amendment, the “Amended Loan Agreement”), by and among the Existing Borrowers, Lender and Agent.

On the Wholesale Closing Date, the Company issued to Lender a warrant to purchase 1,048 shares of the Company’s Class B Common Stock at an exercise price of $143.13 per share (the “October Warrant”). The October Warrant was immediately exercisable and expires on October 30, 2023. The Company agreed to file a registration statement registering the resale of the shares underlying the October Warrant no later than 90 days after issuance.

On October 25, 2018 (the “Placement Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company agreed to sell in a private placement (the “Private Placement”) an aggregate of 151,500 shares of its Class B Common Stock (the “Private Placement Shares”), at a purchase price of $142.00 per share for non-affiliates of the Company, and, with respect to directors participating in the Private Placement, at a price of $162 per share. The gross proceeds for the private placement were approximately $21.6 million. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation, and Craig-Hallum Capital Group (together the “Placement Agents”) served as the placement agents for the Private Placement. The Company paid the Placement Agents a fee of 6.5% of the gross proceeds in the Private Placement. Net proceeds from the Private Placement and $5,000,000 funded under the Tranche II Advance were used to partially fund the cash consideration of the Wholesale Merger and the Express Acquisition and the balance will be used for working capital purposes. hereto as Exhibit 10.6.

Denmar Dixon, a member of the Company’s Board of Directors, invested through Blue Flame Capital, LLC (an entity controlled by Mr. Dixon) $243,000 in the Private Placement for 1,500 shares of Class B Common Stock.  Also, Joseph Reece, a member of the Company’s Board of Directors, individually invested $81,000 in the Private Placement for 500 shares of Class B Common Stock. These purchases were approved by the Company’s Board of Directors in accordance with Rule 16b-3(d)(1) of the Exchange Act. Messrs. Dixon and Reece abstained from the Company’s Board of Directors’ vote in favor of the Private Placement.

Pursuant to the Securities Purchase Agreement, the Company agreed to file with the SEC a registration statement with respect to the resale of the Private Placement Shares purchased by the Investors under the Securities Purchase Agreement no later than 30 days after the Placement Date, and to have such registration statement declared effective by the SEC no later than (i) 90 days after the Placement Date in the event the SEC does not review such registration statement, or, if earlier, five business days after a determination by the SEC that it will not review such registration statement, or (ii) 180 days after the Placement Date in the event the SEC does review such registration statement, or, if earlier, five business days after the completion of any review by the SEC.

The shares of Series B Preferred (including the underlying Class B Common Stock) issued in the Wholesale Merger and the Class B Common Stock issued in the Private Placement and the Warrant (including the underlying Class B Common Stock) were and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, and Regulation D thereunder, as a sale not involving any public offering.

On February 3, 2019 (the “Autosport Closing Date”), the Company completed the acquisition (the “Autosport Acquisition”) of all of the equity interests of Autosport USA, Inc. (“Autosport”), pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the “Stock Purchase Agreement”), by and among RMBL Express, Scott Bennie (the “Seller”) and Autosport. Aggregate consideration for the Autosport Acquisition consisted of (i) a closing cash payment of $662,818.26, plus (ii) a fifteen-month $500,000 promissory note (the “Promissory Note”) in favor of the Seller, plus (iii) a three-year $1,536,000 convertible promissory note (the “Convertible Note”) in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company’s Class B Common Stock (the “Earn-Out Shares”) for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Autosport Acquisition, RMBL Express also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to a promissory note payable to Seller (the "Second Convertible Note").

The Promissory Note has a term of fifteen months and will accrue interest at a simple rate of 5% per annum. Interest under the Promissory Note is payable upon maturity. Any interest and principal due under the Promissory Note is convertible, at RMBL Express' option into shares of the Company’s Class B Common Stock at a conversion price equal to the weighted average trading price of the Company’s Class B Common Stock on the Nasdaq Stock Exchange for the twenty (20) consecutive trading days preceding the conversion date. The number of shares of the Company’s Class B Common Stock issuable pursuant to the Promissory Note is indeterminate at this time.

The Convertible Note has a term of three years and will accrue interest at a rate of 6.5% per annum. Interest under the Convertible Note is payable monthly for the first 12 months, and thereafter monthly payments of amortized principal and interest will be due. Any interest and principal due under the Convertible Note is convertible into shares of the Company’s Class B Common Stock at a conversion price of $115.00 per share, (i) at the Seller’s option, or (ii) at the Buyer’s option, on any day that (a) any portion of the principal of the Convertible Note remains unpaid and (b) the weighted average trading price of the Company’s Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $140.00 per share. The maximum number of shares issuable pursuant to the Convertible Note is 15,962 shares of the Company’s Class B Common Stock.

The Second Convertible Note has a term of one year and will accrue interest at a simple rate of 5% per annum. Monthly payments of amortized principal and interest will be due under the Second Convertible Note. Any interest and principal due under the Second Convertible Note is convertible into shares of the Company’s Class B Common Stock at a conversion price of $115.00 per share, (i) at the Seller’s option, or (ii) at the Buyer’s option, on any day that (a) any portion of the principal of the Second Convertible Note remains unpaid and (b) the weighted average trading price of the Company’s Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $140.00 per share. The maximum number of shares issuable pursuant to the Second Convertible Note is 2,336 shares of the Company’s Class B Common Stock.

The Promissory Note, the Convertible Promissory Note and Second Convertible Promissory Note (including the underlying Class B Common Stock under such notes) and the Earn-Out Shares were and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, and Regulation D thereunder, as a sale not involving any public offering.

On May 9, 2019, the Company entered into a purchase agreement (the "Purchase Agreement") with JMP Securities LLC (“JMP Securities”) to issue and sell $30.0 million in aggregate principal amount of the Company’s 6.75% Convertible Senior Notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act’) (the "Note Offering").  JMP Securities received a discount in the amount of 7% of the gross proceeds in the Note Offering. The net proceeds for the Note Offering, after deducting the initial purchaser’s discounts, advisory fees and estimated offering expenses, were approximately $27.3 million.

The Notes were issued on May 14, 2019 pursuant to an Indenture (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify JMP Securities against certain liabilities. The Notes will bear interest at 6.75% per annum, payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2019. The Notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture. The Notes will mature on May 1, 2024, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the Notes was 8.6956 shares of Class B Common Stock per $1,000 principal amount of the Notes, subject to adjustment (which is equivalent to an initial conversion price of approximately $115.00 per share, subject to adjustment). The conversion rate was subject to adjustment in some events but would not have be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company would, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding November 1, 2023, the Notes were convertible only under the following circumstances: (1)  during any calendar quarter commencing after the calendar quarter ending on September 30, 2019 (and only during such calendar quarter), if the last reported sale price of the Class B Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2)  during the five consecutive business day period immediately following any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Class B Common Stock and the conversion rate for the notes on each such trading day;(3) if the Company calls any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after November 1, 2023, to the close of business on the business day immediately preceding the maturity date, holders could convert all or any portion of their notes at the applicable conversion rate at any time, in multiples of $1,000 principal amount, at the option of the holder regardless of such conditions. Upon conversion, the Company would pay or deliver, as the case may be, and subject to the “blocker provision” described below, either cash, shares of Class B Common Stock or a combination of cash and shares of Class B Common Stock, at the Company’s election. In addition, on or after May 14, 2020 or after the occurrence of any 30 trading day period during which the last reported sale price of the Class B Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), the Company would make an interest make-whole payment to a converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the conversion date through the earlier of (i) the date that is two years after the conversion date and (ii) June 15, 2022 if the Notes had not been so converted. The present values of the remaining interest payments would be computed using a discount rate equal to 2.0%.

The Indenture contains a “blocker provision” which provides that no holder (other than the depositary with respect to the notes) or beneficial owner of a Note shall have the right to receive shares of the Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner (together with such holder’s affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder, including any “group” of which such holder is a member) would be the beneficial owner of more than 4.99% of the outstanding shares of the Class B Common Stock; provided that if such holder or beneficial owner is so prevented from receiving any shares to which it would otherwise be entitled, the Company’s obligation to deliver such shares will not be extinguished, and the Company will deliver such shares (or any designated portion thereof) within two business days following written notice from the converting holder or beneficial owner that receipt of such shares (or any designated portion thereof) would not be prohibited by this sentence.

The Notes were not redeemable by the Company prior to the May 6, 2022. The Company could redeem for cash all or any portion of the Notes, at its option, on or after May 6, 2022 if the last reported sale price of the Class B Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or notconsecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

The Notes were the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The Notes were subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes then outstanding to be due and payable.

In connection with the Note Offering, on May 14, 2019, the Company entered into a registration rights agreement with JMP Securities, pursuant to which the Company has agreed to file with the SEC an automatic shelf registration statement, if the Company is eligible to do so and has not already done so, and, if the Company is not eligible for an automatic shelf registration statement, then in lieu of the foregoing the Company shall file a shelf registration statement for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Notes pursuant to Rule 415 or any similar rule that may be adopted by the Commission, and use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act on the day that is 120 days after the May 9, 2019.

On May 9, 2019, the Company also entered into a Securities Purchase Agreement (the “May Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company agreed to sell in a private placement (the “May Private Placement”) an aggregate of 1,900,000 shares of the Class B Common Stock (the “May Private Placement Shares”), at a purchase price of $5.00 per share. JMP Securities served as the placement agent for the May Private Placement. The Company paid JMP Securities a commission of 7% of the gross proceeds in the May Private Placement. Upon closing, the net proceeds for the May Private Placement, after deducting commissions and estimated offering expenses, are expected to be approximately $8.8 million.

Pursuant to the May Securities Purchase Agreement, the Company agreed to file with the SEC a registration statement with respect to the resale of the May Private Placement Shares purchased by the Investors under the May Securities Purchase Agreement no later than 30 days after the placement date, and to have such registration statement declared effective by the SEC no later than (i) 90 days after the placement date in the event the SEC does not review such registration statement, or, if earlier, five business days after a determination by the SEC that it will not review such registration statement, or (ii) 180 days after the placement date in the event the SEC does review such registration statement. In the event the Company does not file such registration statement or does not cause such registration statement to become effective by the applicable deadline or after such registration statement becomes effective it is suspended or ceases to be effective, then the Company will be required to make certain payments as liquidated damages to the Investors under the May Securities Purchase Agreement.

The May Private Placement Shares were issued in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended, as a sale not involving any public offering.

On January 10, 2020, the Company entered into a note exchange and subscription agreement (the "Note Exchange & Subscription Agreement"), as amended by that certain Joinder and Amendment effective January 13, 2020 (the "Joinder Agreement," and together with the Note Exchange & Subscription Agreement, the "Note Agreement"), with the investors (the "Note Investors") in the Note Offering, pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30 million of the Company's 6.75% Convertible Senior Notes due 2024 would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 (the “New Notes”) and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering (the "2020 Note Offering"). On January 14, 2020, the Company closed the 2020 Note Offering. The net proceeds for the 2020 Note Offering were approximately $8.6 million, after deducting offering-related expenses.

The New Notes were issued on January 14, 2020 pursuant to an Indenture (the “New Indenture”), by and between the Company and the Trustee. The Note Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. The New Notes will bear interest at 6.75% per annum, payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the New Notes are not freely tradeable as required by the Indenture. The New Notes will mature on January 1, 2025, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the New Notes is 25 shares of Class B Common Stock per $1,000 principal amount of New Notes, which is equal to an initial conversion price of $40.00 per share. The conversion rate is subject to adjustment in certain events as set forth in the New Indenture but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a "make-whole fundamental change" (as defined in the New Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its New Notes in connection with such make-whole fundamental change. Before July 1, 2024, the New Notes will be convertible only under circumstances as described in the New Indenture. No adjustment to the conversion rate as a result of conversion or a make-whole fundamental change adjustment will result in a conversion rate greater than 61.6523 shares per $1,000 in principal amount.

The New Indenture contains a "blocker provision" which provides that no holder (other than the depositary with respect to the notes) or beneficial owner of a New Note shall have the right to receive shares of the Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner would be the beneficial owner of more than 4.99% of the outstanding shares of the Class B Common Stock.

The New Notes are not redeemable by the Company before the January 14, 2023. The Company may redeem for cash all or any portion of the New Notes, at its option, on or after January 14, 2023 if the last reported sale price of the Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100.0% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

The New Notes rank senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment to any of the Company's unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company's secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The New Notes are subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25.0% in principal amount of the outstanding New Notes by notice to the Company and the Trustee, may declare 100.0% of the principal of and accrued and unpaid interest, if any, on all the New Notes then outstanding to be due and payable.

In connection with the 2020 Note Offering, on January 14, 2020, the Company entered into a registration rights agreement with the Note Investors, pursuant to which the Company has agreed to file with the SEC an automatic shelf registration statement, if the Company is eligible to do so and has not already done so, and, if the Company is not eligible for an automatic shelf registration statement, then in lieu of the foregoing the Company shall file a shelf registration statement for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the New Notes pursuant to Rule 415 or any similar rule that may be adopted by the Commission, and use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act on the day that is 120 days after January 14, 2020.

Also, in connection with the closing of the 2020 Note Offering, certain of the Company's investors extended the maturity of currently outstanding promissory notes, and exchanged such notes for new notes (the "New Investor Notes"), pursuant to that certain Note Exchange Agreement, dated January 14, 2020 ( the "Investor Note Exchange Agreement"), by and between the Company and each investor thereto (the "2020 Investors"), including Halcyon Consulting, LLC ("Halcyon"), an entity affiliated with Kartik Kakarala, a director of the Company, such New Investor Note for an aggregate principal amount of $833,333, Blue Flame Capital, LLC ("Blue Flame"), an entity affiliated with Denmar Dixon, a director of the Company, such New Investor Note for an aggregate principal amount of $99,114 and Mr. Dixon, individually, such New Investor Note for an aggregate principal amount of $272,563. The New Investor Notes, having an aggregate principal amount of approximately $1.5 million, will mature on January 31, 2021, and will be convertible at any time at the 2020 Investor's option at a price of $60.00 per share. In connection with the issuance of the New Investor Notes, the Company also entered into a Security Agreement, dated as of January 14, 2020 with the 2020 Investors, pursuant to which the Company granted to the 2020 Investors a security interest in certain collateral to secure, on a pro rata basis based on the percentage equal to the amount of principal outstanding on each New Investor Note divided by the amount of principal outstanding on all of the New Investor Notes to each 2020 Investor.

The New Investor Notes and the New Notes were sold to the investors pursuant to the Investor Note Exchange Agreement and the Note Agreement, respectively, in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. To the extent that any shares of Class B Common Stock are issued upon conversion of the New Investor Notes and the New Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the New Investor Notes and the New Notes, and any resulting issuance of shares of Class B Common Stock.

Item 16.
Exhibits and Financial Statement Schedules

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a)            Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated October 26, 2018, by and among RumbleOn, Inc., RMBL Tennessee, LLC, Wholesale Holdings, Inc., Steven Brewster and Janet Brewster, Wholesale, LLC, and Steven Brewster as representative, and for limited purposes, Marshall Chesrown and Steven R. Berrard.
(Incorporated by reference to Exhibit 2.1 in the Company's Current Report on Form 8-K, filed on October 31, 2018).

2.2
Amendment to the Agreement and Plan of Merger, dated October 29, 2018, by and among RumbleOn, Inc., RMBL Tennessee, LLC, Wholesale Holdings, Inc., Steven Brewster and Janet Brewster, Wholesale, LLC, and Steven Brewster as representative (Incorporated by reference to Exhibit 2.2 in the Company's Current Report on Form 8-K, filed on October 31, 2018).

2.3
Membership Interest Purchase Agreement, dated October 26, 2018, by and among RumbleOn, Inc. Steven Brewster, Justin Becker, and Steven Brewster as representative. (Incorporated by reference to Exhibit 2.3 in the Company's Current Report on Form 8-K, filed on October 31, 2018).

3.1	Articles of Incorporation filed on October 24, 2013 (Incorporated by reference to Exhibit 3(i)(a) in the Company's Registration Statement on Form S-1/A, filed on March 20, 2014).
3.2	By-Laws, as Amended (Incorporated by reference to Exhibit 3.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
3.3	Certificate of Amendment to Articles of Incorporation, filed on February 13, 2017 (Incorporated by reference to Exhibit 3.3 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).

3.4	Certificate of Amendment to Articles of Incorporation, filed on June 25, 2018 (Incorporated by reference to Exhibit 3.1 in the Company's Current Report on Form 8-K, filed on June 28, 2018).
3.5	Certificate of Designation for the Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 in the Company's Current Report on Form 8-K, filed on October 31, 2018).
3.6	Certificate of Change. (Incorporated by reference to Exhibit 3.1 in the Company's Current Report on Form 8-K, filed on May 19, 2020).
4.1	Amended and Restated Stockholders Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
4.2	Registration Rights Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).

3.4	Certificate of Amendment to Articles of Incorporation, filed on June 25, 2018 (Incorporated by reference to Exhibit 3.1 in the Company's Current Report on Form 8-K, filed on June 28, 2018).
3.5	Certificate of Designation for the Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 in the Company's Current Report on Form 8-K, filed on October 31, 2018).
3.6	Certificate of Change. (Incorporated by reference to Exhibit 3.1 in the Company's Current Report on Form 8-K, filed on May 19, 2020).
4.1	Amended and Restated Stockholders Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
4.2	Registration Rights Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
4.3	Stockholder's Agreement, dated October 24, 2016 (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on October 28, 2016).
4.4	Sample Stock Certificate – Class B Common Stock (Incorporated by reference to Exhibit 4.4 in the Company's Registration Statement on Form S-1/A filed on September 27, 2017).
4.5	Form of Warrant to Purchase Class B Common Stock, dated October 18, 2017 (Incorporated by reference to Exhibit 4.1 in the Company's Current Report on Form 8-K, filed October 24, 2017).
4.6	Warrant, dated April 30, 2018 (Incorporated by reference to Exhibit 4.1 in the Company's Current Report on Form 8-K, filed on May 1, 2018).
4.7	Warrant to Purchase Class B Common Stock, dated October 30, 2018 (Incorporated by reference to Exhibit 4.1 in the Company's Current Report on Form 8-K, filed on October 31, 2018).
4.8
Indenture, dated May 14, 2019, between RumbleOn, Inc. and Wilmington Trust National Association (Incorporated by reference to Exhibit 4.1 in the Company's Current Report on Form 8-K, filed on May 15, 2019).

4.9
Form of 6.75% Convertible Senior Note due 2024 (included as Exhibit A to the Indenture filed as Exhibit 4.8) (Incorporated by reference to Exhibit 4.2 in the Company's Current Report on Form 8-K, filed on May 15, 2019).

4.10
Registration Rights Agreement, dated May 14, 2019, between the Company and JMP Securities LLC (Incorporated by reference to Exhibit 4.3 in the Company's Current Report on Form 8-K, filed on May 15, 2019).

4.11	Description of Registrant's Securities.
4.12	Indenture, dated January 14, 2020, between the Company and Wilmington Trust, N.A. (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on January 16, 2020).
4.13	Form 6.75% Convertible Senior Note due 2025 (incorporated by reference to Exhibit A of Exhibit 4.1)
4.14	Form of Registration Rights Agreement, dated January 14, 2020. (Incorporated by reference to Exhibit 4.3 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
5.1	Opinion of Akerman LLP*
5.2	Opinion of Snell & Wilmer L.L.P.*
10.1	2017 RumbleOn, Inc. Stock Incentive Plan + (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on January 9, 2017).
10.2	Unconditional Guaranty Agreement (Incorporated by reference to Exhibit 10.12 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
10.3	Security Agreement (Incorporated by reference to Exhibit 10.13 the Company's Annual Report on Form 10-K, filed on February 14, 2017).
10.4	NextGen Promissory Note, dated February 8, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.5	RumbleOn, Inc. Form of Promissory Note (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on April 5, 2017).
10.6
Amendment to Amended and Restated Stockholders' Agreement of RumbleOn, Inc., dated September 29, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on October 5, 2017).

10.7
Inventory Financing and Security Agreement, by and among RMBL Missouri, LLC, Ally Bank and Ally Financial, Inc., dated February 16, 2018 (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on February 23, 2018).

10.8
Addendum to Inventory Financing and Security Agreement, by and among RMBL Missouri, LLC, Ally Bank and Ally Financial, Inc., dated February 16, 2018 (Incorporated by reference to Exhibit 10.2 in the Company's Current Report on Form 8-K, filed on February 23, 2018).

10.9
Cross Collateral, Cross Default and Guaranty Agreement, by and among Ally Bank, Ally Financial, Inc., RumbleOn, Inc., and RMBL Missouri, LLC, dated February 16, 2018 (Incorporated by reference to Exhibit 10.3 in the Company's Current Report on Form 8-K, filed on February 23, 2018).

10.10
General Security Agreement, by and among RumbleOn, Inc., Ally Bank and Ally Financial, Inc., dated February 16, 2018 (Incorporated by reference to Exhibit 10.4 in the Company's Current Report on Form 8-K, filed on February 23, 2018).

10.11	Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan. + (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on June 28, 2018).
10.12
Registration Rights Agreement, dated October 30, 2018, by and among RumbleOn, Inc., Steven Brewster and Janet Brewster, and Steven Brewster as representative (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on October 31, 2018).

10.13
Escrow Agreement, dated October 30, 2018, by and among RumbleOn, Inc., Steven Brewster as representative, and Continental Stock Transfer and Trust Company (Incorporated by reference to Exhibit 10.2 in the Company's Current Report on Form 8-K, filed on October 31, 2018).

10.14
Demand Promissory Note and Loan and Security Agreement, dated October 30, 2018, by and between NextGear Capital, Inc. and Wholesale, LLC (Incorporated by reference to Exhibit 10.4 in the Company's Current Report on Form 8-K, filed on October 31, 2018).

10.15	Corporate Guaranty, in favor of NextGear Capital, Inc., dated October 30, 2018 (Incorporated by reference to Exhibit 10.5 in the Company's Current Report on Form 8-K, filed on October 31, 2018).
10.16	Form of Securities Purchase Agreement, dated October 25, 2018(Incorporated by reference to Exhibit 10.6 in the Company's Current Report on Form 8-K, filed on October 31, 2018).
10.17	Purchase Agreement, dated May 9, 2019, between the Company and JMP Securities LLC (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on May 15, 2019).
10.18	Form of Securities Purchase Agreement, dated May 9, 2019 (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on May 15, 2019).
10.19	Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan. + (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on May 22, 2019).
10.20	Form of Note Exchange & Subscription Agreement, dated January 10, 2020 (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
10.21	Form of Joinder & Amendment, dated January 10, 2020 (Incorporated by reference to Exhibit 10.2 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
10.22	Form of Investor Note Exchange Agreement (Incorporated by reference to Exhibit 10.3 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
10.23	Form of New Investor Note (Incorporated by reference to Exhibit 10.4 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
10.24	Form of Security Agreement, dated January 14, 2020 (Incorporated by reference to Exhibit 10.5 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
10.25
COVID-19 Stimulus Customer Agreement, dated May 1, 2020, by and between Wood & Huston Bank and RumbleOn, Inc. (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on May 7, 2020)

10.26
COVID-19 Stimulus Customer Agreement, dated May 1, 2020, by and between Wood & Huston Bank and Wholesale, Inc. (Incorporated by reference to Exhibit 10.2 in the Company’s Current Report on Form 8-K, filed on May 7, 2020)

10.27
COVID-19 Stimulus Customer Agreement, dated May 1, 2020, by and between Wood & Huston Bank and Wholesale Express, LLC. (Incorporated by reference to Exhibit 10.3 in the Company’s Current Report on Form 8-K, filed on May 7, 2020)

10.28	Paycheck Protection Program Note, dated May 1, 2020, executed by RumbleOn, Inc. (Incorporated by reference to Exhibit 10.4 in the Company’s Current Report on Form 8-K, filed on May 7, 2020)
10.29	Paycheck Protection Program Note, dated May 1, 2020, executed by Wholesale, Inc. (Incorporated by reference to Exhibit 10.5 in the Company’s Current Report on Form 8-K, filed on May 7, 2020)
10.30	Paycheck Protection Program Note, dated May 1, 2020, executed by Wholesale Express, LLC. (Incorporated by reference to Exhibit 10.6 in the Company’s Current Report on Form 8-K, filed on May 7, 2020)
21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 in the Company's Annual Report on 10-K, filed on May 29, 2020).
23.1	Consent of Grant Thornton LLP *
23.2	Consent of Scharf Pera & Co., PLLC *
23.3	Consent of Akerman LLP (included in Exhibit 5.1) *
23.4	Consent of Snell & Wilmer L.L.P. (included with Exhibit 5.2)*
24.1	Power of Attorney ( (included with signature page of this Form S-1).*
101.INS	XBRL Instance Document.
101.SCG	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF	XBRL Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Taxonomy Extension Label Linkbase.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

* Filed herewith.

(b)            Financial Statement Schedules

1.
The financial statements beginning on page F-1 are part of this registration statement.

2.
Financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.
Undertakings

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and that it has duly caused this Registration Statement to be filed on behalf of the undersigned, thereunto authorized, in the City of Irving, state of Texas, on the 15th day of June, 2020.

RumbleOn, Inc.

By:	/s/ Marshall Chesrown
Marshall Chesrown
Chief Executive Officer and Chairman

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marshall Chesrown and Steven R. Berrard and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marshall Chesrown	Chief Executive Officer and Chairman (Principal Executive Officer)	June 15, 2020
Marshall Chesrown
/s/ Steven R. Berrard	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 15, 2020
Steven R. Berrard

/s/ Denmar Dixon	Director	June 15, 2020
Denmar Dixon

/s/ Richard A. Gray, Jr.	Director	June 15, 2020
Richard A. Gray, Jr.

/s/ Kartik Kakarala	Director	June 15, 2020
Kartik Kakarala

/s/ Michael Marchlik	Director	June 15, 2020
Michael Marchlik

/s/ Kevin Westfall	Director	June 15, 2020
Kevin Westfall